   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 21, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           LIBERTY MEDIA CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                           4841                          84-1288730
 (State or other jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
      of incorporation or          Classification code number)          Identification No.)
         organization)

                            9197 SOUTH PEORIA STREET
                           ENGLEWOOD, COLORADO 80112
                                 (720) 875-5400
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                                                    Copy To:
            CHARLES Y. TANABE, ESQ.                        ROBERT W. MURRAY JR., ESQ.
           LIBERTY MEDIA CORPORATION                           BAKER BOTTS L.L.P.
           9197 SOUTH PEORIA STREET                           599 LEXINGTON AVENUE
           ENGLEWOOD, COLORADO 80112                      NEW YORK, NEW YORK 10022-6030
                (720) 875-5400                                   (212) 705-5000
    (Name, address, including zip code, and
telephone number, including area code, of agent
                 for service)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED              PROPOSED
                                            AMOUNT                 MAXIMUM               MAXIMUM
TITLE OF EACH CLASS OF SECURITIES           TO BE               OFFERING PRICE          AGGREGATE             AMOUNT OF
        TO BE REGISTERED                REGISTERED(1)            PER UNIT(2)        OFFERING PRICE(3)      REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Series A common stock, par value
  $1.00 per share.............       2,454,346,131 shares           $15.65           $38,410,516,000         $10,501,171
Series B common stock, par value
  $1.00 per share.............        212,045,288 shares            $16.95            $3,594,168,000
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated based upon 2,363,738,198 shares of AT&T's Class A Liberty Media Group tracking stock and 206,221,288 shares of AT&T's Class B Liberty Media Group tracking stock outstanding on December 31, 2000 and assuming the exercise of outstanding stock options exercisable at December 31, 2000, for 89,898,257 shares of AT&T's Class A Liberty Media Group tracking stock and 5,824,000 shares of AT&T's Class B Liberty Media Group tracking stock and warrants exercisable at December 31, 2000, for 709,676 shares of AT&T's Class A Liberty Media Group tracking stock.
(2) Based upon the average of the high and low prices reported for AT&T's Class A Liberty Media Group tracking stock and AT&T's Class B Liberty Media Group tracking stock, respectively, on the New York Stock Exchange on February 16, 2001.
(3) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(e).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

PROSPECTUS
                           LIBERTY MEDIA CORPORATION

                           SPLIT OFF FROM AT&T CORP.             LIBERTY LOGO

     We are currently a wholly owned subsidiary of AT&T Corp. This prospectus is being furnished in connection with our split off from AT&T. Our businesses and assets and those of our subsidiaries constitute substantially all of the businesses and assets of AT&T that are attributed to AT&T's Liberty Media Group, which was created in connection with AT&T's acquisition of our former parent company. At the time of the split off, AT&T will contribute to us all of the remaining businesses and assets attributed to AT&T's Liberty Media Group that are not currently held by us.

     AT&T is effecting the split off pursuant to the terms of its charter. AT&T's charter enables it to redeem all of the outstanding shares of its Liberty Media Group tracking stock, which is designed to reflect the economic performance of AT&T's Liberty Media Group, for shares of our common stock. The
redemption will be effective as of 5:00 p.m., New York City time, on           ,
2001, which we refer to as the redemption date.

     In the redemption, you will be entitled to receive:

     - one share of our Series A common stock in exchange for each share of AT&T's Class A Liberty Media Group tracking stock held by you on the redemption date; and

     - one share of our Series B common stock in exchange for each share of AT&T's Class B Liberty Media Group tracking stock held by you on the redemption date.

     Shortly after the redemption date, we will send to holders of AT&T's Liberty Media Group tracking stock written instructions for exchanging their shares for shares of our common stock.

     No stockholder approval of the split off is required, and none is being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

     There is currently no trading market for our common stock. We have been approved, subject to issuance, to list our Series A common stock and Series B
common stock on the           under the symbols "          " and "          ,"
respectively.

     IN REVIEWING THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 13.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     Please contact our information agent, D.F. King & Co., 77 Water Street, 20th Floor New York, New York 10005, [TELEPHONE NO., EMAIL], if you have any questions or inquiries with respect to the split off.

               The date of this prospectus is             , 2001.

                                   PROSPECTUS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
THE SPLIT OFF...............................................    8
RISK FACTORS................................................   13
DIVIDEND POLICY.............................................   18
CAPITALIZATION..............................................   19
SELECTED FINANCIAL INFORMATION..............................   20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   22
BUSINESS....................................................   44
RELATIONSHIP BETWEEN AT&T AND OUR COMPANY AFTER THE SPLIT
  OFF.......................................................   82
MANAGEMENT..................................................   87
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS........  103
OWNERSHIP OF OUR COMMON STOCK...............................  106
DESCRIPTION OF OUR CAPITAL STOCK............................  109
COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF AT&T AND OUR
  COMPANY...................................................  114
INDEMNIFICATION OF DIRECTORS AND OFFICERS...................  124
LEGAL MATTERS...............................................  125
EXPERTS.....................................................  125
WHERE TO FIND MORE INFORMATION..............................  126
INDEX TO FINANCIAL STATEMENTS...............................  F-1

                            ------------------------

     This prospectus is based on information provided by us and other sources that we believe to be reliable. This prospectus summarizes documents filed as exhibits to the registration statement of which this prospectus forms a part, and we refer you to them for a more complete understanding of what we discuss in this prospectus.

     This prospectus includes information concerning The News Corporation Limited, AOL Time Warner Inc., Gemstar-TV Guide International Inc., USA Networks, Inc., Sprint Corporation, Telewest Communications plc, Motorola Inc., Teligent Inc., Antec Corporation, UnitedGlobalCom., Inc. and IDT Corporation, among other public companies. All of these companies file reports and other information with the SEC in accordance with the requirements of the Securities Act and the Exchange Act. Information contained in this prospectus concerning those companies has been derived from the reports and other information filed by them with the SEC. We had no part in the preparation of those reports and other information, nor are they incorporated by reference in this prospectus. You may read and copy any reports and other information filed by those companies as set forth under "Where to Find More Information."

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.
                            ------------------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA421-B WITH THE STATE OF NEW HAMPSHIRE, NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT, NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR A QUALIFICATION OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE OR CAUSE TO BE MADE TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION TO THE CONTRARY WITH THE PROVISIONS OF THIS PARAGRAPH.

                                    SUMMARY

     The following is a summary of some of the information contained in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, including the risks of investing in our common stock discussed under "Risk Factors" and our consolidated financial statements and the notes thereto included in this prospectus.

     We describe in this prospectus all of the businesses currently attributed to AT&T's Liberty Media Group, including businesses that are not currently held by us but which AT&T will contribute to us immediately prior to the redemption date. Following the redemption date, we will be an independent public company, and AT&T will have no continuing stock ownership in us.

OUR COMPANY

     We are a leading media, entertainment and communications company with interests in a diverse group of public and private companies that are market leaders in their respective industries. Our subsidiaries and business affiliates are engaged in a broad range of programming, communications, technology and Internet businesses and have some of the most recognized and respected brands. These brands include Encore, STARZ!, Discovery, TV Guide, Fox, USA, QVC, AOL, CNN, TBS, Motorola and Sprint PCS.

     The media, entertainment and communications industries are currently undergoing tremendous changes due in part to the growth of new distribution technologies, led by the Internet and the implementation of digital compression. The growth in distribution technologies has, in turn, created strong demand for an ever increasing array of multimedia products and services. We are working with our subsidiaries and business affiliates to extend their established brands, quality content and networks across multiple distribution platforms to keep them at the forefront of these ongoing changes.

     The following table lists our principal subsidiaries and business affiliates and our direct equity interests or indirect attributed equity interests, based upon ownership of capital stock. Our direct or attributed equity interest in a particular company does not necessarily represent our voting interest in that company. Our indirect attributed interest is determined by multiplying our ownership interest in the holder of an equity interest by that equity holder's ownership interest in the listed subsidiary or business affiliate. The ownership percentages are approximate, calculated as of February 15, 2001, and, in the case of convertible securities we hold, assume conversion to common stock by us and, to the extent known by us, other holders. In some cases our interest is subject to buy/sell procedures, rights of first refusal or other obligations. See "Business."

                                                           ATTRIBUTED
SUBSIDIARY/BUSINESS AFFILIATE                              OWNERSHIP %
-----------------------------                              -----------
Starz Encore Group LLC..................................       100%
Liberty Digital, Inc. ..................................        92%
Discovery Communications, Inc. .........................        49%
QVC Inc. ...............................................        43%
Telewest Communications plc.............................        25%
Gemstar-TV Guide International, Inc. ...................        21%
Sprint PCS Group........................................        21%
USA Networks, Inc. .....................................        21%
The News Corporation Limited............................         8%
AOL Time Warner Inc. ...................................         4%
Motorola Inc. ..........................................         4%

     Our principal executive offices are located at 9197 South Peoria Street, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400.

RELATIONSHIP WITH AT&T CORP.

     We have been a wholly owned subsidiary of AT&T Corp. since March 9, 1999. On that date, AT&T acquired by merger our parent company, the former Tele-Communications, Inc. (TCI), which has since been converted to a limited liability company and renamed AT&T Broadband, LLC. As part of that merger, AT&T issued its Class A and Class B Liberty Media Group tracking stock, which is designed to reflect the economic performance of the businesses and assets of AT&T attributed to its "Liberty Media Group." We have been a member of AT&T's Liberty Media Group since the TCI merger, and our businesses and assets have constituted substantially all of the businesses and assets of AT&T's Liberty Media Group since the TCI merger. All of the remaining businesses and assets of AT&T's Liberty Media Group will be contributed to us by AT&T immediately prior to our split off from AT&T.

     We have had a substantial degree of managerial autonomy as a result of our corporate governance arrangements with AT&T. Our board of directors is controlled by persons designated by TCI prior to its acquisition by AT&T, and our management includes individuals who managed the businesses of Liberty Media Corporation prior to the TCI merger. We are party to agreements with AT&T which have provided us with a significant level of operational separation from AT&T, defined our rights and obligations as a member of AT&T's consolidated tax group and provided us with certain rights to distribute programming over AT&T's cable systems. In connection with the split off, we will amend and/or terminate portions of these agreements to give effect to our status as an independent public company.

BUSINESS STRATEGY

     Our business strategy is to maximize our value by (1) working with the management teams of our existing subsidiaries and business affiliates to grow their established businesses and create new businesses; and (2) identifying and executing strategic transactions that improve the value or optimize the efficiency of our assets. Key elements of our business strategy include the following:

     - Promoting the internal growth of our subsidiaries and business affiliates;

     - Maintaining significant involvement in governance;

     - Participating with experienced management and strategic partners;

     - Executing strategic transactions that optimize the efficiency of our assets; and

     - Participating in financial engineering transactions to optimize our financial structure.

THE SPLIT OFF

     Please see "The Split Off" for a more detailed description of the matters described below.

Company effecting split off.........     AT&T Corp.

Split off company...................     Liberty Media Corporation. Immediately
                                         prior to the redemption date, AT&T will
                                         contribute to us the remaining
                                         businesses and assets of AT&T's Liberty
                                         Media Group that are not currently held
                                         by us.

Redemption date.....................     The redemption date is 5:00 p.m., New
                                         York City time, on             , 2001.
                                         From and after the redemption date, all
                                         of your rights as a holder of AT&T's
                                         Liberty Media Group tracking stock
                                         shall cease, except for the right to
                                         receive shares of our common stock upon
                                         the surrender of your shares of AT&T's
                                         Liberty Media Group tracking stock.

Split off ratio.....................     Each share of AT&T's Class A Liberty
                                         Media Group tracking stock will be
                                         redeemed in exchange for one share of
                                         our Series A common stock, and each
                                         share of AT&T's Class B Liberty Media
                                         Group tracking stock will be redeemed
                                         in exchange for one share of our Series
                                         B common stock.

Exchange agent, transfer agent and
registrar for the shares............     [          ]

Surrendering shares.................     We will deliver or make available to
                                         all holders of AT&T's Liberty Media
                                         Group tracking stock, from and after
                                         the redemption date, a letter of
                                         transmittal with which to surrender
                                         their shares in the redemption in
                                         exchange for shares of the appropriate
                                         series of our common stock.

Our common stock....................     Our Series A and Series B common stock
                                         are identical in all respects, except
                                         that (1) our Series A common stock
                                         entitles its holder to one vote per
                                         share, (2) our Series B common stock
                                         entitles its holder to ten votes per
                                         share and (3) each share of our Series
                                         B common stock is convertible, at the
                                         option of the holder, into one share of
                                         our Series A common stock. Our Series A
                                         common stock is not convertible.

Shares to be outstanding following
split off...........................     Following the split off, the former
                                         holders of AT&T's Liberty Media Group
                                         tracking stock will hold all of the
                                         outstanding shares of our common stock.
                                         On the redemption date, there will be
                                         outstanding 2,363,738,198 shares of our
                                         Series A common stock and 206,221,288
                                         shares of our Series B common stock,
                                         based upon the number of shares of
                                         AT&T's Class A Liberty Media Group
                                         tracking stock and AT&T's Class B
                                         Liberty Media Group tracking stock
                                         outstanding on December 31, 2000, and
                                         assuming no exercise of outstanding
                                         stock options or warrants.

Federal income tax consequences of
the split off.......................     AT&T has applied for a private letter
                                         ruling from the Internal Revenue
                                         Service with regard to the U.S. federal
                                         income tax consequences of the split
                                         off to the effect that the split off
                                         will be treated as a tax-free exchange
                                         under Section 355 of the Internal
                                         Revenue Code of 1986, as amended.
                                         Receipt of the private letter ruling is
                                         a condition to the split off.

Stock exchange listing..............     There is currently no public market for
                                         our common stock. We have been
                                         approved, subject to issuance, to list
                                         our Series A common stock and Series B
                                         common stock on the           under the
                                         symbols "          " and "          ,"
                                         respectively.

Relationship between AT&T and us
after the split off.................     Following the split off, we will be an
                                         independent public company, and AT&T
                                         will have no continuing stock ownership
                                         in us. We entered into agreements with
                                         AT&T at the time of the TCI merger that
                                         provided us with a significant level of
                                         operational separation from AT&T,
                                         defined our rights and obligations as a
                                         member of AT&T's consolidated tax group
                                         and provided us with certain rights to
                                         distribute programming over AT&T's
                                         cable systems. In connection with the
                                         split off, we will amend and/or
                                         terminate portions of these agreements
                                         to give effect to our status as an
                                         independent public company. For a
                                         summary of the terms of our agreements
                                         with AT&T that will survive the split
                                         off, please see "Relationship Between
                                         AT&T and Our Company After the Split
                                         Off" beginning on page 82.

Post-split off dividend policy......     We do not anticipate paying any
                                         dividends on our common stock in the
                                         foreseeable future.

Anti-takeover effects...............     If we undergo a change of control prior
                                         to the second anniversary of the date
                                         of the split off, the split off may be
                                         disqualified as tax-free to AT&T. As a
                                         result, we may be obligated to
                                         indemnify AT&T for the resulting tax
                                         liabilities. See "The Split Off -- U.S.
                                         Federal Income Tax Consequences of the
                                         Split Off" for a description of this
                                         indemnity. This may discourage a change
                                         of control transaction during that
                                         period. In addition, some provisions of
                                         our restated certificate of
                                         incorporation and bylaws may have the
                                         effect of making more difficult an
                                         acquisition of control of our company
                                         in a transaction not approved by our
                                         board of directors.

Information Agent...................     D.F. King & Co. Questions regarding the
                                         split off may be directed to the
                                         information agent at the address
                                         specified on the cover of this
                                         prospectus.

Risk factors........................     You should carefully consider the
                                         matters discussed under "Risk Factors."

                                    [CHART]

SUMMARY HISTORICAL FINANCIAL INFORMATION

     In the table below, we provide you with selected historical consolidated financial data of Liberty Media Corporation. This selected historical consolidated financial data includes the effect of certain other subsidiaries and assets of AT&T that are attributed to AT&T's Liberty Media Group but not currently held by us (we refer to these assets as the contributed assets). We derived the historical consolidated financial data from our consolidated financial statements (which have been restated to include the effects of the contributed assets) included elsewhere in this prospectus.

     Immediately prior to the split off, AT&T will contribute the contributed assets to Liberty Media Corporation. These assets have thus far been attributed to AT&T's Liberty Media Group and consist primarily of the following:

     - a preferred stock interest and common stock warrants in ICG Communications, Inc., a competitive local exchange telephone company;

     - an approximate 34% common equity interest in Teligent, Inc., a full service facilities-based communications company; and

     - an approximate 8% indirect common equity interest in Liberty Digital, Inc., one of our consolidated subsidiaries.

     The contributions are being accounted for in a manner similar to a pooling of interests and, accordingly, the financial statements of Liberty Media Corporation for periods prior to the contributions have been restated to include the financial position and results of operations of the contributed assets from the dates of their acquisition by AT&T.

     We have been a wholly owned subsidiary of TCI since August 1994. On March 9, 1999, AT&T acquired TCI in a merger transaction. For financial reporting purposes, the merger of AT&T and TCI is deemed to have occurred on March 1, 1999. In connection with the merger, the assets and liabilities of Liberty were adjusted to their respective fair values pursuant to the purchase method of accounting. For periods prior to March 1, 1999, the assets and liabilities of Liberty and the related consolidated results of operations are referred to below as "Old Liberty," and for periods subsequent to February 28, 1999, the assets and liabilities of Liberty and the related consolidated results of operations are referred to as "New Liberty." In connection with the merger, TCI effected an internal restructuring as a result of which certain net assets and approximately $5.5 billion in cash were contributed to us.

     The financial data presented below is not necessarily comparable from period to period as a result of several transactions, including acquisitions and dispositions of consolidated subsidiaries. For this and other reasons, you should read the selected historical financial data provided below in conjunction with our consolidated financial statements and accompanying notes beginning on page F-1 and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 22.

                                           NEW LIBERTY                              OLD LIBERTY
                           --------------------------------------------   -------------------------------
                            NINE MONTHS    SEVEN MONTHS     TEN MONTHS     TWO MONTHS       YEAR ENDED
                               ENDED           ENDED          ENDED          ENDED         DECEMBER 31,
                           SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   FEBRUARY 28,   ----------------
                               2000            1999            1999           1999        1998      1997
                           -------------   -------------   ------------   ------------   -------   ------
                                          (IN MILLIONS)                            (IN MILLIONS)
OPERATING DATA:
Revenue..................     $ 1,053         $   506        $   729        $   235      $ 1,359   $1,225
Operating income
  (loss).................         131            (728)        (2,214)          (158)        (431)    (260)
Interest expense.........        (276)            (87)          (287)           (25)        (104)     (40)
Share of losses of
  affiliates, net........      (1,284)           (597)          (904)           (66)      (1,002)    (785)
Gain on dispositions,
  net....................       7,447              10              4             14        2,449      406
Net income (loss)........       2,962            (817)        (2,021)           (70)         622     (470)
BALANCE SHEET DATA (AT
  PERIOD END):
Cash and cash
  equivalents............     $ 1,223         $   499        $ 1,714        $    31      $   228   $  100
Short-term investments...         461           2,949            378            125          159      248
Investments in
  affiliates.............      20,679          15,939         15,922          3,971        3,079    2,359
Investment in Time Warner
  Inc. ..................       8,842           6,968          8,202          7,361        7,083    3,538
Investment in Sprint
  Corporation............       7,580           7,616         10,186          3,381        2,446       --
Total assets.............      61,848          50,822         58,658         16,886       15,783    7,735
Debt including current
  portion................       5,869           2,194          3,277          2,087        2,096      785
Stockholder's equity.....      39,266          35,463         38,435          9,449        9,230    4,721

                                 THE SPLIT OFF

GENERAL

     Under the terms of AT&T's charter, the AT&T board of directors may redeem, on a pro rata basis, all of the outstanding shares of AT&T's Class A Liberty Media Group tracking stock and AT&T's Class B Liberty Media Group tracking stock for all of the outstanding shares owned by AT&T of one or more subsidiaries that hold all of the assets and liabilities attributed to AT&T's Liberty Media Group (and hold no other material assets or liabilities). AT&T's board of directors and its capital stock committee have determined to exercise AT&T's right under its charter to redeem all outstanding shares of AT&T's Liberty Media Group tracking stock for shares of our common stock. Immediately prior to the redemption date, AT&T will contribute to us all of the remaining assets and liabilities attributed to AT&T's Liberty Media Group that are not currently held by us.

THE REDEMPTION; EXCHANGE RATIO

     The redemption date is scheduled to occur at 5:00 p.m., New York City time,
on             , 2001. On the redemption date, each share of AT&T's Class A
Liberty Media Group tracking stock will be redeemed for one share of our Series A common stock, and each share of AT&T's Class B Liberty Media Group tracking stock will be redeemed for one share of our Series B common stock. NO VOTE IS REQUIRED OR SOUGHT IN CONNECTION WITH THE SPLIT OFF, AND HOLDERS OF AT&T'S LIBERTY MEDIA GROUP TRACKING STOCK HAVE NO APPRAISAL RIGHTS IN CONNECTION WITH THE SPLIT OFF.

     From and after the redemption date, all of your rights as a holder of AT&T's Liberty Media Group tracking stock shall cease, except for the right, upon the surrender to the exchange agent of your shares of AT&T's Liberty Media Group tracking stock, to receive shares of our common stock of a corresponding series. We will deliver or make available to all holders of AT&T's Liberty Media Group tracking stock, from and after the redemption date, a letter of transmittal with which to surrender their shares in the redemption in exchange for shares of the appropriate series of our common stock.

     In addition, each option to purchase shares of AT&T's Class A or Class B Liberty Media Group tracking stock issued under employee stock incentive plans and outstanding on the redemption date will be converted into a similar option to purchase shares of our common stock of a corresponding series. Each outstanding warrant to purchase shares of AT&T's Class A Liberty Media Group tracking stock will be converted into a similar warrant to purchase shares of our Series A common stock at the same exercise price.

REASONS FOR THE SPLIT OFF

     On November 15, 2000, AT&T announced that its board of directors had voted to exercise AT&T's right under its charter to split off its Liberty Media Group. AT&T has cited the following business reasons in making this determination:

     The Split Off Will Satisfy, in Substantial Part, a Condition of the FCC's Approval of AT&T's Acquisition of MediaOne Group, Inc. In June 2000, the Federal Communications Commission gave its conditional approval to AT&T's acquisition of MediaOne Group, Inc. At the time of its acquisition by AT&T, MediaOne was one of the largest cable television providers in the United States, with approximately 5 million subscribers to its basic cable service. In reviewing the MediaOne acquisition, the FCC determined that the acquisition would violate the FCC's cable ownership and attribution rules, which became effective on May 19, 2000 after the statute authorizing those rules was upheld by an appellate court. Those rules prohibit a single cable company from serving more than 30 percent of the nation's multichannel video programming distribution
(MVPD) subscribers, who are served primarily by cable television and direct broadcast satellite services. The FCC concluded that the combined AT&T/MediaOne would serve 41.8% of the nation's MVPD subscribers. This conclusion was reached, in part, as a result of AT&T's 25.5% limited partnership interest in Time Warner Entertainment Company, L.P., which we refer to as TWE. TWE owns and operates substantially all of the businesses of Warner Bros., Home Box Office
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

and the cable television businesses owned and operated by Time Warner Inc. at the time of TWE's formation in 1992. While AT&T's limited partnership interest itself would not cause TWE's cable subscribers to be attributed to AT&T, the FCC found that, under its cable ownership and attribution rules, those subscribers are attributed to AT&T because TWE purchases programming from us.

     Under the terms of a Memorandum and Order adopted by the FCC, the FCC conditioned its approval of AT&T's acquisition of MediaOne on AT&T reducing its MVPD subscribers to a compliant level through one of the following methods: (1) divesting its 25.5% interest in TWE; (2) insulating its ownership interest in TWE by shedding its attributable interests in entities that sell programming to TWE, which would require the disposition of Liberty and the disposition or restructuring by AT&T of other attributable interests in programmers; or (3) disposing of direct interests in cable systems serving at least 9.7 million subscribers, or 4.7 million subscribers more than the 5 million subscribers acquired by AT&T in the MediaOne acquisition. Divesting a number of directly owned cable systems sufficient to bring AT&T's attributable subscribers to compliant levels was deemed unacceptable to AT&T as it would deny AT&T the benefits it sought to obtain when it acquired TCI and MediaOne. Although AT&T pursued and continues to pursue negotiations regarding the divestiture of its interest in TWE, AT&T did not receive the necessary cooperation of AOL Time Warner by the December 15, 2000 deadline set by the FCC. Accordingly, AT&T notified the FCC on December 15, 2000, that it intended to dispose of us in the split off and either dispose of or restructure its attributable interests in other programmers in compliance with the requirements of the FCC's Memorandum and Order.

     The Split Off Will Alleviate Regulatory Burdens. The split off will also alleviate a host of regulatory burdens and strategic conflicts between AT&T and us that are likely to grow for as long as our affiliation with AT&T continues. The application of the FCC's new cable ownership and attribution rules imposes serious limitations on the ability of AT&T and us to realize our respective economic potentials. For example, the FCC's new rules hinder AT&T in its ability to expand its base of cable subscribers and us in our ability to increase business opportunities for our programming assets. Furthermore, even if we and AT&T were ultimately permitted to pursue our respective business plans, the heightened regulatory scrutiny resulting from our affiliation would continue to impose delays and impediments to rapid execution of business strategies and acquisitions. The split off will free AT&T from, and substantially lessen for us, these increasing limitations, impediments and delays and will enable AT&T and us each to pursue transactions that would be difficult, if not impossible, to pursue if we and AT&T remained together.

     The Split Off Is Expected to Enhance Our Debt Raising Ability. The split off is expected to enable us to raise capital at lower rates. In order to enhance our programming breadth and to remain competitive in our core businesses, we need capital not only to fund current operations but also to make acquisitions, increase our interests in existing ventures and acquire interests in new ventures. Our ability to issue publicly traded debt and to establish credit facilities with banks, in each case on reasonable commercial terms and within a short time frame, is critical to our business. We believe that our affiliation with AT&T has negatively affected our ability to borrow funds in both the public and the private debt markets at a cost commensurate with our industry peers. Our ability to incur debt may also be constrained by contractual arrangements with AT&T. These contractual constraints are based, in part, upon the trading price of AT&T's Liberty Media Group tracking stock, which has recently declined. Accordingly, the split off will likely improve our ability to borrow and raise debt capital from lenders at lower rates and on more favorable terms.

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

     The Split Off Will Enable Us To More Efficiently Use Stock As Acquisition Currency. The split off will enable us to use our own stock as currency in acquiring, merging or partnering with other companies. Since the TCI merger, we have funded our strategic investments with shares of AT&T's Liberty Media Group tracking stock and cash. However, AT&T's Liberty Media Group tracking stock has generally traded at a discount compared to the fair market value of AT&T's Liberty Media Group assets, in part due to market perceptions about tracking stocks generally. Following the split off, it is expected that:

     - our growth prospects will be enhanced by the removal of the regulatory restrictions discussed above;

     - our market value will no longer be subject to any tracking stock discount imposed by the marketplace; and

     - we will likely become a candidate for inclusion in a Standard & Poor's index which should generate incremental demand for our common stock from funds that, directly or indirectly, base their investment decisions on whether or not a company is included in such an index.

While we cannot assure you of the future trading price of our common stock, our complete separation from AT&T is expected to enable us to raise more funds per share in an equity offering and receive greater value per share in an acquisition transaction.

SURRENDER OF SHARES OF AT&T'S LIBERTY MEDIA GROUP TRACKING STOCK

     We will deliver to the holders of record of shares of AT&T's Liberty Media Group tracking stock on the redemption date a letter of transmittal containing written instructions for exchanging their shares for shares of our common stock. From and after the redemption date, letters of transmittal will also be available from the information agent.

     Pursuant to AT&T's charter, from and after the redemption date, all rights of a holder of shares of AT&T's Liberty Media Group tracking stock shall cease, except for the right to receive shares of our common stock in exchange therefor. For example, a holder of shares of AT&T's Liberty Media Group tracking stock that does not surrender those shares for redemption following the redemption date shall not be entitled to receive dividends or distributions paid on our common stock until he surrenders his shares of AT&T's Liberty Media Group tracking stock for redemption to the exchange agent. From and after the redemption date, we and AT&T will be entitled to treat outstanding shares of AT&T's Liberty Media Group tracking stock that have not been surrendered for redemption as shares of our common stock for all relevant purposes.

     SHARES OF AT&T'S LIBERTY MEDIA GROUP TRACKING STOCK MAY BE NOT BE SURRENDERED FOR REDEMPTION PRIOR TO THE REDEMPTION DATE.

  Information Agent

     D.F. King & Co. has been appointed as the information agent for the split off. Questions and requests for assistance and requests for additional copies of this prospectus should be directed to the information agent at the address set forth on the cover of this prospectus. Shares should not be surrendered to the information agent.

  Transfer Taxes

     Holders who surrender their shares in the redemption will not be obligated to pay any transfer taxes in connection with the split off.

RESULTS OF THE SPLIT OFF

     Upon consummation of the split off, we will be an independent public company owning and operating all of the businesses currently attributed to AT&T's Liberty Media Group. See "Business" for a discussion of those businesses. Immediately after the split off, we expect to have over 7,000 holders of record of

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

shares of our common stock and approximately 2.6 billion shares of our common stock outstanding, based upon the number of record holders and outstanding shares of AT&T's Liberty Media Group tracking stock on December 31, 2000, and assuming no exercise of outstanding stock options or warrants. The actual number of shares of our common stock to be distributed will be determined on the redemption date.

     For information regarding options to purchase our common stock that will be outstanding after the split off, see "Management."

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPLIT OFF

     The following discussion summarizes those U.S. federal income tax consequences resulting from the split off that materially affect AT&T and the holders of AT&T's Liberty Media Group tracking stock. This discussion is based upon currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to AT&T or the holders of AT&T's Liberty Media Group tracking stock as described in this prospectus.

     Holders of AT&T's Liberty Media Group tracking stock should be aware that this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons. In addition, the following discussion does not address the tax consequences of the split off under U.S. state or local and non-U.S. tax laws or the tax consequences of transactions effectuated prior to or after the split off (whether or not such transactions are undertaken in connection with the split off). ACCORDINGLY, HOLDERS OF AT&T'S LIBERTY MEDIA GROUP TRACKING STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE SPLIT OFF TO THEM.

     AT&T has applied for a private letter ruling from the Internal Revenue Service with regard to the U.S. federal income tax consequences of the split off to the effect that the split off will be treated as a tax-free exchange under
Section 355 of the Code and that, accordingly, for U.S. federal income tax purposes:

     - no gain or loss will be recognized by AT&T upon the exchange of our common stock for AT&T's Liberty Media Group tracking stock pursuant to the split off;

     - no gain or loss will be recognized by, and no amount will be included in the income of, a holder of AT&T's Liberty Media Group tracking stock upon the receipt of our common stock in exchange for AT&T's Liberty Media Group tracking stock pursuant to the split off;

     - the basis of our common stock in the hands of the former holders of AT&T's Liberty Media Group tracking stock immediately after the split off will be the same as the basis of their shares of AT&T's Liberty Media Group tracking stock immediately before the split off; and

     - the holding period of our common stock received in the split off will include the holding period of AT&T's Liberty Media Group tracking stock exchanged therefor, provided that the shares of AT&T's Liberty Media Group tracking stock were held as a capital asset on the date of the split off.

     Although the ruling relating to the qualification of the split off as a tax-free transaction, if issued, would be generally binding on the IRS, the continuing validity of the ruling would be subject to factual representations and assumptions, including the representation that AT&T's Liberty Media Group tracking stock is stock of AT&T and not of Liberty. If any such factual representations or assumptions are incorrect or untrue in any material respect, the ruling may be invalidated. We and AT&T are not aware of any facts or circumstances that would cause such representations and assumptions to be incorrect or untrue in any material respect. Nevertheless, if AT&T consummates the split off and the split off is held to be taxable, both AT&T and the holders of AT&T's Liberty Media Group tracking stock would in all probability incur material tax liabilities. Under the tax sharing agreement between AT&T and us, we may be required to
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

indemnify AT&T for certain tax liabilities that would be recognized by AT&T if the split off were taxable. Please see "Relationship Between AT&T and Our Company After the Split off -- Tax Sharing Agreement" for a more detailed discussion of the tax sharing agreement between AT&T and us.

     Even if the split off otherwise qualifies for tax-free treatment under
Section 355 of the Code, it may be disqualified as tax-free to AT&T under
Section 355(e) of the Code if 50% or more of either the total combined voting power or the total fair market value of our stock or the stock of AT&T is acquired as part of a plan or series of related transactions that include the split off. For this purpose, any acquisitions of our stock or AT&T's stock within two years before or after the split off (excluding the TCI merger) are presumed to be part of such a plan, although we or AT&T may be able to rebut that presumption. If such an acquisition of our stock or AT&T's stock triggers the application of Section 355(e), AT&T would recognize taxable gain, but the split off would generally be tax-free to each former holder of AT&T's Liberty Media Group tracking stock. Under the tax sharing agreement between AT&T and us, we may be required to indemnify AT&T for certain tax liabilities that are triggered by an acquisition of our stock. Please see "Relationship Between AT&T and Our Company After the Split Off -- Tax Sharing Agreement" for a more detailed discussion of the tax sharing agreement between AT&T and us.

     U.S. Treasury regulations require each former holder of AT&T's Liberty Media Group tracking stock that receives shares of our stock in the split off to attach to the stockholder's U.S. Federal income tax return for the year in which such stock is received a detailed statement setting forth such data as may be appropriate to show the applicability of Section 355 of the Code to the redemption. Within a reasonable period of time after the split off, AT&T will provide the former holders of AT&T's Liberty Media Group tracking stock who receive our common stock pursuant to the split off with the information necessary to comply with such requirement.

LISTING AND TRADING OF OUR COMMON STOCK

     There is currently no public market for our common stock. We have been approved, subject to issuance, to list our Series A common stock and Series B
common stock on the           under the symbols "          " and "          ,"
respectively.

     We cannot assure you as to the price at which our common stock will trade. The trading prices of our common stock after the split off may be less than, equal to or greater than the trading price of AT&T's Liberty Media Group tracking stock prior to the split off.

     Shares of our common stock issued in redemption of AT&T's Liberty Media Group tracking stock will be freely transferable, except for shares received by people who may have a special relationship or affiliation with us. People who may be considered our affiliates after the split off generally include individuals or entities that control, are controlled by, or are under common control with us. This may include some or all of our officers and directors. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as exemptions afforded by Section 4(2) of the Securities Act or Rule 144 thereunder.

REASON FOR FURNISHING THIS PROSPECTUS

     We are furnishing this prospectus solely to provide information to holders of AT&T's Liberty Media Group tracking stock whose shares will be redeemed for shares of our common stock in the split off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities or those of AT&T. The information contained in this prospectus is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and we will not update the information except in the normal course of our public disclosure obligations and practices.

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

                                  RISK FACTORS

FACTORS RELATING TO OUR SPLIT OFF FROM AT&T

     If the contribution and the split off do not qualify for tax-free treatment, holders of AT&T's Liberty Media Group tracking stock could incur significant tax liabilities, and we could incur a significant payment obligation to AT&T under the tax sharing agreement. It is a requirement of AT&T's charter that the split off be tax-free to the holders of AT&T's Liberty Media Group tracking stock. AT&T has applied for a private letter ruling from the Internal Revenue Service to the effect that, among other things, the contribution to us of AT&T's equity interests in the entities currently attributed to AT&T's Liberty Media Group but not currently held by us and the distribution of our common stock in the split off will not be taxable to holders of AT&T's Liberty Media Group tracking stock or AT&T. Receipt of the private letter ruling is a condition to the split off. The private letter ruling, if issued, would be subject to the accuracy of certain factual representations made by AT&T and us as of the consummation of the split off. If it is subsequently determined, for whatever reason, that the contribution or the split off did not qualify for tax-free treatment, holders of AT&T's Liberty Media Group tracking stock receiving our common stock in the split off and/or AT&T could incur significant tax liabilities. For a more complete discussion of the tax ruling and the tax consequences if the contribution and the split off are not tax-free, please see "The Split Off -- U.S. Federal Income Tax Consequences of the Split Off."

     If the contribution and the split off do not qualify for tax-free treatment to AT&T, we may be required to indemnify and pay AT&T under our tax sharing agreement with AT&T for certain tax liabilities incurred by AT&T with respect to the contribution and the split off. For a more complete discussion of the allocation of taxes and liabilities between us and AT&T under the tax sharing agreement after the split off, please see "Relationship Between AT&T and Our Company After the Split Off -- Tax Sharing Agreement."

     Because there has not been any public market for our common stock, you may not be able to sell your shares, following the split off, at or above the market price of AT&T's Liberty Media Group tracking stock prior to the split off. Although AT&T's Liberty Media Group tracking stock has been publicly traded since the TCI merger, there is no public market for our common stock. Because, among other things, our common stock will be a security of Liberty, rather than a security of AT&T, there can be no assurance that the public market for our common stock will be similar to the public market for AT&T's Liberty Media Group tracking stock. Ultimately, the value of each share of our common stock will be principally determined in the trading markets and could be influenced by many factors, including our operations, the growth and expansion of our businesses, investors' expectations of our prospects, our credit worthiness, trends and uncertainties affecting the industries in which we or our affiliates compete, future issuances and repurchases of our common stock and general economic and other conditions. The trading value of our common stock could be higher or lower than the trading value of AT&T's Liberty Media Group tracking stock, and we are unable to estimate whether such difference, whether favorable or unfavorable, will be material to the holders of our common stock.

FACTORS RELATING TO LIBERTY

     We depend on a limited number of potential customers for carriage of our programming services. The cable television and direct-to-home satellite industries are currently undergoing a period of consolidation. As a result, the number of potential buyers of our programming services and those of our business affiliates is decreasing. AT&T's cable television subsidiaries and affiliates, which as a group comprise one of the two largest operators of cable television systems in the United States, are collectively the largest single customer of our programming companies. With respect to some of our programming services and those of our business affiliates, this is the case by a significant margin. The existing agreements between AT&T's cable television subsidiaries and affiliates and the program suppliers owned or affiliated with us were entered into prior to the TCI merger. There can be no assurance that our owned and affiliated program suppliers will be able to negotiate renewal agreements with AT&T's cable television subsidiaries and affiliates. Although AT&T has agreed to extend any existing affiliation agreement of ours
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

and our affiliates that expires on or before March 9, 2004 to a date not before March 9, 2009, that agreement is conditioned on mutual most favored nation terms being offered and the arrangements being consistent with industry practice. For more information about our relationship with AT&T, see "Relationship Between AT&T and Our Company After the Split Off."

     The liquidity and value of our interests in our business affiliates may be adversely affected by stockholders agreements and similar agreements to which we are a party. A significant portion of the equity securities we own is held pursuant to stockholder agreements, partnership agreements and other instruments and agreements that contain provisions that affect the liquidity, and therefore the realizable value, of those securities. Most of these agreements subject the transfer of the stock, partnership or other interests constituting the equity security to consent rights or rights of first refusal of the other stockholders or partners. In certain cases, a change in control of our company or of the subsidiary holding our equity interest will give rise to rights or remedies exercisable by other stockholders or partners, such as a right to initiate or require the initiation of buy/sell procedures. The split off is not a change of control event for these purposes. Some of our subsidiaries and business affiliates are parties to loan agreements that restrict changes in ownership of the borrower without the consent of the lenders. All of these provisions will restrict our ability to sell those equity securities and may adversely affect the price at which those securities may be sold. For example, in the event buy/sell procedures are initiated at a time when we are not in a financial position to buy the initiating party's interest, we could be forced to sell our interest at a price based upon the value established by the initiating party, and that price might be significantly less than what we might otherwise obtain.

     We do not have the right to manage our business affiliates, which means we cannot cause those affiliates to operate in a manner that is favorable to us. We do not have the right to manage the businesses or affairs of any of our business affiliates in which we have less than a majority voting interest. Rather, our rights may take the form of representation on the board of directors or a partners' or similar committee that supervises management or possession of veto rights over significant or extraordinary actions. The scope of our veto rights varies from agreement to agreement. Although our board representation and veto rights may enable us to exercise influence over the management or policies of an affiliate and enable us to prevent the sale of assets by a business affiliate in which we own less than a majority voting interest or prevent it from paying dividends or making distributions to its stockholders or partners, they do not enable us to cause these actions to be taken.

     Our business is subject to risks of adverse government regulation. In the United States, the Federal Communications Commission regulates the providers of satellite communications services and facilities for the transmission of programming services, the cable television systems that carry such services, and, to some extent, the availability of the programming services themselves through its regulation of program licensing. Cable television systems and other forms of video distribution in the United States are also regulated by municipalities or other state and local government authorities. Cable television companies are currently subject to federal rate regulation on the provision of basic service, and continued rate regulation or other franchise conditions could place downward pressure on the fees cable television companies are willing or able to pay for programming services in which we have interests. Regulatory carriage requirements also could adversely affect the number of channels available to carry the programming services in which we have an interest.

     The regulation of programming services, cable television systems, satellite carriers and television stations is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that our business will not be adversely affected by future legislation, new regulation or deregulation. See "Business -- Regulatory Matters."

     In addition, substantially every foreign country in which we have, or may in the future make, an investment regulates, in varying degrees, the distribution and content of programming services and foreign investment in programming companies and wireline and wireless cable communications, satellite, telephony and Internet services. Regulations or laws that exist at the time we make an investment in a subsidiary or business affiliate may subsequently change, and there can be no assurance that material and adverse

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

changes in the regulation of the services provided by our foreign subsidiaries and business affiliates will not occur in the future. Regulation can take the form of price controls, service requirements and programming and other content restrictions, among others. Moreover, some countries where we have or may in the future acquire interests in a cable television operator do not issue exclusive licenses or franchises to provide multi-channel television services within a geographic area, and in those instances we may be adversely affected by an overbuild by one or more competing cable operators. In certain countries where multi-channel television is less developed, there is minimal regulation of cable television and other forms of video distribution, and, hence, the protections of the distributor's investment available in the United States and other countries (such as rights to renewal of licenses, franchises and pole attachment) may not be available in these countries.

     The Internet companies in which we have interests are subject, both directly and indirectly, to various laws and governmental regulations relating to their respective businesses. Due to the increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations may be adopted with respect to commercial online services and the Internet. The adoption of such laws or regulations in the future may decrease the growth of such services and the Internet, which could in turn decrease the demand for the services and products of the Internet companies in which we have interests and increase such companies' costs of doing business or otherwise have an adverse effect on their businesses, operating results and financial conditions.

     We could be unable in the future to obtain cash in amounts sufficient to service our financial obligations. Our ability to meet our financial obligations depends upon our ability to access cash. We are a holding company, and our sources of cash include our available cash balances, net cash from the operating activities of our wholly owned subsidiaries, dividends and interest from our investments, availability under credit facilities and proceeds from asset sales.

     We obtained from one of our subsidiaries net cash of $6 million in calendar year 1999 and $5 million in calendar year 1998. We did not obtain cash, in the form of dividends, loans, advances or otherwise, from any of our other operating subsidiaries during those periods or from any of our subsidiaries during the first nine months of 2000. The ability of our operating subsidiaries to pay dividends or to make other payments or advances to us depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject. Some of our subsidiaries are subject to loan agreements that restrict sales of assets and prohibit or limit the payment of dividends or the making of distributions, loans or advances to stockholders and partners.

     We generally do not receive cash, in the form of dividends, loans, advances or otherwise, from our business affiliates. In this regard, we do not have sufficient voting control over most of our business affiliates to cause those companies to pay dividends or make other payments or advances to their partners or stockholders (including us).

     We may make significant capital contributions and loans to our subsidiaries and business affiliates to cover operating losses and fund development and growth, which could limit the amount of cash available to pay our own financial obligations or to make acquisitions or investments. The development of video programming, communications, technology and Internet businesses involves substantial costs and capital expenditures. As a result, many of our business affiliates have incurred operating and net losses to date and are expected to continue to incur significant losses for the foreseeable future. Our results of operations include our, and our consolidated subsidiaries', share of the net losses of their affiliates. The share of net losses amounted to $1,284 million for the first nine months of 2000, $970 million for calendar year 1999 and $1,002 million for calendar year 1998.

     We may make significant capital contributions and loans to our existing and future subsidiaries and business affiliates to help cover their operating losses and fund the development and growth of their respective businesses and assets. We have assisted, and may in the future assist, our subsidiaries and business affiliates in their financing activities by guaranteeing bank and other financial obligations. At September 30, 2000, we had guaranteed various loans, notes payable, letters of credit and other obligations of certain of our subsidiaries and business affiliates totaling approximately $1,915 million.
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

     To the extent we make loans and capital contributions to our subsidiaries and business affiliates or we are required to expend cash due to a default by a subsidiary or business affiliate of any obligation we guarantee, there will be that much less cash available to us with which to pay our own financial obligations or make acquisitions or investments.

     If we fail to meet required capital calls to a subsidiary or business affiliate, we could be forced to sell our interest in that company, our interest in that company could be diluted or we could forfeit important rights. We are parties to stockholder and partnership agreements that provide for possible capital calls on stockholders and partners. Our failure to meet a capital call, or other commitment to provide capital or loans to a particular company, may have adverse consequences to us. These consequences may include, among others, the dilution of our equity interest in that company, the forfeiture of our right to vote or exercise other rights, the right of the other stockholders or partners to force us to sell our interest at less than fair value, the forced dissolution of the company to which we have made the commitment or, in some instances, a breach of contract action for damages against us. Our ability to meet capital calls or other capital or loan commitments is subject to our ability to access cash. See "-- We could be unable in the future to obtain cash in amounts sufficient to service our financial obligations" above.

     Our operations are subject to constraints imposed by the Investment Company Act. Our operations are primarily conducted through subsidiaries and business affiliates, and certain of our investments in those companies have been made with strategic partners where we have a less than 50% voting interest. Under the Investment Company Act of 1940, a company that is deemed to be an "investment company," and which is not exempt from the provisions of the Investment Company Act, is required to register as an investment company under the Investment Company Act. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.

     Our current holdings in our subsidiaries and business affiliates are such that we are not an "investment company" required to register under the Investment Company Act, and we intend to continue to conduct our business in a manner designed to avoid becoming subject to regulation under the Investment Company Act. To avoid regulation under the Investment Company Act, our operations are to an extent limited by concerns that we acquire investments in companies that assure to us majority ownership or primary control of a magnitude sufficient to cause us not to fall within the definition of an investment company. These considerations could require us to dispose of otherwise desirable assets at disadvantageous prices, structure transactions in a manner that assures we have a majority interest or primary control, irrespective of whether such a structure is the one that is most desirable, or avoid otherwise economically desirable transactions, including the addition of strategic partners in our current majority-owned subsidiaries and business affiliates that we primarily control. In addition, events beyond our control, including significant appreciation or depreciation in the market value of certain of our publicly traded holdings, could result in our becoming an inadvertent investment company. If we were to become an inadvertent investment company, we would have one year to divest of a sufficient amount of investment securities and/or acquire other assets sufficient to cause us to no longer be an investment company subject to registration under the Investment Company Act.

     If it were established that we are an unregistered investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

     It may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders. Certain provisions of our restated certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions include the following:

     - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

     - classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

     - limiting who may call special meetings of stockholders;

     - prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders; and

     - establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

     Section 203 of the Delaware General Corporation Law and any stock option plan relating to our common stock may also discourage, delay or prevent a change in control of our company.

     Our stock price may decline significantly because of stock market fluctuations that affect the prices of the companies in which we invest. The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of common stock of Internet and other technology companies. We have investments in many Internet and technology companies. If market fluctuations cause the stock price of these companies to decline, our stock price may decline.

     This prospectus contains forward looking statements concerning future events that are subject to risks, uncertainties and assumptions. Certain statements made in this prospectus under the captions entitled "Summary," "The Split Off," "Risk Factors," "Business" and "Management's Discussions and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events. When used in this prospectus, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to risks, uncertainties and assumptions about us and our subsidiaries and business affiliates, including, among other things, the following:

     - general economic and business conditions and industry trends;

     - the continued strength of the industries in which we are involved;

     - uncertainties inherent in our proposed business strategies;

     - our future financial performance, including availability, terms and deployment of capital;

     - availability of qualified personnel;

     - changes in, or our failure or inability to comply with, government regulations and adverse outcomes from regulatory proceedings;

     - changes in the nature of key strategic relationships with partners and business affiliates;

     - rapid technological changes;

     - our inability to obtain regulatory or other necessary approvals of any strategic transactions; and

     - social, political and economic situations in foreign countries where we do business.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. In light of these risks, uncertainties and other assumptions, the forward-looking events discussed in this prospectus might not occur.

                                DIVIDEND POLICY

     We do not anticipate paying any dividends on our common stock in the foreseeable future because we expect to retain our future earnings for use in the operation and expansion of our business. Our payment and amount of dividends, however, will be subject to the discretion of our board of directors and will depend, among other things, upon our results of operations, financial condition, cash requirements, future prospects and other factors which may be considered relevant by our board of directors.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of September 30, 2000, assuming that the split off occurred on that date. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                                       AS OF
                                                                SEPTEMBER 30, 2000
                                                               ---------------------
                                                               (UNAUDITED -- DOLLARS
                                                                   IN MILLIONS)
Cash and cash equivalents...................................          $ 1,223
Short-term investments......................................              461
Cash collateral under securities lending agreement(a).......              208
                                                                      -------
                                                                        1,892
                                                                      =======
Long-term debt (including current portion):
  Bank credit facilities....................................            1,101
  Other debt................................................               93
  7 7/8% Senior Notes due 2009..............................              741
  8 1/2% Senior Debentures due 2029.........................              494
  4% Senior Exchangeable Debentures due 2029................              869
  8 1/4% Senior Debentures due 2030.........................              992
  3 3/4% Senior Exchangeable Debentures due 2030............              810
  Senior notes of subsidiary................................              174
  Obligations under securities lending agreement............              595
                                                                      -------
          Total debt........................................            5,869
Stockholder's equity:
  Common stock(b)...........................................               --
  Additional paid-in capital................................           35,144
  Accumulated other comprehensive earnings, net of taxes....            3,060
  Retained earnings (deficit)...............................              941
                                                                      -------
                                                                       39,145
  Due to related parties....................................              121
                                                                      -------
          Total stockholder's equity........................           39,266
                                                                      -------
          Total capitalization..............................          $45,135
                                                                      =======

---------------
(a) The cash collateral under securities lending agreement is maintained in a collateral account for our benefit by a third party. On September 30, 2000, we could have drawn up to $103 million from this collateral account on demand. The remaining $105 million would have been required to remain in the collateral account. See "Management's Discussion and Analyses of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

(b) We will have outstanding, immediately after the split off, approximately 2,364 million shares of Series A common stock and 206 million shares of Series B common stock, based on the number of shares of AT&T's Class A and Class B Liberty Media Group tracking stock outstanding as of December 31, 2000. In the split off, each share of AT&T's Liberty Media Group tracking stock will be redeemed for one share of the corresponding series of our common stock.

                         SELECTED FINANCIAL INFORMATION

     In the table below, we provide you with selected historical consolidated financial data of Liberty Media Corporation. This selected historical consolidated financial data includes the effect of the contributed assets. We derived the historical consolidated financial data from our consolidated financial statements (which have been restated to include the effects of the contributed assets) included elsewhere in this prospectus.

     Immediately prior to the split off, AT&T will contribute the contributed assets to Liberty Media Corporation. These assets have thus far been attributed to AT&T's Liberty Media Group and consist primarily of the following:

     - a preferred stock interest and common stock warrants in ICG Communications, Inc., a competitive local exchange telephone company;

     - an approximate 34% common equity interest in Teligent, Inc., a full service facilities-based communications company; and

     - an approximate 8% indirect common equity interest in Liberty Digital, Inc., one of our consolidated subsidiaries.

     The contributions are being accounted for in a manner similar to a pooling of interests and, accordingly, the financial statements of Liberty Media Corporation for periods prior to the contributions have been restated to include the financial position and results of operations of the contributed assets from the dates of their acquisition by AT&T.

     We have been a wholly owned subsidiary of TCI since August 1994. On March 9, 1999, AT&T acquired TCI in a merger transaction. For financial reporting purposes, the merger of AT&T and TCI is deemed to have occurred on March 1, 1999. In connection with the merger, the assets and liabilities of Liberty were adjusted to their respective fair values pursuant to the purchase method of accounting. For periods prior to March 1, 1999, the assets and liabilities of Liberty and the related consolidated results of operations are referred to below as "Old Liberty," and for periods subsequent to February 28, 1999, the assets and liabilities of Liberty and the related consolidated results of operations are referred to as "New Liberty." In connection with the merger, TCI effected an internal restructuring as a result of which certain assets and approximately $5.5 billion in cash were contributed to us.

     The financial data presented below is not necessarily comparable from period to period as a result of several transactions, including acquisitions and dispositions of consolidated subsidiaries. For this and other reasons, you should read the selected historical financial data provided below in conjunction with our consolidated financial statements and accompanying notes beginning on page F-1 and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 22.

                                                 NEW LIBERTY                                       OLD LIBERTY
                                 --------------------------------------------   -------------------------------------------------
                                  NINE MONTHS    SEVEN MONTHS     TEN MONTHS     TWO MONTHS
                                     ENDED           ENDED          ENDED          ENDED            YEAR ENDED DECEMBER 31,
                                 SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   FEBRUARY 28,   ----------------------------------
                                     2000            1999            1999           1999        1998      1997     1996     1995
                                 -------------   -------------   ------------   ------------   -------   ------   ------   ------
                                                (IN MILLIONS)                                     (IN MILLIONS)
OPERATING DATA:
Revenue........................     $ 1,053         $   506        $   729        $   235      $ 1,359   $1,225   $2,208   $1,821
Operating income (loss)........         131            (728)        (2,214)          (158)        (431)    (260)     (66)    (214)
Interest expense...............        (276)            (87)          (287)           (25)        (104)     (40)     (53)     (34)
Share of losses of affiliates,
  net..........................      (1,284)           (597)          (904)           (66)      (1,002)    (785)    (332)    (190)
Gain on dispositions, net......       7,447              10              4             14        2,449      406    1,558      (78)
Net income (loss)..............       2,962            (817)        (2,021)           (70)         622     (470)     741      (56)
BALANCE SHEET DATA (AT PERIOD
  END):
Cash and cash equivalents......     $ 1,223         $   499        $ 1,714        $    31      $   228   $  100   $  434   $  179
Short-term investments.........         461           2,949            378            125          159      248       59       --
Investments in affiliates......      20,679          15,939         15,922          3,971        3,079    2,359    1,519    1,932
Investment in Time Warner
  Inc. ........................       8,842           6,968          8,202          7,361        7,083    3,538    2,017      945
Investment in Sprint
  Corporation..................       7,580           7,616         10,186          3,381        2,446       --       --       --
Total assets...................      61,848          50,822         58,658         16,886       15,783    7,735    6,722    5,605
Debt including current
  portion......................       5,869           2,194          3,277          2,087        2,096      785      555      516
Stockholder's equity...........      39,266          35,463         38,435          9,449        9,230    4,721    4,519    3,731

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     The following discussion and analysis provides information concerning our results of operations and financial condition as well as the results of operations and financial condition of certain other subsidiaries and assets of AT&T Corp., which are attributed to AT&T's Liberty Media Group, as defined below. This discussion should be read in conjunction with our accompanying consolidated financial statements and the notes thereto.

     AT&T's Liberty Media Group common stock is a tracking stock designed to reflect the economic performance of the businesses and assets of AT&T attributed to its Liberty Media Group. We are included in the Liberty Media Group, and the businesses and assets of Liberty and its subsidiaries constitute substantially all of the businesses and assets of AT&T's Liberty Media Group. The contributed assets will be contributed to Liberty Media Corporation immediately prior to the split off.

     AT&T currently owns all the outstanding shares of Class A common stock, Class B common stock and Class C common stock of Liberty Media Corporation and also currently owns the contributed assets. Prior to the split off, Liberty will recapitalize its common stock and increase its authorized number of shares. Liberty's Class A and Class B common stock will be recapitalized as Liberty's Series A common stock, and Liberty's Class C common stock will be recapitalized as Liberty's Series B common stock. In the split off, each share of AT&T's Liberty Media Group Class A and Class B tracking stock will be exchanged for one share of our Series A common stock and Series B common stock, respectively. Upon completion of the split off, Liberty will no longer be a subsidiary of AT&T, and there will be no outstanding shares of AT&T's Liberty Media Group tracking stock. The split off will be accounted for at historical cost.

     Immediately prior to the split off, AT&T will contribute the contributed assets to Liberty Media Corporation. These assets have thus far been attributed to AT&T's Liberty Media Group and consist primarily of the following:

     - a preferred stock interest and common stock warrants in ICG Communications, Inc., a competitive local exchange telephone company;

     - an approximate 34% common equity interest in Teligent, Inc., a full service facilities-based communications company; and

     - an approximate 8% indirect common equity interest in Liberty Digital, Inc., one of our consolidated subsidiaries.

     The contributions are being accounted for in a manner similar to a pooling of interests and, accordingly, the financial statements of Liberty Media Corporation for periods prior to the contributions have been restated to include the financial position and results of operations of the contributed assets from the dates of their acquisition by AT&T.

     Liberty's domestic subsidiaries generally operate or hold interests in businesses which provide programming services including production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software. In addition, certain of Liberty's subsidiaries hold interests in technology and Internet businesses, as well as interests in businesses engaged in wireless telephony, electronic retailing, direct marketing and advertising sales relating to programming services, infomercials and transaction processing. Liberty also has significant interests in foreign affiliates, which operate in cable television, programming and satellite distribution.

     Liberty's most significant consolidated subsidiaries at September 30, 2000, were Starz Encore Group LLC, Liberty Livewire Corporation and On Command Corporation. These businesses are either wholly or majority owned and, accordingly, the results of operations of these businesses are included in the consolidated results of Liberty for the periods in which they were wholly or majority owned.

     A significant portion of Liberty's operations are conducted through entities in which Liberty holds a 20%-50% ownership interest. These businesses are accounted for using the equity method of accounting and, accordingly, are not included in the consolidated results of Liberty except as they affect Liberty's interest in earnings or losses of affiliates for the period in which they were accounted for using the equity method. Included in Liberty's investments in affiliates at September 30, 2000 were USA Networks, Inc., Discovery Communications, Inc., Gemstar-TV Guide International, Inc. (successor to TV Guide, Inc.), QVC Inc., UnitedGlobalCom, Inc. and Telewest Communications plc.

     Liberty holds interests in companies that are neither consolidated subsidiaries nor affiliates accounted for using the equity method. The most significant of these include AOL Time Warner Inc. (successor to Time Warner Inc.), Sprint Corporation, The News Corporation Limited and Motorola, Inc. The investments in AOL Time Warner, Sprint Corporation, the News Corporation interest and Motorola interests that Liberty holds are classified as available-for-sale securities and are carried at fair value. Unrealized holding gains and losses on these securities are carried net of taxes as a component of accumulated other comprehensive earnings in stockholder's equity. Realized gains and losses are determined on a specific-identification basis.

     As a result of AT&T's acquisition of TCI by merger on March 9, 1999, the shares of each series of TCI common stock were converted into shares of a class of AT&T common stock, subject to applicable exchange ratios. The TCI merger has been accounted for using the purchase method. Accordingly, Liberty's assets and liabilities have been recorded at their respective fair values resulting in a new cost basis. For financial reporting purposes the TCI merger is deemed to have occurred on March 1, 1999. Accordingly, for periods prior to March 1, 1999, the assets and liabilities of Liberty and the related consolidated financial statements are sometimes referred to herein as "Old Liberty," and for periods subsequent to February 28, 1999, the assets and liabilities of Liberty and the related consolidated financial statements are sometimes referred to herein as "New Liberty." "Liberty" refers to both New Liberty and Old Liberty.

SUMMARY OF OPERATIONS -- MOST RECENT INTERIM PERIODS

     Starz Encore Group provides premium programming distributed by cable, direct-to-home satellite and other distribution media throughout the United States. Liberty Livewire provides sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe. On Command provides in-room on-demand video entertainment and information services primarily to the domestic lodging industry. To enhance the reader's understanding, separate financial data have been provided below for the periods in which Starz Encore Group, Liberty Livewire and On Command have been consolidated, due to the significance of those operations. The table sets forth, for the periods indicated, certain financial information and the percentage relationship that certain items bear to revenue. Liberty holds significant equity investments, the results of which are not a component of operating income, but are discussed below under "Investments in Affiliates Accounted for Under the Equity Method." Other items of significance are discussed separately below.

     Due to the consummation of the TCI merger, Liberty's statements of operations include information reflecting the nine month period ended September 30, 2000, the seven month period ended September 30, 1999, and the two month period ended February 28, 1999. The following discussion of Liberty's results of operations includes a section that addresses the combined operating results of "Old Liberty" and "New Liberty," collectively "Combined Liberty."

                                                   NEW LIBERTY                            OLD LIBERTY
                                -------------------------------------------------    ----------------------
                                 NINE MONTHS              SEVEN MONTHS                TWO MONTHS
                                    ENDED        % OF         ENDED        % OF         ENDED        % OF
                                SEPTEMBER 30,    TOTAL    SEPTEMBER 30,    TOTAL     FEBRUARY 28,    TOTAL
                                    2000        REVENUE       1999        REVENUE        1999       REVENUE
                                -------------   -------   -------------   -------    ------------   -------
                                                       (DOLLAR AMOUNTS IN MILLIONS)
Starz Encore Group
  Revenue.....................      $ 542         100%        $ 372         100%        $ 101         100%
  Operating, selling, general
     and administrative.......        360          66           279          75            60          59
  Stock compensation..........          5           1             4           1             3           3
  Depreciation and
     amortization.............        118          22           104          28             1           1
                                    -----         ---         -----         ---         -----         ---
          Operating income
            (loss)............      $  59          11%        $ (15)         (4)%       $  37          37%
                                    =====         ===         =====         ===         =====         ===
Liberty Livewire
  Revenue.....................      $ 170         100%        $  --          --         $  --          --
  Operating, selling, general
     and administrative.......        149          88            --          --            --          --
  Stock compensation..........        (24)        (14)           --          --            --          --
  Depreciation and
     amortization.............         34          20            --          --            --          --
                                    -----         ---         -----         ---         -----         ---
          Operating income....      $  11           6%        $  --          --         $  --          --
                                    =====         ===         =====         ===         =====         ===
On Command
  Revenue.....................      $ 135         100%        $  --          --         $  --          --
  Operating, selling, general
     and administrative.......         98          73            --          --            --          --
  Depreciation and
     amortization.............         44          32            --          --            --          --
                                    -----         ---         -----         ---         -----         ---
          Operating loss......      $  (7)         (5)%       $  --          --         $  --          --
                                    =====         ===         =====         ===         =====         ===
Other
  Revenue.....................      $ 206          (a)        $ 134          (a)        $ 134          (a)
  Operating, selling, general
     and administrative.......        198                       129                       128
  Stock compensation..........       (468)                      428                       180
  Depreciation and
     amortization.............        408                       290                        21
                                    -----                     -----                     -----
          Operating income
            (loss)............      $  68                     $(713)                    $(195)
                                    =====                     =====                     =====

---------------
(a)  Not meaningful.

     In order to provide a meaningful basis for comparing the nine months ended September 30, 2000 and 1999 for purposes of the following table and discussion, the operating results of Combined Liberty for the seven months ended September 30, 1999 have been combined with the operating results of Combined Liberty for the two months ended February 28, 1999, and the resulting nine month operating results are compared to the operating results for the nine months ended September 30, 2000. Depreciation, amortization and certain other line items included in the operating results of Combined Liberty are not comparable between periods as the two-month predecessor period ended February 28, 1999 does not include the effects of purchase accounting adjustments related to the TCI merger, and subsequent periods do include the effects of purchase accounting adjustments related to the TCI merger. The combining of predecessor and successor accounting periods is not permitted by generally accepted accounting principles.

                                                                     COMBINED LIBERTY
                                                     -------------------------------------------------
                                                      NINE MONTHS               NINE MONTHS
                                                         ENDED        % OF         ENDED        % OF
                                                     SEPTEMBER 30,    TOTAL    SEPTEMBER 30,    TOTAL
                                                         2000        REVENUE       1999        REVENUE
                                                     -------------   -------   -------------   -------
                                                               (DOLLAR AMOUNTS IN MILLIONS)
Starz Encore Group
  Revenue..........................................      $542          100%        $ 473         100%
  Operating, selling, general and administrative...       360           66           339          72
  Stock compensation...............................         5            1             7           1
  Depreciation and amortization....................       118           22           105          22
                                                         ----          ---         -----         ---
          Operating income.........................      $ 59           11%        $  22           5%
                                                         ====          ===         =====         ===
Liberty Livewire
  Revenue..........................................      $170          100%        $  --          --
  Operating, selling, general and administrative...       149           88            --          --
  Stock compensation...............................       (24)         (14)           --          --
  Depreciation and amortization....................        34           20            --          --
                                                         ----          ---         -----         ---
          Operating income.........................      $ 11            6%        $  --          --
                                                         ====          ===         =====         ===
On Command
  Revenue..........................................      $135          100%        $  --          --
  Operating, selling, general and administrative...        98           73            --          --
  Depreciation and amortization....................        44           32            --          --
                                                         ----          ---         -----         ---
          Operating loss...........................      $ (7)          (5)%       $  --          --
                                                         ====          ===         =====         ===
Other
  Revenue..........................................      $206           (a)        $ 268          (a)
  Operating, selling, general and administrative...       198                        257
  Stock compensation...............................      (468)                       608
  Depreciation and amortization....................       408                        311
                                                         ----                      -----
          Operating income (loss)..................      $ 68                      $(908)
                                                         ====                      =====

---------------
(a)  Not meaningful.

  NINE MONTHS ENDED SEPTEMBER 30, 2000, COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

  CONSOLIDATED SUBSIDIARIES

     Starz Encore Group. The majority of Starz Encore Group's revenue is derived from the delivery of movies to subscribers under affiliation agreements between Starz Encore Group and cable operators and satellite direct-to-home distributors. Starz Encore Group entered into a 25-year affiliation agreement in 1997 with TCI. TCI cable systems subsequently acquired by AT&T in the TCI merger operate under the name AT&T Broadband. Under this affiliation agreement with AT&T Broadband, Starz Encore Group receives fixed monthly payments in exchange for unlimited access to all of the existing Encore and STARZ! services. The payment from AT&T Broadband can be adjusted, in certain instances, if AT&T acquires or disposes of cable systems or if Starz Encore Group's programming costs increase above certain specified levels. As a result of AT&T's acquisition of MediaOne Group, Inc. on June 15, 2000, the contracted payment amount increased by approximately 25%. After adjusting for the elimination of the former MediaOne contract, the net payment amount from the combined AT&T companies increased by approximately 10%. Starz Encore Group's other affiliation agreements generally provide for payments based upon the number of subscribers that receive Starz Encore Group's services.

     Revenue increased to $542 million for the nine months ended September 30, 2000 from $473 million for the corresponding period of 1999. The increase in revenue is primarily due to increases in subscription units from all forms of distribution. The increase is due to subscription unit increases of 51% for Encore and its Thematic Multiplex, and 14% for STARZ! as compared to the same period in 1999.

     Operating expenses increased by 6% for the nine months ended September 30, 2000 as compared to the corresponding period in 1999. The increase in operating expense for the nine months ended September 30, 2000 is primarily due to an increase in programming expenses and an increase in spending on affiliate marketing efforts related to higher revenue and subscription units, offset by a decrease in national branding efforts.

     Depreciation and amortization increased from $105 million for the nine months ended September 30, 1999 to $118 million for the corresponding period in 2000. The increase in depreciation and amortization for the nine months ended September 30, 2000 is a direct result of the effects of purchase accounting adjustments related to the TCI merger.

     Liberty Livewire. On April 10, 2000, Liberty acquired all of the outstanding common stock of Four Media Company in exchange for AT&T's Class A Liberty Media Group tracking stock and cash. On June 9, 2000 Liberty acquired a controlling interest in The Todd-AO Corporation in exchange for AT&T's Class A Liberty Media Group tracking stock. Immediately following the closing of such transaction, Liberty contributed 100% of the capital stock of Four Media Company to Todd-AO in exchange for additional Todd-AO common stock. Following these transactions, Todd-AO changed its name to Liberty Livewire. On July 19, 2000, Liberty purchased all of the assets relating to the post production, content and sound editorial businesses of SounDelux Entertainment Group. Immediately following such transaction, the assets of SounDelux were contributed to Liberty Livewire for additional Liberty Livewire stock. Immediately following these transactions, Liberty owned approximately 88% of the equity and controlled approximately 99% of the voting power of Liberty Livewire, and as a result, began to consolidate the operations of Liberty Livewire during the quarter ended June 30, 2000.

     On Command. On March 28, 2000, Liberty announced that it had completed its cash tender offer for the outstanding common stock of Ascent Entertainment Group, Inc. Approximately 85% of the outstanding shares of common stock of Ascent were tendered in the offer. On June 8, 2000, Liberty completed its acquisition of 100% of Ascent. On Command is a majority owned subsidiary of Ascent. On Command's principal business is providing pay-per-view entertainment and information services. Upon completion of the tender offer, Liberty consolidated the operations of On Command.

     Other. Included in this information are the results of Liberty's other consolidated subsidiaries and corporate expenses. The results of TV Guide are included for the two months ended February 28, 1999, after which time Liberty began accounting for this investment under the equity method of accounting.

     Revenue decreased 23% to $206 million for the nine months ended September 30, 2000 as compared to $268 million in the corresponding period of 1999 primarily due to the deconsolidation of TV Guide on March 1, 1999.

     Operating, selling, general and administrative expenses decreased 23% to $198 million for the nine months ended September 30, 2000 as compared to $257 million for the corresponding period of 1999. The decrease in expenses for the nine months ended September 30, 2000 is primarily due to the deconsolidation of TV Guide on March 1, 1999, offset by increases associated with TruePosition and Ascent Network Services.

     Depreciation and amortization increased $97 million to $408 million for the nine months ended September 30, 2000 from $311 million for the corresponding period in 1999. The increase for the nine months ended September 30, 2000 was a result of the effects of purchase accounting adjustments related to the TCI merger and other acquisitions.

     The amount of expense associated with stock compensation is generally based upon the vesting of the related stock options and stock appreciation rights and the market price of the underlying common stock.

The expense reflected in the table is based upon the market price of the underlying common stock as of the date of the financial statements and is subject to future adjustment based upon market price fluctuations and, ultimately, on the final determination of market value when the rights are exercised.

     Other Income and Expense. Interest expense was $276 million, $87 million and $26 million for the nine month period ending September 30, 2000, the seven month period ending September 30, 1999 and the two month period ending February 28, 1999, respectively. The increase in interest expense during the nine months ended September 30, 2000 was due to increased borrowings during 1999 and the first quarter of 2000.

     We have senior exchangeable debentures outstanding that are presently exchangeable, at the option of the holder, for the cash value of the underlying Sprint PCS Group stock. The carrying amount of the senior exchangeable debentures is adjusted based upon the fair value of the underlying Sprint PCS Group stock. Increases or decreases in the value of the underlying Sprint PCS Group stock above the principal amount of the senior exchangeable debentures is recorded as an adjustment to interest expense in the consolidated statements of operations and comprehensive earnings. If the value of the underlying Sprint PCS Group stock decreases below the principal amount of the senior exchangeable debentures there is no effect on the principal amount of such debentures.

     Dividend and interest income was $218 million, $171 million and $10 million for the nine month period ending September 30, 2000, the seven month period ended September 30, 1999 and the two month period ending February 28, 1999, respectively. The increase in dividend and interest income during the nine months ended September 30, 2000 primarily represents interest earned on the cash collateral balance associated with the securities lending agreement and increased dividends from investments in News Corp. and Motorola.

     Impairment of investments was $1,350 million for the nine month period ending September 30, 2000. During the third quarter of 2000, Liberty determined that its investments in ICG Communications and Teligent experienced other than temporary declines in value. As a result, the carrying amounts of these investments were adjusted to their respective fair values at September 30, 2000 based upon recent quoted market prices.

     Aggregate gains from dispositions during the nine month period ended September 30, 2000, the seven month period ended September 30, 1999 and the two month period ended February 28, 1999 were approximately $7.4 billion, $10 million and $14 million, respectively. Liberty recognized a gain of $2.2 billion (before deducting deferred income tax expense of $883 million) during the nine months ended September 30, 2000, in connection with the acquisition of General Instrument by Motorola. Liberty also recognized a $211 million gain (before deducting deferred income taxes of $84 million) during the nine months ended September 30, 2000, in connection with the exchange of Sprint PCS Group stock, valued at $300 million, for a preferred stock interest in Liberty Satellite & Technology, Inc. Liberty recognized a gain of $649 million (before deducting deferred income tax expense of $227 million) during the nine months ended September 30, 2000, in connection with the acquisition of Flextech Limited by Telewest. Liberty recognized a gain of $4.4 billion (before deducting deferred income tax expense of $1.7 billion) during the nine months ended September 30, 2000 in connection with the acquisition of TV Guide by Gemstar. In all of the above exchange transactions, the gains were calculated based upon the difference between the carrying value of the assets relinquished compared to the fair value of the assets received.

     Liberty recognized a gain on issuance of equity by affiliates and subsidiaries of $372 million (before deducting deferred income taxes of $147 million) during the two months ended February 28, 1999, in connection with the acquisition by United Video Satellite Group of the TV Guide properties.

  INVESTMENTS IN AFFILIATES ACCOUNTED FOR UNDER THE EQUITY METHOD

     Liberty's share of losses of affiliates was $1,284 million, $597 million and $66 million during the nine month period ending September 30, 2000, the seven month period ended September 30, 1999 and the two month period ending February 28, 1999, respectively.

     Gemstar. Liberty's share of Gemstar's net loss was $71 million for the nine months ended September 30, 2000. On July 12, 2000, TV Guide and Gemstar completed a merger whereby Gemstar acquired TV Guide. As a result of this transaction, 133 million shares of TV Guide held by Liberty were exchanged for
87.5 million shares of Gemstar common stock. Following the merger, Liberty owns approximately 21.4% of Gemstar.

     Discovery. Discovery's revenue increased $249 million or 27% from $935 million for the nine months ended September 30, 1999, to $1,184 million for the nine months ended September 30, 2000. The increase in revenue resulted from increases in rates charged to affiliates and increases in advertising rates due to higher ratings and a generally strong advertising sales market. Subscriber growth at Discovery's international and developing networks also contributed to the increase in revenue. Earnings before interest, taxes, depreciation and amortization increased by $16 million or 19% from $86 million for the nine months ended September 30, 1999, to $102 million for the nine months ended September 30, 2000. The increase in operating cash flow was due to increases in revenue offset by increased programming and marketing expenses. Marketing expenses have increased as Discovery continued the rollout of Travel Channel and the launch of other developing networks. Discovery's net loss increased $91 million or 85% from $107 million for the nine months ended September 30, 1999, to $198 million for the nine months ended September 30, 2000. The increase in the net loss is due to increased interest expense and launch amortization due to Discovery's efforts to increase launch support related to developing networks. Liberty's share of Discovery's net loss was approximately $219 million, $154 million and $8 million for the nine month period ended September 30, 2000, the seven month period ended September 30, 1999 and the two month period ended February 28, 1999, respectively. Liberty's share of losses for the nine month period ended September 30, 2000, and the seven months ended September 30, 1999 included $140 million and $109 million, respectively, in amortization related to purchase accounting adjustments associated with Liberty's investment in Discovery in connection with the TCI merger.

     Telewest. Revenue increased $267 million or 29%, from $933 million for the nine months ended September 30, 1999, to $1,200 million for the nine months ended September 30, 2000. The increase was primarily due to the acquisition of Flextech in April 2000 and the acquisition of the remaining 50% of Cable London plc during the fourth quarter of 1999. Operating cash flow increased $19 million from $242 million for the nine months ended September 30, 1999, to $261 million for the nine months ended September 30, 2000. The decrease in the operating cash flow margin resulted from increased costs during the first nine months of 2000 due to the launch of digital services which commenced in the last quarter of 1999. Telewest's net loss increased $179 million or 28% from $636 million for the nine months ended September 30, 1999, to $815 million for the nine months ended September 30, 2000. The increase in net loss was primarily due to increased interest expense and increased depreciation and amortization expense resulting from acquisitions. Liberty's share of Telewest's net losses was approximately $262 million, $154 million and $38 million for the nine month period ended September 30, 2000, the seven month period ended September 30, 1999 and the two month period ended February 28, 1999, respectively. Liberty's share of losses for the nine month period ended September 30, 2000, and the seven month period ended September 30, 1999 included $70 million and $51 million, respectively, in amortization related to purchase accounting adjustments associated with Liberty's investment in Telewest in connection with the TCI merger.

     USA Networks. Revenue increased $1 billion or 43% from $2.3 billion for the nine months ended September 30, 1999, to $3.3 billion for the nine months ended September 30, 2000. The increase was due to increased advertising and affiliate revenue from the networks and studios businesses of USA Networks, increased revenue from The Hotel Reservation Network acquisition, increased international electronic retailing revenue due to the Home Order Television acquisition, increased online ticketing revenue and increased domestic electronic retailing revenue due to increased sales volume. Operating cash flow increased $123 million or 31% from $401 million for the nine months ended September 30, 1999, to $524 million for the nine months ended September 30, 2000. The increase in operating cash flow was largely due to the increase in revenue offset by increased cost of goods sold at the domestic and international electronic retailing units due to the increased sales and increased expenses associated with

USA Networks continued development of new businesses. USA's net loss increased $56 million from $10 million for the nine months ended September 30, 1999, to $66 million for the nine months ended September 30, 2000. The increase in net loss is primarily due to an increase in amortization of goodwill resulting from acquisitions. Liberty's share of USA Networks, Inc.'s net (loss) earnings was approximately $(18) million, $(13) million and $10 million for the nine month period ended September 30, 2000, the seven month period ended September 30, 1999 and the two month period ended February 28, 1999, respectively. Liberty's share of losses for the nine month period ended September 30, 2000, and the seven months ended September 30, 1999 included $48 million and $37 million, respectively, in amortization related to purchase accounting adjustments associated with Liberty's investment in USA Networks in connection with the TCI merger.

     QVC. Revenue increased by $235 million or 11% from $2,177 million for the nine months ended September 30, 1999, to $2,412 million for the nine months ended September 30, 2000. The increase in revenue is due to increased subscribers for each of QVC's domestic, U.K. and German operations, as well as an increase in sales per home at QVC's domestic operations. Operating cash flow increased by $41 million or 11% from $377 million for the nine months ended September 30, 1999 to $418 million for the nine months ended September 30, 2000, due to the revenue increase and the corresponding increase in cost of goods sold, offset further by higher variable costs and additional costs associated with QVC's expansion in the UK, Germany and Japan. Net earnings increased by $34 million or 24% to $176 million for the nine months ended September 30, 2000, as compared to $142 million for the nine months ended September 30, 1999. The increase in net earnings was due to the increase in operating cash flow partially offset by increased income tax expense. Liberty's share of QVC's net earnings (losses) was less than $1 million, $(17) million and $13 million for the nine month period ended September 30, 2000, the seven month period ended September 30, 1999 and the two month period ended February 28, 1999, respectively. Liberty's share of losses for the nine month period ended September 30, 2000, and the seven month period ended September 30, 1999 included $83 million and $64 million, respectively, in amortization related to purchase accounting adjustments associated with Liberty's investment in QVC in connection with the TCI merger.

     UnitedGlobalCom. Liberty's share of UnitedGlobalCom's net loss was $132 million for the nine months ended September 30, 2000. On September 30, 1999 Liberty purchased 9.9 million class B shares of UnitedGlobalCom for approximately $493 million in cash. Liberty's ownership in UnitedGlobalCom is approximately 11% on an economic basis and 37% on a voting basis.

     Teligent. Liberty's share of Teligent's net loss was $267 million for the nine months ended September 30, 2000. On January 14, 2000, Liberty completed its acquisition of The Associated Group, Inc. pursuant to a merger agreement among AT&T, Liberty and Associated Group. As a result of this transaction Liberty received approximately 21.4 million shares of common stock of Teligent. Liberty's ownership in Teligent was approximately 34% at September 30, 2000.

SUMMARY OF OPERATIONS -- ANNUAL PERIODS

     In addition to the Starz Encore Group, Liberty Digital is also presented in this discussion for our annual periods. Liberty Digital, through its subsidiaries and affiliates, is principally engaged in programming, distributing and marketing digital and analog music services to homes, businesses and over the Internet. Also included in Liberty's financial results through March 1, 1999, are those of TV Guide (formerly named United Video Satellite Group, Inc.) which, during the period it was consolidated, was engaged in the business of providing satellite-delivered video, audio, data, and program promotion services to cable television systems, direct-to-home satellite dish users, radio stations and private network users throughout the United States. Effective March 1, 1999, Liberty began accounting for its investment in TV Guide under the equity method of accounting. To enhance the reader's understanding, separate financial data has been provided below for the periods in which they were consolidated for Starz Encore Group, Liberty Digital and TV Guide due to the significance of those operations. The table sets forth, for the periods indicated, certain financial information and the percentage relationship that certain items bear to revenue. Liberty holds significant equity investments, the results of which are not a component of operating income, but are discussed below under "-- Investments in Affiliates Accounted for Under the Equity Method." Other items of significance are discussed separately below.

  General Information

     Due to the consummation of the TCI merger, Liberty's 1999 statements of operations include information reflecting the ten month period ended December 31, 1999, and the two month period ended February 28, 1999. Also, prior to March 1, 1999, Liberty consolidated the operations of TV Guide, and subsequent to February 28, 1999, Liberty accounted for its ownership interests in TV Guide under the equity method. The following discussion of Liberty's results of operations includes a section that addresses the combined operating results of "Old Liberty" and "New Liberty," collectively "Combined Liberty."

                                     NEW LIBERTY                                       OLD LIBERTY
                                ----------------------   ------------------------------------------------------------------------
                                 TEN MONTHS               TWO MONTHS
                                   ENDED        % OF        ENDED        % OF      YEAR ENDED     % OF      YEAR ENDED     % OF
                                DECEMBER 31,    TOTAL    FEBRUARY 28,    TOTAL    DECEMBER 31,    TOTAL    DECEMBER 31,    TOTAL
                                    1999       REVENUE       1999       REVENUE       1998       REVENUE       1997       REVENUE
                                ------------   -------   ------------   -------   ------------   -------   ------------   -------
                                                                  (DOLLAR AMOUNTS IN MILLIONS)
Starz Encore Group
  Revenue.....................    $   539         100%      $ 101         100%       $ 541         100%       $ 350         100%
  Operating, selling, general
    and administrative........        415          77          60          59          445          82          382         109
  Stock compensation..........        283          53           3           3           58          11           60          17
  Depreciation and
    amortization..............        148          27           1           1            8           1            4           1
                                  -------      ------       -----         ---        -----         ---        -----         ---
    Operating income (loss)...    $  (307)        (57)%     $  37          37%       $  30           6%       $ (96)        (27)%
                                  =======      ======       =====         ===        =====         ===        =====         ===
Liberty Digital
  Revenue.....................    $    66         100%      $  15         100%       $  86         100%       $  23         100%
  Operating, selling, general
    and administrative........         62          94          14          93           85          99           14          61
  Stock compensation..........        703       1,065          --          --           --          --            1           4
  Depreciation and
    amortization..............         30          45           4          27           25          29            6          26
                                  -------      ------       -----         ---        -----         ---        -----         ---
    Operating income (loss)...    $  (729)     (1,104)%     $  (3)        (20)%      $ (24)        (28)%      $   2           9%
                                  =======      ======       =====         ===        =====         ===        =====         ===
TV Guide
  Revenue.....................    $    --          --       $  97         100%       $ 598         100%       $ 508         100%
  Operating, selling, general
    and administrative........         --          --          76          78          475          79          404          79
  Depreciation and
    amortization..............         --          --          10          10           28           5           19           4
                                  -------      ------       -----         ---        -----         ---        -----         ---
    Operating income..........    $    --          --       $  11          12%       $  95          16%       $  85          17%
                                  =======      ======       =====         ===        =====         ===        =====         ===
Other
  Revenue.....................    $   124            (a)    $  22            (a)     $ 134            (a)     $ 344            (a)
  Operating, selling, general
    and administrative........        119                      38                      138                      266
  Stock compensation..........        799                     180                      460                      235
  Depreciation and
    amortization..............        384                       7                       68                       94
                                  -------                   -----                    -----                    -----
    Operating loss............    $(1,178)                  $(203)                   $(532)                   $(251)
                                  =======                   =====                    =====                    =====

---------------
(a)  Not meaningful.

     To provide a meaningful basis for comparing the years ended December 31, 1999 and 1998 for purposes of the following table and discussion, the operating results of Combined Liberty for the ten months ended December 31, 1999 have been combined with the operating results of Combined Liberty for the two months ended February 28, 1999. Depreciation, amortization and certain other line items included in the operating results of Combined Liberty are not comparable between periods as the ten month successor period ended December 31, 1999 includes the effects of purchase accounting adjustments related to the TCI merger, and prior periods do not. The combining of predecessor and successor accounting periods is not permitted by generally accepted accounting principles.

                                                              COMBINED LIBERTY
                                  ------------------------------------------------------------------------
                                   YEAR ENDED     % OF      YEAR ENDED     % OF      YEAR ENDED     % OF
                                  DECEMBER 31,    TOTAL    DECEMBER 31,    TOTAL    DECEMBER 31,    TOTAL
                                      1999       REVENUE       1998       REVENUE       1997       REVENUE
                                  ------------   -------   ------------   -------   ------------   -------
                                                        (DOLLAR AMOUNTS IN MILLIONS)
Starz Encore Group
  Revenue.......................    $   640        100%       $ 541         100%       $ 350         100%
  Operating, selling, general
     and administrative.........        475         74          445          82          382         109
  Stock compensation............        286         45           58          11           60          17
  Depreciation and
     amortization...............        149         23            8           1            4           1
                                    -------       ----        -----         ---        -----         ---
          Operating income
            (loss)..............    $  (270)       (42)%      $  30           6%       $ (96)        (27)%
                                    =======       ====        =====         ===        =====         ===
Liberty Digital
  Revenue.......................    $    81        100%       $  86         100%       $  23         100%
  Operating, selling, general
     and administrative.........         76         94           85          99           14          61
  Stock compensation............        703        868           --          --            1           4
  Depreciation and
     amortization...............         34         42           25          29            6          26
                                    -------       ----        -----         ---        -----         ---
          Operating income
            (loss)..............    $  (732)      (904)%      $ (24)        (28)%      $   2           9%
                                    =======       ====        =====         ===        =====         ===
TV Guide
  Revenue.......................    $    97        100%       $ 598         100%       $ 508         100%
  Operating, selling, general
     and administrative.........         76         78          475          79          404          79
  Depreciation and
     amortization...............         10         10           28           5           19           4
                                    -------       ----        -----         ---        -----         ---
          Operating income......    $    11         12%       $  95          16%       $  85          17%
                                    =======       ====        =====         ===        =====         ===
Other
  Revenue.......................    $   146           (a)     $ 134            (a)     $ 344            (a)
  Operating, selling, general
     and administrative.........        157                     138                      266
  Stock compensation............        979                     460                      235
  Depreciation and
     amortization...............        391                      68                       94
                                    -------                   -----                    -----
          Operating loss........    $(1,381)                  $(532)                   $(251)
                                    =======                   =====                    =====

---------------
(a)  Not meaningful.

  YEAR ENDED DECEMBER 31, 1999, COMPARED TO DECEMBER 31, 1998

  CONSOLIDATED SUBSIDIARIES

     Starz Encore Group. Revenue increased to $640 million in 1999 from $541 million in 1998. Revenue from AT&T Broadband increased 13% during 1999, compared to the same period of 1998, pursuant to the terms of the AT&T/Starz Encore Group affiliation agreement. Under this agreement, the amount paid by AT&T Broadband does not vary with the number of subscription units from AT&T Broadband. This category also includes revenue from cable systems that have been contributed by AT&T to joint ventures and are subject to the AT&T/Starz Encore Group affiliation agreement. Revenue from cable affiliates other than AT&T Broadband increased 33% during 1999, compared to 1998 mainly due to increases in subscription units for Encore and STARZ! services, combined with small increases in rates charged. MOVIEplex and Thematic Multiplex subscribers from cable affiliates other than AT&T Broadband increased by 42% and 414%, respectively, during 1999 compared to 1998, contributing to the increase in revenue. Revenue from satellite providers and other distribution technologies increased 21% during 1999, due to 17%, 15% and 26% increases in STARZ!, Encore and Thematic Multiplex subscription units, respectively, partially offset by subscriber volume and penetration discounts.

     Programming and other operating expenses increased by 12% during 1999, compared to 1998, primarily due to increased first run exhibitions on Encore and the Thematic Multiplex channels. Sales and marketing expenses increased by 6% during 1999, compared to 1998, due to the "New Encore" national awareness campaign during 1999. The "New Encore" campaign is branding Encore as a first-run premium pay service.

     Depreciation and amortization increased from $8 million during 1998 to $149 million during 1999. The increase was a direct result of the effects of purchase accounting adjustments related to the TCI merger.

     Starz Encore Group has granted phantom stock appreciation rights to certain of its officers. Estimates of compensation relating to the phantom stock appreciation rights have been recorded in Starz Encore Group's financial statements based upon third-party appraisals, but are subject to future adjustments based upon the appraised value of Starz Encore Group.

     Liberty Digital. Liberty Digital's revenue is derived from its audio business, which is engaged in programming, distributing and marketing a digital music service, Digital Music Express(R) (DMX Service). This service provides continuous, commercial free, CD-quality music programming to homes and businesses. Liberty Digital's results of operations also include its interactive media business, which is engaged in the development of interactive television businesses and the management of investments in interactive programming content and interactive television businesses.

     Revenue decreased 6% to $81 million for 1999 from $86 million for 1998. The decrease in revenue was primarily caused by reduced revenue due to the sale of Liberty Digital's video business and certain Internet businesses offset by increased residential and commercial subscribers in its audio business. Additionally, revenue for 1999 included a $3 million settlement from PRIMESTAR, Inc., a provider of digital satellite television programming services, for the loss of future revenue after the DMX Service was terminated from distribution to PRIMESTAR customers on April 28, 1999, as a result of the acquisition of PRIMESTAR by Hughes Electronic Corp.

     Operating, selling, general and administrative expenses decreased 11% to $76 million for 1999, from $85 million for 1998. The decrease in expenses was primarily due to the sale of Liberty Digital's video and Internet businesses, which was partially offset by increased affiliation fees and selling, general and administrative expenses due to the audio business' expansion.

     Depreciation and amortization increased 36% to $34 million for 1999, from $25 million for 1998. The increase was a result of the effects of purchase accounting adjustments related to the TCI merger.

     The amount of expense associated with stock compensation is generally based upon the vesting of the related stock options and stock appreciation rights and the market price of the underlying common stock.

The expense reflected in the table is based upon the market price of the underlying stock as of December 31, 1999, and is subject to future adjustment based upon market price fluctuations and, ultimately, on the final determination of market value when the rights are exercised.

     TV Guide. On March 1, 1999, United Video Satellite Group and News Corp. completed a transaction whereby United Video Satellite Group acquired News Corp.'s TV Guide properties in exchange for stock of United Video Satellite Group and cash, creating a broader platform for offering television guide services to consumers and advertisers. United Video Satellite Group was renamed TV Guide. Upon consummation, Liberty began accounting for its interest in TV Guide using the equity method of accounting and, accordingly, the results of operations of TV Guide were no longer included in the consolidated financial results of Liberty as of that date.

     Other. Included in this information are the results of Liberty Media International, Inc.'s consolidated subsidiaries, Liberty Cablevision of Puerto Rico and Pramer, and corporate expenses of Liberty. Revenue increased 9% from $134 million for 1998, to $146 million for 1999. The acquisition of Pramer in August 1998 accounted for a $47 million increase in revenue in 1999. This increase was partially offset by a decrease in revenue from the sale of Netlink Wholesale, Inc. during January 1999 and the sale in February 1999 of CareerTrack, Inc., a subsidiary that provided business and educational seminars and related publications.

     Operating, selling, general and administrative expenses increased 14% to $157 million for 1999, from $138 million for 1998. The increase in expenses was primarily due to additional corporate expenses of $12 million in 1999 associated with the TCI merger. The increase in expenses due to the acquisition of Pramer was offset by the decrease in expenses as a result of the sales of Netlink and CareerTrack.

     Depreciation and amortization increased $323 million to $391 million for 1999 from $68 million during 1998. The increase was a result of the effects of purchase accounting adjustments related to the TCI merger.

     The amount of expense associated with stock compensation is generally based upon the vesting of the related stock options and stock appreciation rights and the market price of the underlying common stock. The expense reflected in the table is based upon the market price of the underlying common stock as of the date of the financial statements and is subject to future adjustment based upon market price fluctuations and, ultimately, on the final determination of market value when the rights are exercised.

     Other Income and Expense. Interest expense was $287 million, $25 million and $104 million for the ten month period ending December 31, 1999, the two month period ending February 28, 1999, and the year ended December 31, 1998, respectively. The increase in interest expense during the 1999 periods was a result of increased borrowings by Liberty during 1999.

     Dividend and interest income was $242 million, $10 million and $65 million for the ten month period ending December 31, 1999, the two month period ending February 28, 1999 and the year ending December 31, 1998, respectively. The increase in dividend and interest income during 1999 primarily represents dividends and interest income from the investment of the $5.5 billion received in connection with the TCI merger.

     Aggregate gains from dispositions and issuance of equity by affiliates and subsidiaries during the ten month period ended December 31, 1999, the two month period ended February 28, 1999, and the year ended December 31, 1998 were $4 million, $386 million and $2,554 million, respectively. Liberty recognized a gain of $372 million (before deducting deferred income taxes of $147 million) during the two months ended February 28, 1999, in connection with the acquisition by United Video Satellite Group of the TV Guide properties. Liberty recorded a non-cash gain of $1.9 billion (before deducting deferred income tax expenses of $647 million) during 1998 as a result of the exchange of its interest in Sprint PCS and PhillieCo Partnership I, L.P. for shares of Sprint PCS Group stock. Effective January 1, 1998, Time Warner acquired the business of Southern Satellite from Liberty for $213 million in cash resulting in a $515 million pre-tax gain.

  INVESTMENTS IN AFFILIATES ACCOUNTED FOR UNDER THE EQUITY METHOD

     Liberty's share of losses of affiliates was $904 million, $66 million and $1,002 million during the ten month period ending December 31, 1999, the two month period ending February 28, 1999, and the year ending December 31, 1998, respectively.

     Discovery. Discovery's revenue increased $302 million or 28% from $1,094 million for 1998, to $1,396 million for 1999. The increase in revenue resulted from increases in rates charged to affiliates and increases in advertising rates due to higher ratings and a generally strong advertising sales market. Subscriber growth at Discovery's international and developing networks also contributed to the increase in revenue. Earnings before interest, taxes, depreciation and amortization decreased by $2 million or 2% from $110 million for 1998, to $108 million for 1999. The decrease in operating cash flow was due to increases in programming and marketing expenses offset by the increase in revenue. Marketing expenses have increased as Discovery continued the rollout of Animal Planet and launched other developing networks. Discovery's net loss increased $175 million or 243% from $72 million for 1998, to $247 million for 1999. The increase in the net loss is due to increased interest expense and launch amortization due to the company's efforts to increase launch support related to developing networks. Liberty's share of Discovery's net loss was approximately $269 million, $8 million and $39 million for the ten month period ended December 31, 1999, the two month period ended February 28, 1999 and the year ended December 31, 1998, respectively. Liberty's share of losses for the ten month period ended December 31, 1999, included $155 million in amortization related to purchase accounting adjustments associated with Liberty's investment in Discovery in connection with the TCI merger.

     USA Networks, Inc. Revenue increased $602 million or 23% for 1999, from $2,634 million for 1998, to $3,236 million for 1999. The increase was due to increased advertising revenue from the Networks and Television Production businesses of USA Networks and higher continuity (off-air) sales, as well as the launch of Home Shopping en Espanol in the electronic retailing sector. The inclusion of revenue from the Hotel Reservations Network since its acquisition on May 10, 1999, also contributed to the increase in revenue. Operating cash flow increased $109 million or 23% from $464 million for 1998, to $573 million for 1999. The increase in operating cash flow was largely due to the increase in revenue offset by increased cost of goods sold at the electronic retailing unit due to the increased sales and increased Internet services expenses as USA Networks continued to rollout new web sites. Net income decreased from $77 million for 1998, to a net loss of $28 million for 1999, representing a decrease of $105 million. The decrease in net income is primarily due to an increase in minority interests in earnings of subsidiaries due to ownership changes at USA Networks, Inc. Liberty's share of USA Networks, Inc.'s net earnings (loss) was approximately $(20) million, $10 million and $30 million for the ten month period ended December 31, 1999, the two month period ended February 28, 1999 and the year ended December 31, 1998, respectively. Liberty's share of losses for the ten month period ended December 31, 1999, included $53 million in amortization related to purchase accounting adjustments associated with Liberty's investment in USA Networks in connection with the TCI merger.

     QVC. Revenue increased by $444 million or 18% for 1999, from $2,403 million for 1998, to $2,847 million for 1999. The increase in revenue is due to increased subscribers as well as increases in the average sales per home for each of QVC's domestic, U.K. and German operations. Operating cash flow increased by 24% or $105 million from $434 million for 1998 to $539 million for 1999, due to the revenue increase and the corresponding increase in cost of goods sold, offset further by higher variable costs and additional costs associated with QVC's expansion in the UK and Germany. Net income increased by $72 million or 48% to $221 million for 1999, as compared to $149 million for 1998. The increase in net income was due to the increase in operating cash flow offset by increased income tax expense. Liberty's share of QVC's net earnings
(loss) was approximately $(11) million, $13 million and $64 million for the ten month period ended December 31, 1999, the two month period ended February 28, 1999, and the year ended December 31, 1998, respectively. Liberty's share of losses for the ten month period ended December 31, 1999 included $92 million in amortization related to purchase accounting adjustments associated with Liberty's investment in QVC in connection with the TCI merger.

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

     Fox/Liberty Networks. Liberty's share of Fox/Liberty Networks' net loss was approximately $48 million, $1 million and $83 million for the ten month period ended December 31, 1999, the two month period ended February 28, 1999 and the year ended December 31, 1998, respectively. Liberty's share of losses for 1998 includes previously unrecognized losses of Fox/Liberty Networks of approximately $64 million. Losses of Fox/Liberty Networks were not recognized in prior periods due to the fact that Liberty's investment in Fox/Liberty Networks was less than zero. On July 15, 1999, News Corp. acquired Liberty's 50% interest in Fox/Liberty Networks.

     Telewest. Revenue increased $375 million or 42%, from $896 million for 1998, to $1,271 million for 1999. The increase was primarily due to the acquisition of General Cable plc and Birmingham Cable Corporation Limited in September 1998 and increased cable penetration due to the success of Telewest's low-cost bundled television and telephony services introduced during 1998. Operating cash flow increased $96 million or 40% from $243 million for 1998, to $339 million for 1999. The increase in operating cash flow was largely due to the increase in revenue and economies of scale resulting from the enlarged operations. Telewest's net loss increased $308 million or 56% from $553 million for 1998, to $861 million for 1999. The increase in net loss was due to increased interest expense, increased depreciation and amortization expense resulting from acquisitions and increased foreign currency transaction losses. Telewest experiences unrealized foreign currency transaction losses on its U.S. dollar denominated debentures resulting from the translation of the debentures into UK pounds sterling and the adjustment of a related foreign currency option contract to market value. Liberty's share of Telewest's net losses was approximately $222 million, $38 million and $134 million for the ten month period ended December 31, 1999, the two month period ended February 28, 1999, and the year ended December 31, 1998, respectively. Liberty's share of losses for the ten month period ended December 31, 1999, included $73 million in amortization related to purchase accounting adjustments associated with Liberty's investment in Telewest in connection with the TCI merger.

     PCS Ventures. Liberty's share of losses from its investment in the PCS Ventures was $629 million during 1998. At that time, the PCS Ventures included Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (collectively, Sprint
PCS) and PhillieCo Partnership I, L.P. The partners of each of the Sprint PCS partnerships were subsidiaries of Sprint, Comcast Corporation, Cox Communications, Inc. and Liberty. The partners of PhillieCo were subsidiaries of Sprint, Cox and Liberty. Liberty had a 30% partnership interest in each of the Sprint PCS partnerships and a 35% partnership interest in PhillieCo.

     On November 23, 1998, Liberty, Comcast, and Cox exchanged their respective interests in Sprint PCS and PhillieCo for shares of Sprint PCS Group stock, which tracks the performance of Sprint's PCS Group (consisting initially of the PCS Ventures and certain PCS licenses which were separately owned by Sprint). Through November 23, 1998, Liberty accounted for its interest in the PCS Ventures using the equity method of accounting; however, as a result of the foregoing exchange, Liberty's less than 1% voting interest in Sprint and the transfer of its Sprint PCS Group stock to a trust prior to the TCI merger, Liberty no longer exercises significant influence with respect to its investment in the PCS Ventures. Accordingly, Liberty accounts for its investment in the Sprint PCS Group stock as an available-for-sale security.

  YEAR ENDED DECEMBER 31, 1998, COMPARED TO DECEMBER 31, 1997

  CONSOLIDATED SUBSIDIARIES

     Starz Encore Group. Revenue generated from Starz Encore Group increased to $541 million in 1998 from $350 million in 1997. This increase of $191 million, or 55%, was primarily attributable to higher revenue from AT&T Broadband, consistent with the terms of the affiliation agreement with AT&T Broadband, and the increases in the distribution of Encore and STARZ! services to cable operators other than AT&T Broadband and direct-to-home satellite providers combined with increases in rates charged.

     Operating, selling, general and administrative expenses increased to $445 million in 1998 from $382 million in 1997. The increase of $63 million, or 16%, is the result of an increase in the first run program license fees during 1998 compared to 1997.

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

     Liberty Digital. Revenue increased 274% to $86 million in 1998 from $23 million in 1997. The increase in revenue was due to the acquisition of DMX in July of 1997. Effective July 11, 1997, a subsidiary of Liberty Digital was merged with and into DMX, Inc. As a result of the DMX merger, DMX's results of operations have been included in the consolidated financial results of Liberty as of the date of the merger.

     Operating, selling and general administrative expenses increased 507% to $85 million in 1998 from $14 million in 1997. The increase in expenses was due to the inclusion of the operations of DMX since July of 1997.

     Depreciation and amortization increased $19 million to $25 million in 1998 from $6 million in 1997. The increase was primarily attributable to increased amortization of intangibles resulting from the acquisition of DMX.

     TV Guide. Revenue increased 18% to $598 million in 1998 from $508 million in 1997. The increase in revenue was primarily due to the acquisition of Turner-Vision's retail C-band operations and increased advertising and service fee revenue. Effective February 1, 1998, Turner-Vision, Inc. contributed the assets, obligations and operations of its retail C-band satellite business to Superstar/Netlink Group LLC, a consolidated subsidiary of TV Guide, in exchange for an approximate 20% ownership interest in Superstar/ Netlink. As a result of this transaction, Turner-Vision's results of operations have been included in the consolidated financial results of TV Guide, and therefore the consolidated results of Liberty, as of February 1, 1998. These increases were partially offset by a decrease in commission revenue from Superstar/Netlink acting as a service agent in the direct broadcast satellite market.

     Operating, selling and general and administrative expenses consist primarily of costs for programming content for the C-band operations and personnel costs. Operating, selling, general and administrative expenses increased 18% to $475 million in 1998 from $404 million in 1997. The increase was primarily attributable to additional expenses due to the inclusion of Turner-Vision, increased personnel costs due to internal growth and increased legal fees related to litigation and periodic filings with the SEC, and increased costs associated with Prevue Channel's new format under the TV Guide Brand.

     Depreciation and amortization increased $9 million to $28 million in 1998 from $19 million in 1997. The increase was attributable to the amortization of intangibles resulting from the acquisition of Turner-Vision and increased depreciation resulting from the acquisition of certain equipment to support the various Prevue products.

     Other. Included in this information are the results of Liberty Media International, Southern Satellite Systems, Inc. and corporate expenses of Liberty. Revenue decreased to $134 million in 1998 from $344 million in 1997. Liberty Media International's revenue decreased from $220 million in 1997 to $65 million in 1998. This $155 million decrease was attributable to the deconsolidation of Cablevision in October 1997. Cablevision represented $173 million in revenue during 1997. Additionally, revenue decreased as a result of the sale of the business of Southern Satellite. Effective January 1, 1998, Time Warner exercised an option to acquire the business of Southern Satellite and accordingly the results of operations of that business were no longer included in the consolidated financial results of Liberty as of that date. The business of Southern Satellite contributed $31 million to revenue during 1997. In August 1998, Liberty Media International purchased Pramer, which contributed an additional $17 million in revenue from the date of acquisition to December 31, 1998.

     Operating, selling, general and administrative expenses decreased to $138 million in 1998 from $266 million in 1997. The primary reason for this decrease is the deconsolidation of Cablevision in October 1997. Cablevision accounted for approximately $105 million of operating expenses in 1997.

     The amount of expense associated with stock compensation is based upon the vesting of the related stock options and stock appreciation rights and the market price of the underlying common stock as of the date of the financial statements. The expense is subject to future adjustment based upon vesting and market price fluctuations and, ultimately, on the final determination of market value when the rights are exercised.
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

     Other Income and Expense. Interest expense was $104 million and $40 million for 1998 and 1997, respectively. The increase in interest expense of $64 million was a result of additional borrowing on Liberty's credit facilities during 1998.

     Dividend and interest income was $65 million and $59 million for 1998 and 1997, respectively. Dividend and interest income for 1998 primarily represents dividends received of approximately $21 million on a series of Time Warner common stock designated as Series LMCN-V Common Stock and $31 million in dividends received on a series of 30 year non-convertible 9% preferred stock of Fox Kids Worldwide, Inc. During 1997 dividends received from the Time Warner Series LMCN-V Common Stock and the Fox Kids Worldwide preferred stock amounted to $19 million and $14 million, respectively. During 1997, Liberty also recognized an additional $14 million in interest income relating to short-term investments.

     Aggregate gains from dispositions and issuance of equity by affiliates and subsidiaries during 1998 and 1997 were $2,554 million and $406 million, respectively. As a result of the exchange by Liberty of its investment in the PCS Ventures for shares of Sprint PCS Group stock, Liberty recorded a non-cash gain of $1.9 billion (before deducting deferred income tax expense of $647 million) during 1998. Additionally, Liberty recognized a $515 million pre-tax gain in connection with the sale of Southern Satellite in 1998. Effective September 1, 1998, Telewest and General Cable PLC consummated a merger in which holders of General Cable received Telewest shares and cash for each share of General Cable held. As a result of the merger, Liberty recognized a non-cash gain of $60 million (excluding related tax expense of $21 million) during 1998. Liberty recognized a gain of $38 million in 1998 from the increase in Superstar/ Netlink's equity, net of the dilution of its interest in Superstar/Netlink, that resulted from the above described transaction with Turner-Vision.

     On August 1, 1997, Liberty IFE, Inc., a wholly owned subsidiary of Liberty, which held non-voting Class C common stock of International Family Entertainment, Inc. and $23 million of International Family Entertainment 6% convertible secured notes due 2004, convertible into International Family Entertainment Class C common stock, contributed its International Family Entertainment Class C common stock and International Family Entertainment 6% convertible secured notes to Fox Kids Worldwide in exchange for the Fox Kids Worldwide preferred stock. As a result of the exchange, Liberty recognized a pre-tax gain of approximately $304 million during 1997.

  INVESTMENTS IN AFFILIATES ACCOUNTED FOR UNDER THE EQUITY METHOD

     Liberty's share of losses of affiliates was $1,002 million and $785 million during 1998 and 1997, respectively.

     Discovery. Revenue increased $234 million or 27% to $1,094 million in 1998 from $860 million in 1997. The increase in revenue was due to increases in the number of subscribers at Discovery's various networks along with an increase in the average per subscriber affiliate fee. Advertising revenue also contributed to the increases due to the increase in subscribers combined with an increase in ratings. Operating cash flow increased $80 million or 267% to $110 million in 1998 from $30 million in 1997. The increase in operating cash flow from 1998 to 1997 was due to the revenue growth at the developed domestic and international networks offset by a smaller corresponding increase in operating expenses at those networks. Discovery's net loss increased by $19 million or 36% to $72 million in 1998 from $53 million in 1997. The increase in the net loss from 1997 to 1998 was due to the improvement in Operating Cash Flow offset by an increase in interest expense, launch amortization and stock compensation as well as the write off of Your Choice TV. Liberty's share of losses was $39 million and $29 million, for each of 1998 and 1997, respectively.

     USA Networks, Inc. Revenue increased $1,372 million or 109% to $2,634 million in 1998 from $1,262 million in 1997. The increase in revenue from 1997 to 1998 was due to the Universal and Ticketmaster transactions being completed by USA Networks during 1998. Operating cash flow increased $272 million to $464 million in 1998 from $192 million in 1997. The increase in operating cash flow from 1997 to 1998 was due to the Universal and Ticketmaster transactions. Net income increased by
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

$64 million to $77 million in 1998 from $13 million in 1997. The increase in net income from 1997 to 1998 was due to the increase in operating cash flow along with one-time transactional gains offset by significant increases in depreciation, amortization, interest and income tax expenses. Liberty's share of earnings of USA Networks and related investments was $30 million and $5 million for 1998 and 1997, respectively.

     QVC Inc. Revenue increased $321 million or 15% to $2,403 million in 1998 from $2,082 million in 1997. The increase in revenue for 1998 was primarily attributable to the effects of a 5.6% increase in the average number of homes receiving QVC services in the U.S. and an 11.8% increase in the average number of homes receiving QVC services in the United Kingdom. Operating cash flow increased $96 million or 28% to $434 million in 1998 from $338 million in 1997. The increase in operating cash flow was caused by the increase in revenue offset by increased cost of goods sold and variable costs associated with the increased sales. Start-up costs of QVC Germany also contributed $3 million to the increase in offsetting costs for 1998. Net income increased 110% or $78 million to $149 million in 1998 from $71 million in 1997. The increases in net income were due to the increases in operating cash flow offset by increases in depreciation, amortization and income tax expenses in each of the respective periods presented. Liberty's share of earnings was $64 million and $30 million for 1998 and 1997, respectively.

     Fox/Liberty Networks. Revenue increased 39% or $183 million to $655 million in 1998 from $472 million in 1997. A large portion of the increase in revenue was due to the acquisition of Affiliated Regional Communications by Fox/Liberty Networks on March 13, 1997 which increased the number of consolidated subsidiaries and their respective operations. Had the acquisition of Affiliated Regional Communications been completed for all periods presented, revenue would have increased $128 million for 1998. The increase in revenue was attributable to continued subscriber growth at the regional sports networks and the FX network along with increased advertising revenue due to increased subscribers and ratings. Operating cash flow increased $94 million to $79 million in 1998 from a deficit of $15 million in 1997. The increase in operating cash flow was caused by the revenue growth coupled with an increase in operating expenses. The increase in operating expenses was due to an increase in the number of professional events, primarily Major League Baseball games, as well as increased programming rights fees of regional sports networks due to renegotiated and newly entered into sports rights agreements. Fox/ Liberty Networks net loss decreased by $16 million or 21% to $62 million in 1998 from $78 million in 1997. The decrease in the net loss was due to the improvement in operating cash flow offset primarily by interest expense. In 1998, interest expense increased to $113 million from $49 million in 1997 due to additional indebtedness that was entered into in the latter half of 1997. Liberty's share of losses was $83 million for 1998 and zero for 1997, as Liberty's basis in the investment was less than zero.

     PCS Ventures. Liberty's share of losses from its investment in the PCS Ventures was $629 million and $493 million in 1998 and 1997, respectively. The increase in the share of losses was attributed primarily to increases in:

     - selling, general and administrative costs associated with Sprint PCS's efforts to increase its customer base;

     - depreciation expense resulting from capital expenditures made to expand its PCS network; and

     - interest expense associated with higher amounts of outstanding debt.

     Telewest. Telewest accounted for $134 million and $145 million of Liberty's share of its affiliates' losses during 1998 and 1997, respectively. The increase in the share of losses was primarily attributable to the net effects of:

     - changes in foreign currency transaction losses;

     - an increase in operating cash flow resulting from revenue growth; and

     - an increase in interest expense.

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

     Telewest issued debentures in connection with a previous merger transaction. Changes in the exchange rate used to translate the Telewest debentures into U.K. pounds sterling and the adjustment of a foreign currency option contract to market value caused Telewest to experience foreign currency transaction gains/losses that affected Liberty's share of Telewest's losses.

LIQUIDITY AND CAPITAL RESOURCES

     Liberty's sources of funds include its available cash balances, net cash from operating activities, dividend and interest receipts, proceeds from asset sales and proceeds from financing activities. Liberty is a holding company and as such is generally not entitled to the cash resources or cash generated by operations of its subsidiaries and business affiliates. Liberty is primarily dependent upon its financing activities to generate sufficient cash resources to meet its future cash requirements and planned commitments.

     Upon consummation of the TCI merger, through a new tax sharing agreement between Liberty and AT&T, Liberty became entitled to the benefit of all of the net operating loss carryforwards available to the entities included in TCI's consolidated income tax return as of the date of the TCI merger. In addition, under the tax sharing agreement, Liberty receives a cash payment from AT&T in periods when it generates taxable losses and those taxable losses are utilized by AT&T to reduce the consolidated income tax liability.

     Liberty held shares of Time Warner Series LMCN-V common stock, which were convertible into 114 million shares of Time Warner common stock. Liberty owns approximately 81.7 million ADRs representing preferred limited voting shares of News Corp. Liberty owns 62.6 million shares of Motorola common stock. Liberty receives dividends on its ownership interests in these entities periodically. On January 11, 2001, Time Warner and America Online, Inc. completed their merger, pursuant to which each share of the Time Warner common stock held by Liberty was converted into 1.5 shares of an identical series of stock of AOL Time Warner. AOL Time Warner does not currently intend to pay dividends on its common stock. Liberty anticipates that it will continue to receive dividends on its ownership interests in News Corp. and Motorola. However, there can be no assurance that such dividends will continue to be paid.

     Liberty receives approximately $8 million in cash dividends quarterly on the Fox Kids Worldwide preferred stock. This preferred stock pays quarterly dividends at the annual rate of 9% of the liquidation value of $1,000 per share. If Fox Kids Worldwide does not declare or pay a quarterly dividend, that dividend will be added to the liquidation value and the dividend rate will increase to 11.5% per annum until all accrued and unpaid dividends are paid. News Corp. has undertaken to fund all amounts needed by Fox Kids Worldwide to pay any amounts it is required to pay under the certificate of designations for the Fox Kids Worldwide preferred stock, including payment of the liquidation value of that stock upon any optional or mandatory redemption of that stock.

     At September 30, 2000, Liberty and its consolidated subsidiaries had bank credit facilities which provided for borrowings of up to $1.5 billion. Borrowings under these facilities of $1.1 billion were outstanding at September 30, 2000. Certain assets of Liberty's consolidated subsidiaries serve as collateral for borrowings under these bank credit facilities. Also, these bank credit facilities contain provisions which limit additional indebtedness, sale of assets, liens, guarantees, and distributions by the borrowers.

     On January 7, 2000, a trust, which holds Liberty's investment in Sprint, entered into agreements to loan 18 million shares of Sprint PCS Group stock to a third party, as agent. The obligation to return those shares is secured by cash collateral equal to 100% of the market value of that stock, which was $595 million at September 30, 2000. During the period of the loan, which is terminable by either party at any time, the cash collateral is to be marked-to-market daily. The trust, for the benefit of Liberty, has the use of 80% of the cash collateral plus any interest earned thereon during the term of the loan, and is required to pay a rebate fee equal to the Federal funds rate less 30 basis points to the borrower of the loaned shares. The unutilized cash collateral of $208 million at September 30, 2000 included $105 million

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

of restricted cash. At September 30, 2000, Liberty had utilized $387 million of the cash collateral under the securities lending agreement.

     On February 2, 2000, Liberty received net cash proceeds of $983 million from the issuance of its 8 1/4% senior debentures due 2030. The 8 1/4% senior debentures have an aggregate principal amount of $1 billion. Interest on the 8 1/4% senior debentures is payable on February 1 and August 1 of each year.

     On February 10, 2000, Liberty received net cash proceeds of $735 million from the issuance of its 3 3/4% senior exchangeable debentures due 2030 in the aggregate principal amount of $750 million. On March 8, 2000, Liberty received net cash proceeds of $59 million, including accrued interest from February 10, 2000, from the issuance of an additional $60 million principal amount of its 3 3/4% senior exchangeable debentures due 2030. These debentures are presently exchangeable, at the option of the holder, for the cash value of the underlying Sprint PCS Group stock. Interest on the 3 3/4% senior exchangeable debentures is payable on February 15 and August 15 of each year.

     In January 2001, Liberty received net cash proceeds of $588 million from the issuance of its 3 1/2% senior exchangeable debentures due 2031, in the aggregate principal amount of $600 million. These debentures are exchangeable, at the option of the holder, for the value of the underlying stock of Motorola. Liberty may pay such value either in cash or with a number of shares of Motorola stock as determined in the debentures.

     For so long as Liberty is a subsidiary of AT&T, there are restrictions on our incurrence of debt under an Inter-Group Agreement with AT&T. Liberty may not incur any debt that would cause the total indebtedness of Liberty at any time to be in excess of 25% ($12 billion at September 30, 2000) of the total market capitalization of AT&T's Liberty Media Group tracking stock, if the excess would adversely affect the credit rating of AT&T.

     Various partnerships and other affiliates of Liberty accounted for under the equity method finance a substantial portion of their acquisitions and capital expenditures through borrowings under their own credit facilities and net cash provided by their operating activities.

     In September 1999, AT&T's Liberty Media Group announced that it had received approval from the capital stock committee of the AT&T board of directors to repurchase from time to time up to 135 million shares of AT&T's Class A or Class B Liberty Media Group tracking stock. During the nine months ended September 30, 2000, Liberty made distributions to AT&T totaling approximately $112 million to fund the cost of repurchasing approximately 5 million shares under this repurchase plan. The distributions were accounted for as a reduction to additional paid-in-capital.

     Pursuant to a proposed final judgment agreed to by TCI, AT&T and the United States Department of Justice on December 30, 1998, Liberty transferred all of its beneficially owned securities of Sprint PCS to a trust prior to the TCI merger. The final judgment, which was entered by the United States District Court for the District of Columbia on August 23, 1999, requires the trustee, on or before May 23, 2002, to dispose of a portion of the Sprint PCS Group stock held by the trust sufficient to cause Liberty to own beneficially no more than 10% of the outstanding Sprint PCS Group common stock -- Series 1 that would be outstanding on a fully diluted basis on such date. On or before May 23, 2004, the trustee must divest the remainder of the Sprint PCS Group stock held by the trust. The final judgment requires the trustee to vote the Sprint PCS Group stock beneficially owned by Liberty in the same proportion as other holders of Sprint PCS Group stock so long as such securities are held by the trust. The final judgment also prohibits the acquisition by Liberty of additional Sprint PCS Group securities, with certain exceptions, without the prior written consent of the Department of Justice.

     Liberty has guaranteed notes payable and other obligations of certain affiliates. At September 30, 2000, the U.S. dollar equivalent of the amounts borrowed pursuant to these guaranteed obligations aggregated approximately $583 million.

     Liberty intends to continue to develop its entertainment and information programming services and has made certain financial commitments related to the acquisition of programming. As of September 30,

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

2000, Starz Encore Group's future minimum obligation related to certain film licensing agreements was $1.3 billion. The amount of the total obligation is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Continued development may require additional financing and it cannot be predicted whether Starz Encore Group will obtain such financing. If additional financing cannot be obtained by Starz Encore Group, Starz Encore Group or Liberty could attempt to sell assets but there can be no assurance that asset sales, if any, can be consummated at a price and on terms acceptable to Liberty.

CASH FLOWS FROM OPERATING ACTIVITIES

     Cash used in operating activities for the nine months ended September 30, 2000 and the two months ended February 28, 1999 were $153 million and $107 million, respectively. Cash provided by operating activities for the seven month period ended September 30, 1999 was $105 million. Cash used during the nine months ended September 30, 2000 and the two months ended February 28, 1999 included payments related to stock appreciation rights of $292 million and $126 million, respectively.

CASH FLOWS FROM INVESTING ACTIVITIES

     Cash used in investing activities were $2 billion, $4.9 billion and $79 million for the nine months ended September 30, 2000, the seven months ended September 30, 1999 and the two months ended February 28, 1999, respectively. Liberty is a holding company and as such it uses cash to make contributions and investments in entities in which Liberty holds a 50% or less ownership interest. Cash flows from investing activities included cash used for investments in and loans to affiliates amounting to $2.5 billion, $2 billion and $51 million during the nine months ended September 30, 2000, the seven months ended September 30, 1999 and the two months ended February 28, 1999, respectively. Liberty made purchases of marketable securities of $6.9 billion during the seven month period ended September 30, 1999. Additionally, Liberty invested $669 million in acquisitions of consolidated businesses during the nine month period ended September 30, 2000.

CASH FLOWS FROM FINANCING ACTIVITIES

     Liberty is primarily dependent on financing activities to generate sufficient cash resources to meet its cash requirements. Financing cash flows consist primarily of borrowings and repayments of debt. Liberty had borrowings of $3.6 billion, $2.2 billion and $155 million and repayments of $1.8 billion, $2.2 billion and $145 million during the nine months ended September 30, 2000, the seven months ended September 30, 1999 and the two months ended February 28, 1999, respectively.

ACCOUNTING STANDARDS

     During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement 133), which is effective for all fiscal years beginning after June 15, 2000. Statement 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under Statement 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the:

     - fair values of existing assets, liabilities, or firm commitments,

     - variability of cash flows of forecasted transactions, or

     - foreign currency exposures of net investments in foreign operations.

     Although our management has not completed its assessment of the impact of Statement 133 on Liberty's consolidated results of operations and financial position, management does not expect that the impact of Statement 133 will be significant, however, no assurances can be given that it will not be significant.

MARKET RISK

     Liberty is exposed to market risk in the normal course of its business operations due to its investments in different foreign countries and ongoing investing and financial activities. Market risk refers to the risk of loss arising from adverse changes in foreign currency exchange rates, interest rates and stock prices. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. Liberty has established policies, procedures and internal processes governing its management of market risks and the use of financial instruments to manage its exposure to such risks.

     Contributions to Liberty's foreign affiliates are denominated in foreign currency. Liberty therefore is exposed to changes in foreign currency exchange rates. Liberty does not hedge the majority of its foreign currency exchange risk because of the long-term nature of its interests in foreign affiliates. During the nine months ended September 30, 2000, Liberty hedged 230 million euros related to certain foreign currency denominated transactions. Had the price of the euro been 10% lower at September 30, 2000, Liberty would have recorded an additional unrealized loss on financial instruments, net of taxes, of $18 million. Liberty continually evaluates its foreign currency exposure (primarily the Argentine Peso, British Pound Sterling, Japanese Yen and French Franc) based upon current market conditions and the business environment.

     Liberty is exposed to changes in interest rates primarily as a result of its borrowing and investment activities, which include fixed and floating rate investments and borrowings used to maintain liquidity and fund its business operations. The nature and amount of Liberty's long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. As of September 30, 2000, the majority of Liberty's debt was composed of fixed rate debt resulting from the 1999 and 2000 issuances of notes and debentures for net proceeds of approximately $3.9 billion. The proceeds were used to repay floating rate debt, which reduced Liberty's exposure to interest rate risk associated with rising variable interest rates. Had market interest rates been 1% higher throughout the nine months ended September 30, 2000 and 1999, Liberty would have recorded approximately $9 million and $11 million of additional interest expense, respectively. At September 30, 2000, the aggregate fair value of Liberty's notes and debentures was $3.8 billion.

     Liberty is exposed to changes in stock prices primarily as a result of its significant holdings in publicly traded securities. Liberty continually monitors changes in stock markets, in general, and changes in the stock prices of its significant holdings, specifically. Changes in stock prices can be expected to vary as a result of general market conditions, technological changes, specific industry changes and other factors. Equity collars and equity swaps have been used to hedge certain investment positions subject to fluctuations in stock prices.

     To illustrate the effect of changes in stock prices on Liberty we provide the following sensitivity analysis. Had the stock price of our investments accounted for as available-for-sale securities been 10% lower at September 30, 2000, and December 31, 1999, the value of such securities would have been lower by $2.4 billion for both periods. Our unrealized gains, net of taxes would have also been lower by $1.4 billion and $1.5 billion, respectively. Had the stock price of our publicly traded investments accounted for using the equity method been 10% lower at September 30, 2000 and 1999, there would have been no impact on the carrying value of such investments. Had the stock price of the Sprint PCS Group stock underlying Liberty's senior exchangeable debentures been 10% higher at September 30, 2000, Liberty's total debt and, correspondingly, Liberty's interest expense would have been unchanged as the stock price of the Sprint PCS Group stock would have been below the respective initial exchange prices. Liberty's cash collateral account under the securities lending agreement would have been reduced by $61 million if the underlying shares of the Sprint PCS Group had decreased in value by 10% on that date.

     Liberty measures the market risk of its derivative financial instruments through comparison of the blended rates achieved by those derivative financial instruments to the historical trends in the underlying market risk hedged. With regard to interest rate swaps, Liberty monitors the fair value of interest rate swaps as well as the effective interest rate the interest rate swap yields, in comparison to historical interest rate trends. Liberty believes that any losses incurred with regard to interest rate swaps would be offset by the effects of interest rate movements on the underlying hedged facilities. With regard to equity collars and hedges, Liberty monitors historical market trends relative to values currently present in the market. Liberty believes that any unrealized losses incurred with regard to equity collars and swaps would be offset by the effects of fair value changes on the underlying hedged assets. These measures allow Liberty's management to measure the success of its use of derivative instruments and to determine when to enter into or exit from derivative instruments.

                                    BUSINESS

OVERVIEW

     We are a leading media, entertainment and communications company with interests in a diverse group of public and private companies that are market leaders in their respective industries. Our subsidiaries and business affiliates are engaged in a broad range of programming, communications, technology and Internet businesses and have some of the most recognized and respected brands. These brands include Encore, STARZ!, Discovery, TV Guide, Fox, USA, QVC, AOL, CNN, Motorola and Sprint PCS.

     Our management team, led by Dr. John C. Malone, our Chairman, and Mr. Robert R. Bennett, our President and Chief Executive Officer, has extensive expertise in creating and developing new businesses and opportunities for our subsidiaries and business affiliates and in building scale, brand power and market leadership. This expertise dates back to the mid-1980s when members of our management were instrumental in identifying and executing strategic transactions to provide TCI with quality programming for its cable television systems. Today, our management team continues to leverage its expertise and industry relationships on behalf of our subsidiaries and business affiliates to identify and execute strategic transactions that improve the value of their businesses and that allow us to take full advantage of new developments in consumer and technological trends.

     The media, entertainment and communications industries are currently undergoing tremendous changes due in part to the growth of new distribution technologies, led by the Internet and the implementation of digital compression. The growth in distribution technologies has, in turn, created strong demand for an ever increasing array of multimedia products and services. We are working with our subsidiaries and business affiliates to extend their established brands, quality content and networks across multiple distribution platforms to keep them at the forefront of these ongoing changes.

BUSINESS STRATEGY

     Our business strategy is to maximize our value by (1) working with the management teams of our existing subsidiaries and business affiliates to grow their established businesses and create new businesses; and (2) identifying and executing strategic transactions that improve the value or optimize the efficiency of our assets. Key elements of our business strategy include the following:

     Promoting the internal growth of our subsidiaries and business affiliates. We actively seek to foster the internal growth of our subsidiaries and business affiliates by working with their management teams to expand their established businesses and create new businesses, often by extending their existing brands across multiple distribution platforms or effecting transactions that enhance the scale of their operations. Our emphasis is on the creation and development of multiple sources of revenue that enhance cash flow. We also seek to use our extensive industry experience and relationships to provide our subsidiaries and business affiliates with strategic alliances, greater visibility and improved positioning in their respective markets. While the form of our participation in our subsidiaries and business affiliates may change over time as a result of acquisitions, mergers and other strategic transactions, we generally seek to retain a significant long-term interest in their successors.

     Maintaining significant involvement in governance. We seek to add considerable value to our subsidiaries and business affiliates through our strategic, operational and financial advice. To ensure that we can exert significant influence over management where we own less than a majority voting interest in a business affiliate, we often seek representation at the board of directors level and contractual rights that assure our participation in material decision making. These contractual rights will typically include participation in budget decisions, veto rights over significant corporate actions and rights of first refusal with respect to significant dispositions of stock by management or strategic partners.

     Participating with experienced management and strategic partners. We seek to participate in companies with experienced management teams that are led by strong entrepreneurs, and partner with strategic investors that are engaged in complementary businesses with a demand for the products and services of our subsidiaries and business affiliates.

     Executing strategic transactions that optimize the efficiency of our assets. We seek to identify and execute acquisitions, consolidations and other strategic transactions that rationalize our participation in the businesses of our subsidiaries and business affiliates. We often undertake transactions of this nature to obtain the benefits of scale and liquidity as well as to further diversify our businesses. In pursuing new acquisition opportunities, we focus on businesses that have attractive growth characteristics and offer strategic benefits to our existing subsidiaries and business affiliates.

     Participating in financial engineering transactions to optimize our financial structure. We continually reevaluate our capital structure in light of current and expected market conditions and seek to identify financial instruments and financing techniques that will maximize the return on our equity consistent with a prudent debt structure. We seek to enhance our financial flexibility by utilizing multiple sources of capital and preserving liquidity through our ownership of a mix of public and private assets.

RECENT DEVELOPMENTS

     On June 9, 2000, we acquired a controlling interest in The Todd-AO Corporation, consisting of approximately 6.5 million shares of Class B common stock of Todd-AO, in exchange for the issuance of approximately 5.4 million shares of AT&T's Class A Liberty Media Group tracking stock. The Class B common stock of Todd-AO we acquired in that transaction represented 60% of the equity and approximately 94% of the voting power of Todd-AO outstanding immediately prior to the closing. Todd-AO provides sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe.

     Immediately following the closing of such transaction, we contributed to Todd-AO 100% of the capital stock of Four Media Company, in exchange for approximately 16.6 million shares of the Class B common stock of Todd-AO. As a result of that transaction, we increased our ownership interest in Todd-AO to approximately 84% of the equity and approximately 98% of the voting power of Todd-AO outstanding immediately following the closing. Four Media Company provides technical and creative services to owners, producers and distributors of television programming, feature films and other entertainment products both domestically and internationally.

     Following our acquisition of Todd-AO, and our contribution to Todd-AO of our ownership in Four Media Company, Todd-AO changed its name to Liberty Livewire Corporation.

     On July 19, 2000, we purchased all of the assets relating to the post-production, content and sound editorial businesses of SounDelux Entertainment Group for $90 million. Immediately following the closing, the assets of SounDelux were contributed to Liberty Livewire in exchange for approximately 8.2 million additional shares of Liberty Livewire Class B common stock. Immediately following this contribution, our ownership in Liberty Livewire increased to approximately 88% of the equity and approximately 99% of the voting power of Liberty Livewire outstanding immediately following the contribution.

     On January 14, 2000, we acquired The Associated Group, Inc. pursuant to a merger agreement we entered into with AT&T and Associated Group. Under the merger agreement, each share of Associated Group's Class A common stock and Class B common stock was converted into 0.49634 shares of AT&T common stock and
2.41422 shares of AT&T's Class A Liberty Media Group tracking stock. Prior to the merger, Associated Group's primary assets were (1) approximately 19.7 million shares of AT&T common stock, (2) approximately 46.8 million shares of AT&T's Class A Liberty Media Group tracking stock, (3) approximately 10.6 million shares of AT&T's Class B Liberty Media Group tracking stock, (4) approximately 21.4 million shares of common stock, representing approximately a 34% interest, of Teligent, Inc., a full-service, facilities-based communications company, and (5) all of the outstanding shares of common stock of TruePosition, Inc., which provides location services for wireless carriers and users designed to determine the location of any wireless transmitters, including cellular and PCS telephones. Immediately following the completion of the merger, all of the assets and businesses of

Associated Group, other than its interest in Teligent and its shares of AT&T common stock and AT&T's Liberty Media Group tracking stock, were transferred to us. Since the Associated Group merger, Associated Group's interest in Teligent has been held by a member of AT&T's Liberty Media Group other than us. AT&T is contributing its equity interest in that member of its Liberty Media Group to us in connection with the split off. All of the shares of AT&T common stock, AT&T's Class A Liberty Media Group tracking stock and AT&T's Class B Liberty Media Group tracking stock previously held by Associated Group were retired by AT&T.

     On March 16, 2000, we purchased shares of cumulative preferred stock in Liberty Satellite & Technology, Inc., formerly TCI Satellite Entertainment, Inc.
(LSAT), in exchange for our economic interest in 5,084,745 shares of Sprint PCS Group stock, valued at $300 million. We received 150,000 shares of LSAT Series A 12% Cumulative Preferred Stock and 150,000 shares of LSAT Series B 8% Cumulative Convertible Voting Preferred Stock. The Series A preferred stock does not have voting rights, while the Series B preferred stock gives us approximately 85% of the voting power of the outstanding capital stock of LSAT. We and LSAT also formed a joint venture named Liberty Satellite, LLC to hold and manage interests in entities engaged globally in the distribution of internet data and other content via satellite and related businesses. As part of this transaction, we contributed interests in XM Satellite Radio Holdings Inc., Wildblue Communications, Inc., LSAT Astro LLC and Sky Latin America in exchange for an approximately 89% interest in the joint venture. LSAT contributed its interest in JATO Communications Corp. and General Motors Class H common stock in exchange for an approximately 11% interest in the joint venture, which will be managed by LSAT. In a related transaction, LSAT paid us $60 million in the form of an unsecured promissory note in exchange for an approximately 14% interest in a limited liability company with holdings in ASTROLINK International LLC. The remaining 86% of the limited liability company is held by Liberty Satellite, LLC.

     On June 8, 2000, we completed our acquisition of Ascent Entertainment Group, Inc. for an aggregate purchase price of approximately $436 million. Ascent's principal business is providing pay-per-view entertainment and information services through its majority owned subsidiary, On Command Corporation. Ascent also provides satellite service to the NBC television network and owns the National Basketball Association's Denver Nuggets, the National Hockey League's Colorado Avalanche and the Pepsi Center, Denver's new entertainment facility which is home to both the Nuggets and the Avalanche. On July 6, 2000, Ascent sold its interests in the Nuggets, the Avalanche and the Pepsi Center for approximately $268 million in cash and the assumption of approximately $136 million in debt. We have retained our 6.5% profits' interests in each of the Nuggets and the Avalanche and our 6.5% interest in the Pepsi Center. As a result of our acquisition of Ascent, our consolidated debt includes approximately $353 million of Ascent's outstanding indebtedness, excluding approximately $136 million which was assumed by the purchaser of the Nuggets, the Avalanche and the Pepsi Center.

     On June 26, 2000, we announced that we had entered into an agreement with UnitedGlobalCom, Inc. and a majority-owned subsidiary of UGC, United Pan-Europe Communications, N.V. (UPC), pursuant to which UGC would acquire from us interests in various international broadband distribution and programming assets, including Telewest Communications plc, Cablevision S.A., Pramer S.C.A. and Crown Media Holdings, in exchange for 75.3 million shares of UGC's Class B common stock.

     The UGC shares to be acquired by us under the current structure represent a 38% economic interest and a 72% voting interest in UGC and, when added to our existing UGC holdings, will result in us having a 45% economic interest and an 82% voting interest in UGC. We will be bound by voting and standstill agreements with UGC and certain of its founding stockholders. Until the third anniversary of the closing, we will have the right to nominate four of the 12 members of UGC's board of directors and the founding stockholders will have the right to appoint eight. Thereafter, we and the founding stockholders each will have the right to nominate four directors, and the board will nominate the other four candidates. The provisions of the voting agreement regarding the nomination and election of directors will terminate on the tenth anniversary of the closing, subject to earlier termination upon the occurrence of specified events.

     The closing of the transaction is subject to various closing conditions, including approval by stockholders of UGC and UPC and governmental and other third party approvals. UGC is the largest broadband communications provider of video, voice and data services outside the U.S. with operations in 23 countries and networks that reach more than 18 million homes and businesses and serve more than 9.5 million video customers.

     On September 27, 2000, we entered into a letter agreement with News Corp. with respect to (1) the transfer of all of our equity interests in Gemstar-TV Guide and (2) the assignment of all of our rights under the stockholders agreement we entered into with News Corp., Gemstar-TV Guide and Henry C. Yuen (Chief Executive Officer of Gemstar-TV Guide), to subsidiaries of News Corp. in a series of transactions.

     In the first transaction, a subsidiary of News Corp. will merge with Liberty UVSG, Inc., our subsidiary that holds 70,704,588 shares of common stock of Gemstar-TV Guide, and we will receive 1.7179 American Depository Receipts representing preferred limited voting ordinary shares of News Corp. (which we refer to as News Corp. ADRs) for each share of common stock of Gemstar-TV Guide held by Liberty UVSG at the time of the merger. In connection with the merger, we will assign all of our rights under the stockholders agreements to News Corp. and cause persons designated by News Corp. to replace our designees on the board of Gemstar-TV Guide. If the merger is not consummated by June 22, 2001, either we or News Corp. may terminate our respective obligations under the letter agreement, provided that the failure to occur of any relevant condition to the merger is not attributable to a breach by the terminating party.

     If the merger is consummated, subject to the closing of an initial public offering of Sky Global Networks, Inc. with gross proceeds of at least $1 billion, Sky Global Networks will acquire from us all of the 16,761,150 shares of common stock of Gemstar held by Liberty TVGIA, Inc., one of our subsidiaries, and a 10% interest in each of Innova S. de R.L., Sky Multi-County Partners, NetSat Servicos Ltda, DTH Techco Partners and Sky Latin America Partners in exchange for shares of Class A common stock of Sky Global Networks representing 4.76% of Sky Global Networks common equity, subject to adjustment (the transactions described in this sentence, we refer to as the SGN/DTH Transactions). If the Sky Global Networks public offering fails to occur by November 27, 2001, neither we nor News Corp. will be under any obligation to effect the SGN/DTH Transactions, and in lieu of such transactions, we will effect a transaction with News Corp. pursuant to which we will transfer to News Corp. each share of Gemstar-TV Guide common stock held by Liberty TVGIA for
1.7179 News Corp. ADRs.

     In addition, upon completion of the merger described above and subject to the closing of the Sky Global Networks initial public offering, we will purchase from Sky Global Networks a number of shares of its Class A common stock for an aggregate purchase price of $500 million based upon the initial public offering price of a share of Sky Global Networks' Class A common stock. If the initial public offering does not occur by June 22, 2001, neither we nor Sky Global Networks will be under any obligation to effect the acquisition described in the immediately preceding sentence.

     If the foregoing transactions are consummated as currently contemplated, we will enter into lock-up arrangements and receive registration rights with respect to the News Corp. ADRs and the shares of Class A common stock of Sky Global Networks we acquire in these transactions. All of the foregoing transactions are subject to customary closing conditions.

     In October 2000, we restructured a portion of our ownership interests in TruePosition, Inc., ICG Communications, Sprint PCS, priceline.com and LSAT and increased our equity interest in LSAT. On October 27, 2000, in three separate transactions, (1) we sold 608,334 shares of TruePosition common stock to TP Investment, Inc., a company wholly owned by our Chairman, Dr. Malone, for $6 million in cash; (2) we and TP Investment each contributed shares of TruePosition common stock to Liberty TP LLC, a newly formed limited liability company; and (3) we and Liberty AGI, Inc., a member of AT&T's Liberty Media Group that is not currently one of our subsidiaries, directly and through our respective subsidiaries, contributed a portion of our respective ownership interests in TruePosition, Sprint PCS, ICG Communications and priceline.com to Liberty TP Management, Inc., a newly formed corporation, in exchange for newly issued equity securities of Liberty TP Management. Concurrently, TP Investment contributed shares of LSAT's Class A and Class B common stock and $47.2 million in cash to Liberty TP Management, in exchange for newly issued equity securities of Liberty TP Management. On October 31, 2000 Liberty ICGX, Inc., a subsidiary of Liberty AGI, and Liberty PCLN, Inc., one of our subsidiaries, each of which contributed assets to Liberty TP Management, each sold a portion of the Liberty TP Management securities it received in exchange for those assets to TP Investment for an aggregate of approximately $34.92 million. Salomon Smith Barney Inc. delivered an opinion to us and Liberty AGI that the aggregate consideration received in these transactions by us and Liberty AGI and our respective subsidiaries was fair from a financial point of view.

     On January 23, 2001, BET Holdings, II, Inc. was acquired by Viacom, Inc. in exchange for shares of Class B common stock of Viacom pursuant to an Agreement and Plan of Merger among Liberty, BET Holdings II, Inc., Viacom, Robert L. Johnson and the Johnson Children's Insurance Trust and certain of their respective affiliates. As a result of the merger, we received approximately 15.2 million shares of Viacom's Class B common stock in exchange for our 35% interest in BET Holdings II, Inc.

BUSINESS OPERATIONS

     We are engaged principally in three fundamental areas of business:

     - Programming, consisting principally of interests in video programming services;

     - Communications, consisting principally of interests in cable television systems, telephony and satellite communication systems; and

     - Internet services and technology.

     The following table sets forth information concerning our subsidiaries and business affiliates and lists all of the businesses currently attributed to AT&T's Liberty Media Group, including businesses that are not currently held by us but which AT&T will contribute to us immediately prior to the split off. We hold, or will hold, these interests either directly or indirectly through partnerships, joint ventures, common stock investments or instruments convertible or exchangeable into common stock. Ownership percentages in the table are approximate, calculated as of February 15, 2001, and, where applicable and except as otherwise noted, assume conversion to common equity by us and, to the extent known by us, other holders. In some cases, our interest may be subject to buy/sell procedures, repurchase rights or, under certain circumstances, dilution.

                                                            SUBSCRIBERS AT                ATTRIBUTED
                                                               12/31/00        YEAR       OWNERSHIP
ENTITY                                                         (000'S)       LAUNCHED     AT 2/15/01
------                                                      --------------   --------     ----------
                                     VIDEO PROGRAMMING SERVICES
AOL Time Warner Inc.(1) (NYSE: AOL).......................                                     4%
Canales n.................................................          32(2)      1998          100%
Corus Entertainment Inc.(3) (TSE: CJR.B; NYSE: CJR).......                                    17%
Court TV..................................................      51,500         1991           50%
Crown Media Holdings, Inc.(4) (Nasdaq: CRWN)..............                                    16%
Discovery Communications, Inc. ...........................                                    49%
  Discovery Channel.......................................      80,236         1985
  The Learning Channel....................................      76,364         1980
  Animal Planet...........................................      65,556         1996
  Travel Channel..........................................      49,048         1987
  Discovery Health Channel................................      18,614         1999

                                                            SUBSCRIBERS AT                ATTRIBUTED
                                                               12/31/00        YEAR       OWNERSHIP
ENTITY                                                         (000'S)       LAUNCHED     AT 2/15/01
------                                                      --------------   --------     ----------
                                 VIDEO PROGRAMMING SERVICES (CONT.)
  Discovery Digital Services (aggregate units)............      22,320(2)
     Discovery Civilization...............................                     1996
     Discovery Home & Leisure.............................                     1996
     Discovery Kids.......................................                     1996
     Discovery Science....................................                     1996
     Discovery Wings......................................                     1998
     Discovery en Espanol.................................                     1998
  Animal Planet Asia......................................      18,176         1998           25%
  Animal Planet Europe....................................       8,160         1998
  Animal Planet Latin America.............................       8,600         1998           25%
  Animal Planet UK........................................       5,847         1998
  Discovery Asia..........................................      38,718         1994
  Discovery Canada........................................       6,770         1995           10%
  Discovery India.........................................      18,427         1996
  Discovery Japan(5)......................................       2,138         1996
  Discovery Europe........................................      22,566         1989
  Discovery Turkey........................................         990         1997
  Discovery Germany.......................................       1,528         1996           25%
  Discovery Italy/Africa..................................       2,056         1996
  Discovery Latin America.................................      14,067         1996
  Discovery Latin America Kids Network....................      10,506         1996
  Discovery Middle East...................................         173         1997
  People & Arts (Latin America)...........................      10,671         1995           25%
  Europe Showcase.........................................      17,285         1998
  Discovery Home & Leisure (Europe).......................       6,842         1999
  Health Latin America....................................       3,278         2000
  Health UK...............................................       4,326         2000
  Travel & Adventure (Latin America)......................       3,244         2000
  Discovery.com, Inc. ....................................      Online         1995
E! Entertainment Television...............................      66,063         1990           10%
  Style...................................................       8,906         1998
Flextech Limited(UK)(4)...................................                                    25%(6)
  Bravo...................................................       6,801         1985           25%
  Challenge TV............................................       6,695         1993           25%
  HSN Direct International................................         N/A         1994           23%
  KinderNet...............................................       5,751         1988            8%
  Living..................................................       7,205         1993           25%
  SMG.....................................................         N/A         1957            4%
  Trouble.................................................       6,749         1984           25%
  TV Travel Shop..........................................       8,564         1998            9%
  UK Arena (UKTV).........................................       5,054         1997           12%
  UK Gold (UKTV)..........................................       7,561         1992           12%
  UK Gold Classics (UKTV).................................       4,947         1999           12%
  UK Horizons (UKTV)......................................       6,621         1997           12%
  UK Style (UKTV).........................................       5,840         1997           12%
  UK Play (UKTV)..........................................       5,806         1998           12%
Fox Family Worldwide, Inc. ...............................                                       (7)
Gemstar-TV Guide International, Inc. (Nasdaq: GMST).......                                    21%(8)(9)

                                                            SUBSCRIBERS AT                ATTRIBUTED
                                                               12/31/00        YEAR       OWNERSHIP
ENTITY                                                         (000'S)       LAUNCHED     AT 2/15/01
------                                                      --------------   --------     ----------
                                 VIDEO PROGRAMMING SERVICES (CONT.)
International Channel.....................................      10,178         1990           90%
Jupiter Programming Co., Ltd. (Japan).....................                                    50%
  Animal Planet...........................................         N/A         2000           33%
  Cable Soft Network......................................       3,231         1989           50%
  CNBC Japan/Nikkei.......................................         N/A         1997            5%
  Discovery Japan.........................................       2,138         1996           50%
  Golf Network............................................       2,597         1996           45%
  Japanese Movies and Dramas..............................         N/A         2000            5%
  JSky Sports.............................................       2,032         1998           29%
  Kids Station............................................         N/A         2000            8%
  LaLa TV.................................................           1         2000           50%
  Premium Anime Channel...................................         N/A         2000            7%
  Shop Channel............................................       9,206         1996           35%
MacNeil/Lehrer Productions................................         N/A          N/A           67%
MultiThematiques, S.A.....................................                                    27%
  Canal Jimmy (France)....................................       2,510         1991
  Canal Jimmy (Italy).....................................         941         1997
  Cine Cinemas (Benelux/Scandinavia)......................          15         2000
  Cine Cinemas (France)...................................         890         1991
  Cine Cinemas (Italy)....................................         122         1997
  Cine Classics (France)..................................         730         1991
  Cine Classics (Spain)...................................         253         1995           14%
  Cine Classics (Italy)...................................         122         1997
  Eurochannel (Brazil)....................................       1,007         2000
  Planete (Africa)........................................          60         2000
  Planete (Belgium).......................................          39         2000
  Planete (France)........................................       4,579         1988
  Planete (Poland)........................................       2,108         1996
  Planete (Germany).......................................       1,659         1997
  Planete (Italy).........................................         942         1997
  Planete (Switzerland)...................................         403         2000
  Seasons (France)........................................         127         1996
  Seasons (Spain).........................................          38         1997
  Seasons (Germany).......................................          67         1997
  Seasons (Italy).........................................          56         1997
  Seasons (Poland)........................................         408         2000
The News Corporation Limited(9)(10)
  (NYSE: NWS.A; ASX: NCPDP)...............................                                     8%
Pramer S.C.A. (Argentina)(4)..............................                                   100%
  America Sports..........................................       2,350         1990
  Big Channel.............................................       2,345         1992
  Canal a.................................................       2,258         1996
  Cineplaneta.............................................       2,028         1997
  elgourmet.com...........................................       3,325         2000
  Film & Arts.............................................       6,495         2000
  GEMS International......................................       3,975          N/A
  Magic Kids..............................................       3,848         1995
  P&E.....................................................         771         1996

                                                            SUBSCRIBERS AT                ATTRIBUTED
                                                               12/31/00        YEAR       OWNERSHIP
ENTITY                                                         (000'S)       LAUNCHED     AT 2/15/01
------                                                      --------------   --------     ----------
                                 VIDEO PROGRAMMING SERVICES (CONT.)
  Plus Satelital..........................................       3,915         1988
  Rio de la Plata.........................................          76         2000
The Premium Movie Partnership(4) (Australia)..............         958         1995           20%
QVC Inc. .................................................                                    43%
  QVC.....................................................      70,120         1986
  QVC-The Shopping Channel (UK)...........................       8,750         1993           34%
  QVC-Germany.............................................      22,635         1996
  iQVC....................................................      Online         1995
Starz Encore Group LLC....................................                                   100%
  Encore..................................................      16,319         1991
  MOVIEplex...............................................       7,636         1995
  Thematic Multiplex (aggregate units)....................      52,486(2)
     Love Stories.........................................                     1994
     Westerns.............................................                     1994
     Mystery..............................................                     1994
     Action...............................................                     1994
     True Stories.........................................                     1994
     WAM! America's Kidz Network..........................                     1994
  STARZ!..................................................      11,543         1994
     STARZ! Theater.......................................            (2)      1996
     BET Movies/STARZ!3...................................            (2)      1997
     STARZ! Family........................................            (2)      1999
     STARZ! cinema........................................            (2)      1999
Telemundo Communications Group(11)........................         N/A          N/A           35%
Torneos y Competencias, S.A.(4)...........................         N/A          N/A           40%
USA Networks, Inc. (Nasdaq: USAI).........................                                    21%(12)
Viacom, Inc. (14) (NYSE:VIA.B)............................                                    <1%

                                        HOMES IN
                                         SERVICE            HOMES                                    ATTRIBUTED
                                          AREA              PASSED       BASIC SUBS                  OWNERSHIP
                                      12/31/00(15)       12/31/00(16)   12/31/00(17)   PENETRATION       AT
ENTITY                                    (000)             (000)          (000)        12/31/00      2/15/01
------                             -------------------   ------------   ------------   -----------   ----------
                                              CABLE AND TELEPHONY
Metropolis-Intercom, S.A.........         1,600             1,111            275           25%           50%
Cablevision S.A.(4)
  (Argentina)....................         4,000             3,438          1,439           42%           28%
Chorus Communication Limited
  (Ireland) (formerly Princes
  Holdings Limited)..............           627               484            244           50%           50%
Digital Latin America(4).........                                                                        43%
Grupo Portatel(4)................                                                                        41%
IDT Corporation (Nasdaq: IDTC)...                                                                        10%
Jupiter Telecommunications Co.,
  Ltd. (Japan)...................         7,291             5,297            923           17%           35%
Omnipoint Communications,
  Inc. ..........................                                                                         3%
Sprint PCS Group (NYSE: PCS).....                                                                        21%(18)
Liberty Cablevision of Puerto
  Rico, Inc.(4)..................           442               288            116           40%          100%
Telewest Communications plc
  (UK)(4) (LN: TWT) (Nasdaq:
  TWSTY).........................         6,074             4,534          1,194           26%           25%
Teligent, Inc. (Nasdaq: TGNT)....                                                                        34%
360networks inc (Nasdaq: TSIX)...                                                                        <1%
The Wireless Group (LN: TWG).....                                                                        30%
UnitedGlobalCom, Inc.(4) (Nasdaq:
  UCOMA).........................                                                                        11%

                                                                                             ATTRIBUTED
                                                                                             OWNERSHIP
                                                                                                 AT
ENTITY                                                BUSINESS DESCRIPTION                    2/15/01
------                                                --------------------                   ----------
                                   SATELLITE COMMUNICATIONS SERVICES

Liberty Satellite & Technology, Inc.   Holds interests in certain communications assets          21%(19)
  (OTC: LSATA/LSATB)                   including Sprint PCS and Liberty Satellite, LLC
  Aerocast.com, Inc.                   Developer of terrestrial and satellite network to         23%(20)(21)
                                       distribute streaming media to businesses and
                                       consumers
  ASTROLINK International LLC          Will build a global telecom network using 3 ka-band       32%(20)
                                       geostationary satellites to provide broadband data
                                       communications services. The first 2 satellites, to
                                       be launched in 2002, will service customers in
                                       North and South America, Europe and the Middle
                                       East. The third spacecraft will extend the network
                                       worldwide.
  Hughes Electronics Corporation       A subsidiary of General Motors Corporation,               <1%(20)
     (NYSE: GMH)                       providing digital television entertainment
                                       (DirecTV), satellite services and satellite-based
                                       private business networks
  iBEAM Broadcasting Corporation       Satellite delivery of streaming media from                 3%(20)
     (Nasdaq: IBEM)                    programmers to Internet providers
  Sky Latin America                    Satellite delivered television platform currently         10%(9)(20)
                                       servicing Mexico, Brazil, Chile and Columbia
  Wildblue Communications, Inc.        Will build a ka-band satellite network that will          19%(20)
                                       focus on providing broadband services to homes and
                                       small offices in North America and Latin America.
  XM Satellite Radio Holdings Inc.     Plans to transmit up to 100 national audio channels        2%(20)
     (Nasdaq: XMSR)                    of music, news, talk, sports and children's
                                       programming from two satellites directly to
                                       vehicle, home and portable radios

                                                                                             ATTRIBUTED
                                                                                             OWNERSHIP
                                                                                                 AT
ENTITY                                                BUSINESS DESCRIPTION                    2/15/01
------                                                --------------------                   ----------
                                     TECHNOLOGY AND MANUFACTURING

Antec Corporation (Nasdaq: ANTC)       Manufacturer of products for hybrid fiber/coaxial         18%
                                       broadband networks

Motorola, Inc. (NYSE: MOT)             Provider of integrated communications solutions and        4%(22)
                                       embedded electronic solutions

TruePosition, Inc.                     Provider of wireless location technology and              89%
                                       services

                                                                                             ATTRIBUTED
                                                                                             OWNERSHIP
                                                                                                 AT
ENTITY                                                BUSINESS DESCRIPTION                    2/15/01
------                                                --------------------                   ----------
                                       INTERNET/INTERACTIVE TELEVISION SERVICES
ACTV, Inc. (Nasdaq: IATV)              Producer of tools for interactive programming for          2%(23)
                                       television and Internet platforms
BroadbandNOW, Inc.                     Provides high-speed Internet access and customized         5%
                                       broadband content and applications to subscribers
                                       via a private IP network that can connect such
                                       subscribers via multiple broadband technologies,
                                       including DSL, cable modem, wireless and Ethernet
Novo Networks, Inc. (Nasdaq: NVNW)     Online introduction service for entrepreneurs and         <1%
                                       investors
On Command Corporation (Nasdaq: ONCO)  Provider of in-room interactive entertainment,            56%
                                       Internet access, business information and guest
                                       services for the lodging industry
priceline.com, Incorporated (Nasdaq:   E-commerce service allowing consumers to make              5%
  PCLN)                                offers on products and services
Liberty Digital, Inc. (Nasdaq: LDIG)   A diversified new media company focused on the            92%
                                       development of interactive television programming
                                       with interests in interactive television
                                       technology, e-commerce and content businesses,
                                       including DMX, Inc., OpenTV, Inc., move.com,
                                       BET.com, Replay TV, Inc., TiVO Inc., and rights to
                                       provide interactive networks to AT&T cable systems
Liberty Livewire Corporation (Nasdaq:  Provides a wide range of traditional audio and            85%(24)
  LWIRA)                               video post- production, transmission, library
                                       services, and audio/video distribution services via
                                       satellite and fiber to worldwide clients in the
                                       feature film television and advertising industries.
                                       Also provides interactive television services under
                                       the brand name 'HyperTv with Livewire.'

                                                                                             ATTRIBUTED
                                                                                             OWNERSHIP
                                                                                                 AT
ENTITY                                                BUSINESS DESCRIPTION                    2/15/01
------                                                --------------------                   ----------
                                       OTHER
Ascent Network Services                Provides uplink services to the NBC television            100%
                                       network

Cendant Corporation (NYSE:CD)          Franchiser of hotels, rental car agencies, tax              6%
                                       preparation services and real estate brokerage
                                       offices. Provides access to insurance, travel,
                                       shopping, auto and other services primarily through
                                       its buying clubs. Provides vacation time share
                                       services, mortgage services and employee
                                       relocation. Operates in over 100 countries

Emmis Communications Corporation       Owns and operates 16 radio stations, including five        12%
  (Nasdaq:EMMS)                        in the markets of New York, Chicago and Los
                                       Angeles. Also operates six television stations and
                                       six magazines

PRIMEDIA Inc. (NYSE:PRM)               Targeted media company reaching consumer and                5%
                                       business-to-business audiences through print,
                                       Internet, live events, video and radio

---------------

 (1) On January 11, 2001, America Online, Inc. completed its merger with Time Warner Inc. to form AOL Time Warner Inc. AOL Time Warner has interests in Internet services, including AOL, Netscape and CompuServe; filmed entertainment and television production, including Warner Bros. and New Line Cinema; recorded music and music publishing; book and magazine publishing; cable television systems; and cable television programming and television broadcasting, including CNN, Cartoon Network, Headline News, TNT, Turner Classic Movies, WTBS Superstation, HBO, Cinemax, and the WB Television Network.

 (2) Digital services.

 (3) Corus is one of Canada's leading media companies focused on children's programming and music. Its principal assets consist of 49 radio stations (subject to Canadian regulatory approval of the proposed acquisition of Metromedia Broadcasting), specialty television networks, Pay TV, conventional television assets, and Nelvana Limited, an international producer and distributor of children's programming and products.

 (4) On June 26, 2000, we announced a transaction in which we would contribute to UnitedGlobalCom, Inc. our interests in Cablevision SA, Pramer SCA, Torneos y Competencias SA, the Latin American operations of Gems Network, Grupo Portatel, Digital Latin America, Crown Media Holdings, Inc., Premium Movie Partnership, 49% of Liberty Cablevision of Puerto Rico and a 25% economic interest in Telewest Communications plc, in exchange for 75.3 million shares of UGC Class B common stock. These shares represent a 38% economic interest and a 72% voting interest in UGC. When added to our current interest in UGC, we would have a 45% economic interest and 82% voting interest in UGC, subject to a voting agreement with UGC and certain of its controlling shareholders, and we would have the right to appoint 4 of 12 representatives on the UGC board. Subject to certain regulatory, shareholder and third party consents, the transaction is expected to close in the first quarter of 2001.

 (5) Our attributed ownership interest in this entity is listed under Jupiter Programming Co., Ltd. of which Liberty Media International, Inc. owns 50%.

 (6) In April 2000, Flextech was acquired by, and became a wholly owned subsidiary of, Telewest.

 (7) Our interest consists of shares of 30-year 9% preferred stock which have a stated aggregate liquidation value of $345 million and are not convertible into common stock.

 (8) Gemstar-TV Guide International, Inc. is a media company which provides print, passive and interactive program listings guides; distributes programming to cable television systems and direct-to home satellite providers and markets satellite delivered programming to C-band satellite dish owners.

 (9) On September 27, 2000, we and News Corp. announced a transaction in which we will exchange 80% of our interest in Gemstar-TV Guide International, Inc., for approximately 121.5 million ADRs of News Corporation, increasing our ownership interest in News Corp. to approximately 18%. We will exchange the remaining 20% of our interest in Gemstar-TV Guide and our interest in the Sky Latin America platform to Sky Global for approximately 4.76% of the outstanding equity of Sky Global Networks. Additionally, we have agreed to acquire $500 million of Class A common stock of Sky Global Networks at the time of its anticipated initial public offering. The transactions with Sky Global are contingent upon the closing of its initial public offering.

(10) News Corp. has operations in the United States, Canada, the United Kingdom, Australia, Latin America and the Pacific Basin. These include U.S. cable networks, FX, Fox Family Channel, Fox News Channel and the Fox regional and national sports networks. News Corp.'s businesses also include Fox Broadcasting Company, 20th Century Fox, satellite platforms B Sky B in the United Kingdom, SKYPerfecTV! in Japan and STAR in Asia and the publication of newspapers, magazines and books.

(11) Telemundo Communications Group consists of (1) Telemundo Network, a 24-hour broadcast network serving 61 markets in the United States, including the 37 largest Hispanic markets, and (2) Telemundo Station Group which owns and operates eight full power UHF broadcast stations and 15 low power television stations serving some of the largest Hispanic markets in the United States and Puerto Rico. Although we have an approximately 35% equity interest in Telemundo, we currently have no voting power in order to meet certain regulatory requirements.

(12) USA Networks, Inc. is focused on the convergence of entertainment, information and direct selling. It is organized into three distinct but interrelated units which include the following assets: USA Entertainment's USA Network, SCI FI Channel, TRIO, NWI, Studios USA, USA Films, USA Broadcasting and USA Interactive Entertainment; USA Electronic Retailing's HSN, HSN International and HSN Interactive; and USA Information and Services' Ticketmaster, Ticketmaster Online-Citysearch, Inc. (NASDAQ:
     TMCS), Hotel Reservations Network (NASDAQ: ROOM), Electronic Commerce Solutions, Styleclick (NASDAQ: IBUY) and Precision Response Corporation.

(13) We own direct and indirect interests in various USA Networks, Inc., USANi LLC and Home Shopping Network, Inc. securities which may be converted or exchanged for USA Networks common stock. Assuming the conversion or exchange of such securities and the conversion or exchange of certain securities owned by Universal Studios, Inc. and certain of its affiliates for USA Networks common stock, we would own approximately 21% of USA Networks.

(14) Viacom is a diversified entertainment company with operations in broadcasting, cable television programming, radio, outdoor advertising, video, publishing and online programming. Viacom's well-known brands include CBS, MTV, Nickelodeon, VH1, BET, Paramount Pictures, Infinity Broadcasting, UPN, TNN, CMT, Showtime, Blockbuster and Simon & Shuster.

(15) Homes in Service Area: The number of homes to which the relevant operating company is permitted by law to offer its services. Not all service areas are granted exclusively to the respective operating company.

(16) Homes Passed: Homes that can be connected to a cable distribution system without further extension of the distribution network.

(17) Basic Subscribers: A subscriber to a cable or other television distribution system who receives the basic television service and who is usually charged a flat monthly rate for a specific number of channels.

(18) Less than 1% of voting power. We hold securities of Sprint which are exercisable for or convertible into Sprint PCS Group common stock -- Series 1, which is publicly traded.

(19) We hold preferred stock of LSAT representing approximately 85% of the voting power of LSAT.

(20) Owned through Liberty Satellite, LLC of which we own approximately 89% and LSAT owns approximately 11%. Percentages listed are ownership by Liberty Satellite, LLC.

(21) Liberty Satellite, LLC owns a warrant to purchase up to an additional 7,000,001 shares of Series A-2 convertible preferred stock at an exercise price of $1.05 per share. If the warrant is exercised Liberty Satellite, LLC's ownership would equal approximately 36% of the equity in Aerocast.com on a fully diluted basis. The warrant expires March 2, 2001.

(22) In addition to our common stock holdings in Motorola, we own warrants to purchase approximately 28.3 million additional shares of Motorola common stock at $8.26 per share, all of which are vested. The 4% ownership interest assumes exercise of all warrants.

(23) Ownership percentage includes 805,000 shares, or 2%, owned directly by us. Liberty Digital owns an additional 14%. Liberty Digital also holds warrants, exercisable at prices of $13 at March 29, 2001, and $15 at March 29, 2004, to purchase an additional 5,000,000 shares of common stock. Exercise of the additional warrants would bring Liberty Digital's ownership to approximately 24%.

(24) We own common stock representing 85% of the equity and 98% of the voting power of Liberty Livewire on a fully diluted basis.

PROGRAMMING

     Programming networks distribute their services through a number of distribution technologies, including cable television, direct-to-home satellite, broadcast television and the Internet. Programming services may be delivered to subscribers as part of a video distributor's basic package of programming services for a fixed monthly fee, or may be delivered as a "premium" programming service for an additional monthly charge. Whether a programming service is on a basic or premium tier, the programmer generally enters into separate multi-year agreements, known as "affiliation agreements," with those distributors that agree to carry the service. Basic programming services derive their revenues principally from the sale of advertising time on their networks and from per subscriber license fees received from distributors. Premium services do not sell advertising and primarily generate their revenues from subscriber fees.

  STARZ ENCORE GROUP LLC

     Starz Encore Group LLC is a leading provider of cable and satellite-delivered premium movie networks in the United States. It currently owns and operates 13 full-time domestic movie channels, including Encore, which airs first-run movies and classic contemporary movies, STARZ!, a first-run premium movie service, and MOVIEplex, a "theme by day" channel featuring a different Encore or Encore Thematic Multiplex channel each day, on a weekly rotation. Through the use of thematic multiplexing -- that is, the creation of multiple channels of programming by reorganizing the movies by theme -- Starz Encore Group is well positioned to take advantage of the increasing channel capacities created by compressed digital distribution systems. In addition, Starz Encore Group currently has agreements in place with most of the major program distributors and many smaller distributors to carry its Encore Thematic Multiplex services in digital packages. As digital service becomes more widely available, these services will be available to most cable homes.

     Starz Encore Group currently has access to approximately 6,500 movies through long-term licensing agreements. In addition, it has licensed the exclusive rights to first-run output from Disney's Hollywood Pictures, Touchstone and Miramax, Universal Studios, New Line and Fine Line, Sony's Columbia Pictures and Sony Classics and other major studios. Starz Encore Group also has exclusive rights to first run output from four independent studios. The output agreements expire between 2003 and 2011. Starz Encore Group is not committed to or dependent on any one source of film productions, and has affiliations with every major Hollywood studio, either through long-term output agreements or library access arrangements. Starz Encore Group also engages in original programming production.

     Starz Encore Group's business objective is to be the premier provider of movie services. Its strategies for achieving its objective include: (1) continuing to strengthen its core business assets in an effort to promote the premium television category and increase cash flow from operations, (2) driving demand for digital services to enable cable operators and direct broadcast satellite providers to position themselves as a viable alternative to video stores through a combination of pay-per-view channels, thematic multiplexing and multiple time scheduled feeds, and (3) leveraging the strength of its brand by extending its franchises into other forms of media, including subscription video-on-demand and online applications, such as t-commerce.

     Ownership Interest. We own 100% of Starz Encore Group. Our ownership in Starz Encore Group began with an investment in its predecessor in 1991 when Encore was launched as a low-priced movie channel that cable operators could offer individually or packaged with higher-priced services such as HBO and Showtime. Since December 31, 1992, Encore's subscribers have grown from approximately 3.5 million to approximately 16.3 million at December 31, 2000, and Starz Encore Group's program offerings have grown from one movie channel in 1991 to its current slate of 13 full-time movie channels.

  PRAMER S.C.A.

     Pramer S.C.A. is the largest owner and distributor of cable television programming services in Argentina. Pramer currently owns 11 programming services and distributes them throughout Argentina. Pramer also distributes 12 additional programming services, including two of Argentina's four terrestrial broadcast networks, throughout Argentina. Of the 23 programming services owned and/or distributed by Pramer, nine of them are distributed throughout Latin America. Pramer intends to continue to develop and acquire branded programming services and to further expand the carriage of its programming to distribution networks outside Argentina.

     Ownership Interest. Our ownership in Pramer evolved out of a 1995 transaction in which Liberty Media International, Inc., our wholly owned subsidiary, acquired an equity interest in Cablevision S.A. from its founding stockholders. As part of the transaction, Liberty Media International was granted a right of first refusal to purchase the programming assets of Pramer, which at that time were owned by the former Cablevision stockholders. In August 1998, Liberty Media International exercised this right and purchased 100% of Pramer's issued and outstanding common stock for $32 million in cash and $65 million in notes payable. We made an $11 million payment on the notes on October 1, 1998 and the remainder was due in 20 equal monthly installments beginning October 15, 1998. The notes have now been paid in full. If our transaction with UGC is consummated as currently structured, our interests in Pramer will be transferred to UGC in connection with the closing of that transaction.

  DISCOVERY COMMUNICATIONS, INC.

     Discovery Communications, Inc. is the leading global real-world media and entertainment company. Discovery has grown from its core property, Discovery Channel, first launched in the United States in 1985, to current global operations in over 150 countries across six continents, with 200 million total subscribers. Discovery's programming is tailored to the specific needs of viewers around the globe, and distributed through 77 separate feeds in 33 languages. Discovery's 33 networks of distinctive programming represent 14 entertainment brands including TLC, Animal Planet, Travel Channel, Discovery Health Channel, Discovery Kids, and a family of digital channels. Discovery's other properties consist of Discovery.com and 165 Discovery Channel retail stores. Discovery also distributes BBC America in the United States.

     Discovery's business objective is to be the premier global creator and distributor of nonfiction entertainment content, including products, programs and destination experiences, across all significant media platforms. Its strategies for achieving its objective include:

     - leveraging the strength of its brand by exploiting it over several platforms, including television, retail and new media;

     - capitalizing on the global reach of its programming business through the introduction of additional branded products and services in foreign markets;

     - developing universally distributed networks that appeal strongly to significant advertising categories (such as travel, health and youth); and

     - continuing to preserve and strengthen its core business assets.

     Ownership Interest. We hold a 49.3% interest in Discovery. Cox Communications, Inc., Advance/ Newhouse Communications and Discovery's founder and Chairman, John S. Hendricks, hold interests in Discovery of 24.65%, 24.65% and 1.4%, respectively. Our involvement in Discovery dates back to 1986, when TCI provided Discovery with $25 million of capital in furtherance of TCI's strategy of supporting quality, cable-exclusive programming companies.

     Terms of Ownership. Discovery is organized as a close corporation managed by its stockholders rather than a board of directors. Generally, all actions to be taken by Discovery require the approval of the holders of a majority of Discovery's shares, subject to certain exceptions, including certain fundamental actions, which require the approval of the holders of at least 80% of Discovery's shares. The stockholders of Discovery have agreed that they will not be required to make additional capital contributions to Discovery unless they all consent. They have also agreed not to own another basic programming service carried by domestic cable systems that consists primarily of documentary, science and nature programming, subject to certain exceptions.

     Each stockholder has been granted preemptive rights on share issuances by Discovery. Any proposed transfer of Discovery shares by a stockholder will be subject to rights of first refusal in favor of the other stockholders, subject to certain exceptions, with our right of first refusal being secondary under certain circumstances. In addition, we are not permitted to hold in excess of 50% of Discovery's stock unless our increased ownership results from exercises of our preemptive rights or rights of first refusal.

  FLEXTECH LIMITED (A WHOLLY OWNED SUBSIDIARY OF TELEWEST COMMUNICATIONS PLC)

     Flextech, through its subsidiaries and affiliates, creates, packages and markets entertainment and information programming for distribution on cable television, direct-to-home satellite and digital terrestrial television providers throughout the United Kingdom and parts of continental Europe. Flextech has interests in 14 cable and satellite channels, 13 of which are distributed in the United Kingdom market. In addition to managing its six wholly owned programming services, Flextech currently provides management services to two joint ventures that it has formed with BBC Worldwide Limited, which operate six subscription television channels and HSN Direct International Limited. For its management and consultancy services, Flextech receives a management fee and, in some cases, a percentage of the programming company's gross revenues. Flextech also holds interests in programming production and distribution companies and a terrestrial broadcast network.

     Flextech's business objective is to develop, package and market regionally appealing television programming at the lowest practicable cost. To achieve its objective, Flextech's strategy has been to spread production costs over multiple revenue sources. Through co-management of several thematic programming services, Flextech's programming channels have been able to share operating costs, including those associated with marketing, administration, affiliate relations, financial services and technical operations. In addition, by acquiring interests in and creating alliances with established content producers, Flextech has been able to secure a steady supply of programming capable of being distributed over various distribution platforms.

     Ownership Interest. Prior to Telewest's acquisition of Flextech in April 2000, we held a 37% equity interest in Flextech, representing a 50% voting interest. Our involvement with Flextech developed out of programming investments made by TCI in the United Kingdom and continental Europe beginning in 1988. TCI found that the United Kingdom, like other parts of Europe, lacked the size necessary to sustain a large number of niche-oriented programming services. Attracted by Flextech's business model of co-managing several programming services to achieve economies of scale, TCI chose Flextech as the vehicle to pursue its European programming strategy in 1994 by consolidating its U.K. and European programming investments and merging those investments into Flextech.

     In April 2000, Telewest acquired Flextech at a purchase price of approximately L2.76 billion. As a result, each share of Flextech was exchanged for 3.78 new Telewest shares, and we now own approximately a 24.6% equity interest in Telewest. See "-- Communications -- Telewest Communications plc." If our transaction with UGC is consummated as currently structured, our interest in Telewest, and thus our interest in Flextech, will be transferred to UGC in connection with the closing of that transaction.

  THE NEWS CORPORATION LIMITED

     News Corp. is a diversified international communications company principally engaged in:

     - the production and distribution of motion pictures and television programming;

     - television, satellite and cable broadcasting;

     - publication of newspapers, magazines and books;

     - production and distribution of promotional and advertising products and services;

     - development of digital broadcasting;

     - development of conditional access and subscriber management systems; and

     - the provision of computer information services.

News Corp.'s operations are located in the United States, Canada, the United Kingdom, Australia, Latin America and the Pacific Basin. News Corp.'s preferred limited voting ordinary shares trade on the Australian Stock Exchange under the symbol "NCPDP," and are represented on the NYSE by ADRs under the symbol "NWS.A."

     Ownership Interest. In July 1999, we transferred to News Corp. our 50% interest in our jointly owned Fox/Liberty Networks programming venture, in exchange for 51.8 million News Corp. ADRs representing preferred limited voting ordinary shares of News Corp., valued at approximately $1.425 billion, or approximately $27.52 per ADR. In a related transaction, we acquired from News Corp. 28.1 million additional ADRs representing preferred limited voting ordinary shares of News Corp. for approximately $695 million, or approximately $24.74 per ADR. As a result of these transactions and subsequent open market purchases, we own approximately 81.7 million ADRs representing preferred limited voting ordinary shares of News Corp. or approximately 8% of News Corp.'s ordinary shares on a fully diluted basis.

     Our involvement in sports programming originated in 1988 when TCI began to pursue a strategy of creating regional sports networks. In April 1996, we and News Corp. formed Fox/Liberty Networks, a joint venture to hold our national and regional sports networks and News Corp.'s FX, a general entertainment network which also carries various sporting events. Also in 1996, we and News Corp. formed an alliance to hold our respective international sports interests. These include Fox Sports World Espanol, a Spanish language sports network, distributed in the United States and in Latin America, as well as Fox Sports Americas (Latin America) and Fox Sports Middle East. As part of the agreement relating to the acquisition by News Corp. of our interest in Fox/Liberty Networks, we and News Corp. agreed that, during a specified period following the second anniversary of the closing date of this transaction, we will have the right to cause News Corp. to acquire, and News Corp. will have the right to cause us to sell to News Corp., the international interests in exchange for News Corp. ADRs with an aggregate value, at April 1, 1999, of approximately $100 million plus an additional number of ADRs representing the aggregate number of News Corp. shares which could have been purchased by reinvesting in ADRs each cash dividend declared on such number of shares between the closing of the sale of our

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interest in Fox/Liberty Networks and the sale of the international interests.
Between the closing of the sale of our interest in Fox/Liberty Networks and the sale of the international interests, we have further agreed to make capital contributions in respect of the international interests in the amount of $100 million, as and when requested by News Corp.

     Terms of Ownership. In connection with the acquisition by News Corp. of our interest in Fox/ Liberty Networks, certain agreements were entered into regarding our ability to transfer News Corp. shares and other matters. Under these agreements, certain of the ADRs and the underlying News Corp. shares issued to us are subject to a lock-up ending July 2001, subject to certain exceptions. We are entitled to certain registration rights with respect to our News Corp. shares. In addition, we have agreed that we will not engage, directly or indirectly, in any sports programming service in the United States and its territories (excluding Puerto Rico) or in Canada, subject to certain exceptions, until July 2004.

  QVC INC.

     QVC Inc. is one of the two largest home shopping companies in the United States. QVC markets and sells a wide variety of consumer products and accessories primarily by means of televised shopping programs on the QVC network and via the Internet through iQVC. QVC also operates shopping networks in Germany and the United Kingdom. QVC purchases, or obtains on consignment, products from domestic and foreign manufacturers and wholesalers, often on favorable terms based upon the volume of the transactions. QVC does not depend upon any one particular supplier for any significant portion of its inventory.

     QVC distributes its television programs, via satellite, to affiliated video program distributors for retransmission to subscribers. In return for carrying QVC, each domestic programming distributor receives an allocated portion, based upon market share, of up to 5% of the net sales of merchandise sold to customers located in the programming distributor's service area.

     QVC has stated that it intends to continue introducing new products and product lines and to recruit additional programming distributors in an effort to enlarge both its audience and its sales.

     Ownership Interest. We own approximately 43% of QVC, and Comcast owns the remaining 57%. Our involvement in the televised home shopping business originated in 1986 when TCI began acquiring ownership interests in QVC Network, Inc. in exchange for agreeing to carry QVC's programming to a specified number of subscribers. During the same period, TCI also invested in another home shopping channel, CVN Companies, Inc. In October 1989, CVN and QVC merged which resulted in TCI owning approximately 34% of the combined company. In August 1994, we and Comcast purchased all of the remaining equity interests in QVC not owned by either of us, resulting in our respective current ownership interests.

     Terms of Ownership. QVC is managed on a day-to-day basis by Comcast and Comcast has the right to appoint all of the members of the QVC board of directors. Liberty's interests are represented by two members on QVC's five-member management committee. Generally, QVC's management committee votes on every matter submitted, or required to be submitted, to a vote of the QVC board, and we and Comcast are required to use our respective best efforts to cause QVC to follow the direction of any resolution of the management committee. We also have veto rights with respect to certain fundamental actions proposed to be taken by QVC.

     We have been granted a tag-along right that will apply if Comcast proposes to transfer control of QVC and Comcast may require us to sell our QVC stock as part of the transaction, under certain circumstances and subject to certain conditions. In addition, we have the right to initiate a put/call procedure with Comcast in respect of our interest in QVC.

     We and Comcast have certain mutual rights of first refusal and mutual rights to purchase the other party's QVC stock following certain events, including change of control events affecting them. Both also have registration rights.

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  AOL TIME WARNER INC.

     On January 11, 2001, America Online, Inc. and Time Warner announced the completion of their merger to create AOL Time Warner Inc., whose businesses include interactive services, cable systems, publishing, music, television networks and filmed entertainment. AOL Time Warner classifies its business interests into the following fundamental areas:

     - interactive services, consisting principally of the development and operation of branded interactive services such as AOL, CompuServe and Netscape, branded properties that operate across multiple services and platforms such as Digital City, Moviefone and MapQuest and interactive messaging services such as AIM and ICQ;

     - cable systems, consisting principally of interests in cable television systems, including Time Warner Cable;

     - publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing, including Time, People, Sports Illustrated, Warner Books and Time Life Inc.;

     - music, consisting principally of interests in recorded music and music publishing, including Warner Music Group and its labels Atlantic, Elektra, London-Sire, Rhino, Warner Bros. Records and Warner Music International;

     - television networks, consisting principally of interests in cable television programming and television broadcasting, including WTBS Superstation, TNT, Cartoon Network, CNN News Group, Home Box Office and the WB Television Network; and

     - filmed entertainment, consisting principally of interests in filmed entertainment and television production, including Warner Bros. and New Line Cinema.

     AOL Time Warner's common stock trades on the NYSE under the symbol "AOL."

     Ownership Interest. We currently own an approximate 4% interest in AOL Time Warner. Our interest in AOL Time Warner evolved from a 1987 transaction in which TCI led a consortium of cable operators in providing Turner Broadcasting System with an aggregate cash infusion of approximately $560 million. TCI invested approximately $250 million in Turner Broadcasting System in exchange for two series of preferred stock. The terms of the preferred stock and agreements entered into in connection with the investment provided the holders with significant control rights, including representation on the Turner Broadcasting System board and veto rights over extraordinary transactions, and with rights of first refusal on certain dispositions of Turner Broadcasting System stock held by Ted Turner. In 1996, Time Warner acquired Turner Broadcasting System in a merger transaction.

     In connection with the Turner Broadcasting System/Time Warner merger, Time Warner, Turner Broadcasting System, we and TCI entered into an Agreement Containing Consent Order (the FTC Consent Decree) with the Federal Trade Commission. The FTC Consent Decree effectively prohibits us and our affiliates from owning voting securities of Time Warner other than securities that have limited voting rights. Pursuant to the FTC Consent Decree, among other things, we agreed to exchange the shares we were to receive in the Turner Broadcasting System/Time Warner combination for shares of a separate series of common stock with limited voting rights designated as Series LMCN-V common stock. The Series LMCN-V common stock entitles the holder to one one-hundredth (1/100th) of a vote for each share with respect to the election of directors. As a result of the AOL/Time Warner merger, each share of Series LMCN-V common stock of Time Warner held by us has been converted into 1.5 shares of Series LMCN-V common stock, par value $0.01 per share, of AOL Time Warner. These securities have substantially the same terms as the Series LMCN-V common stock of Time Warner held by us prior to the AOL/Time Warner merger. We hold approximately 171 million shares of such stock, which represent less than 1% of the voting power of AOL Time Warner's outstanding common stock. The Series LMCN-V common stock is not transferable, except in limited circumstances, and is not listed on any securities exchange. Each share of the Series LMCN-V common stock is convertible at our option

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into one share of ordinary AOL Time Warner common stock, at any time when such conversion would not violate the federal communications laws, subject to the FTC Consent Decree, and is mandatorily convertible into ordinary AOL Time Warner common stock upon transfer to a non-affiliate of Liberty. Further, while shares of ordinary AOL Time Warner common stock are redeemable by action of the AOL Time Warner board of directors under certain circumstances, to the extent necessary to prevent the loss of certain types of governmental licenses or franchises, shares of Series LMCN-V common stock are not redeemable under these circumstances.

  GEMSTAR-TV GUIDE INTERNATIONAL, INC.

     Gemstar International Group Limited acquired TV Guide, Inc. (formerly United Video Satellite Group, Inc.) on July 12, 2000, and changed its name to Gemstar-TV Guide International, Inc. TV Guide is now a wholly owned subsidiary of Gemstar-TV Guide. Gemstar-TV Guide's common stock trades on the Nasdaq National Market under the symbol "GMST."

     Gemstar-TV Guide develops, markets and licenses proprietary technologies and systems that simplify and enhance consumers' interaction with electronics products and other platforms that deliver video, programming information and other data. TV Guide is a media and communications company that provides print, passive and interactive program listings guides to households, distributes programming to cable television systems and direct-to-home satellite providers, and markets satellite-delivered programming to C-band satellite dish owners. Gemstar-TV Guide seeks to have its technologies widely licensed, incorporated and accepted as the technologies and systems of choice by consumer electronics manufacturers, service providers (such as owners or operators of cable systems, telephone networks, Internet service providers, direct broadcast satellite providers, wireless systems and other multi-channel video programming distributors), software developers and consumers.

     Gemstar-TV Guide's VCR Plus+ was introduced in 1990. This system is widely accepted as a de facto industry standard for programming VCRs and is currently incorporated into virtually every major brand of VCR sold worldwide. VCR Plus+ enables consumers to record a television program by simply entering a proprietary code into a VCR or television equipped with the VCR Plus+ technology. These proprietary codes are printed next to television program listings in over 1,800 publications worldwide, with a combined circulation of over 330 million.

     Gemstar-TV Guide has also developed and acquired a large portfolio of technologies and intellectual property for implementing interactive program guides, which enable consumers to navigate through, sort, select and record television programming. These technologies have been licensed for, or incorporated into, televisions, VCRs, TV-VCR combination units, cable set-top boxes, integrated satellite receiver decoders, personal computers, PCTVs and Internet appliances and interactive services provided thereon. Gemstar-TV Guide believes that with the increase in programming content and number of accessible channels, its technologies will become an increasingly important tool for assisting consumers in sorting, selecting and recording television programming. Gemstar-TV Guide also believes that its interactive program guides are an attractive vehicle for the delivery of advertising and other content to consumers.

     In January 2000, Gemstar-TV Guide entered the electronic book publishing business through the acquisition of the two leading electronic book companies NuvoMedia, Inc., the maker of the Rocket eBook, and SoftBook Press, Inc. the maker of the SoftBook Reader. The electronic book publishing business, another application of Gemstar-TV Guide's strategy of developing, marketing and licensing proprietary technologies, supports its strategy to enhance consumer interactivity with electronic products and to provide electronic enhancements for traditional consumer activities. Gemstar-TV Guide believes this business opportunity will permit it to create a pre-eminent platform for the distribution and sale, in a secure and protected distribution environment, of electronically based reading material, using consumer-friendly state-of-the-art reading devices, offering a broad range of books, magazines, newspapers and other materials.

     Through TV Guide, Gemstar-TV Guide provides TV Guide Magazine, the most widely circulated paid weekly magazine in the United States, to households and newsstands. It is printed in over
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200 separate editions and had circulation of approximately 9.9 million as of
September 30, 2000. In addition, Gemstar-TV Guide provides customized monthly program guides for cable and satellite operators.

     Through TV Guide, Gemstar-TV Guide supplies satellite-delivered on-screen program promotion and guide services, both nationally and internationally. Its customers are cable television systems and other multi-channel video programming distributors. Its services include TV Guide Channel, Sneak Prevue, TV Guide Interactive and TV Guide Online. TV Guide Channel is a passive program listing guide that reaches approximately 50 million households in more than 2,400 cable systems. Sneak Prevue promotes pay-per-view movies. TV Guide Interactive provides a service that allows television viewers to retrieve on demand continuously updated program guide information through their cable television system. TV Guide Online is an Internet-based program listings guide.

     Gemstar-TV Guide also provides direct-to-home satellite services, satellite distribution of video entertainment services and satellite transmission services for private networks. Through Superstar/Netlink Group, Gemstar-TV Guide markets satellite entertainment programming to approximately 700,000 C-band direct-to-home satellite dish owners in North America. In November 1999, Gemstar-TV Guide announced an exclusive direct broadcast satellite marketing alliance agreement with EchoStar to convert the existing and inactive C-band customers of Superstar/Netlink Group to the high power (small satellite dish) DISH Network service. Under the conversion process, Echostar will compensate Superstar/Netlink Group on a per subscriber basis, both upon successful conversion and with residual payments over time. Gemstar-TV Guide owns 80% of Superstar/Netlink Group. Through UVTV, Gemstar-TV Guide markets and distributes WGN (Chicago), KTLA (Los Angeles) and WPIX (New York), three independent satellite-delivered television "superstations" to cable television systems and other multi-channel video programming distributors. WGN reaches in excess of 46 million households. Through ODS Technologies, Gemstar-TV Guide markets and distributes Television Games Network, a channel launched in August 1999 that is devoted to horse racing. Gemstar-TV Guide's SpaceCom subsidiary provides satellite-delivered point-to-multipoint audio and data transmission services for various customers, including radio programmers, paging network operators, financial information providers, news services and other private business networks.

     Ownership Interest. Prior to the Gemstar merger, TV Guide was jointly controlled by News Corp. and us, with each owning approximately 44% of its equity and 49% of its voting power. Our interest in TV Guide began in January 1996 when TCI acquired a controlling interest in United Video Satellite Group, Inc. (UVSG), a provider of satellite-delivered video, audio, data and program promotion services to cable television systems, satellite dish owners, radio stations and private network users primarily throughout North America. TCI believed that the availability of electronic program guide services was becoming an increasingly important element of video programming delivery due to developments in digital and other technologies that were increasing the volume and variety of video programming. As a result of the transaction, UVSG became a majority-controlled subsidiary of TCI. In January 1998, TCI increased its equity interest in UVSG to approximately 73% and its voting interest to approximately 93%. On March 1, 1999, UVSG acquired our 40% interest in Superstar/Netlink Group and our 100% interest in Netlink USA, which uplinks the signals of six Denver-based broadcast television stations, in exchange for shares of UVSG common stock. On the same date, UVSG acquired News Corp.'s TV Guide properties in exchange for cash and shares of UVSG common stock. By combining UVSG's passive and interactive electronic program listing guides with TV Guide's well-recognized magazine and brand name, UVSG became a leading provider of program listing guides. Following this transaction, UVSG changed its name to TV Guide, Inc.

     In July 2000, Gemstar acquired TV Guide and changed its name to "Gemstar-TV Guide International, Inc." TV Guide became a wholly owned subsidiary of Gemstar, and TV Guide stockholders received 0.6573 shares of Gemstar common stock for each outstanding share of TV Guide common stock, or an aggregate of approximately 45% of the fully diluted shares of the combined company. As a result of the Gemstar merger, we own approximately 21% of Gemstar-TV Guide's voting power.

     Terms of Ownership. In connection with the Gemstar merger, the board of directors of Gemstar-TV Guide was expanded to twelve members, of which six members are persons designated by the board of

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directors of TV Guide prior to the merger. Also in connection with the Gemstar merger, we entered into a stockholders agreement with News Corp., Henry Yuen (the Chief Executive Officer of Gemstar-TV Guide) and Gemstar-TV Guide. Pursuant to this agreement, we are able to appoint, and have appointed, three members to Gemstar-TV Guide's board of directors. News Corp. is also entitled to appoint, and has appointed, three members to the board. In addition, we and News Corp. have agreed to vote for and use our respective best efforts to cause our respective board designees to vote for Mr. Yuen's election as a director and appointment as Chairman of the Board, and Mr. Yuen has agreed to vote for the election to the board of our and News Corp's respective designees. If we or News Corp. transfer 90% or more of our respective interests in Gemstar-TV Guide to a third party, the transferring holder will lose the right to designate one director. We and News Corp. have also agreed to use our respective best efforts to cause our board designees (1) to vote for Mr. Yuen's election as Chairman of the Board and Chief Executive Officer, and against any removal or diminution of his responsibilities (absent disability or cause), and (2) to vote for Elsie Ma Leung's election as co-President, co-Chief Operating Officer and Chief Financial Officer, and against any removal or diminution of her responsibilities (absent cause), in each case until July 12, 2005. Mr. Yuen has also agreed to vote, and use his best efforts to cause his board designees to vote for the election of Joachim Kiener and Peter C. Boylan III as co-Presidents and co-Chief Operating Officers, and against any removal or diminution of their respective responsibilities (absent cause), in each case until July 12, 2005. Pursuant to the stockholders agreement, we, News Corp. and Mr. Yuen have agreed, until the earlier of July 12, 2005 and the date Mr. Yuen ceases to be Chief Executive Officer of Gemstar-TV Guide (other than as a result of his termination without cause), not to take certain actions which would result in a change in control of Gemstar-TV Guide. We and News Corp. have one demand registration right during each twelve month period until our respective shares cease to be restricted under the Securities Act. We and News Corp. also generally have a right of first refusal over Mr. Yuen's shares in Gemstar-TV Guide, which represent approximately 3% of its outstanding stock.

     On September 27, 2000, we entered into a letter agreement with News Corp., pursuant to which we have agreed to transfer all of our equity interests in Gemstar-TV Guide and assign all of our rights under the stockholders agreement to subsidiaries of News Corp. in a series of transactions, and, in connection therewith, cause persons designated by News Corp. to replace our board designees. The first of these transactions is subject to certain conditions, which, if not satisfied by June 22, 2001, would enable News Corp. or us to terminate our respective obligations under the letter agreement, provided that the failure to occur of the relevant condition is not attributable to a breach by the terminating party. The remaining transactions are also subject to customary closing conditions. See "-- Recent Developments" above for a description of this letter agreement.

  USA NETWORKS, INC.

     USA Networks is a diversified media and electronic commerce company that is engaged in seven principal areas of business:

     - Networks and Television Production, which operates the USA Network, a general entertainment basic cable television network, Sci-Fi Channel, which features science fiction, horror, fantasy and science-fact oriented programming, and Studios USA, which produces and distributes television programming;

     - Electronic Retailing, which primarily consists of Home Shopping Network and America's Store, which are engaged in the electronic retailing business;

     - Broadcasting, which owns and operates television stations;

     - Ticketing Operations, which includes Ticketmaster, the leading provider of automated ticketing services in the United States, and Ticketmaster Online, Ticketmaster's exclusive agent for online ticket sales;

     - Hotel Reservations, consisting of Hotel Reservations Network, a leading consolidator of hotel rooms for resale in the consumer market in the United States;

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     - Internet Services, which represents USA Networks' online retailing networks business and local city guide business; and

     - Filmed Entertainment, which primarily represents USA Networks' domestic theatrical film distribution and production businesses.

USA Networks' common stock trades on the Nasdaq National Market under the symbol "USAI."

     Ownership Interest. Our interest in USA Networks consists of shares of USA Networks common stock held by us and our subsidiaries, shares of USA Networks common stock held by certain entities in which we have an equity interest but only limited voting rights, and securities of certain subsidiaries of USA Networks which are exchangeable for shares of USA Networks common stock. Assuming the exchange of these securities and the conversion or exchange of certain securities owned by Universal Studios, Inc. and certain of its affiliates for USA Networks common stock, we and Universal would own approximately 21% and 45%, respectively, of USA Networks. In general, until the occurrence of certain events and with the exception of certain negative controls, Mr. Barry Diller has voting power over our interest in USA Networks, as more fully described below under "-- Terms of Ownership."

     Our ownership in USA Networks began in 1993 when we purchased a controlling stake in Home Shopping Network, Inc., which at the time was principally engaged in the sale of merchandise to viewers of its home shopping programming. In connection with that acquisition, we also obtained an option to acquire a controlling interest in Silver King Communications, Inc., an owner and operator of broadcast television stations. In August 1995, we formed an alliance with Mr. Barry Diller that resulted in a significant shift in our strategy for Home Shopping Network and Silver King. As part of this alliance, we contributed our control option relating to Silver King to a new corporation in which we retained substantially all of the equity interests and ceded control over the voting securities of Silver King held by the corporation to Mr. Diller, except with respect to certain fundamental matters. At the same time, Mr. Diller agreed to join Home Shopping Networks' board of directors. In December 1996, Silver King and Home Shopping Network were combined to form HSN, Inc., which also acquired Savoy Pictures Entertainment, Inc., a television broadcasting and filmed entertainment company, and Ticketmaster Group, Inc., a leading provider of automated ticketing services. In February 1998, HSN, Inc. acquired certain assets from Universal USA Networks, consisting of USA Network and Sci-Fi Channel, and the domestic television production and distribution business of Universal. Following this transaction, HSN, Inc. changed its name to USA Networks, Inc. In connection with this transaction, we contributed $300 million in cash to a subsidiary of USA Networks (the LLC) in exchange for equity shares of that subsidiary (LLC Shares) (which are generally exchangeable for USA Networks common stock on a one-for-one basis). The LLC holds all of the assets acquired from Universal and all of the businesses of HSN, Inc. and its subsidiaries, other than the broadcasting business.

     Terms of Ownership. In connection with the Universal transaction, USA Networks, Universal, we and Mr. Diller entered into several agreements involving governance matters relating to USA Networks and stockholder arrangements. With respect to governance matters, Mr. Diller generally has full authority to operate the day-to-day business affairs of USA Networks and has an irrevocable proxy over all USA Networks securities owned by Universal, us and certain of Universal's and our respective affiliates for all matters except for certain fundamental changes. However, we, Universal and Mr. Diller each have veto rights with respect to certain fundamental changes relating to USA Networks and its subsidiaries (including the LLC). If Mr. Diller and Universal agree to certain fundamental changes that we do not agree to, Universal will be entitled to purchase our entire equity interest in USA Networks, subject to certain conditions, at a price determined by an independent appraiser taking into account a number of agreed upon factors.

     Pursuant to FCC law and regulations, we are not currently permitted to have a designee on the board of directors of USA Networks. However, at such time as we are no longer subject to such prohibition, we will have the right to designate up to two directors if our stock ownership in USA Networks remains at certain levels. We currently have the right to designate up to two directors to the LLC board and will

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continue to have that right for so long as we are not permitted to designate directors of USA Networks and continue to maintain certain ownership levels.

     We and Universal each have a preemptive right with respect to future issuances of USA Networks' capital stock, subject to certain limitations. We have agreed with Universal that we will not beneficially own more than approximately 21% of the equity of USA Networks until the earlier of such time as we beneficially own less than 5% of the shares of USA Networks securities or the date that Universal beneficially owns fewer shares than we beneficially own. Also, we have agreed not to propose to the board of directors of USA Networks our acquisition of the outstanding USA Networks securities or to otherwise influence the management of USA Networks, including by proposing or supporting certain transactions relating to USA Networks that are not supported by USA Networks' board of directors.

     We are subject to a number of agreements that limit or control our ability to transfer our USA Network securities. Each of Universal and Mr. Diller has a right of first refusal with respect to certain sales of USA Networks securities by the other party. Our rights in this regard are secondary to any Universal right of refusal on transfers by Mr. Diller. Also, we and Mr. Diller each generally have a right of first refusal with respect to certain transfers by the other party and tag-along sale rights on certain sales of USA Networks stock by the transferring stockholder and in the event Universal transfers a substantial amount of its USA Networks stock. We, Universal and Mr. Diller are each entitled to registration rights relating to our respective USA Networks securities and have agreed to certain put and call arrangements, pursuant to which one party has the right to sell (or the other party has the right to acquire) shares of USA Networks stock held by another party, at a price determined by an independent appraiser taking into account a number of agreed upon factors.

COMMUNICATIONS

     Cable television systems deliver multiple channels of television programming to subscribers who pay a monthly fee for the service. Video, audio and data signals are received over-the-air or via satellite delivery by antennas, microwave relay stations and satellite earth stations and are modulated, amplified and distributed over a network of coaxial and fiber optic cable to the subscribers' television sets. Cable television providers in most markets are currently upgrading their cable systems to deliver new technologies, products and services to their customers. These upgraded systems allow cable operators to expand channel offerings, add new digital video services, offer high-speed data services and, where permitted, provide telephony services. The implementation of digital technology significantly enhances the quantity and quality of channel offerings, allows the cable operator to offer video-on-demand, additional pay-per-view offerings, premium services and incremental niche programming. Upgraded systems also enable cable networks to transmit data and gain access to the Internet at significantly faster speeds, up to 100 times faster, than data can be transmitted over conventional dial-up connections. Lastly, cable providers have been developing the capability to provide telephony services to residential and commercial users at rates well below those offered by incumbent telephone providers. Each of these businesses represents a significant opportunity for cable providers to increase their revenue and operating cash flow from the traditional pay television services currently offered today.

     Telephony providers offer local, long distance, switched services, private line and advanced networking features to customers who pay a monthly fee for the service, generally based upon usage. Wireless telecommunications networks use a variety of radio frequencies to transmit voice and data in place of, or in addition to, standard landline telephone networks. Wireless telecommunications technologies include two-way radio applications, such as cellular, personal communications services, specialized mobile radio and enhanced specialized mobile radio networks, and one-way radio applications, such as paging services. Each application operates within a distinct radio frequency block. As a result of advances in digital technology, digital-based wireless system operators are able to offer enhanced services, such as integrated voicemail, enhanced custom-calling and short-messaging, high-speed data transmissions to and from computers, advanced paging services, facsimile services and Internet access service. Wireless subscribers generally are charged for service activation, monthly access, air time, long distance calls and custom-calling features. Wireless system operators pay fees to local exchange companies for access to their
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networks and toll charges based upon standard or negotiated rates. When wireless operators provide service to roamers from other systems, they generally charge roamer air time usage rates, which usually are higher than standard air time usage rates for their own subscribers, and additionally may charge daily access fees.

  LIBERTY CABLEVISION OF PUERTO RICO, INC.

     Liberty Cablevision of Puerto Rico, Inc. is one of the largest providers of cable television services in Puerto Rico. It owns and operates cable television franchises, serving the communities of Luquillo, Arecibo, Florida, Caguas, Humacao, Cayey and Barranquitas.

     On September 21, 1998, hurricane Georges struck Puerto Rico and caused considerable property damage to the area in general, including Liberty Cablevision of Puerto Rico's cable television systems. However, all of Liberty Cablevision of Puerto Rico's systems have been rebuilt, and as of December 31, 1999, all of its pre-hurricane basic customers were receiving cable television services.

     At December 31, 2000, 100% of Liberty Cablevision of Puerto Rico's network had been rebuilt utilizing 550 MHz bandwidth capacity. At December 31, 2000, Liberty Cablevision of Puerto Rico operated from three headends, and provided subscribers with 68 analog channels. In some service areas, Liberty Cablevision of Puerto Rico began offering 137 digital channels at December 31, 2000.

     A significant portion of Liberty Cablevision of Puerto Rico's cable network consists of fiber-optic and coaxial cable. This infrastructure allows Liberty Cablevision of Puerto Rico to offer enhanced entertainment information and telecommunications services and, when and to the extent permitted by law, cable telephony services. Liberty Cablevision of Puerto Rico currently offers its subscribers pay-per-view events, digital cable and premium movies. As it introduces new revenue generating products and services, such as interactive services, Liberty Cablevision of Puerto Rico expects to market aggressively those products and services to its subscribers in areas with sufficient bandwidth capacity. Liberty Cablevision of Puerto Rico expects to begin offering high speed data transmission services and Internet access using high speed cable modems to its subscribers during the first half of 2001.

     If our transaction with UGC is consummated as currently structured, 49% of our interest in Liberty Cablevision of Puerto Rico will be transferred to UGC in connection with the closing of that transaction.

  SPRINT PCS GROUP

     Sprint Corporation operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. Sprint owns licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. At December 31, 1999, Sprint, together with certain affiliates, operated PCS systems in the majority of the metropolitan areas in the U.S. Sprint attributes this business and its assets to Sprint's "Sprint PCS Group." The Sprint PCS stock is a tracking stock intended to reflect the performance of the Sprint PCS Group. The Sprint PCS Group common stock -- Series 1 trades on the NYSE under the symbol "PCS."

     The business objective of the Sprint PCS Group is to expand network coverage and increase market penetration by aggressively marketing competitively priced PCS products and services under the "Sprint" and "Sprint PCS" brand names.

     Ownership Interest. We own approximately 21% (on a fully diluted basis) of the Sprint PCS Group stock through our ownership of shares of Sprint PCS Group common stock -- Series 2 (which have limited voting rights) and warrants and shares of convertible preferred stock exercisable for or convertible into these shares.

     Our interest in the business that makes up the Sprint PCS Group began in 1994 when TCI, Comcast Corporation, Cox Communications, Inc. and Sprint Corporation determined to engage in the wireless communications business through a series of limited partnerships known collectively as "Sprint PCS." In November 1998, Sprint Corporation assumed ownership and management control of Sprint PCS and

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issued a new class of Sprint stock, the "Sprint PCS Common Stock," which was issued in three series, to track the performance of Sprint's combined wireless operations. In exchange for its approximate 30% limited partnership interest in Sprint PCS, TCI received shares of Sprint PCS Group common stock -- Series 2, shares of Sprint PCS Group preferred stock and warrants to purchase shares of Sprint PCS Group common stock -- Series 2.

     Pursuant to a final judgment agreed to by TCI, AT&T and the United States Department of Justice in connection with the TCI merger, all of the Sprint PCS Group securities held by TCI were deposited in a trust with an independent trustee, pursuant to a trust agreement approved by the Department of Justice and the FCC. We hold trust certificates evidencing our beneficial interest in the assets of the trust. The final judgment, which was entered by the United States District Court for the District of Columbia on August 23, 1999, requires the trustee, on or before May 23, 2002, to dispose of a portion of the Sprint PCS Group securities held by the trust sufficient to cause us to own beneficially no more than 10% of the Sprint PCS Group stock that would be outstanding on a fully diluted basis on such date. On or before May 23, 2004, the trustee is required to divest the remainder of the Sprint PCS Group securities held by the trust.

     The trust agreement grants the trustee the sole right to sell the Sprint PCS Group securities beneficially owned by us and provides that all decisions regarding such divestiture will be made by the trustee without discussion or consultation with AT&T or us; however, the trustee is required to consult with our board of directors (other than AT&T representatives and John C. Malone) regarding such divestiture. The trustee has the power and authority to accomplish such divestiture only in a manner reasonably calculated to maximize the value of the Sprint PCS Group securities beneficially owned by us.

     The trust agreement provides for the trustee to vote the Sprint PCS Group securities beneficially owned by us in the same proportion as other holders of Sprint PCS Group stock so long as such securities are held by the trust. The final judgment also prohibits our acquisition of additional Sprint PCS Group securities without the prior written consent of the Department of Justice, subject to limited exceptions.

     Terms of Ownership. We were granted registration rights with respect to our Sprint PCS Group holdings. These registration rights are currently exercisable by the trustee. If our shares of Sprint PCS Group common stock -Series 2 are transferred, the transferred shares become shares of full voting Sprint PCS Group common stock -- Series 1.

  TELEWEST COMMUNICATIONS PLC

     Telewest is a leading provider of cable television and residential and business cable telephony services in the United Kingdom. Telewest provides cable television services over a broadband network and uses its network, together with twisted-pair copper wire connections for final delivery to the customer premises, to provide telephony services to its customers. The broadband network enables Telewest to deliver a wide variety of both television and telephony services to its customers and to provide customers with a wide range of interactive and integrated entertainment, telecommunications and information services as they become more widely available in the future. Telewest has installed its own telephone switches, which permits it to minimize fees otherwise charged by public telephone companies and to offer a variety of value-added services without relying on public telephone operators for implementation. Telewest also offers home access to the Internet in all of its franchises. Telewest's ordinary shares trade on the London Stock Exchange under the symbol "TWTL," and are represented by ADRs in the United States, where they trade on the Nasdaq National Market under the symbol "TWSTY."

     Telewest owns and operates 41 cable franchises and has a minority equity interest in an affiliated company which owns and operates four affiliated franchises. At December 31, 2000, these owned and operated and affiliated franchises covered approximately 34% of the homes in the United Kingdom in areas for which cable franchises have been awarded. At that date, these franchises together included approximately 6.1 million homes and over 400,000 businesses. At December 31, 2000, the network in these franchises passed approximately 4.7 million homes (approximately 4.5 million of which had been passed and marketed) and Telewest had approximately 1.2 million cable television customers, 1.6 million
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residential telephone lines and 333,000 business telephone lines. According to
Telewest, approximately 65% of its customers subscribe for both cable television and cable telephony services.

     Telewest believes that it is well positioned in key growth markets and will benefit from the growing demand for voice, video, data and Internet services. Telewest's business objective is to be the premier provider of telephony, television, multimedia, data, Internet and E-commerce services in the United Kingdom. Its strategies for achieving its objective include:

     - leveraging the scale and scope of its business to provide new content and services,

     - increasing market share and generating additional revenue from existing customers through the development of innovative and targeted products and the launch of digital services and high-speed Internet service delivered via cable modem technology, and

     - capitalizing on the growing demand for advanced business voice and data services, digital television and high-speed Internet access through its high capacity local networks and its national backbone network.

     In April 2000, Telewest acquired Flextech at a purchase price of approximately L2.76 billion. As a result, each share of Flextech was exchanged for 3.78 new Telewest shares. Prior to the acquisition, we owned approximately a 37% equity interest in Flextech and a 22% equity interest in Telewest. As a result of the acquisition, the business of Flextech described under "-- Programming -- Business Affiliates -- Flextech Limited" above has become part of Telewest's business.

     Ownership Interest. As a result of Telewest's recent acquisition of Flextech, we now own approximately a 24.6% interest in Telewest. Our involvement with Telewest developed out of investments in the cable business made by TCI in the United Kingdom beginning in 1986. In April 1992, U S WEST, Inc. and TCI contributed substantially all of their respective U.K. cable interests to a joint venture in which each held a 50% interest. TCI and U S WEST combined substantially all of their respective U.K. cable interests in an effort to obtain cost and other efficiencies inherent in a larger network, as well as to gain greater access to the capital markets. The combination also permitted TCI to gain the benefits of U S WEST's telephony experience, and U S WEST to gain the benefits of TCI's cable television experience. Telewest was formed in anticipation of its initial public offering (which was effected in November
1994) to acquire the assets of the TCI/U S WEST joint venture. Subsequent to Telewest's initial public offering, TCI contributed its interests in Telewest to Liberty Media International, and Liberty Media International and U S WEST contributed all of their respective equity ownership interests in Telewest to a limited liability company previously owned 50% by us and 50% by MediaOne Group, Inc. and currently owned exclusively by us. In June 1998, MediaOne separated from U S WEST and, in connection with that transaction, succeeded to all of U S WEST's rights and obligations relating to its Telewest investment.

     On July 7, 2000, in connection with AT&T's acquisition of MediaOne, Microsoft Corporation purchased MediaOne's interest in Telewest through a tax-free exchange of Microsoft shares. As a result, Microsoft succeeded to substantially all of MediaOne's rights and obligations in Telewest, and Microsoft now owns approximately a 23.6% interest in Telewest. The remaining 51.8% interest in Telewest is publicly held.

     Terms of Ownership. We and Microsoft have been granted preemptive rights on specified share issuances by Telewest. We and Microsoft have agreements with respect to our respective interests in Telewest and the manner in which we and Microsoft will cause our respective designees to the Telewest board of directors to vote. In general, we and Microsoft have agreed, on any matter requiring stockholder approval, to vote our Telewest shares together in such manner as we may agree. As a result, we and Microsoft together generally will be able to influence materially the outcome of any matter requiring stockholder approval, provided that we and Microsoft are not disqualified from voting on a particular matter due to conflicts of interest. In addition, we and Microsoft each have veto rights with respect to certain fundamental matters affecting Telewest for so long as each holds 15% or more of the outstanding

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Telewest ordinary shares. However, in response to regulatory concerns, Microsoft has agreed not to exercise its veto right with respect to the appointment of Telewest's independent directors or chief executive officer. Further, for so long as we and Microsoft each beneficially owns at least 15% of the outstanding Telewest ordinary shares, each is entitled to appoint three members to the 16-member Telewest board of directors. We and Microsoft have agreed that on any matter requiring board approval, we and Microsoft will cause our respective designated directors to vote together as we and Microsoft agree. However, also in response to regulatory concerns, Microsoft has agreed that its board representatives will vote in accordance with the recommendations of Telewest's independent directors unless those recommendations conflict with our views, in which case Microsoft will cause its board representatives to vote in the same manner as our board representatives, in compliance with our agreement with Microsoft.

     We and Microsoft have agreed that any proposed transfer of our respective Telewest shares will be subject to rights of first refusal in favor of the other party, in each case subject to certain exceptions. In addition, we and Microsoft have the right to trigger a put/call procedure in the event the other is deemed to undergo a change of control. For so long as MediaOne retains any interest in Telewest, that interest will be subject to substantially similar terms as those described with respect to Microsoft and our company in this paragraph. The split off does not constitute a change of control for these purposes.

     Telewest has agreed to certain restrictions on its ability to engage in businesses in the United Kingdom outside of cable television, cable telephony and wireless telephony.

  JUPITER TELECOMMUNICATIONS CO., LTD.

     Jupiter is a leading broadband provider of integrated entertainment, information and communication services in Japan. Jupiter is currently the largest provider of cable television services in Japan based upon the number of customers served. On September 1, 2000, Jupiter acquired Titus Communications Corporation, a major broadband provider of cable television, telephony and high-speed Internet access services in Japan. Titus primarily serves customers in areas geographically contiguous with some of Jupiter's managed franchises.

     Jupiter operates its broadband networks through 20 individually operated cable franchises, most of which are located in some of the most populated urban regions of Japan. It is the largest shareholder in each of these franchises. Nineteen of these franchises are organized in three large regional clusters, one of which includes its managed franchises in and around Tokyo, the second of which includes its managed franchises in and around Osaka and Kobe and the third of which includes its managed franchises in and around Fukuoka and Kitakyushu. As of December 31, 2000, Jupiter's franchise areas covered 6.3 million homes; its broadband networks passed 4.8 million homes; and it served over 816,000 cable television customers, 73,000 telephony customers and 141,000 high-speed Internet access customers.

     In addition to its managed franchises, Jupiter owns non-controlling equity interests of between 7% and 20% in three cable franchises that are operated and managed by third-party franchise operators. As of December 31, 2000, the non-managed investments had 942,000 homes within their franchise areas, of which 665,000 homes were passed by their broadband networks, and they served 95,000 cable television and 16,000 high-speed Internet customers.

     Jupiter owns a 35.7% interest in @Home Japan Co., Limited, a joint venture with Sumitomo and At Home Corporation. Jupiter also owns a 26% interest in Kansai Multimedia Services, a provider of high-speed Internet access for cable system operators in the Kansai region of Japan. In association with these joint ventures, Jupiter offers high-speed Internet access in all of it's managed franchises.

     Jupiter is committed to maintaining and building on its position as the largest centrally managed multiple system operator in Japan by pursuing the following business strategies:

     - offering high-value bundled entertainment, information and communications services;

     - developing its network infrastructure to ensure customer satisfaction;

     - capitalizing on regional clustering of franchises;
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     - achieving efficiencies as a multiple system operator; and

     - aggressively marketing its services and brand.

     Ownership Interest. Jupiter was founded in 1995 as a 60%-40% joint venture between Sumitomo and Liberty Media International. In May 2000, Liberty Media International purchased an additional 10% interest in Jupiter from Sumitomo, resulting in a 50%-50% joint venture. As a result of the merger with Titus, Liberty's ownership is currently 35% of the combined entity. Sumitomo owns 35%, and Microsoft owns approximately 24% with the remaining 6% owned by three other shareholders.

     Terms of Ownership. Sumitomo, Liberty and Microsoft have agreed that each of them shall be permitted to sell its interest in Jupiter to a third party only if it sells all of its shares in the company and the shares are first offered to the others on the same terms as those agreed with the third party.

  LIBERTY SATELLITE & TECHNOLOGY, INC.

     Liberty Satellite & Technology, Inc. was formed in 1996 under the name, "TCI Satellite Entertainment, Inc." Since that time, LSAT has undergone a number of significant changes in its business. LSAT was formed in November 1996 as a subsidiary of TCI to own and operate TCI's interest in the digital satellite business. In December 1996, TCI spun off LSAT by means of a stock dividend to the holders of the then outstanding TCI Group tracking stock. From December 1996 until March 1998, LSAT marketed and distributed PRIMESTAR's medium power digital satellite television services under the brand names "PRIMESTAR By TCI" and "PRIMESTAR By TSAT" and owned an aggregate approximately 21% partnership interest in PRIMESTAR Partners L.P. (now known as Phoenixstar Partners L.P. (Phoenixstar Partners)). Phoenixstar Partners owned and operated the PRIMESTAR-service, the second largest digital satellite business and the eighth largest multichannel video programming distribution business in the U.S., measured by the number of subscribers as of December 31, 1998. In addition, LSAT, through its wholly owned subsidiary, Tempo Satellite, Inc., held a construction permit issued by the Federal Communications Commission, authorizing construction of a high power direct broadcast satellite (DBS) system consisting of two or more satellites delivering DBS service in 11 frequencies at the 119(LOGO) W.L. orbital position. Tempo was a party to a satellite construction agreement with Space Systems/Loral, Inc. pursuant to which Tempo arranged for the construction of two high power direct broadcast satellites. In March 1997, one of these Tempo satellites (Tempo DBS-1) was launched into geosynchronous orbit. The other Tempo satellite (Tempo DBS-2) served as a ground spare for Tempo DBS-1.

     In March 1998, LSAT's stockholders approved a proposal to effect the restructuring of LSAT, referred to as the "roll-up." Pursuant to the roll-up, effective April 1, 1998, LSAT contributed to PRIMESTAR, Inc. (now known as Phoenixstar, Inc.) all of LSAT's assets and liabilities, except for its ownership interest in Tempo, the consideration it received in the roll-up and its rights and obligations under certain agreements with Phoenixstar. In connection with the roll-up, the business of Phoenixstar Partners and the business of distributing PRIMESTAR's service of each of Time Warner Entertainment Company, L.P., Advance/Newhouse Partnership, Comcast Corporation, Cox Communications, Inc., affiliates of MediaOne of Delaware, Inc. and GE American Communications, Inc. were consolidated into Phoenixstar. Also in connection with the roll-up, Phoenixstar assumed all of LSAT's then outstanding indebtedness and LSAT received 66.3 million shares of Phoenixstar's Class A common stock and 8.5 million shares of Phoenixstar's Class B common stock, and as a result, owned approximately 37% of the outstanding shares of common equity of Phoenixstar at the closing of the roll-up, which represented approximately 38% of the combined voting power of Phoenixstar. As a result, LSAT became a holding company, with no substantial assets or liabilities other than its ownership interest in Tempo, the consideration it received in the roll-up and its rights and obligations under certain agreements with Phoenixstar.

     In the first half of 1999, LSAT, Tempo, Phoenixstar and Phoenixstar Partners sold to Hughes Electronics Corporation, a subsidiary of General Motors Corporation, their respective interests in Tempo

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DBS-1, Tempo DBS-2, Tempo's 119(LOGO) W.L. orbital location license and
Phoenixstar's rights to use Tempo's direct broadcast satellite system, for aggregate consideration valued at $500 million. In a separate transaction completed in April 1999, Phoenixstar sold to Hughes Phoenixstar's medium power digital broadcast satellite business and assets for $1.1 billion in cash and
4.871 million shares of General Motors Class H common stock valued at approximately $258 million on the date of closing. In connection with the approval of this transaction, the stockholders of Phoenixstar approved the payment to LSAT of consideration in the form of 1.407 million shares of General Motors Class H common stock, which payment was made on the closing date of the transaction. In consideration of that payment, LSAT agreed to approve the transaction as a stockholder of Phoenixstar, to modify certain agreements to facilitate the transaction and to issue Phoenixstar a share appreciation right with respect to the shares of General Motors Class H common stock received in the transaction (which right has expired in accordance with its terms). In connection with these transactions, LSAT also agreed to forego any liquidating distribution or other payment that may be made in respect of the outstanding shares of Phoenixstar upon any dissolution and winding-up of Phoenixstar, or otherwise in respect of Phoenixstar's existing equity and, subject to the approval of LSAT's stockholders, to transfer its shares in Phoenixstar to the other Phoenixstar stockholders. LSAT (together with Phoenixstar) is entitled to certain registration rights with respect to the shares of General Motors Class H common stock issued to LSAT. As a result of these transactions, LSAT is no longer engaged in the direct-to-home satellite television business.

     During the second half of 1999 and calendar year 2000, LSAT was engaged, through an 80% subsidiary, in research and development activities relating to emerging technologies in the satellite and video distribution areas. In the first quarter of calendar year 2001, LSAT sold its interest in its research and development subsidiary to On Command for $750,000 in cash and license and royalty rights. Effective February 1, 2000, LSAT entered into a Management Agreement with Phoenixstar pursuant to which LSAT is managing Phoenixstar's affairs in exchange for a monthly management fee of $45,000.

     Concurrent with our March 2000 investment in LSAT described below, we formed a new joint venture with LSAT to hold and manage interests in entities engaged globally in the distribution of internet data and other content via satellite and related businesses. We contributed interests in XM Satellite Radio Holdings Inc., Wildblue Communications, Inc., LSAT Astro LLC and the Sky Latin America satellite businesses in exchange for an approximately 89% ownership interest in the joint venture. LSAT contributed its interest in JATO Communications Corp. and General Motors Class H common stock in exchange for an approximately 11% ownership interest in the joint venture. LSAT will manage the business and affairs of the venture, which has been named Liberty Satellite, LLC. In a related transaction, LSAT paid us $60 million in the form of an unsecured promissory note in exchange for an approximately 14% managing ownership interest in LSAT Astro LLC, a limited liability company that owns an approximately 32% interest in ASTROLINK International LLC. The remaining 86% of LSAT Astro LLC was contributed by us to Liberty Satellite, LLC, as indicated above.

     LSAT currently intends to leverage its capital position and interests in joint ventures it forms with us to pursue strategic opportunities worldwide in the distribution of internet data and other content via satellite and related businesses and is actively seeking to develop or acquire one or more operating businesses related to, or complementary with, that strategy. LSAT's common stock is quoted on the over-the-counter bulletin board under the symbols "LSATA" and "LSATB."

     Terms of Ownership. On March 16, 2000, we completed a transaction with LSAT in which we purchased shares of LSAT's Series A 12% Cumulative Preferred Stock with a liquidation value of $150 million and shares of LSAT's Series B 8% Cumulative Convertible Voting Preferred Stock with a liquidation value of $150 million in exchange for our economic interest in 5,084,745 shares of Sprint PCS Group stock, valued at approximately $300 million as of March 14, 2000. This preferred stock is senior to all other classes and series of capital stock of LSAT. The Series A preferred stock does not have voting rights and is not convertible into common stock. The holders of the Series B preferred stock have voting rights representing, in the aggregate, approximately 85% of the total voting power of LSAT and vote together with the holders of all other classes or series of voting stock of LSAT, except as required by law. In addition, the Series B preferred stock is convertible at the option of the holder into shares of Series B
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common stock at a conversion price of $8.84 per share of Series B common stock, subject to adjustments as described in the Certificate of Designation for the Series B preferred stock.

INTERNET SERVICES AND TECHNOLOGY

     The Internet has emerged as a significant global communications and commerce medium, enabling millions of people worldwide to share information, create communities among individuals with similar interests and conduct business electronically. In addition to its emergence as a significant global communications medium, the Internet has features and functions that are unavailable in traditional media, which enable online merchants to communicate effectively with customers and advertisers to target users with specific needs and interests. As a result, the Internet has emerged as an attractive medium for advertising and electronic commerce.

  LIBERTY DIGITAL, INC.

     Liberty Digital, Inc. (formerly known as TCI Music, Inc.) is a diversified new media company focused on the development of interactive television programming with interests in interactive television technology, E-commerce and content businesses, including OpenTV, Inc., move.com, BET.com, MTV Online, Replay TV, Inc., TiVO Inc. and rights to provide interactive networks to AT&T's cable systems. Liberty Digital also delivers music services to commercial and residential customers via cable, satellite, the Internet and other platforms through its subsidiary, DMX, Inc. Liberty Digital's Series A common stock trades on the Nasdaq National Market under the symbol "LDIG."

     Ownership Interest. We hold an approximately 84% interest in Liberty Digital, and another member of AT&T's Liberty Media Group, not owned by us, holds an additional approximately 8% interest in Liberty Digital. AT&T's equity interest in that member of AT&T's Liberty Media Group is being contributed to us in the split off.

     Our interest in Liberty Digital began in 1997 when TCI Music was formed as a wholly owned subsidiary of TCI for the purpose of entering into a business combination with DMX, LLC. DMX currently programs, markets and distributes the premium digital audio music service known as Digital Music Express, to more than 29 million subscribers in the United States. In December of 1997, TCI Music acquired The Box Worldwide, Inc., which programs and distributes an interactive music video television programming service to cable and broadcast television systems via satellite delivery, and SonicNet, Inc., a leading Internet music network consisting of a group of music web sites. TCI Music acquired The Box to serve as the platform for music video and acquired SonicNet to provide music-related content to DMX and The Box and to position itself to take advantage of developments in music distribution through the Internet.

     In July 1999, TCI Music entered into a joint venture with MTV Networks, a division of Viacom, Inc., to form and operate an online music venture, MTVN Online L.P. As part of that transaction, TCI Music contributed to MTVN Online substantially all of the assets and business of The Box and SonicNet, subject to certain exceptions. In return, TCI Music received a 10% interest in MTVN Online. In connection with this transaction, we and TCI Music each agreed not to compete with MTVN Online in its online music video business until July 15, 2002 or in the music video business generally until July 15, 2004, subject to certain exceptions.

     In September 1999, we and TCI Music completed a transaction pursuant to which we and certain of our affiliates contributed to TCI Music substantially all of our respective Internet content and interactive television assets, certain rights with respect to access to AT&T cable systems for the provision of interactive video services, and a combination of cash and notes receivable equal to $150 million, in exchange for preferred and common stock of TCI Music. Following this transaction, TCI Music changed its name to Liberty Digital, Inc. In addition, we adopted a policy that Liberty Digital would be our primary (but not exclusive) vehicle to pursue corporate opportunities relating to interactive programming and content related services in the United States and Canada.

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  LIBERTY LIVEWIRE CORPORATION

     Liberty Livewire Corporation provides a wide range of services to clients in the feature film, television and advertising industries worldwide. Service offerings include traditional audio and video post-production, transmission and distribution services via satellite and fiber, Internet library services and Internet hosting. Liberty Livewire also provides interactive television services under the brand name HyperTV(R) with Liberty Livewire. Liberty Livewire has locations in Los Angeles, New York, Atlanta, London, San Francisco, Singapore, and Barcelona.

     Liberty Livewire's sound services include music recording, sound editing, and the mixing of dialogue, music and sound effects; video services include film-to-video transfer, visual effects and graphics, videotape editing, and mastering and duplication of videotape and DVD formats. Liberty Livewire and its employees have won 12 Academy Awards(R) for Best Sound and eight Oscars(R) for technical achievement.

     On July 25, 2000, Liberty Livewire acquired privately held Triumph Communications Group for 705,554 shares of Liberty Livewire Class A common stock and $5,684,000 in cash.

     On February 1, 2001, Liberty Livewire acquired Group W Network Services' program channel origination, studio production, post-production, graphics and satellite transmission services business for approximately $95 million in cash, plus approximately $21.5 million in assumed liabilities and obligations. Liberty Livewire borrowed approximately $95.8 million from us in order to finance this acquisition, through the issuance of a convertible promissory note in the aggregate original principal amount of $82 million under the First Amended and Restated Credit Agreement described below, and two additional non-convertible notes in the aggregate original principal amounts of $9.4 million and $4.4 million, respectively.

     Liberty Livewire Class A common stock trades on the Nasdaq National Market under the symbol "LWIRA."

     Terms of Ownership. We own approximately 31.3 million shares of Liberty Livewire Class B common stock, representing an 85% equity interest and a 98% voting interest in Liberty Livewire, on a fully diluted basis. In addition, we have made loans to Liberty Livewire under a First Amended and Restated Credit Agreement between our company and Liberty Livewire, dated as of December 22, 2000, in connection with certain of Liberty Livewire's recent acquisitions. Liberty Livewire executed and delivered two convertible promissory notes evidencing these loans on January 26, 2001 and February 1, 2001, in the aggregate original principal amounts of $92,453,571 and $82,000,000, respectively. The notes are convertible into shares of Liberty Livewire Class B common stock at a conversion price of $10.00 per share, at any time, until June 30, 2008, which is the maturity date of the notes. Liberty Livewire may under borrow up to $34 million in additional convertible loans under the First Amended and Restated Credit Agreement for other purposes allowed under the terms of that agreement. Each share of Liberty Livewire Class B common stock is convertible into one share of Liberty Livewire Class A common stock.

     We acquired our interest in Liberty Livewire through the following transactions:

     - On April 10, 2000, we acquired all of the outstanding common stock of Four Media Company in exchange for $123 million in cash, 6.4 million shares of AT&T's Class A Liberty Media Group tracking stock and a warrant to purchase 0.7 million shares of AT&T's Class A Liberty Media Group tracking stock.

     - On June 9, 2000, we acquired a controlling interest in The Todd-AO Corporation, consisting of 6.5 million shares of Class B common stock of Todd-AO, representing 60% of the equity and approximately 94% of the voting power of Todd-AO, in exchange of 5.4 million shares of AT&T's Class A Liberty Media Group tracking stock. The stock of Four Media was then contributed to Todd-AO in exchange for 16.6 million Todd-A Class B shares. Concurrently, Todd-AO changed its name to Liberty Livewire Corporation.

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     - On July 19, 2000, we acquired 100% of SounDelux Entertainment Group's post-production and sound related businesses for $90 million in cash. We contributed our interest in these assets to Liberty Livewire for 8.2 million additional shares of Liberty Livewire Class B common stock.

     - On December 22, 2000, we acquired all the outstanding capital stock of Video Services Corporation in exchange for $38 million in cash and 1.4 million shares of AT&T's Class A Liberty Media Group tracking stock. We subsequently contributed 100% of the capital stock of Video Services Corporation to Liberty Livewire in exchange for a convertible promissory note in the original principal amount of $92,453,571, issued pursuant to the First Amended and Restated Credit Agreement described above. Video Services Corporation provides satellite, distribution and production services to the motion picture, television, and advertising industries.

  ON COMMAND CORPORATION

     In connection with our acquisition of Ascent Entertainment Group, Inc., we acquired an approximate 56% ownership interest in On Command Corporation, a leading provider of in-room interactive entertainment, Internet access, business information and guest services for the lodging industry. On Command's common stock trades on the Nasdaq National Market under the symbol "ONCO."

  MOTOROLA INC. (SUCCESSOR TO GENERAL INSTRUMENT CORPORATION)

     Our interest in Motorola Inc. derives from our former interest in General Instrument Corporation. GI merged with Motorola on January 5, 2000. Prior to its merger with Motorola, GI was a leading worldwide provider of integrated and interactive broadband access solutions which, with its strategic partners and customers, sought to advance the convergence of the Internet, telecommunications and video entertainment industries. To that end, GI made products that allow video, voice and data to be delivered over cable, digital satellite and telephony networks. GI was a leading supplier of digital and analog set-top terminals and systems for wired and wireless cable television networks, as well as hybrid fiber/coaxial network transmission systems used by cable television operators. GI also provided digital satellite television systems for programmers, direct-to-home satellite networks and private networks for business communications. Through its limited partnership interest in Next Level Communications L.P., GI provided next-generation broadband access solutions for local telephone companies. GI also had audio and Internet/data-delivery systems among its product lines.

     In the Motorola merger, each share of GI common stock was exchanged for
0.575 shares of Motorola common stock. In connection with the merger, we entered into an agreement with Motorola, pursuant to which we agreed to vote our shares of GI common stock in favor of the transaction and Motorola granted to us certain registration rights with respect to the shares of Motorola common stock acquired by us in the merger. Immediately following the merger, GI stockholders owned approximately 17% of Motorola.

     Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. These include:

     - software-enhanced wireless telephone, two-way radio, messaging and satellite communications products and systems, as well as networking and Internet access products, for consumers, network operators, and commercial, government and industrial customers;

     - embedded semiconductor solutions for customers in networking, transportation, wireless communications and imaging and entertainment markets; and

     - embedded electronic systems for automotive, communications, imaging, manufacturing systems, computer and consumer markets.

Motorola's common stock trades on the NYSE under the symbol "MOT."

     Ownership Interest. We currently hold a 4% interest in Motorola, including vested warrants to purchase approximately 28.3 million shares of Motorola common stock.

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     Our relationship with GI began in December 1997 when National Digital
Television Center, Inc., a wholly owned subsidiary of TCI, entered into an agreement with GI to purchase advanced digital set-top terminals. In connection with NDTC's purchase commitment, GI granted the warrants specified above. In July 1998, TCI acquired 21.4 million restricted shares of GI common stock in exchange for:

     - certain of the assets of NDTC's set-top authorization business;

     - the license of certain related software to GI;

     - a $50 million promissory note from TCI to GI; and

     - a nine year revenue guarantee from TCI in favor of GI.

In connection with the TCI merger, the shares of GI common stock and the note payable were contributed to us. In April 1999, we acquired an additional 10 million shares of GI from Forstmann Little & Co. for $280 million. This purchase increased our ownership in GI to approximately 18% and made us the largest stockholder of GI.

  ANTEC CORPORATION

     We also hold an approximately 18% interest in Antec Corporation, an international communications technology company specializing in the design and engineering of hybrid fiber/coaxial broadband networks and the development and distribution of products for these broadband networks. Antec provides its customers, primarily cable system operators, with products and services that enable reliable, high-speed, two-way broadband transmission of video, telephony, and data. In addition, Antec has developed a full line of technologically advanced fiber optic products to capitalize on current and future upgrades of cable systems employing hybrid fiber/coaxial technology capable of providing state-of-the-art video, voice and data services. Antec's common stock trades on the Nasdaq National Market under the symbol "ANTC."

REGULATORY MATTERS

  DOMESTIC PROGRAMMING

     In the United States, the FCC regulates the providers of satellite communications services and facilities for the transmission of programming services, the cable television systems that carry such services, and, to some extent, the availability of the programming services themselves through its regulation of program licensing. Cable television systems in the United States are also regulated by municipalities or other state and local government authorities. Cable television companies are currently subject to federal rate regulation on the provision of basic service, and continued rate regulation or other franchise conditions could place downward pressure on the fees cable television companies are willing or able to pay for programming services in which we have interests. Regulatory carriage requirements also could adversely affect the number of channels available to carry the programming services in which we have an interest.

     Regulation of Program Licensing. The Cable Television Consumer Protection and Competition Act of 1992 (the 1992 Cable Act) directed the FCC to promulgate regulations regarding the sale and acquisition of cable programming between multi-channel video programming distributors (including cable operators) and satellite-delivered programming services in which a cable operator has an attributable interest. The legislation and the implementing regulations adopted by the FCC preclude virtually all exclusive programming contracts between cable operators and satellite programmers affiliated with any cable operator (unless the FCC first determines the contract serves the public interest) and generally prohibit a cable operator that has an attributable interest in a satellite programmer from improperly influencing the terms and conditions of sale to unaffiliated multi-channel video programming distributors. Further, the 1992 Cable Act requires that such affiliated programmers make their programming services available to cable operators and competing multi-channel video programming distributors such as multi-channel multi-point distribution systems and direct broadcast satellite distributors on terms and conditions that do not unfairly discriminate among distributors. The Telecommunications Act of 1996 has extended

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these rules to programming services in which telephone companies and other common carriers have attributable ownership interests. The FCC revised its program licensing rules by implementing a damages remedy in situations where the defendant knowingly violates the regulations and by establishing a timeline for the resolution of such complaints, among other things.

     Regulation of Carriage of Programming. Under the 1992 Cable Act, the FCC has adopted regulations prohibiting cable operators from requiring a financial interest in a programming service as a condition to carriage of such service, coercing exclusive rights in a programming service or favoring affiliated programmers so as to restrain unreasonably the ability of unaffiliated programmers to compete.

     Regulation of Ownership. The 1992 Cable Act required the FCC, among other things, (1) to prescribe rules and regulations establishing reasonable limits on the number of channels on a cable system that will be allowed to carry programming in which the owner of such cable system has an attributable interest and (2) to consider the necessity and appropriateness of imposing limitations on the degree to which multi-channel video programming distributors (including cable operators) may engage in the creation or production of video programming. In 1993, the FCC adopted regulations limiting carriage by a cable operator of national programming services in which that operator holds an attributable interest to 40% of the first 75 activated channels on each of the cable operator's systems. The rules provide for the use of two additional channels or a 45% limit, whichever is greater, provided that the additional channels carry minority-controlled programming services. The regulations also grandfather existing carriage arrangements that exceed the channel limits, but require new channel capacity to be devoted to unaffiliated programming services until the system achieves compliance with the regulations. These channel occupancy limits apply only up to 75 activated channels on the cable system, and the rules do not apply to local or regional programming services. These rules may limit carriage of the programming companies in which we have interests on certain systems of affiliated cable operators. In the same rulemaking, the FCC concluded that additional restrictions on the ability of multi-channel distributors to engage in the creation or production of video programming were then unwarranted.

     The FCC's rules also generally prohibit common ownership of a cable system and broadcast television stations or multichannel multi-point distribution systems (MMDS) with overlapping service areas. In August 1999, the FCC revised the attribution standards, which are used to implement these ownership rules, and adopted new attribution standards based upon a combination of equity, debt and other indicia of influence. On December 14, 2000, the FCC adopted further revised attribution standards. The new attribution criteria could limit our ability to engage in certain transactions involving broadcast stations and MMDS systems. The ownership attribution standards used to enforce other rules, including the horizontal cable system ownership, channel occupancy limits, program access and program carriage rules, also were revised in October 1999.

     Regulation of Carriage of Broadcast Stations. The 1992 Cable Act granted broadcasters a choice of must carry rights or retransmission consent rights. The rules adopted by the FCC generally provided for mandatory carriage by cable systems of all local full-power commercial television broadcast signals selecting must carry rights and, depending on a cable system's channel capacity, non-commercial television broadcast signals. Such statutorily mandated carriage of broadcast stations coupled with the provisions of the Cable Communications Policy Act of 1984, which require cable television systems with 36 or more "activated" channels to reserve a percentage of such channels for commercial use by unaffiliated third parties and permit franchise authorities to require the cable operator to provide channel capacity, equipment and facilities for public, educational and government access channels, could adversely affect some or substantially all of the programming companies in which we have interests by limiting the carriage of such services in cable systems with limited channel capacity. On January 18, 2001, the FCC adopted rules relating to the cable carriage of digital television signals. Among other things, the rules clarify that a digital-only television station can assert a right to analog or digital carriage on a cable system. The FCC initiated a further proceeding to determine whether television stations may assert rights to carriage of both analog and digital signals during the transition to digital television. The imposition of such additional must carry regulation, in conjunction with the current limited cable system channel capacity, would make it

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likely that cable operators will be forced to drop cable programming services, which may have an adverse impact on the programming companies in which we have interests.

     Closed Captioning and Video Description Regulation. The Telecommunications Act of 1996 also required the FCC to establish rules and an implementation schedule to ensure that video programming is fully accessible to the hearing impaired through closed captioning. The rules adopted by the FCC will require substantial closed captioning over an eight to ten year phase-in period with only limited exemptions. As a result, the programming companies in which we have interests are expected to incur significant additional costs for closed captioning. In July 2000, the FCC also adopted rules requiring certain broadcasters and the largest national video programming services to begin to provide audio descriptions of visual events for the visually impaired on the secondary audio program.

     Copyright Regulation. Satellite carriers, such as Gemstar-TV Guide's UVTV division, retransmit the broadcast signals of "superstations," such as KWGN and WGN, and of network stations to home satellite dish owners for private home viewing under statutory license pursuant to the Satellite Home Viewer Act of 1994 (the SHV Act). The Intellectual Property and Communications Omnibus Reform Act of 1999 (IPCORA), enacted into law in November 1999, extends the SHV Act license until December 31, 2004. Under the SHV Act, satellite carriers previously paid a monthly fee of 27 cents per subscriber for the secondary transmission of distant superstations and distant network stations. However, IPCORA has decreased the royalty fee for distant superstations by 30% and distant network stations by 45%. To the extent that satellite carriers transmit superstation or network station signals to cable operators, such cable operators pay the copyright fee under the separate compulsory license. Satellite carriers may only distribute the signals of network broadcast stations, as distinguished from superstations, to "unserved households" that are outside the Grade B contours of a station affiliated with such network. In October 2000, the FCC adopted rules that subject superstations and distant network stations delivered by satellite directly to dish owners to new program exclusivity rules (similar to those imposed on cable operators), including syndicated exclusivity, network non-duplication and sports blackout rules. The FCC also adopted rules in May 2000 establishing signal strength measurement and subscriber eligibility standards. The statute provides a copyright liability moratorium for all satellite carriers distributing distant network signals to existing (as of October 31, 1999) and recently terminated (after July 1, 1998) subscribers who are within Grade B contours of local network affiliates. Moreover, the entire C-band satellite industry is exempt from all restrictions on delivering distant network signals to subscribers who received C-band service before October 31, 1999. IPCORA and rulemakings, exemptions, and regulatory requirements adopted under it will substantially impact the C-band and DBS industry, potentially affecting the economics of uplinking and distributing distant network stations and superstations to dish owners. A subsidiary of Gemstar-TV Guide entered into an agreement with the National Association of Broadcasters, the ABC, CBS, FOX and NBC networks, their affiliate associations, and several hundred broadcast stations to identify by zip code those geographic areas which are "unserved" by network affiliated stations in May 1998. With the passage of IPCORA, that subsidiary opted to discontinue that agreement, and the parties resolved their dispute over such termination in June 2000.

     Satellites and Uplink. In general, authorization from the FCC must be obtained for the construction and operation of a communications satellite. The FCC authorizes utilization of satellite orbital slots assigned to the United States by the World Administrative Radio Conference. Such slots are finite in number, thus limiting the number of carriers that can provide satellite transponders and the number of transponders available for transmission of programming services. At present, however, there are numerous competing satellite service providers that make transponders available for video services to the cable industry.

     Proposed Changes in Regulation. The regulation of programming services, cable television systems, satellite carriers and television stations is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that our business will not be adversely affected by future legislation, new regulation or deregulation.

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  DOMESTIC TELEPHONY AND SATELLITE SYSTEMS

     The FCC regulates the licensing, construction, operation, acquisition, resale and interconnection arrangements of domestic wireless telecommunications systems. The activities of wireless service providers, such as the Sprint PCS Group, are subject to regulation in varying degrees, depending on the jurisdiction, by state and local regulatory agencies as well. The FCC, in conjunction with the U.S. Federal Aviation Administration, also regulates tower marking and lighting, and FCC environmental rules may cause certain PCS network facilities to become subject to regulation under the National Environmental Policy Act and the National Historic Preservation Act.

     We also hold interests in various entities that provide domestic interstate and intrastate telephony services, including competitive local exchange, exchange access and interexchange services. Interstate telephone services are regulated at the federal level pursuant to the Communications Act and the rules of the FCC. Intrastate telephone services are regulated to varying degrees by the public utility commissions of the respective states.

  INTERNATIONAL CABLE, TELEPHONY AND PROGRAMMING

     Some of the foreign countries in which we have, or propose to make, an investment regulate, in varying degrees, (1) the granting of cable and telephony franchises, the construction of cable and telephony systems and the operations of cable, other multi-channel television operators and telephony operators and service providers, as well as the acquisition of, and foreign investments in, such operators and service providers, and (2) the distribution and content of programming and Internet services and foreign investment in programming companies. Regulations or laws may cover wireline and wireless telephony, satellite and cable communications and Internet services, among others. Regulations or laws that exist at the time we make an investment in a foreign subsidiary or business affiliate may thereafter change, and there can be no assurance that material and adverse changes in the regulation of the services provided by our subsidiaries and business affiliates will not occur in the future. Regulation can take the form of price controls, service requirements and programming and other content restrictions, among others. Moreover, some countries do not issue exclusive licenses to provide multi-channel television services within a geographic area, and in those instances we may be adversely affected by an overbuild by one or more competing cable operators. In certain countries where multi-channel television is less developed, there is minimal regulation of cable television, and, hence, the protections of the cable operator's investment available in the United States and other countries (such as rights to renewal of franchises and utility pole attachment) may not be available in these countries.

  INTERNET SERVICES

     The Internet companies in which we have interests are subject, both directly and indirectly, to various laws and governmental regulations relating to their respective businesses. There are currently few laws or regulations directly applicable to access to or commerce on commercial online services or the Internet. For example, the Digital Millennium Copyright Act, enacted into law in 1998, protects certain qualifying online service providers from copyright infringement liability, the Internet Tax Freedom Act, also enacted in 1998, placed a three year moratorium on new state and local taxes on Internet access and commerce, and, under the Communications Decency Act, an Internet service provider will not be treated as the publisher or speaker of any information provided by another information content provider. However, because of the increasing popularity and use of commercial online services and the Internet, a number of laws and regulations may be adopted with respect to commercial online services and the Internet. For example, the Internet Tax Freedom Act expires in 2001, but Congress may extend this moratorium in some form. Other Internet-related laws and regulations may cover issues such as user privacy, defamatory speech, copyright infringement, pricing and characteristics and quality of products and services. The adoption of such laws or regulations in the future may slow the growth of commercial online services and the Internet, which could in turn cause a decline in the demand for the services and products of the Internet companies in which we have interests and increase such companies' costs of doing business or otherwise have an adverse effect on their businesses, operating results and financial conditions. Moreover,
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the applicability to commercial online services and the Internet of existing laws governing issues such as property ownership, libel, personal privacy and taxation is uncertain and could expose these companies to substantial liability.

  BROADCASTERS

     We also have nonattributable minority ownership interests in group owners of broadcast television and radio stations. The FCC extensively regulates the ownership and operation of such stations through a variety of rules. Among other things, FCC regulations: (1) limit the number of television stations in which a person or entity may hold an attributable interest both locally and nationally;
(2) limit the common ownership of television stations and radio stations in a particular market; and (3) prohibit the common ownership of a broadcast station and a daily newspaper published in or a cable system operating in a community over which that station places a broadcast signal of certain strength.

EMPLOYEES

     As of September 30, 2000, we had approximately 40 employees and our consolidated subsidiaries had an aggregate of approximately 6,860 employees. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We believe that our employee relations are good.

PROPERTIES

     With the exception of our corporate offices in Englewood, Colorado (which we lease), we do not own or lease any real or personal property other than through our interests in our subsidiaries and business affiliates. Our subsidiaries and business affiliates own or lease the fixed assets necessary for the operation of their respective businesses, including office space, transponder space, headends, cable television and telecommunications distribution equipment, telecommunications switches and customer equipment (including converter boxes). We are currently building a new corporate headquarters in Englewood, Colorado, which we expect to occupy by the end of 2001. Our management believes that our current facilities are, and our new headquarters will be, suitable and adequate for our business operations for the foreseeable future.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings, other than ordinary routine litigation incidental to our business, to which we or any of our subsidiaries is a party or of which any of our property is subject.

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                   RELATIONSHIP BETWEEN AT&T AND OUR COMPANY
                              AFTER THE SPLIT OFF

RELATIONSHIP WITH AT&T

     Since the TCI merger, we have been a wholly owned subsidiary of AT&T Broadband, LLC, of which AT&T is the sole member. Our businesses and assets and those of our subsidiaries have constituted substantially all of the businesses and assets of AT&T's Liberty Media Group, which was created in connection with the TCI merger. The assets attributed to AT&T's Liberty Media Group that are not currently held by us consist of approximately 21.4 million shares of common stock of Teligent, Inc., which are held indirectly by AGI LLC, and interests in each of the "Covered Entities" and their respective properties and assets. The Covered Entities are the following subsidiaries of AT&T: Liberty AGI, Inc., Liberty SP, Inc. and LMC Interactive, Inc. All of the equity interests in AGI LLC and the Covered Entities will be contributed to us prior to the split off. We, accordingly, refer to these assets as the contributed assets.

     In connection with the TCI merger, a number of agreements were entered into and governance arrangements were put in place that addressed the relationship between AT&T and its Common Stock Group (including AT&T's Wireless Stock Group), on the one hand, and Liberty and the other members of AT&T's Liberty Media Group, on the other hand. Certain of those agreements will be amended prior to the split off to reflect the relationship between the parties following the split off. A summary of the material provisions of the foregoing agreements, including any proposed amendments thereto, that will survive the split off is set forth below.

INTER-GROUP AGREEMENT

     The inter-group agreement, as amended and supplemented to the date of this prospectus, provides for the arrangements between AT&T's Common Stock Group and AT&T's Liberty Media Group concerning, among other things, the responsibility of each group for any claims, obligations or liabilities arising from that group's operations and restrictions on the ability of either group to enter into transactions that involve or bind the other group. In general, each group is solely responsible for all claims, obligations or liabilities arising from that group's operations, whether arising before or after the TCI merger or the split off, and is required to indemnify the other group and to hold the other group harmless against all claims, liabilities, losses and expenses allocated to the indemnifying group.

     In connection with the split off, we will enter into a supplement to the inter-group agreement that will set forth the principal corporate transactions pursuant to which AT&T will contribute, or cause to be contributed, all of its equity interests in the contributed assets to us.

     The inter-group agreement will also be supplemented to provide that we and AT&T will use all commercially reasonable efforts to effect the split off as of
5:00 p.m, New York City time, on             , 2001. However, the consummation
of the split off will be subject to the satisfaction or waiver by AT&T's board of directors and its capital stock committee, in their sole discretion, of the following conditions as of the redemption date:

     - a private letter ruling from the IRS, which AT&T obtained on
                   , 2001, shall continue in effect, to the effect that, among other things, (1) the contribution of AT&T's equity interests in the contributed assets to us and the split off will qualify as a reorganization under Section 368(a)(1)(D) of the Code, (2) the split off will qualify as a distribution governed by Section 355 of the Code and
       (3) the overall transaction will not result in recognition of any gain, loss or income for federal income tax purposes to AT&T, us or the holders of AT&T's Liberty Media Group tracking stock, and such ruling shall be in form and substance satisfactory to AT&T, in its sole discretion;

     - no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the split off shall be in effect;

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     - the registration statement of which this prospectus forms a part shall not be subject to any stop order issued by the Securities and Exchange Commission;

     - our common stock shall have been accepted for listing on the [NEW YORK STOCK EXCHANGE] [NASDAQ NATIONAL MARKET TIER]; and

     - no events or developments shall have occurred that, in the judgment of AT&T's board of directors and its capital stock committee, would result in the split off having a material adverse effect on AT&T or the holders of AT&T's Liberty Media Group tracking stock.

     If AT&T's board of directors and its capital stock committee waive a material condition to the split off after the date of this prospectus, we intend to issue a press release disclosing this waiver and file the press release on a Form 8-K with the Securities and Exchange Commission.

INTERCOMPANY AGREEMENT

     We are entitled to the following benefits under the intercompany agreement:

  PREFERRED VENDOR STATUS

     We are granted preferred vendor status with respect to access, timing and placement of new programming services. This means that AT&T uses its reasonable efforts to provide digital basic distribution of new services created by us and our affiliates, on mutual "most favored nation" terms and conditions and otherwise consistent with industry practices, subject to the programming meeting standards that are consistent with the type, quality and character of AT&T's cable services as they may evolve over time.

  EXTENSION OF TERM OF AFFILIATION AGREEMENTS

     AT&T has agreed to extend any existing affiliation agreement of us and our affiliates that expires on or before March 9, 2004, to a date not before March 9, 2009, if most favored nation terms are offered and the arrangements are consistent with industry practice.

  INTERACTIVE VIDEO SERVICES

     AT&T has agreed to enter into arrangements with us for interactive video services under one of the following two arrangements, which will be at the election of AT&T:

     - Pursuant to a five-year arrangement, renewable for an additional four-year period on then-current most favored nation terms, AT&T will make available to us capacity equal to one 6 megahertz channel (in digital form and including interactive enablement, first screen access and hot links to relevant web sites -- all to the extent implemented by AT&T cable systems) to be used for interactive, category-specific video channels that will provide entertainment, information and merchandising programming. The foregoing, however, will not compel AT&T to disrupt other programming or other channel arrangements. The suite of services are to be accessible through advanced set-top devices or boxes deployed by AT&T, except that, unless specifically addressed in a mutually acceptable manner, AT&T will have no obligation to deploy set-top devices or boxes of a type, design or cost materially different from that it would otherwise have deployed. The content categories may include, among others, music, travel, health, sports, books, personal finance, automotive, home video sales and games; or

     - AT&T may enter into one or more mutually agreeable ventures with us for interactive, category-specific video channels that will provide entertainment, information and merchandising programming. Each venture will be structured as a 50/50 venture for a reasonable commercial term and provide that we and AT&T will not provide interactive services in the category(s) of interactive video services provided through the venture for the duration of such term other than the joint venture services in the applicable categories. When the distribution of interactive video services
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       occurs through a venture arrangement, AT&T will share in the revenue and expense of the provision of the interactive services pro rata to its ownership interest in lieu of the commercial arrangements described in the preceding paragraph. At the third anniversary of the formation of any such venture, AT&T may elect to purchase our ownership interest in the venture at fair market value. The parties will endeavor to make any such transaction tax efficient to us.

TAX SHARING AGREEMENT

     We have entered into a tax sharing agreement with AT&T, which will remain in effect following the split off. The tax sharing agreement provides, among other things, that:

     - to the extent that the inclusion of AT&T's Liberty Media Group within the consolidated U.S. federal income tax return (or any combined, consolidated or unitary tax return) filed by a member of AT&T's Common Stock Group increases tax liability for any period, we will be responsible for paying AT&T an amount equal to the increased tax liability; and

     - to the extent that the inclusion of AT&T's Liberty Media Group within the consolidated U.S. federal income tax return (or any combined, consolidated or unitary tax return) filed by a member of AT&T's Common Stock Group reduces tax liability for any period, AT&T will be responsible for paying us an amount equal to the reduced tax liability.

     The net operating loss for U.S. federal income tax purposes of the affiliated group of which TCI was the common parent at the time of the TCI merger (the TCI Affiliated Group) will be allocated to us (the Allocated NOL) to offset any obligations we would otherwise incur under the tax sharing agreement for periods subsequent to March 9, 1999 (the date of the TCI merger). At the time of the split off, the companies attributed to AT&T's Liberty Media Group will be deconsolidated for U.S. federal income tax purposes from the affiliated group of which AT&T is the parent corporation. As a result, AT&T will be required to pay us an amount equal to 35% of the amount of the Allocated NOL that has not been used as an offset to our obligations under the tax sharing agreement, and that has been, or is reasonably expected to be, utilized by AT&T. Certain other tax carryovers of the TCI Affiliated Group will be allocated to AT&T to offset any obligations it would otherwise incur under the tax sharing agreement for periods subsequent to the TCI merger on March 9, 1999.

     In general, with respect to the TCI Affiliated Group, for periods ending on or prior to March 9, 1999, the tax sharing agreement provides that:

     - we pay AT&T any portion of regular tax liability attributable to TCI's former Liberty Media Group or the TCI Ventures Group;

     - any regular tax losses or other tax attributes may be used by us or AT&T without compensation to any other group; and

     - if the TCI Affiliated Group has an alternative minimum tax liability, the group, if any, generating alternative minimum tax losses will be paid for such losses to the extent that such losses reduce alternative minimum tax liability of the TCI Affiliated Group but we will not otherwise be required to pay our share of such alternative minimum tax liability.

     If the split off were not to qualify as a tax-free transaction to AT&T, AT&T would recognize taxable gain equal to the excess of the fair market value of our common stock distributed in exchange for AT&T's Liberty Media Group tracking stock over AT&T's tax basis in our common stock. Please see "The Split Off -- U.S. Federal Income Tax Consequences of the Split Off" for a more detailed discussion of the U.S. federal income tax consequences of the split off to AT&T. Under the tax sharing agreement, we may be required to indemnify AT&T for certain tax liabilities that are incurred by AT&T with respect to the split off. The tax sharing agreement also allocates responsibility for certain liabilities associated with deferred intercompany transactions triggered into income as a result of the deconsolidation. In the case of deferred intercompany transactions for which AT&T's Liberty Media Group is responsible, we must pay

AT&T an amount equal to any tax (or reduction in any tax refund, credit or other benefit) attributable thereto. We also must pay AT&T for any tax (or reduction in any tax refund, credit or other benefit) attributable to any excess loss accounts with respect to the stock of members of AT&T's Liberty Media Group. In addition, upon deconsolidation, we will be required to pay AT&T for certain deferred payments pursuant to a 1995 tax sharing agreement with TCI.

FACILITIES AND SERVICES AGREEMENT

     We and AT&T Broadband have entered into a facilities and services agreement. Pursuant to the agreement, AT&T Broadband provides us with office space and related services at AT&T Broadband's facilities. Pursuant to the agreement, we reimburse AT&T Broadband for all direct expenses incurred by AT&T Broadband in providing services thereunder and a pro rata share of all indirect expenses incurred by AT&T Broadband in connection with the rendering of such services. The obligations of AT&T Broadband to provide services under the agreement will terminate on December 31, 2001. We were allocated $2 million in corporate and general and administrative costs by AT&T Broadband, for the nine months ended September 30, 2000, and $2 million for the calendar year 1999. We are currently building a new corporate headquarters in Englewood, Colorado, which we expect to occupy by the end of 2001.

AFFILIATION AGREEMENTS

     AT&T Broadband is party to affiliation agreements pursuant to which it purchases programming from our subsidiaries and affiliates. Certain of these agreements provide for penalties and charges in the event the supplier's programming is not carried on AT&T Broadband's cable systems or not delivered to a contractually specified number of customers. Charges to AT&T Broadband for such programming is generally based upon customary rates and often provide for payments to AT&T Broadband by our subsidiaries and business affiliates for marketing support. In July 1997, AT&T Broadband's predecessor, TCI, entered into a 25 year affiliation agreement with Starz Encore Group (formerly Encore Media Group) pursuant to which AT&T Broadband is obligated to pay monthly fixed amounts in exchange for unlimited access to Encore and STARZ! programming. Also in 1997, in connection with the merger of Liberty Digital and DMX, TCI transferred to Liberty Digital the right to receive all revenue from sales of DMX music services to AT&T Broadband's residential and commercial subscribers, net of an amount equal to 10% of revenue from such sales to residential subscribers and net of the revenue otherwise payable to DMX as license fees under AT&T Broadband's existing affiliation agreements. We received $184 million and $223 million in revenue for programming services provided to AT&T Broadband for the nine months ended September 30, 2000, and for the calendar year 1999.

OTHER TRANSACTIONS

     NDTC. National Digital Television Center, a subsidiary of AT&T Broadband, leases transponder facilities to certain of our subsidiaries. Charges by NDTC for such arrangements were $10 million for the nine months ended September 30, 2000 and $17 million for the calendar year 1999.

     Associated Group. On January 14, 2000, we completed our acquisition of The Associated Group, Inc. pursuant to a merger agreement among AT&T, a wholly owned subsidiary of AT&T, us and Associated Group. In this transaction, Associated Group was acquired by and became a member of AT&T's Liberty Media Group through a merger of the relevant AT&T subsidiary into Associated Group. In the merger, each share of Associated Group's Class A common stock and Class B common stock was converted into 0.49634 shares of AT&T common stock and 2.41422 shares of AT&T's Class A Liberty Media Group tracking stock. Prior to the merger, Associated Group was principally engaged in the ownership and operation of interests in various communications-related businesses. Associated Group's primary assets were:

     - approximately 19.7 million shares of AT&T common stock;

     - approximately 46.8 million shares of AT&T's Class A Liberty Media Group tracking stock;

     - approximately 10.6 million shares of AT&T's Class B Liberty Media Group tracking stock;

     - approximately 21.4 million shares of common stock, representing approximately a 40% interest, of Teligent, Inc., a full-service, facilities-based communications company; and

     - all of the outstanding shares of common stock of TruePosition, Inc., a wholly owned subsidiary of Associated Group which provides location services for wireless carriers and users designed to determine the location of any wireless transmitters, including cellular and PCS telephones.

     Immediately following the completion of the merger, all of the shares of AT&T common stock, AT&T's Class A Liberty Media Group tracking stock and AT&T's Class B Liberty Media Group tracking stock previously held by Associated Group were retired by AT&T and all of the businesses and assets of Associated Group, other than its interest in Teligent, were transferred to us. AGI LLC, a member of AT&T's Liberty Media Group, holds Associated Group's interest in Teligent. All of AT&T's equity interest in AGI LLC will be contributed to us prior to the split off.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the persons who will serve as our directors and executive officers upon consummation of the split off.

                                          DATE OF
NAME                                       BIRTH                     POSITION
----                                      --------                   --------
John C. Malone..........................    3/7/41   Chairman of the Board and Director
Robert R. Bennett.......................   4/19/58   President, Chief Executive Officer and
                                                       Director
Gary S. Howard..........................   2/22/51   Executive Vice President, Chief
                                                     Operating Officer and Director
David J.A. Flowers......................   5/17/54   Senior Vice President and Treasurer
Elizabeth M. Markowski..................  10/26/48   Senior Vice President
Charles Y. Tanabe.......................  11/27/51   Senior Vice President and General
                                                     Counsel
Peter N. Zolintakis.....................   7/10/57   Senior Vice President
Christopher W. Shean....................   7/16/65   Vice President and Controller
Paul A. Gould...........................   9/27/45   Director
Jerome H. Kern..........................    6/1/37   Director
Larry E. Romrell........................  12/30/39   Director
[TO COME]...............................             Director
[TO COME]...............................             Director
[TO COME]...............................             Director

     The following is a five-year employment history for the persons who will serve as our directors and executive officers upon consummation of the split off, including any directorships held in public companies.

     John C. Malone has served as Chairman of the Board and one of our directors since 1990. Dr. Malone served as Chairman of the Board and a director of Liberty Satellite & Technology, Inc. (formerly TCI Satellite Entertainment, Inc.) from December 1996 to August 2000. Dr. Malone also served as Chairman of the Board of TCI from November 1996 to March 1999, as Chief Executive Officer of TCI from January 1994 to March 1999, and as President of TCI from January 1994 to March 1997. Dr. Malone served as Chief Executive Officer of TCI Communications, Inc., the domestic cable subsidiary of TCI prior to the TCI merger (TCIC), from March 1992 to October 1994, and as President of TCIC from 1973 to October 1994. Dr. Malone is also a director of AT&T, The Bank of New York, USANi LLC, UnitedGlobalCom, Inc. and Cendant Corporation.

     Robert R. Bennett has served as our President and Chief Executive Officer since April 1997 and one of our directors since September 1994. Mr. Bennett served as Executive Vice President of TCI from April 1997 to March 1999. Mr. Bennett served as our Executive Vice President, Secretary and Treasurer from June 1995 through March 1997, Chief Financial Officer from May 1996 through March 1997, and in various executive positions since our inception in 1990. Mr. Bennett also served as acting Chief Financial Officer of Liberty Digital, Inc. from June 1997 to July 1997. Mr. Bennett is a director of Gemstar-TV Guide International, Inc., Liberty Livewire Corporation, Liberty Satellite & Technology, Inc., USANi LLC and Telewest Communications plc and serves as Chairman of the Board of Liberty Digital, Inc.

     Gary S. Howard has served as our Executive Vice President, Chief Operating Officer and one of our directors since July 1998. Mr. Howard has also served as Chairman of the Board of Liberty Satellite & Technology, Inc. since August 2000. Mr. Howard served as Chief Executive Officer of Liberty Satellite &

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

Technology, Inc. from December 1996 to April 2000. Mr. Howard also served as Executive Vice President of TCI from December 1997 to March 1999; as Chief Executive Officer, Chairman of the Board and a director of TV Guide, Inc. (prior to its merger with Gemstar) from June 1997 to March 1999; and as President and Chief Executive Officer of TCI Ventures Group, LLC from December 1997 to March 1999. Mr. Howard served as President of TV Guide, Inc. (prior to its merger with Gemstar) from June 1997 to September 1997; as President of Liberty Satellite & Technology, Inc. from February 1995 through August 1997; as Senior Vice President of TCIC from October 1994 to December 1996; and as Vice President of TCIC from December 1991 through October 1994. Mr. Howard is a director of Liberty Digital, Inc., Liberty Livewire Corporation, Liberty Satellite & Technology, Inc., Teligent, Inc. and On Command Corporation.

     David J.A. Flowers has served as Senior Vice President and Treasurer of Liberty since October 2000. Mr. Flowers served as a Vice President and Treasurer of Liberty since April 1997. Mr. Flowers served as Vice President -- Portfolio Manager of Liberty from June 1995 to April 1997. Prior to joining Liberty, Mr. Flowers held several positions at Toronto Dominion Bank from August 1989 to June 1995, including Managing Director in its Media Finance Group. Mr. Flowers is a director of Corus Entertainment, Inc.

     Elizabeth M. Markowski has served as Senior Vice President of Liberty since November 2000. Prior to joining Liberty, Ms. Markowski was a partner in the law firm of Baker Botts L.L.P for more than the past five years.

     Charles Y. Tanabe has served as a Senior Vice President and General Counsel of Liberty since January 1999. Prior to joining Liberty, Mr. Tanabe was a member of Sherman & Howard L.L.C., a law firm based in Denver, Colorado, for more than five years.

     Peter N. Zolintakis has served as Senior Vice President of Tax Strategy of Liberty since November 1998. Prior to joining Liberty, Mr. Zolintakis was a partner of PricewaterhouseCoopers, where he specialized, for more than five years, in the tax issues relating to corporate mergers, acquisitions, divestitures and restructurings for clients primarily in the cable television and high technology industries.

     Christopher W. Shean has served as Vice President and Controller of Liberty since October 2000. Prior to joining Liberty, Mr. Shean served at the accounting firm of KPMG for more than the past five years, most recently as an assurance partner.

     Paul A. Gould has served as one of our directors since March 1999. Mr. Gould has also served as a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment banking services company, for more than the last five years. Mr. Gould served as a director of TCI from December 1996 to March 1999, Liberty Media International, Inc. from July 1995 to October 1998, TV Guide, Inc. (before its merger with Gemstar International) from January 1996 to February 1998, and our predecessor company from November 1992 to December 1994. Mr. Gould is a director of On Command Corporation.

     Jerome H. Kern has served as one of our directors since March 1999. Mr. Kern is the Chief Executive Officer and Chairman of the board of directors of On Command Corporation. Mr. Kern served as Vice Chairman and as a consultant of TCI from June 1998 to March 1999. Prior to joining TCI, Mr. Kern was Special Counsel with the law firm of Baker Botts L.L.P. from July 1996 to June 1998, and a senior partner of Baker Botts L.L.P. from September 1992 to July 1996. Mr. Kern served as a director of TCIC from December 1993 to August 1994. He is also a director of TCI Pacific Communications Inc. and On Command Corporation

     Larry E. Romrell has served as one of our directors since March 1999. Mr. Romrell has also served as a consultant to Liberty since March 1999. Mr. Romrell served as Executive Vice President of TCI from January 1994 to March 1999 and since March 1999 has served as a consultant to AT&T Broadband. Mr. Romrell also served, from December 1997 to March 1999, as Executive Vice President and Chief Executive Officer of TCI Business Alliance and Technology Co., a subsidiary of TCI prior to the TCI merger that oversaw and developed TCI's technology activities; from December 1997 to March 1999, as Senior Vice President of TCI Ventures Group, LLC; and, from September 1994 to October 1997, as

President of TCI Technology Ventures, Inc., a subsidiary of TCI prior to the TCI merger that invested in and developed companies engaged in advancing telecommunications technology. Mr. Romrell served as Senior Vice President of TCIC from 1991 to October 1994. Mr. Romrell is a director of Liberty Livewire Corporation and General Communication, Inc.

     The executive officers named above will serve in such capacities until the next annual meeting of our board of directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of the directors.

BOARD COMPOSITION

     Our restated certificate of incorporation provides for a classified board of directors of not less than three members, with the exact number of directors to be fixed by resolution of our board. Our charter further provides that each class shall consist of a number of directors equal to one-third of the total authorized number of directors. The number of directors on our board is currently nine. The nine members of our board are divided among three classes. Our Class I directors, whose term expires at the annual meeting of our
stockholders in 2002, are           ,           and           . Our Class II
directors, whose term expires at the annual meeting of our stockholders in 2003, are Larry E. Romrell, Jerome H. Kern and Gary S. Howard. Our Class III directors, whose term expires at the annual meeting of our stockholders in 2004, are John C. Malone, Paul A. Gould and Robert R. Bennett. At each annual meeting of our stockholders, the successors of that class of directors whose term(s) expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of our stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective death, resignation or removal and until their respective successors are elected and qualified.

COMMITTEES OF THE BOARD

     Our board of directors has established an executive committee, whose members are our Class III directors. Except as specifically prohibited by the General Corporation Law of the State of Delaware, the executive committee may exercise all the powers and authority of our board in the management of our business and affairs, including the power and authority to authorize the issuance of shares of our capital stock.

     Our board of directors has established a compensation committee. The compensation committee reviews and makes recommendations to our board regarding all forms of compensation provided to our executive officers and directors. In addition, the compensation committee reviews and makes recommendations on bonus and stock compensation arrangements for all of our employees. The compensation committee will have sole responsibility for the administration of our stock option plan following the split off. The members of our compensation committee
following the split off will be:       .

     Prior to the split off, our board of directors will establish an audit committee. The audit committee will review and monitor the corporate financial reporting and the internal and external audits of our company. The committee's functions will include:

     - recommending annually to our board of directors the appointment of our independent auditors;

     - discussing and reviewing in advance the scope and the fees of our annual audit and reviewing the results of our units with our independent auditors;

     - reviewing and approving non-audit services of our independent auditors;

     - reviewing compliance with our existing major accounting and financial reporting policies;

     - reviewing the adequacy of major accounting and financial reporting policies;

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

     - reviewing our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

     - reviewing compliance with applicable SEC and stock exchange rules regarding audit committees; and

     - preparing a report for our annual proxy statement.

     The members of our audit committee following the split off will
be:            .

     The board, by resolution, may from time to time establish certain other committees of the board, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of the board, subject to applicable law.

COMPENSATION OF DIRECTORS

     No member of our board of directors receives any compensation for serving on our board. However, all members of our board are reimbursed for travel expenses incurred to attend any meetings of our board or any committee thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Robert R. Bennett, our President, Chief Executive Officer and Director, serves on the compensation committee of the board of directors of Gemstar-TV Guide International and the compensation committee of the board of directors of Discovery.

COMPENSATION OF EXECUTIVE OFFICERS

     The following tables set forth information relating to compensation, including grants of stock options and stock appreciation rights (SARs) in respect of our common stock (after giving effect to the consummation of the split off), for:

     - our Chief Executive Officer;

     - our four other most highly compensated executive officers for the fiscal year ended December 31, 2000; and

     - one additional executive officer who would have been included above but for the fact that she was not serving as our executive officer for the full fiscal year ended December 31, 2000.

These executive officers are collectively referred to as our "named executive officers."

     Summary Compensation Table. The following table sets forth information concerning the compensation paid by us to our named executive officers for the three years ended December 31, 2000. Compensation for Ms. Markowski reflects the annual compensation that would have been paid to her had she been serving as our executive officer since the beginning of 2000 based upon her 2000 annual compensation. Ms. Markowski became an executive officer during the year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                               LONG-TERM COMPENSATION
                             ANNUAL COMPENSATION             --------------------------
                             -------------------                            SECURITIES     ALL OTHER
NAME AND PRINCIPAL                     SALARY       BONUS    RESTRICTED     UNDERLYING    COMPENSATION
POSITION WITH LIBERTY        YEAR        ($)         ($)     STOCK AWARD   OPTIONS/SARS       ($)
---------------------        -----   -----------   -------   -----------   ------------   ------------
                                                                ($ IN         (# IN
                                                             THOUSANDS)     THOUSANDS)
Robert R. Bennett..........  2000    $1,000,000    $    --      $  --             --        $47,013(3)(4)
  President and Chief        1999    $1,000,000    $    --      $  --             --        $47,013(3)(4)
  Executive Officer          1998    $  559,354    $    --      $  --         12,000(1)     $36,540(3)(4)
Gary S. Howard.............  2000    $  786,058    $    --      $  --             --        $15,000(4)
  Executive Vice President   1999    $  750,000    $23,210      $  --             --        $15,000(4)
  and Chief Operating
     Officer                 1998    $  533,769    $    --      $  --         10,000(1)     $15,000(4)
Elizabeth M. Markowski.....  2000    $  600,000    $    --      $  --          1,000(2)     $    --
  Senior Vice President      1999    $       --    $    --      $  --             --        $    --
                             1998    $       --    $    --      $  --             --        $    --
Charles Y. Tanabe..........  2000    $  524,039    $    --      $  --             --        $15,000(4)
  Senior Vice President and  1999    $  492,308    $    --      $  --             --        $15,000(4)
  General Counsel            1998    $       --    $    --      $  --          2,400(1)     $    --
Peter N. Zolintakis........  2000    $  485,692    $    --      $  --             --        $15,000(4)
  Senior Vice President      1999    $  496,865    $    --      $  --             --        $15,000(4)
                             1998    $   76,946    $    --      $  --          2,400(1)     $    --

---------------

(1) On December 29, 1998, pursuant to the 1998 Incentive Plan, these executive officers were granted options in tandem with SARs to acquire shares of TCI's Series A Liberty Media Group tracking stock. In the TCI merger, those options and tandem SARs were converted into options and rights with respect to AT&T's Class A Liberty Media Group tracking stock at an exercise price of $10.81 per share. As a result of the split off, those options and tandem SARs are being converted into options and rights with respect to our Series A common stock at an exercise price of $10.81 per share. The options and tandem SARs vest evenly over five years on each anniversary of the date of grant. The options and tandem SARs expire on December 29, 2008, subject to earlier termination in certain events. Notwithstanding the vesting schedule as set forth in the option agreements, the options and SARs will immediately vest and become exercisable if the grantee's employment with us terminates by reason of disability or the grantee dies while employed by us.

(2) Consists of SARs granted to Ms. Markowski, which vest and become exercisable ratably over a five-year term, commencing on August 8, 2001. The SARs expire ten years from August 8, 2000, subject to earlier termination in certain events. Upon the valid exercise of SARs, Ms. Markowski will be entitled to receive from us cash equal to the excess of the fair value of each share of our Series A common stock with respect to which such SARs have been exercised over $20.62. Notwithstanding the vesting schedule as set forth in the option agreement, the SARs will immediately vest and become exercisable if the grantee's employment with us terminates by reason of disability or the grantee dies while employed by us.

(3) Includes $32,013, $32,013 and $21,540 which consists of the amounts of premiums we paid in fiscal 2000, 1999 and 1998, respectively, pursuant to split dollar, whole life insurance policies for the insured executive officer. We will pay a portion of the premiums annually until the first to occur of:

     - 10 years from the date of the policy;

     - the insured executive's death;

     - the premiums are waived under a waiver of premium provision;

     - the policy is terminated as set forth below; and

     - premiums are prepaid in full for the 10-year period as set forth below.

The insured executive has granted an assignment of policy benefits in our favor in the amounts of the premiums we paid. At the end of such 10-year period or upon acceleration of premiums as described below, the entire policy vests to the sole benefit of the insured executive and we will remove or cancel the assignment in our favor against the policy. In the event of a change in control of our company, our liquidation or the sale of substantially all of our assets, the policy will immediately be prepaid in full through the tenth year, prior to such event. Similarly, if the insured executive is dismissed for any reason (except for conviction of a felony class miscarriage of responsibilities as our officer), we will immediately prepay and fully fund the policy through the tenth year. Upon any of the foregoing events, the policy will vest to the sole benefit of the insured executive. If, however, the insured executive voluntarily chooses to terminate employment (and that decision is not a result of pressure from us to resign or a resignation related to an adverse change in us or our affiliates) without cause, we will have no further obligation to fund premiums, but the policy will vest to the sole benefit of the insured executive.

(4) Amounts represent contributions to the Liberty Media 401(k) Savings Plan (our savings plan), formerly the TCI 401(k) Stock Plan. Our savings plan provides employees with an opportunity to save for retirement. Participants in our savings plan may contribute up to 10% of their compensation, and we contribute a matching contribution of 100% of the participants' contributions. Participant contributions to the savings plan are fully vested upon contribution.

     Generally, participants acquire a vested right in our contributions as follows:

                                                              VESTING
YEARS OF SERVICE                                             PERCENTAGE
----------------                                             ----------
Less than 1................................................       0%
1-2........................................................      33%
2-3........................................................      66%
3 or more..................................................     100%

     With respect to contributions we made to the savings plan in 2000, 1999 and 1998, Messrs. Bennett and Howard are fully vested.

     Directors who are not our employees are ineligible to participate in our savings plan. Under the terms of our savings plan, employees are eligible to participate after three months of service.

     Option and SAR Grants in Last Fiscal Year. The following table sets forth information regarding free-standing SARs granted to the executive officer named in the table below during the year ended December 31, 2000 (numbers of underlying securities and dollar amounts present value in thousands). No other named executive officer was granted stock options or SARs during the year ended December 31, 2000.

                 OPTION AND SAR GRANTS IN THE LAST FISCAL YEAR

                                       NUMBER OF     % OF TOTAL
                                       SECURITIES     OPTIONS      EXERCISE
                                       UNDERLYING    GRANTED TO     OR BASE                    GRANT
                                        OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   DATE PRESENT
NAME                                   GRANTED(1)       2000       ($/SH)(2)      DATE        VALUE(3)
----                                   ----------   ------------   ---------   ----------   ------------
Elizabeth M. Markowski...............    1,000           43%        $20.62      8/08/10       $12,437

---------------

(1) Consists of SARs granted to Ms. Markowski, which vest and become exercisable ratably over a five-year term, commencing on August 8, 2001. The SARs expire ten years from August 8, 2000, subject to earlier termination in certain events. Upon the valid exercise of SARs, Ms. Markowski will be entitled to receive from us cash equal to the excess of the fair value of each share of Series A common stock with respect to which such SARs have been exercised over the respective exercise price per share. Notwithstanding the vesting schedule as set forth in the option agreement, the SARs will immediately vest and become exercisable if the grantee's employment with us terminates by reason of disability or the grantee dies while employed by us.

(2) We used the low sales price per share of AT&T's Class A Liberty Media Group tracking stock on the NYSE on the date of the grant in determining the grant-date market price of the security underlying the free-standing SARs.

(3) The value shown is based upon the Black-Scholes model and is stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of this calculation include the following:

    - a 5.12% discount rate;

    - a volatility factor based upon the historical trading pattern of AT&T's Liberty Media Group tracking stock;

    - the 10-year option term; and

    - the closing price of AT&T's Class A Liberty Media Group tracking stock on the December 6, 2000 grant date.

     The actual value the executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by the executive would not necessarily be the value determined by the model.

     Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values. The following table sets forth information concerning exercises of stock options and SARs by our named executive officers during the year ended December 31, 2000 (numbers of securities and dollar amounts in thousands). The following information assumes that the split off was consummated on December 31, 2000.

          AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES
                                                                     UNDERLYING
                                                                    UNEXERCISED        VALUE OF UNEXERCISED
                                                                  OPTIONS/SARS AT          IN-THE-MONEY
                                         SHARES                  DECEMBER 31, 2000       OPTIONS/SARS AT
                                        ACQUIRED      VALUE             (#)             DECEMBER 31, 2000
                                       ON EXERCISE   REALIZED       EXERCISABLE/         ($) EXERCISABLE/
NAME                                     (#)(1)        ($)         UNEXERCISABLE          UNEXERCISABLE
----                                   -----------   --------   --------------------   --------------------
Robert R. Bennett
  Exercisable
     Our Series A....................     2,000      $51,490           7,986                 $45,659
  Unexercisable
     Our Series A....................        --           --           8,207                 $29,290

Gary S. Howard
  Exercisable
     Our Series A....................     1,600      $28,160           2,465                 $ 7,264
  Unexercisable
     Our Series A....................        --           --           6,000                 $16,515

Elizabeth M. Markowski
  Exercisable
     Our Series A....................        --           --              --                      --
  Unexercisable
     Our Series A....................        --           --           1,000                      --

Charles Y. Tanabe
  Exercisable
     Our Series A....................        --           --             480                 $ 1,321
  Unexercisable
     Our Series A....................        --           --           1,440                 $ 3,964

Peter N. Zolintakis
  Exercisable
     Our Series A....................        --           --             480                 $ 1,321
  Unexercisable
     Our Series A....................        --           --           1,440                 $ 3,964

---------------

(1) Represents the number of shares underlying SARs which were exercised in 2000.

EMPLOYMENT CONTRACTS

     In connection with the TCI merger, an employment agreement between Dr. Malone and TCI was assigned to us. The term of Dr. Malone's employment agreement is extended daily so that the remainder of the employment term is five years. The employment agreement was amended in June 1999 to provide for, among other things, an annual salary of $2,600, subject to increase upon the approval of our board. Additionally, the employment agreement provides for personal use of our aircraft and flight crew, limited to an aggregate value of $200,000 per year, and payment or reimbursement of professional fees and expenses incurred by Dr. Malone for estate and tax planning services.

     Dr. Malone's employment agreement provides, among other things, for deferral of a portion (not in excess of 40%) of the monthly compensation payable to him. The deferred amounts will be payable in monthly installments over a 20-year period commencing on the termination of Dr. Malone's employment, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the date of payment.

     Dr. Malone's employment agreement also provides that, upon termination of his employment by us (other than for cause, as defined in the agreement) or if Dr. Malone elects to terminate the agreement because of a change in control of our company, all remaining compensation due under the agreement for the balance of the employment term shall be immediately due and payable.

     Dr. Malone's agreement provides that, during his employment with us and for a period of two years following the effective date of his termination of employment with us, unless termination results from a change in control of our company, he will not be connected with any entity in any manner specified in the agreement, which competes in a material respect with our business. The agreement provides, however, that Dr. Malone may own securities of any corporation listed on a national securities exchange or quoted in The Nasdaq Stock Market to the extent of an aggregate of 5% of the amount of such securities outstanding.

     For a period of 12 months following a change in control of our company, as defined in Dr. Malone's employment agreement, our ability to terminate Dr. Malone's employment for cause will be limited to situations in which Dr. Malone has entered a plea of guilty to, or has been convicted of, the commission of a felony offense.

     Dr. Malone's agreement also provides that in the event of termination of his employment with us, he will be entitled to receive 240 consecutive monthly payments of $15,000 (increased at the rate of 12% per annum compounded annually from January 1, 1988 to the date payment commences), the first of which will be payable on the first day of the month succeeding the termination of Dr. Malone's employment. In the event of Dr. Malone's death, his beneficiaries will be entitled to receive the foregoing monthly payments.

     We pay a portion of the annual premiums on three whole-life insurance policies of which Dr. Malone is the insured and trusts for the benefit of members of his family are the owners. The portion that we pay is equal to the "PS-58" costs, which represent the costs to buy one-year term insurance coverage as set forth in IRS Pension Service Table No. 58. For the nine months ending September 30, 2000, such amount is $334,714. We are the designated beneficiary of the proceeds of such policies less an amount equal to the greater of the cash surrender value thereof at the time of Dr. Malone's death and the amounts of the premiums paid by the policy owners.

     Dr. Malone deferred a portion of his monthly compensation under his previous employment agreement. We assumed the obligation to pay that deferred compensation in connection with the TCI merger. The compensation that he deferred (together with interest on that compensation at the rate of 13% per annum compounded annually from the date of deferral to the date of payment) will continue to be payable under the terms of the previous agreement. The rate at which interest accrues on the previously deferred compensation was established in 1983 pursuant to the previous agreement.

LIBERTY MEDIA 2000 INCENTIVE PLAN

     A subcommittee of the capital stock committee of AT&T's board of directors adopted the Liberty Media Group 2000 Incentive Plan in December 2000. The plan is designed to provide additional remuneration to certain employees and independent contractors for their exceptional service and to encourage their investment in our company. The plan is also intended to (1) attract persons of exceptional ability to become officers and employees of our company, and (2) induce independent contractors to provide services to our company. The following discussion of the plan refers to our Series A common stock instead of AT&T's Liberty Media Group Class A tracking stock, since the plan will apply to our Series A common stock upon consummation of the split off.

     The plan is administered by an incentive plan committee, which is currently a subcommittee of the capital stock committee of AT&T's board of directors. The incentive plan committee is comprised of three members. Each member is a non-employee director and an outside director under Treasury Regulation Section 162(m) and Section 16b-3 of the Exchange Act. The incentive plan committee will have the full power and authority to grant eligible persons the awards described below and determine the terms and conditions under which any awards are made. However, no award shall be granted unless it has first been recommended by the compensation committee of our board of directors.

     The incentive plan committee may grant stock options, stock appreciation rights, restricted shares, stock units or any combination of these under the plan (collectively, awards), subject to the requirement that each award first be recommended by our compensation committee. The maximum number of shares of our Series A common stock with respect to which awards may be issued under the plan shall be 30 million. Shares of our Series A common stock will be made available from either our authorized but unissued shares or shares that have been issued but reacquired by our company. Shares of our Series A common stock that are subject to (1) any award that expires, terminates or is annulled for any reason without having been exercised, (2) any award of any SARs that is exercised for cash, and (3) any award of restricted shares or stock units that shall be forfeited prior to becoming vested, will once again be available for distribution under the plan.

     The incentive plan committee also has the power to:

     - interpret the plan and adopt any rules, regulations and guidelines for carrying out the plan that it believes are proper;

     - correct any defect or supply any omission or reconcile any inconsistency in the plan or related documents;

     - determine the form and terms of the awards made under the plan, including persons eligible to receive the award and the number of shares or other consideration subject to awards;

     - provide that option exercises may be paid in cash, common stock or a combination of cash and common stock; and

     - delegate to any subcommittee its authority and duties under the plan unless a delegation would adversely impact the availability of transaction exemptions under Rule 16b-3, and the deductibility of compensation for federal income tax purposes.

The incentive plan committee has delegated all of its power under the plan (except its power to grant awards) to the compensation committee of our board of directors, to the fullest extent permitted by law. Following the split off, the compensation committee of our board of directors will succeed to all of the powers of the incentive plan committee under the plan and the incentive plan committee will be dissolved.

     Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified exercise price subject to the terms and conditions of the option grant. The price at which options may be exercised under the plan may be more than, less than, or equal to the fair market value of our Series A common stock as of the day the option is granted. Under the plan, no person may be granted options covering more than ten million shares of our Series A common stock during a single calendar year. Options granted under the plan are generally non-transferable during the lifetime of an option holder.

     Stock Appreciation Rights. SARs entitle the recipient to receive a payment in cash or in stock equal to the excess value of the stock (on the day the right is exercised) over the price specified in the grant. A SAR may be granted to an option holder with respect to all or a portion of the shares of common stock subject to the related option (a tandem SAR) or granted separately to an eligible employee (a free-standing SAR). Tandem SARs are exercisable only to the extent that the related option is exercisable. Consideration for the SARs may be in cash, shares of our Series A common stock or a combination of both. SARs are also generally non-transferable.

     Restricted Shares. Restricted shares are shares of our Series A common stock that may only be transferred after a vesting period. Restricted shares may be issued at either the beginning or end of the restriction period. An agreement under which restricted shares are issued may provide that the holder of the shares be paid a cash amount any time after the shares become vested.

     Stock Units. Shares of our Series A common stock may also be distributed as an award under the plan. The incentive plan committee, upon the recommendation of our compensation committee, has the power to determine the terms, conditions, restrictions, vesting requirements and payment rules.

     Awards Generally. The awards described above may be granted either individually, in tandem or in combination with each other. However, no single officer or director of our company may receive shares of our Series A common stock representing more than one percent of the shares of AT&T's Liberty Media Group tracking stock outstanding on the date the plan became effective. Under certain conditions, including when a change in control occurs, options and SARs will become immediately exercisable, restricted shares will become unrestricted, and stock units will become fully vested, unless individual agreements state otherwise. The split off does not constitute a change in control of these purposes.

     Amendment and Termination of the Plan. Our compensation committee may recommend that the plan be terminated at any time prior to the tenth anniversary of the date the plan became effective. If the incentive plan committee agrees with this recommendation, the plan may be terminated. In the same manner, the plan may also be suspended, discontinued, modified or amended. However, before an amendment can be made that would adversely affect a participant who has already been granted an award, the participant's consent must be obtained.

LIBERTY MEDIA 401(k) SAVINGS PLAN

     We maintain an employee benefit plan known as the Liberty Media 401(k) Savings Plan. This plan is intended to be a qualified employee plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986. An employee must be one of our employees or an employee of an employer of which we own 80% or more (a participating employer) and must complete three months of continuous employment and be at least 18 years of age to participate in the plan. Credit has been given for service with TCI, our company and our respective affiliates for eligibility and vesting service under the plan. An employee commences participation as soon as administratively feasible following the employee's completion of the eligibility requirements and his or her enrollment in the plan.

     Upon commencing participation, the participant may elect to make pre-tax contributions, after-tax contributions or both to the plan. All participant contributions are made by payroll deduction and all participant contributions may not exceed 10% of the participant's wages from the participating employer. Pre-tax participant contributions are not subject to income tax when contributed to the plan, but will be subject to FICA taxes when contributed to the plan. Those pre-tax participant contributions (and earnings) will be taxed to the participant when the participant receives a distribution from the plan. Pre-tax participant contributions are limited to $10,500 for each year (as adjusted for cost of living increases). After-tax participant contributions are subject to income taxes and FICA taxes when contributed to the plan, but earnings on those contributions will not be taxed to the participant until the participant receives a distribution from the plan.

     A participant may change the amount of his or her participant contributions as of any prospective payroll period. Participant contributions always are 100% vested. The participant may direct the investment of his or her participant contributions, and earnings on those amounts, into a variety of investment options, including the Series A Common Stock Fund (which will be created at the time of the split off).

     Only the first $170,000 (as may be adjusted annually for cost of living increases) of any participant's wages is taken into account for all purposes under the plan, as required by law.

     Generally, we will make a matching contribution to the plan for each plan year equal to 100% of each participant's participant contributions to the plan, unless we, in our discretion, decide upon a different percentage for the matching contribution. All our contributions to the plan are invested solely in the Series A Common Stock Fund (which will be created at the time of the split off).

     Our contributions to the plan become 33% vested after one year of service, 66% vested after two years of service, and 100% vested after three years of service. Generally, a year of service will be credited for each twelve-month period of employment completed by the participant. In addition, a participant will be 100% vested in our contributions upon attaining normal retirement age (age 65), upon becoming totally disabled, or upon the participant's death while employed with a participating employer.

     Our contributions to the plan (and earnings on those contributions) on behalf of a participant are not taxable to the participant until those amounts are distributed from the plan. We receive a deduction for the amounts we contribute to the plan.

     A participant can withdraw his or her participant contributions and our contributions while he or she remains employed only in the following limited circumstances: upon attaining age 59 1/2, the participant may request a withdrawal of all or any portion of his or her contributions account funded by us (including earnings on such contributions) and his or her pre-tax participant contributions account (including earnings on such contributions). A participant may withdraw any portion of his or her after-tax participant contributions at any time. Upon experiencing a financial hardship, a participant may request a withdrawal of his or her pre-tax participant contributions (but not the earnings on such contributions) in an amount necessary to meet the financial need. A participant who takes a hardship withdrawal may not contribute to the plan for 12 months after the withdrawal, and there are limitations on the maximum salary reduction amounts that may be made in the year following the year of the hardship withdrawal.

     Upon terminating employment with us, the participant may receive a distribution of his or her entire vested account in the plan. If the vested account equals $5,000 or less, the distribution will be made as soon as administratively reasonable after the participant's termination of employment occurs. If the participant's vested account exceeds $5,000, the participant must consent to the distribution and such distribution will be made as soon as administratively reasonable after the participant's consent to the distribution is received. The participant must commence distributions from the plan by April 1 of the year following the year in which occurs the later of the participant's attainment of age 70 1/2 or the participant's retirement.

     Distributions will be made in cash, however, the participant may elect to receive that portion of his or her vested account which is invested in the Series A Common Stock Fund in whole shares of our Series A common stock and any portion of his or her vested account which is invested in the AT&T Common Stock Fund in whole shares of AT&T common stock. Any qualified distribution from the plan may be rolled over to an IRA or other qualified plan upon the election of the participant.

     A 10% federal penalty tax may be imposed on the taxable amount of certain early distributions from the plan. The early distribution penalty tax does not apply to distributions made on account of: the death or disability of the participant, the participant's attainment of age 55 and separation from service, the participant's payment of certain medical expenses, payment to an alternate payee under a qualified domestic relations order, or the participant's attainment of age 59 1/2.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information with respect to the ownership by each of our directors and each of our named executive officers and by all of our directors and named executive officers as a group, after giving effect to the split off, of shares of (1) our Series A and Series B common stock, (2) Series A common stock of Liberty Digital, Inc., (3) Series A common stock of Liberty Livewire Corporation, (4) Series A and Series B common stock of Liberty Satellite & Technology, Inc. and (5) common stock of On Command Corporation. The corporations named in clauses (2) through (5) of the immediately preceding sentence are our controlled subsidiaries. All information provided in this section assumes the consummation of the split off as of December 31, 2000.

     The following information is given as of December 31, 2000, and, in the case of percentage ownership information, is based upon (1) 2,363,738,198 shares of our Series A common stock and 206,221,288 shares of Series B common stock (assuming for this purpose that the split off occurred on that date and that no outstanding stock options or warrants are exercised), (2) 31,004,944 shares of Liberty Digital Series A common stock, (3) 5,467,594 shares of Liberty Livewire Series A common stock, (4) 65,469,595 shares of LSAT Series A common stock and 7,733,996 shares of LSAT Series B common stock and (5) 30,549,813 shares of On Command common stock, in each case outstanding on that date. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after December 31, 2000, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. So far as is known to us, the persons indicated below have sole voting power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table.

                                                                    AMOUNT AND
                                                                    NATURE OF
                                                                    BENEFICIAL            PERCENT
                                                                    OWNERSHIP               OF       VOTING
NAME OF BENEFICIAL OWNER                  TITLE OF CLASS          (IN THOUSANDS)           CLASS     POWER
------------------------                  --------------          --------------          -------    ------
John C. Malone.....................  Our Series A                      6,860(1)(2)             *      44.1%
                                     Our Series B                    196,257(1)(2)(3)      93.58%
                                     Liberty Digital Series A              0
                                     Liberty Livewire Series A             0
                                     LSAT Series A                       370(4)                *         *
                                     LSAT Series B                       117                1.52%
                                     On Command                            0
Robert R. Bennett..................  Our Series A                      8,070(5)                *         *
                                     Our Series B                          0
                                     Liberty Digital Series A             80(6)                *         *
                                     Liberty Livewire Series A             0
                                     LSAT Series A                         5(7)                *         *
                                     LSAT Series B                         0
                                     On Command                            0
Paul A. Gould......................  Our Series A                      1,498(8)                *         *
                                     Our Series B                        438                   *         *
                                     Liberty Digital Series A              0
                                     Liberty Livewire Series A             0
                                     LSAT Series A                         0
                                     LSAT Series B                         0
                                     On Command                            0
Gary S. Howard.....................  Our Series A                      2,557(9)                *         *
                                     Our Series B                          0
                                     Liberty Digital Series A             20(10)               *         *
                                     Liberty Livewire Series A             0
                                     LSAT Series A                       755(11)             1.1%        *
                                     LSAT Series B                         0
                                     On Command                            0
Jerome H. Kern.....................  Our Series A                      6,237(12)(13)           *         *
                                     Our Series B                          0
                                     Liberty Digital Series A              0
                                     Liberty Livewire Series A             0
                                     LSAT Series A                         0
                                     LSAT Series B                        92(14)               *         *
                                     On Command                        3,594(15)           11.76%    11.76%

                                                                    AMOUNT AND
                                                                    NATURE OF
                                                                    BENEFICIAL            PERCENT
                                                                    OWNERSHIP               OF       VOTING
NAME OF BENEFICIAL OWNER                  TITLE OF CLASS          (IN THOUSANDS)           CLASS     POWER
------------------------                  --------------          --------------          -------    ------
Elizabeth M. Markowski.............  Our Series A                         62                   *         *
                                     Our Series B                          0
                                     Liberty Digital Series A              0
                                     Liberty Livewire Series A             0
                                     LSAT Series A                         0
                                     LSAT Series B                         0
                                     On Command                           25(16)               *         *
Larry E. Romrell...................  Our Series A                      2,778(17)               *         *
                                     Our Series B                          3                   *
                                     Liberty Digital Series A              0
                                     Liberty Livewire Series A             0
                                     LSAT Series A                       741(18)               1%        *
                                     LSAT Series B                         0
                                     On Command                            0
Charles Y. Tanabe..................  Our Series A                        484(19)               *         *
                                     Our Series B                          0
                                     Liberty Digital Series A              0
                                     Liberty Livewire Series A             0
                                     LSAT Series A                         0
                                     LSAT Series B                         0
                                     On Command                            0
Peter N. Zolintakis................  Our Series A                        481(19)               *         *
                                     Our Series B                          0
                                     Liberty Digital Series A              0
                                     Liberty Livewire Series A             1                   *         *
                                     LSAT Series A                         0
                                     LSAT Series B                         0
                                     On Command                            0
All directors and executive
  officers as a group (11
  persons).........................  Our Series A                     30,054(2)(13)(20)     1.26%    44.51%
                                     Our Series B                    196,698(2)(3)(20)     93.79%
                                     Liberty Digital Series A            100(21)               *         *
                                     Liberty Livewire Series A             1                   *         *
                                     LSAT Series A                     1,963(22)            2.92%        *
                                     LSAT Series B                       117                1.52%        *
                                     On Command                        3,619(15)(23)       11.85%    11.85%

---------------

  *  Less than one percent

 (1) Includes beneficial ownership of the following shares which could be acquired within 60 days after December 31, 2000, pursuant to stock options granted in tandem with SARs: (a) 5,048,920 shares of our Series A common stock; and (b) 3,494,400 shares of our Series B common stock.

 (2) Includes 50,904 shares of our Series A common stock and 3,409,436 shares of our Series B common stock held by Dr. Malone's wife, Mrs. Leslie Malone, as to which Dr. Malone has disclaimed beneficial ownership.

 (3) In connection with the TCI merger, TCI assigned to us its rights under a call agreement with Dr. Malone and Dr. Malone's wife (the Malones) and a call agreement with the Estate of Bob Magness, the Estate of Betsy Magness, Gary Magness (individually and in certain representative capacities) and Kim Magness (individually and in certain representative capacities) (collectively, the Magness Group). As a result, we have the right, under certain circumstances, to acquire our

     Series B common stock owned by the Malones and the Magness Group. Further, in connection with the TCI merger, TCI assigned to us its rights under a stockholders agreement with the Magness Group and the Malones, pursuant to which, among other things, Dr. Malone has an irrevocable proxy, under certain circumstances, to vote shares of our Series B common stock or any super voting class of equity securities issued by us and held by the Magness Group. See "Certain Relationships and Related Party
     Transactions -- Certain Rights to Purchase Our Common Stock," for additional information related to the call agreements and the stockholders' agreement.

     As a result of certain provisions of the stockholders' agreement referred to above, Dr. Malone's beneficial ownership of our Series B common stock includes 95,582,332 shares held by the Magness Group.

 (4) Includes beneficial ownership of 250,000 shares of Liberty Satellite & Technology, Inc. Series A common stock which could be acquired within 60 days after December 31, 2000, pursuant to stock options (200,000 of which were granted in tandem with SARs).

 (5) Includes beneficial ownership of 7,986,036 shares of our Series A common stock which could be acquired within 60 days after December 31, 2000, pursuant to stock options (200,000 of which were granted in tandem with SARs).

 (6) Assumes the exercise in full of stock options to acquire 80,000 shares of Liberty Digital Series A common stock, all of which are currently exercisable.

 (7) Includes beneficial ownership of 5,000 shares of Liberty Satellite & Technology, Inc. Series A common stock which could be acquired within 60 days after December 31, 2000, pursuant to stock options granted in tandem with SARs.

 (8) Includes beneficial ownership of 91,400 shares of our Series A common stock which could be acquired within 60 days after December 31, 2000, pursuant to stock options granted in tandem with SARs.

 (9) Includes beneficial ownership of 2,464,500 shares of our Series A common stock which may be acquired within 60 days after December 31, 2000, pursuant to stock options granted in tandem with SARs.

(10) Assumes the exercise in full of stock options to acquire 20,000 shares of Liberty Digital Series A common stock, all of which are currently exercisable.

(11) Includes beneficial ownership of 694,076 shares of Liberty Satellite & Technology, Inc. Series A common stock which could be acquired within 60 days after December 31, 2000, pursuant to stock options (30,000 of which were granted in tandem with SARs).

(12) Includes beneficial ownership of 5,915,852 shares of our Series A common stock which could be acquired within 60 days after December 31, 2000, pursuant to stock options granted in tandem with SARs.

(13) Includes 80,400 shares of our Series A common stock held by Mr. Kern's wife, Mary Rossick Kern, as to which Mr. Kern has disclaimed beneficial ownership.

(14) Includes beneficial ownership of 92,000 shares of Liberty Satellite & Technology, Inc. Series A common stock which could be acquired within 60 days after December 31, 2000, pursuant to stock options granted in tandem with SARs.

(15) Includes 20,000 shares of On Command Corporation common stock held by Mr. Kern's wife, Mary Rossick Kern, as to which shares Mr. Kern has disclaimed beneficial ownership.

(16) Includes 25,000 restricted shares of On Command Corporation common stock, none of which were vested at December 31, 2000.

(17) Includes beneficial ownership of 2,425,776 shares of our Series A common stock which could be acquired within 60 days after December 31, 2000, pursuant to stock options granted in tandem with SARs.

(18) Includes beneficial ownership of 664,076 shares of Liberty Satellite & Technology, Inc. Series A common stock which could be acquired within 60 days after December 31, 2000, pursuant to stock options (70,000 of which were granted in tandem with SARs).

(19) Includes beneficial ownership of 480,000 shares of our Series A common stock which could be acquired within 60 days after December 31, 2000, pursuant to stock options granted in tandem with SARs.

(20) Includes beneficial ownership of the following shares which could be acquired within 60 days after December 31, 2000, pursuant to stock options granted in tandem with SARs: (a) 28,054,500 shares of our Series A common stock; and (b) 3,494,400 shares of our Series B common stock.

(21) Assumes the exercise in full of stock options to acquire 100,000 shares of Liberty Digital Series A common stock, all of which are currently exercisable.

(22) Includes beneficial ownership of 1,775,152 shares of Liberty Satellite & Technology, Inc. Series A common stock which could be acquired within 60 days after December 31, 2000, pursuant to stock options (305,000 of which were granted in tandem with SARs.)

(23) Includes 25,000 restricted shares of On Command Corporation common stock, none of which vest within 60 days after December 31, 2000.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

BUSINESS RELATIONSHIPS WITH DIRECTORS

  DR. JOHN C. MALONE

     In October 2000, we restructured the ownership of our interests in TruePosition, ICG Communications, Sprint PCS, priceline.com and LSAT and increased our equity interest in LSAT. On October 27, 2000, in three separate transactions, (1) we sold 608,334 shares of TruePosition common stock to TP Investment, Inc., a company wholly owned by our Chairman, Dr. Malone, for $6 million in cash; (2) we and TP Investment each contributed shares of TruePosition common stock to Liberty TP LLC, a newly formed limited liability company; and (3) we and Liberty AGI, Inc., a member of AT&T's Liberty Media Group that is not currently one of our subsidiaries, directly and through our respective subsidiaries, contributed our respective ownership interests in TruePosition, Sprint PCS, ICG Communications and priceline.com to Liberty TP Management, Inc., a newly formed corporation, in exchange for newly issued equity securities of Liberty TP Management. Concurrently, TP Investment contributed shares of LSAT's Class A and Class B common stock and $47.2 million in cash to Liberty TP Management, in exchange for newly issued equity securities of Liberty TP Management. On October 31, 2000 Liberty ICGX, Inc., a subsidiary of Liberty AGI, and Liberty PCLN, Inc., one of our subsidiaries, each of which contributed assets to Liberty TP Management, each sold a portion of the Liberty TP Management securities it received in exchange for those assets to TP Investment for an aggregate of approximately $34.92 million. Salomon Smith Barney Inc. delivered an opinion to us and Liberty AGI that the aggregate consideration received in these transactions by us and Liberty AGI and our respective subsidiaries was fair from a financial point of view.

  JEROME H. KERN

     Jerome H. Kern, one of our directors and Chief Executive Officer of On Command, was Special Counsel with the law firm of Baker Botts L.L.P. from July 1996 to June 1998 and a senior partner of Baker Botts L.L.P. from September 1992 to July 1996. We have retained Baker Botts to perform various legal services from time to time for us and certain of our subsidiaries and business affiliates during our last fiscal year as well as our current fiscal year.

     On December 29, 2000, we entered into an agreement to guaranty the repayment of a revolving line of credit extended by The Bank of New York to Mr. Kern with an aggregate available amount of up to $19.2 million. In consideration of our guaranty, Mr. Kern has agreed to pay us an annual fee of $96,000, payable quarterly, for each year of the two year term of the line of credit. To secure Mr. Kern's repayment of any amount paid by us under the guaranty, Mr. Kern has granted to us a security interest in all of his stock options and tandem or free-standing SARs with respect to shares of AT&T's Liberty Media Group tracking stock or, after the split off, our Series A common stock, and shares of AT&T's common stock. If the value of these securities fall below two times the amount of the loan we have guaranteed, Mr. Kern is required to pledge additional collateral to us of sufficient value to maintain the two-times coverage ratio.

  PAUL A. GOULD

     Paul A. Gould is a managing director of Allen & Company Incorporated. Some of our acquired subsidiaries have retained Allen & Co. from time to time to provide investment banking services.

BUSINESS RELATIONSHIPS WITH OFFICERS

     In May 2000, Robert R. Bennett (our President and Chief Executive Officer and one of our directors), some officers of one of our subsidiaries and an unrelated third party purchased an aggregate 20% common stock interest in one of our subsidiaries for $800,000. This subsidiary owns a 10% interest in Jupiter Telecommunications Co., Inc. Mr. Bennett purchased a 4.5% interest for $180,000. We and the purchasers, including Mr. Bennett, entered into a stockholders agreement pursuant to which the purchasers can require us to purchase, after five years, all or part of their common stock interest in the subsidiary, in

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

exchange for our common stock, at its then-fair market value. In addition, we have the right to purchase, in exchange for our common stock, the purchasers' common stock interests in the subsidiary for fair market value at any time.

     In September 2000, the following executive officers of our company purchased common stock interests in one of our subsidiaries: David J.A. Flowers purchased a 0.46% interest for $100,000, Elizabeth M. Markowski purchased a 0.91% interest for $200,000, Charles Y. Tanabe purchased a 0.68% interest for $150,000 and Peter N. Zolintakis purchased a 0.68% interest for $150,000. This subsidiary owns an indirect interest in an entity that holds some of our investments in satellite and technology related assets. We and the officers named entered into a stockholders agreement pursuant to which the officers can require us to purchase, after five years, all or part of their common stock interest in the subsidiary, in exchange for our common stock, at its then-fair market value. In addition, we have the right to purchase, in exchange for our common stock, the officers' common stock interests for fair market value at any time.

     In November 2000, we granted Elizabeth M. Markowski, Larry E. Romrell (one of our directors) and a board member of Liberty Livewire an aggregate 2.82% common stock interest in one of our subsidiaries that owns a direct interest in Liberty Livewire. The common stock interest granted to these individuals had an aggregate value of $282,000. Ms. Markowski holds a 1.2525% interest with a value of $125,250, and Mr. Romrell holds a 0.73125% interest with a value of $73,125. This subsidiary also awarded Mr. Romrell deferred bonuses in the initial amount of $3,373,836, which amount will decrease by an amount equal to any increase over the five-year period from the date of the award in the value of some of the common shares granted to Mr. Romrell. We and these individuals entered into a stockholders agreement pursuant to which the individuals can require us to purchase, after five years, all or part of their common stock interest in the subsidiary, in exchange for our common stock, at its then-fair market value. In addition, we have the right to purchase, in exchange for our common stock, their common stock interests for fair market value at any time.

     Ms. Markowski was a partner with the law firm of Baker Botts L.L.P. from August 1992 to October 2000. We have retained Baker Botts to perform various legal services from time to time for us and certain of our subsidiaries and business affiliates during our last fiscal year as well as our current fiscal year.

INDEMNIFICATION OF CERTAIN OF OUR EMPLOYEES

     In connection with the TCI merger, certain of our employees (including directors and executive officers) who were officers or directors of TCI prior to the TCI merger received undertakings of indemnification from TCI with respect to the effects of U.S. federal excise taxes that may become payable by them as a result of the TCI merger and the resulting change in control of TCI. Pursuant to the inter-group agreement discussed under "Relationship between AT&T and Our Company After the Split Off," we and AT&T are each responsible for all obligations to our respective officers and employees.

CERTAIN RIGHTS TO PURCHASE OUR COMMON STOCK

     On February 9, 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness (the Magness Estate), the late founder and former Chairman of the Board of TCI, TCI entered into a call agreement with Dr. Malone and Dr. Malone's wife (the Malones), and a call agreement with the Estate of Bob Magness, the Estate of Betsy Magness, Gary Magness (individually and in certain representative capacities) and Kim Magness (individually and in certain representative capacities) (collectively, the Magness Group). Under these call agreements, each of the Magness Group and the Malones granted to TCI the right to acquire all of the shares of TCI's common stock owned by them that entitle the holder to cast more than one vote per share (the high voting shares) upon Dr. Malone's death or upon a contemplated sale of the high voting shares (other than a minimal amount) to third parties. In either such event, TCI had the right to acquire such shares at a price equal to the then market price of shares of TCI's common stock of the corresponding series that entitled the holder to cast no more than one vote per share (the low voting shares), plus a 10% premium, or in the case of a sale, the lesser of such price and the price offered by the third party. In addition, each call agreement provides that if TCI were ever to be sold to a third party, then the maximum premium that the Magness Group or the Malones would receive for their high voting shares would be the price paid for shares of the relevant series of low voting stock by the third party, plus a 10% premium. Each call agreement also prohibits any member of the Magness Group or the Malones from disposing of their high voting shares, except for certain exempt transfers (such as transfers to related parties or to the other group or public sales of up to an aggregate of 5% of their high voting shares after conversion to the respective series of low voting shares) and except for a transfer made in compliance with TCI's purchase right described above. TCI paid $150 million to the Malones and $124 million to the Magness Group in consideration of their entering into the call agreements, of which an aggregate of $140 million was allocated to and paid by us.

     Also in February 1998, TCI, the Magness Group and the Malones entered into a stockholders' agreement which provides for, among other things, certain participation rights by the Magness Group with respect to transactions by Dr. Malone, and certain "tag-along" rights in favor of the Magness Group and certain "drag-along" rights in favor of the Malones, with respect to transactions in their high voting shares. The agreement also provides that a representative of Dr. Malone and a representative of the Magness Group will consult with each other on all matters to be brought to a vote of TCI's stockholders, but if a mutual agreement on how to vote cannot be reached, Dr. Malone will vote the high voting shares owned by the Magness Group pursuant to an irrevocable proxy granted by the Magness Group.

     In connection with the TCI merger, we became entitled to exercise TCI's rights and became subject to its obligations under the call agreement and the stockholders' agreement with respect to AT&T's Class B Liberty Media Group tracking stock acquired by the Malones and the Magness Group as a result of the TCI merger. In connection with the split off, we will become entitled to exercise those rights and become subject to those obligations with respect to the shares of our Series B common stock that will be acquired by the Malones and the Magness Group in the split off. We may not exercise our call right under the call agreement with the Malones or the Magness Group, unless we also purchase the high voting shares of the other group.

                         OWNERSHIP OF OUR COMMON STOCK

     Upon consummation of the split off, all of the outstanding shares of our common stock will be held by the current holders of AT&T's Liberty Media Group tracking stock. The following table sets forth information concerning shares of our common stock to be beneficially owned upon consummation of the split off by each person or entity (excluding any of our directors and executive officers) projected by us to own more than five percent of the outstanding shares of our common stock, based upon filings pursuant to Section 13(d) or (g) under the Securities Exchange Act with respect to AT&T's Liberty Media Group tracking stock. For a discussion of our directors' and executive officers' beneficial ownership of our common stock upon consummation of the split off, see "Management -- Security Ownership of Management."

     The share amounts in the table and the footnotes to the table reflect a ratio of one share of our Series A common stock for each share of AT&T's Class A Liberty Media Group tracking stock, and one share of our Series B common stock for each share of AT&T's Class B Liberty Media Group tracking stock, redeemed in the split off. The percentage ownership information is based upon 2,363,738,198 shares of our Series A common stock and 206,221,288 shares of our Series B common stock, which correspond to the number of shares of AT&T's Class A or Class B Liberty Media Group tracking stock that were outstanding on December 31, 2000. Unless otherwise indicated in the footnotes below, each person or entity has sole voting power and investment power with respect to the shares of common stock set forth opposite such person's or entity's name. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after December 31, 2000, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

NAME AND ADDRESS OF                                           SERIES OF    NUMBER OF    PERCENT OF
BENEFICIAL OWNER                                                STOCK       SHARES        CLASS
-------------------                                           ---------   -----------   ----------
AXA(1)......................................................  Series A    251,926,535      10.6%
  9 Place Vendome
  75001 Paris France
Janus Capital Corporation and
Thomas H. Bailey(2).........................................  Series A    120,095,676      5.00%
  100 Fillmore Street
  Denver, CO 80206
Gary Magness(3)(7)..........................................  Series A    131,965,136      5.70%
c/o Baker & Hostetler LLP                                     Series B     93,954,636     43.33%
  Suite 1100
  303 East 17th Avenue
  Denver, CO 80203
Kim Magness(4)(7)...........................................  Series A    131,581,360      5.69%
c/o Baker & Hostetler LLP                                     Series B     94,109,904      43.4%
  Suite 1100
  303 East 17th Avenue
  Denver, CO 80203
Estate of Bob Magness(5)(7).................................  Series A     97,183,024       4.2%
c/o Baker & Hostetler LLP                                     Series B     70,850,112     32.67%
  Suite 1100
  303 East 17th Avenue
  Denver, CO 80203

NAME AND ADDRESS OF                                           SERIES OF    NUMBER OF    PERCENT OF
BENEFICIAL OWNER                                                STOCK       SHARES        CLASS
-------------------                                           ---------   -----------   ----------
Magness Securities, LLC(6)(7)...............................  Series A     31,128,720      1.35%
c/o Baker & Hostetler LLP                                     Series B     21,632,096      9.98%
  Suite 1100
  303 East 17th Avenue
  Denver, CO 80203

---------------

(1) Based upon a Schedule 13G/A jointly filed on February 12, 2001, by AXA Assurances I.A.R.D. Mutuelle (IARD), AXA Assurances Vie Mutuelle (AAVM), AXA Conseil Vie Assurance Mutuelle (ACVAM), AXA Courtage Assurance Mutuelle
    (ACAM), AXA (AXA), and AXA Financial, Inc. (AFI):

     - each of IARD, AAVM, ACVAM, ACAM and AXA will beneficially own 251,926,535 shares of our Series A common stock and have sole voting power with respect to 101,846,151 shares, shared voting power with respect to 100,945,408 shares, sole dispositive power with respect to 251,658,296 shares and shared dispositive power with respect to 268,239 shares, including the following AXA entities having sole voting and dispositive power: AXA Investment Managers -- Hong Kong, 32,010 shares; AXA Investment Managers -- U.K., 5,350 shares; AXA Investment Managers -- Den Haag, 3,500 shares; AXA Colonia Konzern AG (Germany), 2,000 shares;

     - AFI will beneficially own 251,883,675 shares of our Series A common stock and have sole voting power with respect to 101,803,291 shares, shared voting power with respect to 100,945,408 shares, sole dispositive power with respect to 251,615,436 shares and shared dispositive power with respect to 263,239 shares; and

     - the following subsidiaries of AFI will beneficially own shares of our Series A common stock: (A) Alliance Capital Management L.P. (249,800,504 shares, plus an additional 400,000 shares which may be acquired upon exercise of options, as to which such entity will exercise sole voting power with respect to 101,680,941 shares, shared voting power with respect to 98,984,587 shares, sole dispositive power with respect to 249,532,265 shares and shared dispositive power with respect to 268,239 shares), and (B) the Equitable Life Insurance Society of the United States (2,083,171 shares, as to which such entity will exercise sole voting power with respect to 122,350 shares, shared voting power with respect to 1,960,821 shares and sole dispositive power with respect to 2,083,171 shares).

    Addresses of the joint filers: IARD and AAVM, 21, rue de Chateaudun, 75009 Paris France; ACVAM, 100-101 Terrasse Boieldieu, 92042 Paris La Defense France; ACAM, 26, rue Louis le Grand, 75002 Paris France; and AFI, 1290 Avenue of the Americas, New York NY 10104.

(2) Based upon a Schedule 13G filed on February 15, 2000, but reflecting a subsequent two-for-one stock split paid on June 9, 2000, Janus Capital Corporation will beneficially own 120,095,676 shares of our Series A common stock and have sole voting and dispositive power over all such shares. Thomas H. Bailey owns approximately 12.2% of Janus Capital Corporation, serves as President and Chairman of the Board, and may be deemed to have voting and dispositive power with respect to shares held by the managed portfolios of Janus Capital Corporation.

(3) Based upon a Schedule 13D filed on April 10, 1999, but reflecting subsequent two-for-one stock splits paid on June 11, 1999 and June 9, 2000, Gary Magness will beneficially own:

     - 131,965,136 shares of our Series A common stock with sole voting power with respect to 2,609,400 shares, shared voting power with respect to 97,183,024 shares, sole dispositive power with respect to 2,609,400 shares and shared dispositive power with respect to 129,355,736 shares; and

     - 93,954,636 shares of our Series B common stock with sole voting power with respect to 1,472,428 shares, shared voting power with respect to 70,850,112 shares, sole dispositive power with respect to 1,472,428 shares and shared dispositive power with respect to 92,482,208 shares.

    Gary Magness is the holder of a 50% membership interest in Magness Securities, LLC. The following shares beneficially owned by Magness Securities, LLC are reflected in full in Gary Magness' share information: 31,128,720 shares of our Series A common stock and 21,632,096 shares of our Series B common stock. The shares shown as beneficially owned by Gary Magness include shares also shown as beneficially owned by Kim Magness and the Estate of Bob Magness.

(4) Based upon a Schedule 13D filed on April 10, 1999, but reflecting subsequent two-for-one stock splits paid on June 11, 1999 and June 9, 2000, Kim Magness will beneficially own:

     - 131,581,360 shares of our Series A common stock with sole voting power with respect to 34,398,336 shares, shared voting power with respect to 97,183,024 shares, sole dispositive power with respect to 2,225,624 shares and shared dispositive power with respect to 129,355,736 shares; and

     - 94,109,904 shares of our Series B common stock with sole voting power with respect to 23,259,792 shares, shared voting power with respect to 70,850,112 shares, sole dispositive power with respect to 1,627,696 shares and shared dispositive power with respect to 92,482,208 shares.

    Kim Magness is the manager and a holder of a 50% membership interest in Magness Securities, LLC. The following shares beneficially owned by Magness Securities, LLC are reflected in full in Kim Magness' share information:
    31,128,720 shares of our Series A common stock, and 21,632,096 shares of our Series B common stock. The shares shown as beneficially owned by Kim Magness include shares also shown as beneficially owned by Gary Magness and the Estate of Bob Magness.

(5) Based upon a Schedule 13D filed on April 10, 1999, but reflecting subsequent two-for-one stock splits paid on June 11, 1999 and June 9, 2000, the Estate of Bob Magness will beneficially own:

     - 97,183,024 shares of our Series A common stock with sole voting power and sole dispositive power with respect to all such shares; and

     - 70,850,112 shares of our Series B common stock with sole voting power and sole dispositive power with respect to all such shares.

    Kim Magness and Gary Magness are the co-personal representatives of the Bob Magness Estate and share both voting and dispositive power over the shares held by the Bob Magness Estate. The shares shown as beneficially owned by the Estate of Bob Magness include shares also shown as beneficially owned by Gary Magness and Kim Magness.

(6) Based upon Schedule 13D filed on April 10, 1999, but reflecting subsequent two-for-one stock splits paid on June 11, 1999 and June 9, 2000, Magness Securities, LLC will beneficially own:

     - 31,128,720 shares of our Series A common stock with sole voting power and sole dispositive power with respect to all such shares; and

     - 21,632,096 shares of our Series B common stock with sole voting power and sole dispositive power with respect to all such shares.

    Kim Magness is the manager and a holder of a 50% membership interest in Magness Securities, LLC. Gary Magness is also a holder of a 50% membership interest in Magness Securities, LLC.

(7) John C. Malone, our Chairman of the Board, is party to a stockholders agreement pursuant to which Dr. Malone has an irrevocable proxy, under certain circumstances, to vote shares of our Series B common stock or any super voting class of equity securities issued by us and beneficially owned by each of Gary Magness, Kim Magness and the Estate of Bob Magness. See "Certain Relationships and Related Party Transactions -- Certain Rights to Purchase Our Common Stock," for additional information related to the stockholders agreement.

                          DESCRIPTION OF OUR CAPITAL STOCK

     The following information reflects our restated certificate of incorporation and bylaws as these documents will be in effect at the time of the split off.

AUTHORIZED CAPITAL STOCK

     Our authorized capital stock consists of four billion four hundred fifty million (4,450,000,000) shares, of which four billion four hundred million (4,400,000,000) shares are designated common stock, par value $1.00 per share, and fifty million (50,000,000) shares are designated preferred stock, par value $0.01 per share. Our common stock is divided into two series. We have authorized four billion (4,000,000,000) shares of Series A common stock and four hundred million (400,000,000) shares of Series B common stock. Immediately following the split off, approximately 2,363,738,000 shares of our Series A common stock and 206,221,000 shares of our Series B common stock will be outstanding, based upon the number of shares of AT&T's Liberty Media Group tracking stock outstanding as of December 31, 2000, and assuming no exercise of outstanding stock options or warrants.

OUR COMMON STOCK

     The holders of our Series A common stock and Series B common have equal rights, powers and privileges, except as otherwise described below.

  VOTING RIGHTS

     The holders of our Series A common stock will be entitled to one vote for each share held, and the holders of our Series B common stock will be entitled to ten votes for each share held, on all matters voted on by our stockholders, including elections of directors. Our charter does not provide for cumulative voting in the election of directors.

  DIVIDENDS; LIQUIDATION

     Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board from funds available therefor. Except as otherwise described under "-- Distributions," whenever a dividend is paid to the holders of one of our series of common stock, we shall also pay to the holders of the other series of our common stock an equal per share dividend. For a more complete discussion of our dividend policy, please see "Dividend Policy."

  CONVERSION

     Each share of our Series B common stock is convertible, at the option of the holder, into one share of our Series A common stock. Our Series A common stock is not convertible.

  DISTRIBUTIONS

     Distributions made in shares of our Series A common stock, our Series B common stock or any other security with respect to our Series A common stock or Series B common stock may be declared and paid only as follows:

     - a share distribution consisting of shares of our Series A common stock (or securities convertible therefor) to holders of our Series A common stock and Series B common stock, on an equal per share basis; or consisting of shares of our Series B common stock (or securities convertible therefor) to holders of our Series A common stock and Series B common stock, on an equal per share basis; or consisting of shares of our Series A common stock (or securities convertible therefor) to holders of our Series A common stock and, on an equal per share basis, shares of our Series B common stock (or securities convertible therefore) to holders of our Series B common stock; and

     - a share distribution consisting of shares of any class or series of securities of us or any other person, other than our Series A common stock or Series B common stock (or securities convertible therefor), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of our Series A common stock and Series B common stock or on the basis of a distribution of one class or series of securities to holders of our Series A common stock and another class or series of securities to holders of our Series B common stock, provided that the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with holders of shares of Series B common stock receiving the class or series having the higher relative voting rights, and provided further that if the securities so distributed constitute capital stock of one of our subsidiaries, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion and share distribution provisions between our Series A common stock and Series B common stock, and provided further in each case that the distribution is otherwise made on an equal per share basis.

     We may not reclassify, subdivide or combine either series of our common stock without reclassifying, subdividing or combining the other series of our common stock, on an equal per share basis.

  LIQUIDATION AND DISSOLUTION

     In the event of our liquidation, dissolution or winding up, after payment or provision for payment of our debts and liabilities and subject to the prior payment in full of any preferential amounts to which our preferred stock holders may be entitled, the holders of our Series A common stock and Series B common stock will share equally, on a share for share basis, in our assets remaining for distribution to our common stockholders.

OUR PREFERRED STOCK

     Our restated certificate of incorporation authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of the series, including:

     - the designation of the series;

     - the number of authorized shares of the series, which number our board may thereafter increase or decrease but not below the number of such shares then outstanding;

     - the dividend rate or amounts, if any, payable on the shares and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series shall be cumulative;

     - the rights of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up;

     - the rights, if any, of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of our board;

     - the voting rights, if any, of the holders of the series;

     - the terms and conditions, if any, for us to purchase or redeem the shares; and

     - any other relative rights, preferences and limitations of the series.

     We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any, stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or our common stock, our board may determine not to seek stockholder approval.

     Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based upon its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue our preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

  BOARD OF DIRECTORS

     Our restated certificate of incorporation and bylaws provide that, subject to any rights of the holders of any series of our preferred stock to elect additional directors, the number of our directors shall not be less than three and the exact number shall be fixed from time to time by a resolution adopted by the affirmative vote of 75% of the members of our board then in office. The members of our board, other than those who may be elected by holders of our preferred stock, are divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. The term of office of our Class I directors expires at the annual meeting of our stockholders in 2002. The term of office of our Class II directors expires at the annual meeting of our stockholders in 2003. The term of office of our Class III directors expires at the annual meeting of our stockholders in 2004. At each annual meeting of our stockholders, the successors of that class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of our stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified.

     Our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, our directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the total voting power of our outstanding capital stock entitled to vote at an election of directors, voting together as a single class.

     Our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, vacancies on our board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on our board, shall be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until that director's successor shall have been elected and qualified. No decrease in the number of directors constituting our board shall shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of our preferred stock with respect to any additional director elected by the holders of the series of our preferred stock.

     These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

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 NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     Our restated certificate of incorporation provides that, except as otherwise provided in the terms of any series of preferred stock, any action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our Secretary (1) upon the written request of holders of not less than 66 2/3% of the total voting power of our outstanding capital stock or (2) at the request of at least 75% of the members of our board then in office. No business other than that stated in the notice of special meeting shall be transacted at any special meeting.

 ADVANCE NOTICE PROCEDURES

     Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholder.

     All nominations by stockholders shall be made pursuant to timely notice in proper written form to our Secretary. To be timely, a stockholder's notice shall be given to our Secretary at our offices: (1) with respect to any election to be held at an annual meeting of our stockholders which is called for a date that is within thirty days before or after the anniversary date of the immediately preceding annual meeting of our stockholders, not less than ninety days in advance of such meeting nor more than one-hundred twenty days prior to such anniversary date, and (2) with respect to an election (A) to be held at an annual meeting of our stockholders which is called for a date that is not thirty days before or after the anniversary date of the immediately preceding annual meeting of our stockholders or (B) to be held at a special meeting of our stockholders for election of directors, not later than the close of business on the seventh day following the day on which notice of such meeting is mailed to our stockholders or public disclosure of the date of the meeting was made, whichever occurred first. The public announcement of an adjournment or postponement of a meeting of our stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice. However, if the number of directors to be elected to our board at any meeting is increased, and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least one hundred days prior to the anniversary date of the immediately preceding annual meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to our Secretary at our offices not later than the close of business on the tenth day following the day on which we first make the relevant public announcement.

     For other business to be properly requested to be brought before an annual meeting by one of our stockholders, the stockholder must have given timely notice of such business in proper written form to our Secretary. To be timely, a stockholder's notice must be received at our offices (1) in the case of an annual meeting that is called for a date that is within thirty days before or after the anniversary date of the immediately preceding annual meeting of our stockholders, not less than ninety days nor more than one-hundred twenty days prior to the meeting, and (2) in the case of an annual meeting that is called for a date that is not within thirty days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the seventh day following the day on which notice of the date of the meeting was communicated to stockholders or public disclosure of the date of the meeting was made, whichever occurs first. The public announcement of an adjournment or postponement of a meeting of our stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice.

 AMENDMENT

     Our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of our outstanding capital stock, voting together as a single class, is required to adopt, amend or repeal any

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provision of our restated certificate of incorporation or the addition or insertion of other provisions in the certificate, provided that the foregoing voting requirement shall not apply to any adoption, amendment, repeal, addition or insertion (1) as to which the General Corporation Law of Delaware, as then in effect, does not require the consent of our stockholders or (2) which at least 75% of the members of our board then in office has approved. Our restated certificate of incorporation further provides that the affirmative vote of the holders of at least 66 2/3% of the voting power of our outstanding capital stock, voting together as a single class, is required to adopt, amend or repeal any provision of our bylaws, provided that the foregoing voting requirement shall not apply to any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of our board then in office.

TRANSFER AGENT AND REGISTRAR

               will be the transfer agent and registrar for our common stock.

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                  COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS
                            OF AT&T AND OUR COMPANY

     Upon consummation of the split off, holders of AT&T's Liberty Media Group tracking stock will become our stockholders and their rights will be governed by the our charter and bylaws, which differ in certain material respects from AT&T's charter and bylaws. As our stockholders, the rights of former holders of AT&T's Liberty Media Group tracking stock will also be governed by the Delaware General Corporation Law (DGCL) instead of the New York Business Corporation Law (NYBCL). Delaware is the jurisdiction of our incorporation, and New York is the jurisdiction of AT&T's incorporation.

     The following comparison of the DGCL and our charter and bylaws, on the one hand, and the NYBCL and AT&T's charter and bylaws, on the other hand, summarizes the material differences but is not intended to list all differences.

BUSINESS COMBINATIONS

     Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock (or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock) of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all of the corporation's assets to be consummated. Our charter requires, subject to the rights, if any, of any class or series of our preferred stock, the affirmative vote of 66 2/3% of the total voting power of our then outstanding voting securities, voting together as a single class, to approve (1) a merger or consolidation of us with, or into, another corporation, other than a merger or consolidation that does not require the consent of stockholders under the DGCL or a merger or consolidation that has been approved by at least 75% of the members of our board, or (2) the sale, lease or exchange of all or substantially all of our property and assets, other than such a sale, lease or exchange that has been approved by at least 75% of the members of our board.

     Under the NYBCL, a plan of merger or consolidation, a plan of share exchange or a sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation is required to be approved (1) in the case of corporations like AT&T that were in existence on February 22, 1998 and that do not expressly provide in their certificates of incorporation for majority approval of such transactions, by two-thirds of the votes of all outstanding shares entitled to vote thereon, and (2) in the case of all other corporations, by a majority of the votes of all outstanding shares entitled to vote thereon. AT&T intends to seek an amendment to its charter to contain a provision expressly providing for majority approval of such transactions.

     The NYBCL also provides that the holders of shares of a class, or series of a class, of capital stock of a corporation shall be entitled to vote together and to vote as a separate class on any merger or consolidation in which (1) such shares will remain outstanding after the merger or consolidation or will be converted into the right to receive shares of stock of the surviving or consolidated corporation or another corporation and (2) the charter of the surviving or consolidated corporation or such other corporation immediately after the effectiveness of the merger or consolidation would contain any provision that is not contained in the charter of the pre-merger corporation and that, if contained in an amendment thereto, would entitle the holders of shares of such class or series of a class to vote as a separate class pursuant to the procedures under the NYBCL for class voting on charter amendments discussed under "-- Amendments to Charters."

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STATE TAKEOVER LEGISLATION

  DELAWARE BUSINESS COMBINATION LAW

     DGCL Section 203 (the Delaware Business Combination Law), in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless:

     - prior to such time the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or

     - at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     The term "business combination" is defined to include, among other transactions between an interested stockholder and a corporation or any direct or indirect majority owned subsidiary thereof, a merger or consolidation; a sale, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary. In general, and subject to certain exceptions, an "interested stockholder" is any person who is the owner of 15% or more of the outstanding voting stock (or, in the case of a corporation with classes of voting stock with disparate voting power, 15% or more of the voting power of the outstanding voting stock) of the corporation, and the affiliates and associates of such person. The term "owner" is broadly defined to include any person that individually or with or through such person's affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock.

     The restrictions of the Delaware Business Combination Law do not apply to corporations that have elected, in the manner provided therein, not to be subject to the Delaware Business Combination Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq National Market tier or held of record by more than 2,000 stockholders. Our charter and bylaws do not opt out of the Delaware Business Combination Law.

  NEW YORK BUSINESS COMBINATION LAW

     Section 912 of the NYBCL (the New York Business Combination Law) prohibits any "business combination" (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) with, involving or proposed by any "interested stockholder" for a period of five years after the date on which the interested stockholder became an interested stockholder. An "interested stockholder" is defined generally as any person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a New York corporation. After such five-year period, a business combination between a New York corporation and the interested stockholder is prohibited unless either

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(1) certain "fair price" provisions are complied with or (2) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested stockholder or its affiliates. The restrictions of the New York Business Combination Law do not apply, however, to any business combination with an interested stockholder if such business combination, or the purchase of stock by the interested stockholder that caused such stockholder to become such, is approved by the board of directors of the New York corporation prior to the date on which the interested stockholder becomes such.

     A New York corporation may adopt an amendment to its bylaws, approved by the affirmative vote of a majority of votes of the outstanding voting stock, excluding the voting stock of interested stockholders and their affiliates and associates, expressly electing not to be governed by the New York Business Combination Law. Such amendment will not, however, be effective until 18 months after the relevant stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment. AT&T has not amended its bylaws to elect not to be governed by the New York Business Combination Law.

APPRAISAL RIGHTS

     Under the DGCL, except as otherwise provided by the DGCL, stockholders of a constituent corporation in a merger or consolidation have the right to demand and receive payment of the fair value of their stock in a merger or consolidation. However, except as otherwise provided by the DGCL, stockholders do not have appraisal rights in a merger or consolidation if, among other things, their shares are:

     - listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

     - held of record by more than 2,000 stockholders;

and, in each case, the consideration such stockholders receive for their shares in a merger or consolidation consists solely of:

     - shares of stock of the corporation surviving or resulting from such merger or consolidation;

     - shares of stock of any other corporation that at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders;

     - cash in lieu of fractional shares of the corporations described in the two immediately preceding bullet points; or

     - any combination of shares of stock and cash in lieu of fractional shares described in the three immediately preceding bullet points.

     Stockholders of a New York corporation have the right to dissent and receive payment of the fair value of their shares, except as otherwise provided by the NYBCL, in the event of certain amendments or changes to the certificate of incorporation adversely affecting their shares, certain mergers or consolidations, certain sales, leases, exchanges or other dispositions of all or substantially all of the corporation's assets and certain share exchanges.

AMENDMENTS TO CHARTERS

     Under the DGCL, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation requires an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the voting power of the outstanding stock of each class entitled to vote thereon. Our charter requires the affirmative vote of 66 2/3% of the total voting power of our then outstanding voting securities, voting together as a single class, to approve any

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amendment, alteration or repeal of any provision of our charter or the addition or insertion of other provisions therein, other than an amendment, alteration, repeal, addition or insertion that does not require the consent of stockholders under the DGCL or that has been approved by at least 75% of the members of our board The approval of the holders of a majority of the outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required under the DGCL to approve a proposed amendment to a corporation's certificate of incorporation, whether or not entitled to vote on such amendment by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class (except as provided in the last sentence of this paragraph), increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. For this purpose, if a proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be entitled to vote as a separate class on the amendment. Accordingly, a proposed amendment the adverse effect of which on the powers, preferences or special rights of any series of common stock does not differ from its adverse effect on the powers, preferences or special rights of any other series of common stock would not entitle such series to vote as a class separately from the other series of common stock. The authorized number of shares of any class of stock may be increased or decreased (but not below the number of shares of such class outstanding) by the requisite vote described above if so provided in the original certificate of incorporation or in any amendment thereto that created such class of stock or that was adopted prior to the issuance of any shares of such class, or in an amendment authorized by a majority vote of the holders of shares of such class.

     Under the NYBCL, amendments to a certificate of incorporation generally must be approved by vote of a majority of all outstanding shares entitled to vote thereon at a meeting of stockholders. The approval of a majority of the votes of all outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required to approve a proposed amendment to a corporation's certificate of incorporation, whether or not such holders are otherwise entitled to vote on such amendment by the certificate of incorporation, that:

     - would decrease the par value of the shares of such class, change any shares of such class into a different number of shares of the same class or into the same or a different number of shares of a different class or alter or change the designation, relative rights, preferences or limitations of the shares of such class, including the provision of new conversion rights or the alteration of any existing conversion rights, so as to affect them adversely;

     - would exclude or limit the voting rights of such shares, except as such rights may be limited by voting rights given to new shares then being authorized of any existing or new class or series of shares; or

     - would subordinate their rights by authorizing shares having preferences superior to the rights of such existing shares.

     For this purpose, if a proposed amendment would have any of the effects listed in the immediately preceding sentence on one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be entitled to vote as a separate class on the amendment. Accordingly, a proposed amendment the adverse effect of which on the powers, preferences or special rights of any series of common stock of AT&T does not differ from its adverse effect on the powers, preferences or special rights of any other series of common stock of AT&T would not entitle such series to vote separately from the other classes of common stock of AT&T.

AMENDMENTS TO BYLAWS

     Under the DGCL, the power to adopt, alter and repeal bylaws is vested in the stockholders, except to the extent that a corporation's certificate of incorporation vests concurrent power in the board of directors.

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     Our charter provides that, subject to the rights of the holders of any class of our preferred stock, the affirmative vote of 66 2/3% of the total voting power of our then outstanding voting securities, voting together as a single class, is required to approve the adoption, amendment or repeal of any provision of our bylaws; provided, however, that this voting requirement shall not apply to, and no vote of our stockholders is required to authorize, the adoption, amendment or repeal of our bylaws by our board by action taken by the affirmative vote of not less than 75% of the members of the our board then in office.

     Under the NYBCL, except as otherwise provided in the certificate of incorporation, bylaws may be amended, repealed or adopted by a majority of the votes cast by the shares at the time entitled to vote in the election of any directors. When so provided in the certificate of incorporation or a bylaw adopted by the stockholders, bylaws also may be amended, repealed or adopted by the board of directors by such vote as may be therein specified, which vote may be greater than the vote otherwise prescribed by the NYBCL, but any bylaw adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon as provided by the NYBCL.

     AT&T's bylaws may be amended by the stockholders of AT&T at any meeting, or by the AT&T Board at any meeting by a majority vote of the full AT&T board or at two successive meetings by a majority vote of a quorum present.

NO PREEMPTIVE RIGHTS

     Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the certificate of incorporation. Our charter does not provide for preemptive rights to stockholders to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that we may issue.

     Under the NYBCL, in the case of corporations like AT&T that were in existence on February 22, 1998 and that do not expressly provide otherwise in their certificates of incorporation, the holders of equity shares are granted certain preemptive rights. AT&T's charter provides that no holder of AT&T capital stock has any preemptive rights to purchase any shares or other securities of AT&T.

DURATION OF PROXIES

     Under the DGCL, no proxy is valid more than three years after its date unless otherwise provided in the proxy. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

     Under the NYBCL, no proxy is valid more than 11 months after its date unless otherwise provided in the proxy. Irrevocable proxies may be created for:

     - a pledgee;

     - a person who has purchased or agreed to purchase the shares;

     - a creditor of the corporation who extends credit in consideration of the proxy;

     - a person who has contracted to perform services as an officer of the corporation if a proxy is required by the employment contract; and

     - a person designated under a voting agreement.

STOCKHOLDER ACTION

     Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to
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authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. Our charter provides that, except as otherwise provided in the terms of any class or series of our preferred stock, no action required to be taken or that may be taken at any annual or special meeting of the stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, is specifically denied.

     The NYBCL provides that stockholder action may be taken without a meeting upon the written consent of the holders of all outstanding shares entitled to vote, and also allows, if the certificate of incorporation so provides, stockholder action without a meeting upon the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. AT&T's charter does not contain such a provision.

NOMINATION PROCEDURES AND STOCKHOLDER PROPOSALS

     Subject to the rights of any class or series of our preferred stock, our bylaws require that written notice of the intent to make a nomination for the election of directors at a meeting of stockholders and that contains certain other specified information must be received by us (1) with respect to any election to be held at an annual meeting of stockholders which is called for a date that is within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than ninety (90) days in advance of such meeting nor more than one-hundred twenty (120) days prior to such anniversary date, and (2) with respect to an election (x) to be held at an annual meeting of stockholders which is called for a date that is not thirty (30) days before or after the anniversary date of the immediately preceding annual meeting of stockholders or (y) to be held at a special meeting of stockholders for election of directors, not later than the close of business on the seventh day following the day on which notice of such meeting is mailed to stockholders or public disclosure of the date of the meeting was made, whichever occurred first. In addition, in order to cause us to include a proposal regarding matters other than the election of directors, a stockholder must comply with the requirements of SEC Rule 14a-8.

     AT&T's bylaws require that, for business to be properly brought before an annual meeting, or for a nomination for the election of directors at a meeting of stockholders to be properly made, by a stockholder, the stockholder must have delivered notice thereof to AT&T (containing certain information specified in AT&T's bylaws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. This requirement is separate and apart from and in addition to the requirements that a stockholder must meet to have a stockholder proposal included in AT&T's proxy statement under SEC Rule 14a-8.

SPECIAL STOCKHOLDER MEETINGS

     The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. Our charter and bylaws provide that a special meeting of stockholders will be held at any time, subject to the rights of the holders of any class or series of our preferred stock, upon the call of our Secretary (1) upon the written request of the holders of not less than 66 2/3% of the total voting power of our outstanding voting securities or
(2) at the request of at least 75% of the members of our board then in office.

     The NYBCL provides that, if, for a period of one month after the date fixed by or under the bylaws for the annual meeting of stockholders or, if no date has been so fixed, for a period of 13 months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board of directors shall call a special meeting for the election of directors. If such special meeting is not called by the board of directors within two weeks after the expiration of such period or if it is called but there is a failure to elect such directors for a period of two months after the expiration of such period, holders of 10% of the votes of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting for the election of directors.

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     The NYBCL provides that special meetings of stockholders may be called by the board of directors and by such persons as may be authorized in the certificate of incorporation or the bylaws. AT&T's bylaws provide that special meetings of the stockholders may be called at any time by the Chairman of the AT&T board or by the AT&T board.

CUMULATIVE VOTING

     Under the DGCL, the certificate of incorporation may provide that at all elections of directors, or at elections held under specified circumstances, each stockholder is entitled to cumulate such stockholder's votes. Our charter does not provide for cumulative voting for the election of directors.

     Under the NYBCL, the certificate of incorporation may provide that in all elections of directors each stockholder is entitled to cumulate such stockholder's votes. AT&T's charter does not contain such a provision.

SIZE AND CLASSIFICATION OF OUR BOARD OF DIRECTORS

     The DGCL permits the certificate of incorporation or the bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. The DGCL permits the certificate of incorporation of a corporation or a bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year. The DGCL also permits the certificate of incorporation to confer upon holders of any class or series of stock the right to elect one or more directors to serve for such terms and have such voting powers as are stated in the certificate of incorporation. The terms of office and voting powers of directors so elected may be greater or less than those of any other director or class of directors.

     Our charter provides for a board of not less than three members, divided into three classes of approximately equal size, with each class to be elected for a three-year term. The exact number of directors is fixed by our board by resolution.

     Subject to certain limitations, the NYBCL permits the number of directors of a corporation to be fixed by its bylaws, by action of the stockholders or by action of the board of directors under the specific provision of a bylaw adopted by the stockholders. At each annual meeting of the stockholders, directors are to be elected to hold office until the next annual meeting, except as described below for corporations with classified boards. In addition, the NYBCL permits the certificate of incorporation or the specific provisions of a bylaw adopted by the stockholders to provide that directors be divided into either two, three or four classes. All classes must be as nearly equal in number as possible. The term of office of one class of directors shall expire each year, with the terms of office of no two classes expiring the same year.

     AT&T's charter provides that the number of directors shall be as provided for in AT&T's bylaws. AT&T's bylaws provide that the number of directors shall be not less than 10 nor more than 25, the exact number of directors within such minimum and maximum limits to be fixed and determined by the vote of a majority of the entire AT&T board. AT&T does not have a classified board of directors.

REMOVAL OF DIRECTORS

     The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority in voting power of the shares then entitled to vote at an election of directors, except that (1) members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise, and (2) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part.

     Our charter provides that directors may be removed only for cause upon the affirmative vote of at least a majority of the total voting power of our then outstanding capital stock.

     The NYBCL provides that any or all of the directors may be removed for cause by vote of the stockholders, and, if the certificate of incorporation or the specific provisions of a bylaw adopted by the stockholders so provides, directors may be removed by action of the board of directors. If the certificate of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the stockholders. The removal of directors, with or without cause, is subject to the following: (1) in the case of a corporation having cumulative voting, no director may be removed when the votes cast against such director's removal would be sufficient to elect the director if voted cumulatively and (2) if a director is elected by the holders of shares of any class or series, such director may be removed only by the applicable vote of the holders of the shares of that class or series voting as a class. An action to procure a judgment removing a director for cause may be brought by the attorney general or by the holders of 10% of the outstanding shares, whether or not entitled to vote.

     Neither AT&T's charter nor AT&T's bylaws provide that directors may be removed without cause by action of the stockholders or that directors may be removed by AT&T's board.

VACANCIES

     Under the DGCL, unless otherwise provided in the certificate of incorporation or the bylaws, vacancies on a board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board of directors, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class or by the sole remaining director so elected. In the case of a classified board of directors, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

     Our charter and bylaws provide that, subject to the rights of the holders of any class or series of our preferred stock, any vacancies on our board caused by death, resignation, removal or otherwise and newly created directorships resulting from an increase in the number of directors, shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or the sole remaining director. Our charter and bylaws also provide that any directors chosen to fill a vacancy on our board or newly created directorship will serve for the remainder of the full term of the class for which such director was chosen and until his successor shall be duly elected and shall have qualified.

     Under the NYBCL, newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board of directors for any reason, except the removal of directors without cause, may be filled by vote of the board of directors. Unless the certificate of incorporation or bylaws provide otherwise, a vacancy in a directorship elected by holders of a particular class of shares shall be filled by a vote of the other directors elected by holders of the same class of shares. However, the certificate of incorporation or bylaws may provide that such newly created directorships or vacancies are to be filled by vote of the stockholders. Unless the certificate of incorporation or the specific provisions of a bylaw adopted by the stockholders provide that the board of directors may fill vacancies occurring on the board of directors by reason of the removal of directors without cause, such vacancies may be filled only by vote of the stockholders. A director elected to fill a vacancy, unless elected by the stockholders, will hold office until the next meeting of stockholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified.

     Neither AT&T's charter nor AT&T's bylaws provide for the removal of directors without cause. AT&T's bylaws provide that any vacancy on AT&T's board may be filled by a majority vote of the remaining directors, though less than a quorum.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of such determination:

     - by a majority of the disinterested directors, even though less than a quorum;

     - by a committee of such directors designated by a majority vote of such directors, even though less than a quorum;

     - by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

     - by a majority vote of the stockholders, at a meeting at which a quorum is present.

     Without court approval, however, no indemnification may be made in respect of any derivative action in which such individual is adjudged liable to the corporation.

     Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action.

     Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon such individuals' commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified.

     Under Delaware law, the rights to indemnification and advancement of expenses provided in the law are nonexclusive, in that, subject to public policy issues, indemnification and advancement of expenses beyond that provided by statute may be provided by bylaw, agreement, vote of stockholders, disinterested directors or otherwise.

     Our charter provides that our officers and directors shall be indemnified to the fullest extent permitted by applicable law, and that we shall pay the expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified. We expect to enter into indemnification agreements with each of our directors and named executive officers prior to the split off.

     Under the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director or officer acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (1) a threatened action, or a pending action that is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if such a quorum so directs or is unavailable, (1) the board of directors upon the written opinion of independent legal counsel or (2) the stockholders.

     The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws, or, when authorized by such certificate of incorporation or bylaws, (1) a resolution of stockholders, (2) a resolution of directors or (3) an agreement providing for indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     AT&T's bylaws provide that AT&T is authorized, by (1) a resolution of stockholders, (2) a resolution of directors or (3) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with the corporation or at the request of AT&T in any capacity with any other enterprise. AT&T has entered into indemnification agreements with certain of its officers and directors in accordance with AT&T's bylaws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling AT&T or us pursuant to the foregoing provisions, we and AT&T have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

     - violation of certain provisions of the DGCL;

     - any transaction from which the director derived an improper personal benefit; or

     - any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     Our charter provides that, to the fullest extent permitted by the DGCL, our directors shall not be liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director.

     The NYBCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for damages for any breach of duty in such capacity. However, no such provision can eliminate or limit the liability of any director:

     - if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that the director personally gained in fact a financial profit or other advantage to which such director was not legally entitled, or that the director's acts violated certain provisions of the NYBCL; or

     - for any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     AT&T's charter provides that no director will be personally liable to AT&T or any of its stockholders for damages for any breach of duty as a director; provided, however, that the liability of a director will not be eliminated or limited:

     - if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or that his or her acts violated Section 719 of the NYBCL (which includes declaration of dividends, purchase of capital stock, distribution of assets to stockholders after dissolution of the corporation and loans to directors to the extent contrary to New York law); or

     - for any act or omission prior to the adoption of this provision by the stockholders of AT&T.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     Our restated certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Our restated certificate of incorporation also provides that we shall pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the Delaware General Corporation Law. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, bylaw, agreement, vote of shareowners or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us thereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

     The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payments of unlawful dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     Our restated certificate of incorporation provides that none of our directors will be personally liable to us or our shareowners for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law as amended from time to time, for liability

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; or

     - for any transaction from which the director derived an improper personal benefit.

     Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

                                 LEGAL MATTERS

     Baker Botts L.L.P., New York, New York will pass upon the validity of the common stock being distributed in the split off.

                                    EXPERTS

     The consolidated financial statements of Liberty Media Corporation ("New Liberty" or "Successor") as of December 31, 1999 and of Liberty Media Corporation ("Old Liberty Group" or "Predecessor") as of December 31, 1998, and for the periods from March 1, 1999 to December 31, 1999 (Successor period) and from January 1, 1999 to February 28, 1999 and for each of the years in the two-year period ended December 31, 1998 (Predecessor periods), have been included in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of KPMG LLP as experts in accounting and auditing.

     The report of KPMG LLP, dated February 29, 2000, contains an explanatory paragraph that states that effective March 9, 1999, AT&T Corp., parent company of New Liberty, acquired Tele-Communications, Inc., parent company of Old Liberty, in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different basis than that for the periods before the acquisition, and, therefore, is not comparable.

                         WHERE TO FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being issued in the split off. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto, which reference is hereby made. You should refer to the registration statement, including its exhibits and schedules, for further information about us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where any contract or other document is an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved.

     We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports and other information with the SEC. In addition, AT&T files annual, quarterly and special reports, proxy statements and other information with the SEC, and such reports, proxy statements and other information may contain important information about us. For so long as AT&T's Liberty Media Group tracking stock has been outstanding, AT&T has included in its SEC filings consolidated financial statements of AT&T and combined financial statements of AT&T's Liberty Media Group (of which we have been the primary operating unit).

     You may read and copy the registration statement and the reports and other information we file and any reports and other information AT&T has filed at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings and AT&T's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov. Please note that information included in our website and in AT&T's website does not form a part of this prospectus.

     No person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth herein or in our affairs since the date hereof.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                              NUMBERS
                                                              -------
LIBERTY MEDIA CORPORATION, AS RESTATED, SEE NOTE 2:
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Independent Auditors' Report..............................    F-2
  Consolidated Balance Sheets as of December 31, 1999 and
     1998...................................................    F-3
  Consolidated Statements of Operations and Comprehensive
     Earnings for the years ended December 31, 1999, 1998
     and 1997...............................................    F-4
  Consolidated Statements of Stockholder's Equity for the
     years ended December 31, 1999, 1998 and 1997...........    F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1999, 1998 and 1997.......................    F-6
  Notes to Consolidated Financial Statements................    F-7
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Balance Sheets as of September 30, 2000 and
     December 31, 1999......................................   F-40
  Consolidated Statements of Operations and Comprehensive
     Earnings for the nine months ended September 30, 2000,
     the seven months ended September 30, 1999 and the two
     months ended February 28, 1999.........................   F-41
  Consolidated Statements of Stockholder's Equity for the
     nine months ended September 30, 2000...................   F-42
  Consolidated Statements of Cash Flows for the nine months
     ended September 30, 2000, the seven months ended
     September 30, 1999 and the two months ended February
     28, 1999...............................................   F-43
  Notes to Consolidated Financial Statements................   F-44

     WHEN THE CONTRIBUTION OF THE CONTRIBUTED ASSETS REFERRED TO IN NOTE 2 OF THE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS HAS BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING REPORT.

                                                      /s/ KPMG LLP

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Liberty Media Corporation:

     We have audited the accompanying consolidated balance sheets of Liberty Media Corporation and subsidiaries ("New Liberty" or "Successor") as of December 31, 1999, and of Liberty Media Corporation and subsidiaries ("Old Liberty" or "Predecessor") as of December 31, 1998, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity, and cash flows for the periods from March 1, 1999 to December 31, 1999 (Successor period) and from January 1, 1999 to February 28, 1999 and for each of the years in the two-year period ended December 31, 1998 (Predecessor periods). These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of New Liberty as of December 31, 1999, and the results of their operations and their cash flows for the Successor period, in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the financial position of Old Liberty as of December 31, 1998, and the results of their operations and their cash flows for the Predecessor periods, in conformity with generally accepted accounting principles.

     As discussed in note 1, effective March 9, 1999, AT&T Corp., parent company of New Liberty, acquired Tele-Communications, Inc., parent company of Old Liberty, in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and therefore, is not comparable.

Denver, Colorado
February 29, 2000, except as to
note 2, which is as of             , 2001

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                              NEW LIBERTY   OLD LIBERTY
                                                              -----------   -----------
                                                                1999 *         1998
                                                              -----------   -----------
                                                                (AMOUNTS IN MILLIONS)
                                                                      (NOTE 3)
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 1,714       $   228
  Short-term investments....................................        378           159
  Trade and other receivables, net..........................        116           142
  Prepaid expenses and committed program rights.............        406           263
  Deferred income tax assets................................        750           216
  Other current assets......................................          5            21
                                                                -------       -------
        Total current assets................................      3,369         1,029
                                                                -------       -------
Investments in affiliates, accounted for under the equity
  method, and related receivables (note 6)..................     15,922         3,079
Investments in available-for-sale securities and others
  (note 7)..................................................     28,593        10,539
Property and equipment, at cost.............................        162           279
  Less accumulated depreciation.............................         19           124
                                                                -------       -------
                                                                    143           155
                                                                -------       -------
Intangible assets:
  Excess cost over acquired net assets......................      9,973           940
  Franchise costs...........................................        273            99
                                                                -------       -------
                                                                 10,246         1,039
        Less accumulated amortization.......................        454           140
                                                                -------       -------
                                                                  9,792           899
                                                                -------       -------
Other assets, at cost, net of accumulated amortization......        839            82
                                                                -------       -------
        Total assets........................................    $58,658       $15,783
                                                                =======       =======

                         LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................    $    44       $    49
  Accrued liabilities.......................................        201           199
  Accrued stock compensation................................      2,405           126
  Program rights payable....................................        166           156
  Customer prepayments......................................         --           124
  Current portion of debt...................................        554           184
                                                                -------       -------
        Total current liabilities...........................      3,370           838
                                                                -------       -------
Long-term debt (note 10)....................................      2,723         1,912
Deferred income tax liabilities (note 11)...................     14,106         3,582
Other liabilities...........................................         23            89
                                                                -------       -------
        Total liabilities...................................     20,222         6,421
                                                                -------       -------
Minority interests in equity of subsidiaries (notes 8 and
  9)........................................................          1           132
Stockholder's equity (note 12):
  Preferred stock, $.0001 par value. Authorized 100,000
    shares; no shares issued and outstanding................         --            --
  Class A common stock $.0001 par value. Authorized
    1,000,000 shares; issued and outstanding 1,000 shares...         --            --
  Class B common stock $.0001 par value. Authorized
    1,000,000 shares; issued and outstanding 1,000 shares...         --            --
  Class C common stock, $.0001 par value. Authorized
    1,000,000 shares; issued and outstanding 1,000 shares...         --            --
  Additional paid-in capital................................     33,874         4,682
  Accumulated other comprehensive earnings, net of taxes
    (note 14)...............................................      6,555         3,186
  Accumulated (deficit) earnings............................     (2,021)          952
                                                                -------       -------
                                                                 38,408         8,820
  Due to related parties....................................         27           410
                                                                -------       -------
        Total stockholder's equity..........................     38,435         9,230
                                                                -------       -------
Commitments and contingencies (note 15):
        Total liabilities and stockholder's equity..........    $58,658       $15,783
                                                                =======       =======

---------------

* as restated, see note 2
          See accompanying notes to consolidated financial statements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE EARNINGS

                                                        NEW LIBERTY              OLD LIBERTY
                                                        ------------   -------------------------------
                                                         TEN MONTHS     TWO MONTHS      YEARS ENDED
                                                           ENDED          ENDED         DECEMBER 31,
                                                        DECEMBER 31,   FEBRUARY 28,   ----------------
                                                           1999*           1999        1998      1997
                                                        ------------   ------------   -------   ------
                                                                    (AMOUNTS IN MILLIONS)
                                                                           (NOTE 3)
Revenue:
  Unaffiliated parties................................    $   549          $ 192      $ 1,197   $1,070
  Related parties (note 12)...........................        180             43          162      155
                                                          -------          -----      -------   ------
                                                              729            235        1,359    1,225
                                                          -------          -----      -------   ------
Operating costs and expenses:
  Operating...........................................        343             95          713      627
  Selling, general and administrative.................        229             87          387      342
  Charges from related parties (note 12)..............         24              6           43       97
  Stock compensation (note 13)........................      1,785            183          518      296
  Depreciation and amortization.......................        562             22          129      123
                                                          -------          -----      -------   ------
                                                            2,943            393        1,790    1,485
                                                          -------          -----      -------   ------
          Operating loss..............................     (2,214)          (158)        (431)    (260)
Other income (expense):
  Interest expense....................................       (287)           (25)        (104)     (40)
  Interest expense to related parties, net (note
     12)..............................................         (1)            (1)          (9)     (15)
  Dividend and interest income........................        242             10           65       59
  Share of losses of affiliates, net (note 6).........       (904)           (66)      (1,002)    (785)
  Minority interests in losses (earnings) of
     subsidiaries.....................................         46              4           13      (10)
  Gains on dispositions, net (notes 6 and 7)..........          4             14        2,449      406
  Gains on issuance of equity by affiliates and
     subsidiaries (notes 6 and 8).....................         --            372          105       --
  Other, net..........................................         (4)            (9)          (3)      --
                                                          -------          -----      -------   ------
                                                             (904)           299        1,514     (385)
                                                          -------          -----      -------   ------
          Earnings (loss) before income taxes.........     (3,118)           141        1,083     (645)
Income tax benefit (expense) (note 11)................      1,097           (211)        (461)     175
                                                          -------          -----      -------   ------
          Net earnings (loss).........................     (2,021)           (70)         622     (470)
                                                          -------          -----      -------   ------
Other comprehensive earnings, net of taxes:
  Foreign currency translation adjustments............         60            (15)           2      (23)
  Unrealized holding gains arising during the period,
     net of reclassification adjustments..............      6,495            885        2,417      747
                                                          -------          -----      -------   ------
  Other comprehensive earnings (loss).................      6,555            870        2,419      724
                                                          -------          -----      -------   ------
Comprehensive earnings (note 14)......................    $ 4,534          $ 800      $ 3,041   $  254
                                                          =======          =====      =======   ======

---------------

 *  as restated, see note 2

          See accompanying notes to consolidated financial statements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                                             ACCUMULATED
                                                                                                OTHER
                                                        COMMON STOCK           ADDITIONAL   COMPREHENSIVE   ACCUMULATED
                                     PREFERRED   ---------------------------    PAID-IN     EARNINGS, NET    (DEFICIT)
                                       STOCK     CLASS A   CLASS B   CLASS C    CAPITAL       OF TAXES       EARNINGS
                                     ---------   -------   -------   -------   ----------   -------------   -----------
                                                                    AMOUNTS IN MILLIONS
Balance at January 1, 1997.........     $--        $--       $--       $--      $ 3,495        $   43         $   800
  Net loss.........................      --         --        --        --           --            --            (470)
  Foreign currency translation
    adjustments....................      --         --        --        --           --           (23)             --
  Unrealized gains on
    available-for-sale
    securities.....................      --         --        --        --           --           747              --
  Excess of consideration paid over
    carryover basis of net assets
    acquired from related party....      --         --        --        --          (86)           --              --
  Gains in connection with
    issuances of stock of
    affiliates and subsidiaries
    (note 6).......................      --         --        --        --           85            --              --
  Excess of cash received over
    carryover basis of SUMMITrak
    Assets.........................      --         --        --        --           30            --              --
  Contribution to equity from
    related party for
    acquisitions...................      --         --        --        --           30            --              --
  Other transfers from (to) related
    parties, net...................      --         --        --        --           56            --              --
                                        ---        ---       ---       ---      -------        ------         -------
Balance at December 31, 1997.......      --         --        --        --        3,610           767             330
  Net earnings.....................      --         --        --        --           --            --             622
  Foreign currency translation
    adjustments....................      --         --        --        --           --             2              --
  Unrealized gains on
    available-for-sale
    securities.....................      --         --        --        --           --         2,417              --
  Payments for call agreements.....      --         --        --        --         (140)           --              --
  Gains in connection with
    issuances of stock of
    affiliates and subsidiaries
    (note 6).......................      --         --        --        --           70            --              --
  Transfers from related party due
    to acquisitions of minority
    interests (note 8).............      --         --        --        --          772            --              --
  Assignment of option from related
    party..........................      --         --        --        --           16            --              --
  Transfer from related party for
    acquisition of cost
    investment.....................      --         --        --        --          354            --              --
  Other transfers from related
    parties, net...................      --         --        --        --           --            --              --
                                        ---        ---       ---       ---      -------        ------         -------
Balance at December 31, 1998.......      --         --        --        --        4,682         3,186             952
  Net loss.........................      --         --        --        --           --            --             (70)
  Foreign currency translation
    adjustments....................      --         --        --        --           --           (15)             --
  Unrealized gains on
    available-for-sale
    securities.....................      --         --        --        --           --           885              --
  Other transfers from (to) related
    parties, net...................      --         --        --        --          430            --              --
                                        ---        ---       ---       ---      -------        ------         -------
Balance on February 28, 1999.......     $--        $--       $--       $--      $ 5,112        $4,056         $   882
                                        ===        ===       ===       ===      =======        ======         =======
-----------------------------------------------------------------------------------------------------------------------
Balance at March 1, 1999 (as
  restated, see note 2)............     $--        $--       $--       $--      $33,500        $   --         $    --
  Net loss.........................      --         --        --        --           --            --          (2,021)
  Foreign currency translation
    adjustments....................      --         --        --        --           --            60              --
  Recognition of previously
    unrealized losses on
    available-for-sale securities,
    net............................      --         --        --        --           --             7              --
  Unrealized gains on
    available-for-sale
    securities.....................      --         --        --        --           --         6,488              --
  Transfer from related party for
    redemption of debentures.......      --         --        --        --          354            --              --
  Gains in connection with
    issuances of stock of
    affiliates and subsidiaries
    (note 9).......................      --         --        --        --          108            --              --
  Utilization of net operating
    losses of Liberty by AT&T (note
    11)............................      --         --        --        --          (88)           --              --
  Other transfers to related
    parties, net...................      --         --        --        --           --            --              --
                                        ---        ---       ---       ---      -------        ------         -------
Balance at December 31, 1999.......     $--        $--       $--       $--      $33,874        $6,555         $(2,021)
                                        ===        ===       ===       ===      =======        ======         =======


                                     DUE TO        TOTAL
                                     RELATED   STOCKHOLDER'S
                                     PARTIES      EQUITY
                                     -------   -------------
                                       AMOUNTS IN MILLIONS
Balance at January 1, 1997.........  $   177      $ 4,515
  Net loss.........................       --         (470)
  Foreign currency translation
    adjustments....................       --          (23)
  Unrealized gains on
    available-for-sale
    securities.....................       --          747
  Excess of consideration paid over
    carryover basis of net assets
    acquired from related party....       --          (86)
  Gains in connection with
    issuances of stock of
    affiliates and subsidiaries
    (note 6).......................       --           85
  Excess of cash received over
    carryover basis of SUMMITrak
    Assets.........................       --           30
  Contribution to equity from
    related party for
    acquisitions...................       --           30
  Other transfers from (to) related
    parties, net...................     (163)        (107)
                                     -------      -------
Balance at December 31, 1997.......       14        4,721
  Net earnings.....................       --          622
  Foreign currency translation
    adjustments....................       --            2
  Unrealized gains on
    available-for-sale
    securities.....................       --        2,417
  Payments for call agreements.....       --         (140)
  Gains in connection with
    issuances of stock of
    affiliates and subsidiaries
    (note 6).......................       --           70
  Transfers from related party due
    to acquisitions of minority
    interests (note 8).............       --          772
  Assignment of option from related
    party..........................      (16)          --
  Transfer from related party for
    acquisition of cost
    investment.....................       --          354
  Other transfers from related
    parties, net...................      412          412
                                     -------      -------
Balance at December 31, 1998.......      410        9,230
  Net loss.........................       --          (70)
  Foreign currency translation
    adjustments....................       --          (15)
  Unrealized gains on
    available-for-sale
    securities.....................       --          885
  Other transfers from (to) related
    parties, net...................   (1,011)        (581)
                                     -------      -------
Balance on February 28, 1999.......  $  (601)     $ 9,449
                                     =======      =======
--------------------------------------------------------------------------
Balance at March 1, 1999 (as
  restated, see note 2)............  $   197      $33,697
  Net loss.........................       --       (2,021)
  Foreign currency translation
    adjustments....................       --           60
  Recognition of previously
    unrealized losses on
    available-for-sale securities,
    net............................       --            7
  Unrealized gains on
    available-for-sale
    securities.....................       --        6,488
  Transfer from related party for
    redemption of debentures.......       --          354
  Gains in connection with
    issuances of stock of
    affiliates and subsidiaries
    (note 9).......................       --          108
  Utilization of net operating
    losses of Liberty by AT&T (note
    11)............................       --          (88)
  Other transfers to related
    parties, net...................     (170)        (170)
                                     -------      -------
Balance at December 31, 1999.......  $    27      $38,435
                                     =======      =======

          See accompanying notes to consolidated financial statements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              NEW LIBERTY              OLD LIBERTY
                                                              ------------   -------------------------------
                                                               TEN MONTHS     TWO MONTHS      YEARS ENDED
                                                                 ENDED          ENDED         DECEMBER 31,
                                                              DECEMBER 31,   FEBRUARY 28,   ----------------
                                                                 1999*           1999        1998      1997
                                                              ------------   ------------   -------    -----
                                                                          (AMOUNTS IN MILLIONS)
                                                                                 (NOTE 5)
Cash flows from operating activities:
  Net earnings (loss).......................................    $(2,021)         $ (70)     $   622    $(470)
  Adjustments to reconcile net earnings (loss) to net cash
    provided (used) by operating activities:
    Depreciation and amortization...........................        562             22          129      123
    Stock compensation......................................      1,785            183          518      296
    Payments of stock compensation..........................       (111)          (126)         (58)     (75)
    Share of losses of affiliates, net......................        904             66        1,002      785
    Deferred income tax (benefit) expense...................     (1,025)           212          546       11
    Intergroup tax allocation...............................        (75)            (1)         (89)    (189)
    Cash payment from AT&T pursuant to tax sharing
      agreement.............................................          1             --           --       --
    Minority interests in (losses) earnings of
      subsidiaries..........................................        (46)            (4)         (13)      10
    Gains on issuance of equity by affiliates and
      subsidiaries..........................................         --           (372)        (105)      --
    Gains on disposition of assets, net.....................         (4)           (14)      (2,449)    (406)
    Noncash interest........................................        153             --           --       --
    Other noncash charges...................................          3             18           --       32
    Changes in operating assets and liabilities, net of the
      effect of acquisitions and dispositions:
    Change in receivables...................................          7             33          (56)       6
    Change in prepaid expenses and committed program
      rights................................................       (119)           (23)         (65)      (1)
    Change in payables, accruals and customer prepayments...        119            (31)          44       27
                                                                -------          -----      -------    -----
         Net cash provided (used) by operating activities...        133           (107)          26      149
                                                                -------          -----      -------    -----
Cash flows from investing activities:
  Cash paid for acquisitions................................       (109)            --          (92)     (41)
  Capital expended for property and equipment...............        (40)           (15)         (60)    (110)
  Cash balances of deconsolidated subsidiaries..............         --            (53)          --      (39)
  Investments in and loans to affiliates and others.........     (2,596)           (51)      (1,404)    (580)
  Purchases of marketable securities........................     (7,757)            (3)          --       --
  Sales and maturities of marketable securities.............      5,725              9           --       --
  Return of capital from affiliates.........................          7             --           12        5
  Collections on loans to affiliates and others.............         --             --           --      133
  Cash proceeds from dispositions...........................        130             43          423      268
  Other, net................................................        (18)            (9)          --       (6)
                                                                -------          -----      -------    -----
         Net cash used by investing activities..............     (4,658)           (79)      (1,121)    (370)
                                                                -------          -----      -------    -----
Cash flows from financing activities:
  Borrowings of debt........................................      3,187            155        2,199      661
  Repayments of debt........................................     (2,211)          (145)        (609)    (341)
  Net proceeds from issuance of stock by subsidiaries.......        123             --           --       --
  Payments for call agreements..............................         --             --         (140)      --
  Cash transfers (to) from related parties..................       (159)            31         (215)    (428)
  Repurchase of stock of subsidiary.........................         --            (45)          --       --
  Other, net................................................        (20)            (7)         (12)      (5)
                                                                -------          -----      -------    -----
         Net cash provided (used) by financing activities...        920            (11)       1,223     (113)
                                                                -------          -----      -------    -----
         Net increase (decrease) in cash and cash
           equivalents......................................     (3,605)          (197)         128     (334)
Cash and cash equivalents at beginning of year..............      5,319            228          100      434
                                                                -------          -----      -------    -----
Cash and cash equivalents at end of year....................    $ 1,714          $  31      $   228    $ 100
                                                                =======          =====      =======    =====

---------------

* as restated, see Note 2

          See accompanying notes to consolidated financial statements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

(1) BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of Liberty Media Corporation and its subsidiaries and the accounts of certain other subsidiaries and assets (the "Contributed Assets") of AT&T Corp. ("AT&T"), which are attributed to the Liberty Media Group, as defined below (together, "Liberty" or the "Company"). AT&T currently owns all the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock of Liberty Media Corporation and also owns the Contributed Assets. All significant intercompany accounts and transactions have been eliminated.

     The AT&T Class A Liberty Media Group common stock and the AT&T Class B Liberty Media Group common stock (together, the "AT&T Liberty Media Group tracking stock") are tracking stocks of AT&T designed to reflect the economic performance of the businesses and assets of AT&T attributed to the Liberty Media Group. The subsidiaries and assets of Liberty Media Corporation are attributed to the Liberty Media Group. The Contributed Assets were contributed to Liberty
Media Corporation on             , 2001, in contemplation of a split-off
transaction being affected by AT&T with the shareholders of AT&T's Liberty Media Group common stock (the "Split-Off Transaction"). See note 2.

     Liberty's domestic subsidiaries generally operate or hold interests in businesses which provide programming services including production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software. In addition, certain of Liberty's subsidiaries hold interests in businesses engaged in wireless telephony, electronic retailing, direct marketing and advertising sales relating to programming services, infomercials and transaction processing. Liberty also has significant interests in foreign affiliates which operate in cable television, programming and satellite distribution.

(2) SPLIT-OFF TRANSACTION

     AT&T currently owns all the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock of Liberty Media Corporation and also owns the Contributed Assets. Prior to the Split-Off Transaction, Liberty will recapitalize to increase the authorized number of shares. The Liberty Class A and Class B Common Stock will be converted to Series A Liberty Media Corporation Common Stock ("Series A common stock") and the Class C Common Stock will be converted to Series B Liberty Media Corporation common stock ("Series B common stock"). In the Split-Off Transaction, each share of Class A and Class B Liberty Media Group Common Stock will be exchanged for a like share of Series A common stock and Series B common stock, respectively. Upon completion of the Split-Off Transaction, Liberty Media Corporation will no longer be a subsidiary of AT&T and the Liberty Media Group tracking stock will be completely exchanged. The Split-Off Transaction will be accounted for at historical cost.

     Immediately prior to the Split-Off Transaction, AT&T contributed the Contributed Assets to Liberty Media Corporation. These assets had been attributed to the Liberty Media Group and include (i) a preferred stock interest and common stock warrants in ICG Communications, Inc. ("ICG Communications"), a competitive local exchange telephone company; (ii) an approximate 34% common equity interest in Teligent, Inc. ("Teligent"), a full service facilities based communications company and (iii) an approximate 8% indirect common equity interest in Liberty Digital, Inc., a consolidated subsidiary of Liberty Media Corporation. The contributions have been accounted for in a manner similar to a pooling of interests and, accordingly, the financial statements of Liberty Media Corporation for periods prior to the contributions have been restated to include the financial position and results of operations of the Contributed Assets.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     The results of operations previously reported by Liberty Media Corporation and the Contributed Assets and the combined amounts presented in the accompanying financial statements are presented below (amounts in millions):

                                                          DECEMBER 31,
                                                              1999
                                                          ------------
Net Assets:
  Liberty Media Corporation.............................    $38,408
  Contributed Assets....................................         27
                                                            -------
  Combined..............................................    $38,435
                                                            =======

                                                           TEN MONTHS
                                                             ENDED
                                                          DECEMBER 31,
                                                              1999
                                                          ------------
Net Income:
  Liberty Media Corporation.............................    $(1,975)
  Contributed Assets....................................        (46)
                                                            -------
  Combined..............................................    $(2,021)
                                                            =======

(3) MERGER WITH AT&T

     On March 9, 1999, AT&T acquired TCI in a merger transaction (the "AT&T Merger") whereby a wholly owned subsidiary of AT&T merged with and into TCI, and TCI thereby became a subsidiary of AT&T. As a result of the AT&T Merger, each series of TCI common stock was converted into a class of AT&T common stock subject to applicable exchange ratios. The AT&T Merger has been accounted for using the purchase method. Accordingly, Liberty's assets and liabilities have been recorded at their respective fair values therefore, creating a new cost basis. For financial reporting purposes the AT&T Merger is deemed to have occurred on March 1, 1999. Accordingly, for periods prior to March 1, 1999 the assets and liabilities of Liberty and the related consolidated financial statements are sometimes referred to herein as "Old Liberty," and for periods subsequent to February 28, 1999 the assets and liabilities of Liberty and the related consolidated financial statements are sometimes referred to herein as "New Liberty." The "Company" and "Liberty" refers to both New Liberty and Old Liberty.

     The following table represents the summary balance sheet of Old Liberty at February 28, 1999, prior to the AT&T Merger and the opening summary balance sheet of New Liberty subsequent to the AT&T Merger. Certain pre-merger transactions occurring between March 1, 1999, and March 9, 1999, that

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES affected Old Liberty's equity, gains on issuance of equity by affiliates and subsidiaries and stock compensation have been reflected in the two-month period ended February 28, 1999.

                                                              OLD LIBERTY   NEW LIBERTY
                                                              -----------   -----------
                                                                (AMOUNTS IN MILLIONS)
Assets:
  Cash and cash equivalents.................................    $    31       $ 5,319
  Other current assets......................................        410           434
  Investments in affiliates.................................      3,971        17,116
  Investment in Time Warner.................................      7,361         7,832
  Investment in Sprint......................................      3,381         3,681
  Other investments.........................................      1,232         1,581
  Property and equipment, net...............................        111           125
  Intangibles and other assets..............................        389        11,159
                                                                -------       -------
                                                                $16,886       $47,247
                                                                =======       =======
Liabilities and Equity:
  Current liabilities.......................................    $ 1,051       $ 1,675
  Long-term debt............................................      2,087         1,845
  Deferred income taxes.....................................      4,147         9,972
  Other liabilities.........................................         90            19
                                                                -------       -------
          Total liabilities.................................      7,375        13,511
                                                                -------       -------
Minority interests in equity of subsidiaries................         62            39
Stockholder's equity........................................      9,449        33,697
                                                                -------       -------
                                                                $16,886       $47,247
                                                                =======       =======

     The following table reflects the recapitalization resulting from the AT&T Merger (amounts in millions):

Stockholder's equity of Old Liberty.......................   $ 9,449
Purchase accounting adjustments...........................    24,248
                                                             -------
Initial stockholder's equity of New Liberty subsequent to
  the AT&T Merger.........................................   $33,697
                                                             =======

     The following unaudited condensed results of operations for the years ended December 31, 1999 and 1998 were prepared assuming the AT&T Merger occurred on January 1, 1998. These pro forma amounts are not necessarily indicative of operating results that would have occurred if the AT&T Merger had occurred on January 1, 1998.

                                                         YEARS ENDED
                                                        DECEMBER 31,
                                                    ---------------------
                                                      1999         1998
                                                    ---------    --------
                                                    (AMOUNTS IN MILLIONS)
Revenue...........................................   $   964      $1,359
Net loss..........................................   $(2,247)     $ (306)

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

  Receivables

     Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1999 and 1998 was not material.

  Program Rights

     Prepaid program rights are amortized on a film-by-film basis over the anticipated number of exhibitions. Committed program rights and program rights payable are recorded at the estimated cost of the programs when the film is available for airing less prepayments. These amounts are amortized on a film-by-film basis over the anticipated number of exhibitions.

  Investments

     All marketable equity securities held by the Company are classified as available-for-sale and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a component of accumulated other comprehensive earnings in stockholder's equity. Realized gains and losses are determined on a specific-identification basis.

     Other investments in which the ownership interest is less than 20% and are not considered marketable securities are carried at the lower of cost or net realizable value. For those investments in affiliates in which the Company's voting interest is 20% to 50%, the equity method of accounting is generally used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliates as they occur rather then as dividends or other distributions are received, limited to the extent of the Company's investment in, advances to and commitments for the investee. The Company's share of net earnings or losses of affiliates includes the amortization of the difference between the Company's investment and its share of the net assets of the investee. Recognition of gains on sales of properties to affiliates accounted for under the equity method is deferred in proportion to the Company's ownership interest in such affiliates.

     Subsequent to the AT&T Merger, changes in the Company's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, generally are recognized as gains or losses in the Company's consolidated statements of stockholder's equity.

  Property and Equipment

     Property and equipment, including significant improvements, is stated at cost. Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 20 years for support equipment and 10 to 40 years for buildings and improvements.

  Excess Cost Over Acquired Net Assets

     Excess cost over acquired net assets consists of the difference between the cost of acquiring non-cable entities and amounts assigned to their tangible assets. Such amounts are generally amortized on a straight-line basis over 20 years.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  Franchise Costs

     Franchise costs generally include the difference between the cost of acquiring cable companies and amounts allocated to their tangible assets. Such amounts are amortized on a straight-line basis over 20 years.

  Impairment of Long-lived Assets

     The Company periodically reviews the carrying amounts of property, plant and equipment and its intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

  Minority Interests

     Recognition of minority interests' share of losses of subsidiaries is generally limited to the amount of such minority interests' allocable portion of the common equity of those subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of subsidiaries have the right to cause the Company to repurchase such holders' common equity.

     Preferred stock (and accumulated dividends thereon) of subsidiaries are included in minority interests in equity of subsidiaries. Dividend requirements on such preferred stocks are reflected as minority interests in earnings of subsidiaries in the accompanying consolidated statements of operations and comprehensive earnings.

  Foreign Currency Translation

     The functional currency of the Company is the United States ("U.S.") dollar. The functional currency of the Company's foreign operations generally is the applicable local currency for each foreign subsidiary and foreign equity method investee. In this regard, the functional currency of certain of the Company's foreign subsidiaries and foreign equity investees is the Argentine peso, the United Kingdom ("UK") pound sterling ("L" or "pounds"), the French franc ("FF") and the Japanese yen ("Y"). Assets and liabilities of foreign subsidiaries and foreign equity investees are translated at the spot rate in effect at the applicable reporting date, and the consolidated statements of operations and the Company's share of the results of operations of its foreign equity affiliates are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive earnings in stockholder's equity.

     Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying consolidated statements of operations and comprehensive earnings as unrealized (based on the applicable period end exchange rate) or realized upon settlement of the transactions.

     Unless otherwise indicated, convenience translations of foreign currencies into U.S. dollars are calculated using the applicable spot rate at December 31, 1999, as published in The Wall Street Journal.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  Derivative Instruments and Hedging Activities

     Liberty has entered into "cashless collar" transactions with respect to certain securities held by Liberty. The cashless collar provides Liberty with a put option that gives it the right to require its counterparty to buy designated shares at a designated price per share and simultaneously provides the counterparty a call option giving it the right to buy the same number of shares at a designated price per share.

     As Liberty's cashless collars are designated to specific shares of stock held by Liberty and the changes in the fair value of the cashless collars are correlated with changes in the fair value of the underlying securities, the cashless collars function as hedges. Accordingly, changes in the fair value of the cashless collars designated to specific shares which are accounted for as available-for-sale securities are reported as a component of comprehensive earnings (in unrealized gains) along with the changes in the fair value of the underlying securities.

     During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, ("Statement 133"), which is effective for all fiscal years beginning after June 15, 2000. Statement 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under Statement 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or (3) foreign currency exposure of net investments in foreign operations. Although the Company's management has not completed its assessment of the impact of Statement 133 on its consolidated results of operations and financial position, management does not expect that the impact of Statement 133 will be significant, however, there can be no assurances that the impact will not be significant.

  Revenue Recognition

     Programming revenue is recognized in the period during which programming is provided, pursuant to affiliation agreements. Advertising revenue is recognized, net of agency commissions, in the period during which underlying advertisements are broadcast. Cable revenue is recognized in the period that services are rendered. Cable installation revenue is recognized in the period the related services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution system.

  Stock Based Compensation

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement 123"), establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. As allowed by Statement 123, Liberty continues to account for stock-based compensation pursuant to Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25").

  Reclassifications

     Certain prior period amounts have been reclassified for comparability with the 1999 presentation.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(5) SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     Cash paid for interest was $93 million, $32 million, $103 million and $41 million for the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997, respectively. Cash paid for income taxes during the ten months ended December 31, 1999 and the two months ended February 28, 1999 was not material. Cash paid for income taxes during the years ended December 31, 1998 and 1997 was $29 million and $35 million, respectively.

                                               NEW LIBERTY            OLD LIBERTY
                                               ------------   ----------------------------
                                                TEN MONTHS     TWO MONTHS     YEARS ENDED
                                                  ENDED          ENDED       DECEMBER 31,
                                               DECEMBER 31,   FEBRUARY 28,   -------------
                                                   1999           1999       1998    1997
                                               ------------   ------------   -----   -----
                                                          (AMOUNTS IN MILLIONS)
Cash paid for acquisitions:
  Fair value of assets acquired..............      $122            $--       $ 162   $ 260
  Net liabilities assumed....................       (13)            --        (107)    (72)
  Debt issued to related parties and
     others..................................        --             --          --    (128)
  Deferred tax asset recorded in
     acquisition.............................        --             --          --      14
  Minority interest in equity of acquired
     subsidiaries............................        --             --          39    (119)
  Excess consideration paid over carryover
     basis of net assets acquired from
     related party...........................        --             --          --      86
  Gain in connection with the issuance of
     stock by subsidiary.....................        --             --          (2)     --
                                                   ----            ---       -----   -----
          Cash paid for acquisitions.........      $109            $--       $  92   $  41
                                                   ====            ===       =====   =====

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     Significant noncash investing and financing activities are as follows:

                                                NEW LIBERTY            OLD LIBERTY
                                                ------------   ---------------------------
                                                 TEN MONTHS     TWO MONTHS    YEARS ENDED
                                                   ENDED          ENDED       DECEMBER 31,
                                                DECEMBER 31,   FEBRUARY 28,   ------------
                                                    1999           1999       1998    1997
                                                ------------   ------------   -----   ----
                                                          (AMOUNTS IN MILLIONS)
Exchange of subsidiaries for limited
  partnership interest........................      $135            $--       $  --   $ --
                                                    ====            ===       =====   ====
Noncash acquisitions of minority interests in
  equity of subsidiaries (note 8):
  Fair value of assets........................      $ --            $--       $(741)  $(29)
  Deferred tax liability recorded.............        --             --         154     --
  Minority interests in equity of
     subsidiaries.............................        --             --        (185)    (1)
  Contribution to equity from related party
     for acquisitions.........................        --             --         772     30
                                                    ----            ---       -----   ----
                                                    $ --            $--       $  --   $ --
                                                    ====            ===       =====   ====
Common stock received in exchange for option
  (note 7)....................................      $ --            $--       $  --   $306
                                                    ====            ===       =====   ====
Preferred stock received in exchange for
  common stock and note receivable (note 7)...      $ --            $--       $  --   $371
                                                    ====            ===       =====   ====

     The following table reflects the change in cash and cash equivalents resulting from the AT&T Merger and related restructuring transactions (amounts in millions):

Cash and cash equivalents prior to the AT&T Merger..........  $   31
  Cash contribution in connection with the AT&T Merger......   5,464
  Cash paid to TCI for certain warrants to purchase shares
     of General Instruments Corporation ("General
     Instrument")...........................................    (176)
                                                              ------
Cash and cash equivalents subsequent to the AT&T Merger.....  $5,319
                                                              ======

     Liberty ceased to include TV Guide, Inc. ("TV Guide") in its consolidated financial results and began to account for TV Guide using the equity method of accounting, effective March 1, 1999 (see note 8). Liberty ceased to include Flextech p.l.c. ("Flextech") and Cablevision S.A. ("Cablevision") in its consolidated financial results and began to account for Flextech and Cablevision using the equity method of accounting, effective January 1, 1997 and October 1, 1997, respectively. The effects of changing the

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES method of accounting for Liberty's ownership interests in these investments from the consolidation method to the equity method are summarized below:

                                                   NEW LIBERTY            OLD LIBERTY
                                                   ------------   ---------------------------
                                                    TEN MONTHS     TWO MONTHS    YEARS ENDED
                                                      ENDED          ENDED       DECEMBER 31,
                                                   DECEMBER 31,   FEBRUARY 28,   ------------
                                                       1999           1999       1998   1997
                                                   ------------   ------------   ----   -----
                                                             (AMOUNTS IN MILLIONS)
Assets (other than cash and cash equivalents)
  reclassified to investments in affiliates......      $--           $(200)      $--    $(596)
Liabilities reclassified to investments in
  affiliates.....................................       --             190        --      484
Minority interests in equity of subsidiaries
  reclassified to investments in affiliates......       --              63        --      151
                                                       ---           -----       ---    -----
Decrease in cash and cash equivalents............      $--           $  53       $--    $  39
                                                       ===           =====       ===    =====

(6) INVESTMENTS IN AFFILIATES ACCOUNTED FOR UNDER THE EQUITY METHOD

     Liberty has various investments accounted for under the equity method. The following table includes Liberty's carrying amount and percentage ownership of the more significant investments in affiliates at December 31, 1999 and the carrying amount at December 31, 1998:

                                                            NEW LIBERTY        OLD LIBERTY
                                                       ---------------------   ------------
                                                           DECEMBER 31,        DECEMBER 31,
                                                               1999                1998
                                                       ---------------------   ------------
                                                       PERCENTAGE   CARRYING     CARRYING
                                                       OWNERSHIP     AMOUNT       AMOUNT
                                                       ----------   --------   ------------
                                                              (AMOUNTS IN MILLIONS)
USA Networks, Inc. ("USAI") and related
  investments........................................        21%    $ 2,699       $1,042
Telewest Communications plc ("Telewest").............        22%      1,996          515
Discovery Communications, Inc. ("Discovery").........        49%      3,441           49
TV Guide.............................................        44%      1,732           --
QVC Inc. ("QVC").....................................        43%      2,515          197
Flextech.............................................        37%        727          320
UnitedGlobalCom, Inc. ("UnitedGlobalCom')............        10%        505           --
Jupiter Telecommunications Co., Ltd. ("Jupiter").....        40%        399          143
Various foreign equity investments (other than
  Telewest, Flextech and Jupiter)....................   various       1,064          518
Other................................................   various         844          295
                                                                    -------       ------
                                                                    $15,922       $3,079
                                                                    =======       ======

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     The following table reflects Liberty's share of earnings (losses) of affiliates:

                                             NEW LIBERTY                OLD LIBERTY
                                             ------------   -----------------------------------
                                              TEN MONTHS     TWO MONTHS        YEARS ENDED
                                                ENDED          ENDED           DECEMBER 31,
                                             DECEMBER 31,   FEBRUARY 28,   --------------------
                                                 1999           1999           1998       1997
                                             ------------   ------------   ------------   -----
                                                           (AMOUNTS IN MILLIONS)
USAI and related investments...............     $ (20)          $ 10         $    30      $   5
Telewest...................................      (222)           (38)           (134)      (145)
Discovery..................................      (269)            (8)            (39)       (29)
TV Guide...................................       (46)            --              --         --
QVC........................................       (11)            13              64         30
Flextech...................................       (41)            (5)            (21)       (16)
Fox/Liberty Networks LLC ("Fox/Liberty
  Networks")...............................       (48)            (1)            (83)        --
UnitedGlobalCom............................        23             --              --         --
Jupiter....................................       (54)            (7)            (26)       (23)
Other foreign investments..................      (113)           (15)            (99)       (80)
Sprint Spectrum Holding Company, L.P.,
  MinorCo, L.P. and PhillieCo Partnership
  I, L.P. (the "PCS Ventures") (note 6)....        --             --            (629)      (493)
Other......................................      (103)           (15)            (65)       (34)
                                                -----           ----         -------      -----
                                                $(904)          $(66)        $(1,002)     $(785)
                                                =====           ====         =======      =====

     Summarized unaudited combined financial information for affiliates is as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (AMOUNTS IN MILLIONS)
Combined Financial Position
  Investments...............................................   $ 1,415     $ 2,003
  Property and equipment, net...............................     8,885       8,147
  Other intangibles, net....................................    19,778      14,395
  Other assets, net.........................................     9,207       7,553
                                                               -------     -------
          Total assets......................................   $39,285     $32,098
                                                               =======     =======
  Debt......................................................   $17,210     $15,264
  Other liabilities.........................................    12,645      11,620
  Owners' equity............................................     9,430       5,214
                                                               -------     -------
          Total liabilities and equity......................   $39,285     $32,098
                                                               =======     =======

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                                            NEW LIBERTY                 OLD LIBERTY
                                            ------------   -------------------------------------
                                             TEN MONTHS     TWO MONTHS         YEARS ENDED
                                               ENDED          ENDED            DECEMBER 31,
                                            DECEMBER 31,   FEBRUARY 28,   ----------------------
                                                1999           1999           1998        1997
                                            ------------   ------------   ------------   -------
                                                           (AMOUNTS IN MILLIONS)
Combined Operations
  Revenue.................................    $10,492         $ 2,341       $ 14,062     $ 6,613
  Operating expenses......................     (9,066)         (1,894)       (13,092)     (7,163)
  Depreciation and amortization...........     (1,461)           (353)        (2,629)       (997)
                                              -------         -------       --------     -------
          Operating income (loss).........        (35)             94         (1,659)     (1,547)
  Interest expense........................       (886)           (281)        (1,728)       (540)
  Other, net..............................       (151)           (127)          (166)       (469)
                                              -------         -------       --------     -------
          Net loss........................    $(1,072)        $  (314)      $ (3,553)    $(2,556)
                                              =======         =======       ========     =======

     USAI owns and operates businesses in network and television production, television broadcasting, electronic retailing, ticketing operations, and internet services. At December 31, 1999, Liberty directly and indirectly held
66.5 million shares of USAI's common stock (as adjusted for a subsequent two-for-one stock split). Liberty also held shares directly in certain subsidiaries of USAI which are exchangeable into 79.0 million shares of USAI common stock (as adjusted for the two-for-one stock split). Liberty's direct ownership of USAI is currently restricted by Federal Communications Commission ("FCC") regulations. The exchange of these shares can be accomplished only if there is a change to existing regulations or if Liberty obtains permission from the FCC. If the exchange of subsidiary stock into USAI common stock was completed at December 31, 1999, Liberty would own 145.5 million shares (as adjusted for the two-for-one stock split) or approximately 21% (on a fully-diluted basis) of USAI common stock. USAI's common stock had a closing market value of $27.63 per share (as adjusted for the two-for-one stock split) on December 31, 1999. Liberty accounts for its investments in USAI and related subsidiaries on a combined basis under the equity method.

     In February 1998, USAI paid cash and issued shares and one of its subsidiaries issued shares in connection with the acquisition of certain assets from Universal Studios, Inc. (the "Universal Transaction"). Liberty recorded an increase to its investment in USAI of $54 million and an increase to additional paid-in-capital of $33 million (after deducting deferred income taxes of $21 million) as a result of this share issuance.

     USAI issued shares in June 1998 to acquire the remaining stock of Ticketmaster Group, Inc. which it did not previously own (the "Ticketmaster Transaction"). Liberty recorded an increase to its investment in USAI of $52 million and an increase to additional paid-in-capital of $31 million (after deducting deferred income taxes of $21 million) as a result of this share issuance. No gain was recognized in the consolidated statement of operations and comprehensive earnings for either the Universal Transaction or the Ticketmaster Transaction due primarily to Liberty's intention to purchase additional equity interests in USAI.

     In connection with the Universal Transaction, Liberty was granted an antidilutive right with respect to any future issuance of USAI's common stock, subject to certain limitations, that enables it to maintain its percentage ownership interests in USAI.

     Telewest currently operates and constructs cable television and telephone systems in the UK. At December 31, 1999 Liberty indirectly owned 506 million of the issued and outstanding Telewest ordinary shares. The reported closing price on the London Stock Exchange of Telewest ordinary shares was $5.34 per share at December 31, 1999.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     Effective September 1, 1998, Telewest and General Cable PLC ("General Cable") consummated a merger (the "General Cable Merger") in which holders of General Cable received New Telewest shares and cash. Based upon Telewest's closing price of $1.51 per share on April 14, 1998, the General Cable Merger was valued at approximately $1.1 billion. The cash portion of the General Cable Merger was financed through an offer to qualifying Telewest shareholders for the purchase of approximately 261 million new Telewest shares at a price of $1.57 per share (the "Telewest Offer"). Liberty subscribed to 85 million Telewest ordinary shares at an aggregate cost of $133 million in connection with the Telewest Offer. In connection with the General Cable Merger, Liberty converted its entire holdings of Telewest convertible preference shares (133 million shares) into Telewest ordinary shares. As a result of the General Cable Merger, Liberty's ownership interest in Telewest decreased to 22%. In connection with the increase in Telewest's equity, net of the dilution of Liberty's interest in Telewest, that resulted from the General Cable Merger, Liberty recorded a non-cash gain of $60 million (before deducting deferred income taxes of $21 million) during 1998.

     The Class A common stock of TV Guide is publicly traded. At December 31, 1999, Liberty held 58 million shares of TV Guide Class A common stock (as adjusted for a two-for-one stock split) and 75 million shares of TV Guide Class B common stock (as adjusted for a two-for-one stock split). See note 8. The TV Guide Class B common stock is convertible, one-for-one, into TV Guide Class A common stock. The closing price for TV Guide Class A common stock was $43.00 per share on December 31, 1999.

     Flextech develops and sells a variety of television programming in the UK. At December 31, 1999, Liberty indirectly owned 58 million Flextech ordinary shares. The reported closing price on the London Stock Exchange of the Flextech ordinary shares was $18.58 per share at December 31, 1999.

     In April 1997, Flextech and BBC Worldwide Limited ("BBC Worldwide") formed two separate joint ventures (the "BBC Joint Ventures") and entered into certain related transactions. The consummation of the BBC Joint Ventures and related transactions resulted in, among other things, a reduction of Liberty's economic ownership interest in Flextech from 46.2% to 36.8%. Liberty continues to maintain a voting interest in Flextech of approximately 50%. As a result of such dilution, Liberty recorded a $152 million increase to the carrying amount of Liberty's investment in Flextech, a $53 million increase to deferred income tax liability, a $66 million increase to additional paid-in-capital and a $33 million increase to minority interests in equity of subsidiaries. No gain was recognized in the consolidated statement of operations and comprehensive earnings due primarily to certain contingent obligations of Liberty with respect to one of the BBC Joint Ventures (see note 15).

     Liberty and The News Corporation Limited ("News Corp.") each previously owned 50% of Fox/ Liberty Networks which operates national and regional sports networks. Prior to the first quarter of 1998, Liberty had no obligation, nor intention, to fund Fox/Liberty Networks. During 1998, Liberty made the determination to provide funding to Fox/Liberty Networks based on specific transactions consummated by Fox/Liberty Networks. Consequently, Liberty's share of losses of Fox/Liberty Networks for the year ended December 31, 1998 included previously unrecognized losses of Fox/Liberty Networks of approximately $64 million. Losses for Fox/Liberty Networks were not recognized in prior periods due to the fact that Liberty's investment in Fox/Liberty Networks was less than zero. During 1999, News Corp. acquired Liberty's 50% interest in Fox/Liberty Networks (see note 7).

     On September 30, 1999, Liberty purchased 9.9 million class B shares of UnitedGlobalCom for approximately $493 million in cash. UnitedGlobalCom is the largest global broadband communications provider of video, voice and data services with operations in over 20 countries throughout the world. At December 31, 1999, Liberty owned an approximate 10% economic ownership interest representing an approximate 36% voting interest in UnitedGlobalCom. The closing price for UnitedGlobalCom Class A

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES common stock was $70.63 per share on December 31, 1999. The UnitedGlobalCom Class B common stock is convertible, on a one-for-one basis, into UnitedGlobalCom Class A common stock.

     On October 9, 1997, Liberty sold a portion of its 51% interest in Cablevision to unaffiliated third parties. In connection with such sale and certain related transactions, Liberty recognized a gain of $49 million. Liberty's equity interest in Cablevision was 28% at December 31, 1999.

     The $13 billion aggregate excess of Liberty's aggregate carrying amount in its affiliates over Liberty's proportionate share of its affiliates' net assets is being amortized over estimated useful life of 20 years.

     Certain of Liberty's affiliates are general partnerships and, as such, are liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

(7) INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES AND OTHERS

     Investments in available-for-sale securities and others are summarized as follows:

                                                              NEW LIBERTY   OLD LIBERTY
                                                              -----------   -----------
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                                                (AMOUNTS IN MILLIONS)
  Sprint Corporation ("Sprint")(a)..........................    $10,186       $ 2,446
  Time Warner Inc. ("Time Warner")(b).......................      8,202         7,083
  News Corp.(c).............................................      2,403            --
  General Instrument(d).....................................      3,430           396
  Other available-for-sale securities.......................      3,765           315
  Other investments, at cost, and related receivables(e)....        985           458
                                                                -------       -------
                                                                 28,971        10,698
  Less short-term investments...............................        378           159
                                                                -------       -------
                                                                $28,593       $10,539
                                                                =======       =======

---------------

(a) Pursuant to a final judgment (the "Final Judgment") agreed to by Liberty, AT&T and the United States Department of Justice (the "DOJ") on December 31, 1998, Liberty transferred all of its beneficially owned securities (the "Sprint Securities") of Sprint to a trustee (the "Trustee") prior to the AT&T Merger. The Final Judgment, which was entered by the United States District Court for the District of Columbia on August 23, 1999, would require the Trustee, on or before May 23, 2002, to dispose of a portion of the Sprint Securities sufficient to cause Liberty to beneficially own no more than 10% of the outstanding Series 1 PCS Stock of Sprint on a fully diluted basis on such date. On or before May 23, 2004, the Trustee must divest the remainder of the Sprint Securities beneficially owned by Liberty.

     The Final Judgment requires that the Trustee vote the Sprint Securities beneficially owned by Liberty in the same proportion as other holders of Sprint's PCS Stock so long as such securities are held by the trust. The Final Judgment also prohibits the acquisition of Liberty of additional Sprint Securities, with certain exceptions, without the prior written consent of the DOJ.

     The PCS Ventures included Sprint Spectrum Holding Company, L. P. and MinorCo, L.P. (collectively, "Sprint PCS") and PhillieCo Partnership I, L.P. ("PhillieCo"). The partners of each of the Sprint PCS partnerships were subsidiaries of Sprint, Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and Liberty. The partners of PhillieCo were subsidiaries of Sprint,

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     Cox and Liberty. Liberty had a 30% partnership interest in each of the Sprint PCS partnerships and a 35% partnership interest in PhillieCo.

     On November 23, 1998, Liberty, Comcast, and Cox exchanged their respective interests in Sprint PCS and PhillieCo (the "PCS Exchange") for shares of Sprint PCS Group Stock, which tracks the performance of Sprint's then newly created PCS Group (consisting initially of the PCS Ventures and certain PCS licenses which were separately owned by Sprint). The Sprint PCS Group Stock collectively represents an approximate 17% voting interest in Sprint. As a result of the PCS Exchange, Liberty, through the trust established pursuant to the Final Judgment, holds the Sprint Securities which consists of shares of Sprint PCS Group Stock, as well as certain additional securities of Sprint exercisable for or convertible into such securities, representing approximately 24% of the equity value of Sprint attributable to its PCS Group and less than 1% of the voting interest in Sprint. Through November 23, 1998, Liberty accounted for its interest in the PCS Ventures using the equity method of accounting; however, as a result of the PCS Exchange, Liberty's less than 1% voting interest in Sprint and the Final Judgment, Liberty no longer exercises significant influence with respect to its investment in the PCS Ventures. Accordingly, Liberty accounts for its investment in the Sprint PCS Group Stock as an available-for-sale security.

     As a result of the PCS Exchange, Liberty recorded a non-cash gain of $1.9 billion (before deducting deferred income taxes of $647 million) during the fourth quarter of 1998 based on the difference between the carrying amount of Liberty's interest in the PCS Ventures and the fair value of the Sprint Securities received.

     In September 1999, a trust for Liberty's benefit entered into a four and one-half year "cashless collar" with a financial institution with respect to 35 million shares of Sprint PCS Group Stock (as adjusted for a two-for-one stock split), secured by 35 million shares of such stock (as adjusted for a two-for-one stock split). The collar provides the trust with a put option that gives it the right to require its counterparty to buy 35 million shares of Sprint PCS Group Stock from the trust in five tranches in approximately four and one-half years for a weighted average price of $27.62 per share (as adjusted for a two-for-one stock split). Liberty simultaneously sold a call option giving the counterparty the right to buy the same shares of stock from the trust in five tranches in approximately four and one-half years for a weighted average price of $57.42 per share (as adjusted for a two-for-one stock split).

     Additionally, on December 15, 1999, the trust entered into a "cashless collar" with a financial institution with respect to 18 million shares of Sprint PCS Group Stock (as adjusted for a two-for-one stock split). The collar consists of a put option that gives the trust the right to require its counterparty to buy 18 million shares of Sprint PCS Group Stock (as adjusted for a two-for-one stock split) from the trust in three tranches in approximately two years for $50.00 per share (as adjusted for a two-for-one stock split). The counterparty has a call option giving the counterparty the right to buy the same shares from the trust in three tranches in approximately two years for $65.23 per share (as adjusted for a two-for-one stock split). The put and the call options of each of these collars were equally priced, resulting in no cash cost to the trust or Liberty.

(b) Liberty holds shares of a series of Time Warner's series common stock with limited voting rights (the "TW Exchange Stock") that are convertible into an aggregate of 114 million shares of Time Warner common stock. Liberty accounts for its investment in Time Warner as an available-for-sale security.

     On June 24, 1997, Liberty granted Time Warner an option to acquire the business of Southern Satellite Systems, Inc. (the "Southern Business") from Liberty. Liberty received 6.4 million shares of TW Exchange Stock valued at $306 million in consideration for the grant. Pursuant to the option, Time Warner acquired the Southern Business, effective January 1, 1998, for $213 million in cash.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     Liberty recognized a $515 million pre-tax gain in connection with such transaction in the first quarter of 1998.

     In March 1999, Liberty entered into a seven-year "cashless collar" with a financial institution with respect to 15 million shares of Time Warner common stock, secured by 15 million shares of its TW Exchange Stock. This cashless collar provides Liberty with a put option that gives it the right to require its counterparty to buy 15 million Time Warner shares from Liberty in approximately seven years for $67.45 per share. Liberty simultaneously sold a call option giving the counterparty the right to buy the same number of Time Warner shares from Liberty in approximately seven years for $158.33 per share. The put and the call options were equally priced, resulting in no cash cost to Liberty.

(c) On July 15, 1999, News Corp. acquired Liberty's 50% interest in Fox/Liberty Networks in exchange for 51.8 million News Corp. American Depository Receipts ("ADRs") representing preferred limited voting ordinary shares of News Corp. Of the 51.8 million ADRs received, 3.6 million were placed in an escrow (the "Escrow Shares") pending an independent third party valuation, as of the third anniversary of the transaction. The remainder of the 51.8 million ADRs received (the "Restricted Shares") are subject to a two-year lockup which restricts any transfer of the securities for a period of two years from the date of the transaction. Liberty recorded the ADRs at fair value of $1,403 million, which included a discount from market value for the Restricted Shares due to the two-year restriction on transfer, resulting in a $13 million gain on the transaction. In a related transaction, Liberty acquired from News Corp. 28.1 million additional ADRs representing preferred limited voting ordinary shares of News Corp. for approximately $695 million. Liberty accounts for its investment in News Corp. as an available-for-sale security, with the exception of the Restricted Shares and the Escrow Shares.

(d) On July 17, 1998, TCI acquired 21.4 million shares of restricted stock of General Instrument in exchange for (i) certain of the assets of the National Digital Television Center, Inc.'s ("NDTC") set-top authorization business, (ii) the license of certain related software to General Instrument, (iii) a $50 million promissory note from TCI to General Instrument and (iv) a nine year revenue guarantee from TCI in favor of General Instrument. In connection therewith, NDTC also entered into a service agreement pursuant to which it will provide certain postcontract services to General Instrument's set-top authorization business. Such shares of General Instrument stock and the promissory note were contributed to Liberty. The 21.4 million shares of General Instrument common stock were, in addition to other transfer restrictions, originally restricted as to their sale by Liberty for a three year period. Liberty recorded its investment in such shares at fair value which included a discount attributable to the above-described liquidity restriction. The $396 million fair value of General Instrument common stock received net of the $42 million present value of the promissory note due from Liberty to General Instrument, has been reflected as an increase in additional paid-in capital.

     On January 5, 2000, Motorola, Inc. completed the acquisition of General Instrument through a merger of General Instrument with a wholly owned subsidiary of Motorola. In the merger, each outstanding share of General Instrument common stock was converted into the right to receive 0.575 shares of Motorola common stock. In connection with the merger Liberty received 54 million shares (as adjusted for a three-for-one stock split) and warrants to purchase 37 million shares (as adjusted for a three-for-one stock split) of Motorola common stock in exchange for its holdings in General Instrument. Subsequent to the merger, the Motorola securities are no longer subject to the three year restriction and accordingly, Liberty accounted for its investment in General Instrument as an available-for-sale security at December 31, 1999. Liberty has agreed not to transfer or encumber the Motorola securities for a specified period which is less than one year.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     Liberty's ability to exercise warrants to purchase 18.4 million shares (as adjusted for a three-for-one stock split) of Motorola common stock are subject to AT&T satisfying the terms of a purchase commitment in 2000. AT&T has agreed to pay Liberty $4.78 for each warrant that does not vest as a result of the purchase commitment not being met.

(e) On August 1, 1997, Liberty IFE, Inc., a wholly-owned subsidiary of Liberty, which held non-voting Class C common stock of International Family Entertainment, Inc. ("IFE") ("Class C Stock") and $23 million of IFE 6% convertible secured notes due 2004, convertible into Class C Stock ("Convertible Notes"), contributed its Class C Stock and Convertible Notes to Fox Kids Worldwide, Inc. ("FKW") in exchange for a new series of 30 year non-convertible 9% preferred stock of FKW with a stated value of $345 million. As a result of the exchange, Liberty recognized a pre-tax gain of approximately $304 million during the third quarter of 1997.

     Investments in available-for-sale securities are summarized as follows:

                                                              NEW LIBERTY   OLD LIBERTY
                                                              -----------   -----------
                                                                    DECEMBER 31,
                                                                 1999          1998
                                                              -----------   -----------
                                                                (AMOUNTS IN MILLIONS)
Equity securities:
  Fair value................................................    $24,464       $9,721
  Gross unrealized holding gains............................     11,453        3,998
  Gross unrealized holding losses...........................       (646)          --
Debt securities:
  Fair value................................................    $ 1,995       $   --
  Gross unrealized holding losses...........................        (22)          --

     Management of Liberty estimates the market value, calculated using a variety of approaches including multiple of cash flow, per subscriber value, a value of comparable public or private businesses or publicly quoted market prices, of all of Liberty's investments in available-for-sale securities and others aggregated $29.2 billion and $11.2 billion at December 31, 1999 and December 31, 1998, respectively. No independent appraisals were conducted for those assets.

(8) ACQUISITIONS AND DISPOSITIONS

     During July 1997, the 10% minority interest in Encore Media Corporation ("EMC") was purchased by TCI for approximately 2.4 million shares of Liberty Media Group Series A Stock. Such 10% interest in EMC was simultaneously contributed to Liberty and was accounted for as an acquisition of a minority interest and resulted in an increase of $30 million in additional paid-in-capital.

     On January 12, 1998, TCI acquired from a minority shareholder of TV Guide, formerly named United Video Satellite Group, Inc. ("UVSG"), 49.6 million shares of UVSG Class A common stock (as adjusted for a two-for-one stock split) in exchange for shares of TCI stock. The aggregate value assigned to the shares issued by TCI was based upon the market value of such shares at the time the transaction was announced. Such transaction was accounted for as an acquisition of minority interest. Simultaneously, TCI contributed such UVSG shares of common stock to Liberty. As a result of such transaction, Liberty increased its ownership in the equity of UVSG to approximately 73% and the voting power increased to 93%. The purchase price of $346 million in TCI stock was recorded as an increase in additional paid-in-capital by Liberty.

     Effective February 1, 1998, Turner-Vision, Inc. ("Turner Vision") contributed the assets, obligations and operations of its retail C-band satellite business to Superstar/Netlink Group LLC ("SNG") in

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES exchange for an approximate 20% interest in SNG. As a result of such transaction, Liberty's ownership interest in SNG decreased to approximately 80%. In connection with the increase in SNG's equity, net of the dilution of Liberty's ownership interest in SNG, that resulted from such transaction, Liberty recognized a gain of $38 million (before deducting deferred income taxes of $15 million). Turner Vision's contribution to SNG was accounted for as a purchase and the $61 million excess of the purchase price over the fair value of the net assets acquired was recorded as excess cost and is being amortized over five years.

     On August 24, 1998, Liberty purchased 100% of the issued and outstanding common stock of Pramer S.A. ("Pramer"), an Argentine programming company, for a total purchase price of $97 million, which was satisfied by $32 million in cash and the issuance of notes payable in the amount of $65 million. Such transaction was accounted for under the purchase method. Accordingly, the results of operations of Pramer have been consolidated with those of Liberty since August 24, 1998. The $101 million excess cost over acquired net assets is being amortized over ten years.

     On November 19, 1998, TCI exchanged, in a merger transaction, 10.1 million shares of TCI common stock for shares of Tele-Communications International, Inc. ("TINTA") common stock not beneficially owned by TCI. Such transaction was accounted for by Liberty as an acquisition of minority interest in equity of subsidiaries. The aggregate value assigned to the shares issued by TCI was based upon the market value of the common stock at the time the merger was announced. In connection with the contribution to Liberty of the TINTA shares in such merger transaction, Liberty recorded the total purchase price of $426 million as an increase to additional paid-in-capital.

     On March 1, 1999, UVSG and News Corp. completed a transaction whereby UVSG acquired News Corp.'s TV Guide properties, creating a broader platform for offering television guide services to consumers and advertisers, and UVSG was renamed TV Guide. News Corp. received total consideration of $1.9 billion including $800 million in cash, 22.5 million shares of UVSG's Class A common stock and 37.5 million shares of UVSG's Class B common stock valued at an average of $18.65 per share. In addition, News Corp. purchased approximately 6.5 million additional shares of UVSG Class A common stock for $129 million in order to equalize its ownership with that of Liberty. As a result of these transactions, and another transaction completed on the same date, News Corp, Liberty and TV Guide's public stockholders own on an economic basis approximately 44%, 44% and 12%, respectively, of TV Guide. Following such transactions, News Corp. and Liberty each have approximately 49% of the voting power of TV Guide's outstanding stock. In connection with the increase in TV Guide's equity, net of dilution of Liberty's ownership interest in TV Guide, Liberty recognized a gain of $372 million (before deducting deferred income taxes of $147 million). Upon consummation, Liberty began accounting for its interest in TV Guide under the equity method of accounting.

(9) LIBERTY DIGITAL, INC.

     Effective July 11, 1997, a wholly-owned subsidiary of Liberty Digital (then named TCI Music) was merged with and into DMX, Inc. with DMX as the surviving corporation (the "DMX Merger"). As a result of the DMX Merger, stockholders of DMX became stockholders of TCI Music.

     In connection with the DMX Merger, TCI granted to each stockholder who became a stockholder of TCI Music pursuant to the DMX Merger, one right (a "Right") with respect to each whole share of TCI Music Series A common stock acquired by such stockholder in the DMX Merger pursuant to the terms of a Rights Agreement among TCI, TCI Music and the rights agent (the "Rights Agreement").

     Each Right entitled the holder to require TCI to purchase from such holder one share of TCI Music Series A common stock for $8.00 per share, subject to reduction by the aggregate amount per share of any dividend and certain other distributions, if any, made by TCI Music to its stockholders, and, payable at

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES the election of TCI, in cash, a number of shares of TCI Group Series A stock, having an equivalent value or a combination thereof, if during the one-year period beginning on the effective date of the DMX Merger, the price of TCI Music Series A common stock did not equal or exceed $8.00 per share for a period of at least 20 consecutive trading days.

     Effective with the DMX Merger, TCI beneficially owned approximately 45.7% of the outstanding shares of TCI Music Series A common stock and 100% of the outstanding shares of TCI Music Series B common stock, which represented 89.6% of the equity and 98.7% of the voting power of TCI Music. Simultaneously with the DMX Merger, Liberty acquired the TCI-owned TCI Music common stock by agreeing to reimburse TCI for any amounts required to be paid by TCI pursuant to TCI's contingent obligation under the Rights Agreement to purchase up to 15 million shares (7 million of which were owned by Liberty) of TCI Music Series A common stock and issuing an $80 million promissory note (the "Music Note") to TCI. Liberty recorded its contingent obligation to purchase such shares under the Rights Agreement as a component of minority interest in equity of subsidiaries in the accompanying consolidated financial statements. TCI Music was included in the consolidated financial results of Liberty as of the date of the DMX Merger. Due to the related party nature of the transaction, the $86 million excess of the consideration paid over the carryover basis of the TCI Music common stock acquired by Liberty from TCI was reflected as a decrease in additional paid-in-capital. The Music Note was repaid during 1999.

     Prior to the July 1998 expiration of the Rights, Liberty was notified of the tender of 4.9 million shares of TCI Music Series A common stock and associated Rights. On August 27, 1998, Liberty paid $39 million to satisfy TCI's obligation under the Rights Agreement. Such transaction was recorded as an acquisition of minority interest in equity of subsidiaries.

     On September 9, 1999, Liberty and TCI Music completed a transaction (the "Liberty Digital Transaction") pursuant to which Liberty contributed to TCI Music substantially all of its directly held internet content and interactive television assets, its rights to provide interactive video services on AT&T's cable television systems and a combination of cash and notes receivable equal to $150 million. In exchange, TCI Music issued common stock and convertible preferred stock to Liberty and was renamed Liberty Digital, Inc.

     During 1999, Liberty Digital issued approximately 4.8 million shares of common stock in connection with the conversion of its preferred stock and approximately 2.8 million shares of common stock in connection with the exercise of certain employee stock options. In connection with the increase in Liberty Digital's equity, net of the dilution of Liberty's interest in Liberty Digital, that resulted from such stock issuances, Liberty recorded a $108 million increase to additional paid-in-capital.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(10) LONG-TERM DEBT

     Debt is summarized as follows:

                                                            WEIGHTED
                                                            AVERAGE
                                                            INTEREST    DECEMBER 31,
                                                              RATE     ---------------
                                                              1999      1999     1998
                                                            --------   ------   ------
                                                                         (AMOUNTS IN
                                                                          MILLIONS)
Parent company debt:
  Bank credit facilities..................................   5.7%      $  390   $  116
  Senior notes(a).........................................   7.875%       741       --
  Senior debentures(a)....................................   8.5%         494       --
  Senior exchangeable debentures(b).......................   4.0%       1,022       --
                                                                       ------   ------
                                                                        2,647      116
Debt of subsidiaries:
  Bank credit facilities..................................   6.2%         573    1,513
  Convertible subordinated debentures (note 11)...........  --             --      345
  Other debt, at varying rates............................                 57      122
                                                                       ------   ------
                                                                          630    1,980
                                                                       ------   ------
          Total debt......................................              3,277    2,096
Less current maturities...................................                554      184
                                                                       ------   ------
          Total long-term debt............................             $2,723   $1,912
                                                                       ======   ======

---------------

(a) On July 7, 1999, Liberty received net cash proceeds of approximately $741 million and $494 million from the issuance of 7 7/8% Senior Notes due 2009 (the "Senior Notes") and 8 1/2% Senior Debentures due 2029 (the "Senior Debentures"), respectively. The Senior Notes, which are stated net of unamortized discount of $9 million, have an aggregate principal amount of $750 million and the Senior Debentures, which are stated net of unamortized discount of $6 million, have an aggregate principal amount of $500 million. Interest on the Senior Notes and the Senior Debentures is payable on January 15 and July 15 of each year. The proceeds were used to repay outstanding borrowings under certain of Liberty's credit facilities, which were subsequently canceled.

(b) On November 16, 1999, Liberty received net cash proceeds of $854 million from the issuance of 4% Senior Exchangeable Debentures due 2030. The exchangeable debentures have an aggregate principal amount of $869 million. Each debenture has a $1,000 face amount and is exchangeable at the holder's option for the value of 22.9486 shares of Sprint PCS Group Stock (as adjusted for a two-for-one stock split). This amount will be paid only in cash until the later of December 31, 2001 and the date the direct and indirect ownership level of Sprint PCS Group Stock owned by Liberty falls below a designated level, after which at Liberty's election, Liberty may pay the amount in cash, Sprint PCS Group Stock or a combination thereof. Interest on these exchangeable debentures is payable on May 15 and November 15 of each year. The carrying amount of the exchangeable debentures in excess of the principal amount (the "Contingent Portion") is based on the fair value of the underlying Sprint PCS Group Stock. The increase or decrease in the Contingent Portion is recorded as an increase or decrease to interest expense in the consolidated statement of operations and comprehensive earnings.

     At December 31, 1999, Liberty had approximately $160 million in unused lines of credit under its bank credit facilities. The bank credit facilities of Liberty generally contain restrictive covenants which

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES require, among other things, the maintenance of certain financial ratios, and include limitations on indebtedness, liens, encumbrances, acquisitions, dispositions, guarantees and dividends. Liberty was in compliance with its debt covenants at December 31, 1999. Additionally, Liberty pays fees ranging from
 .15% to .375% per annum on the average unborrowed portions of the total amounts available for borrowings under bank credit facilities.

     The U.S. dollar equivalent of the annual maturities of Liberty's debt for each of the next five years are as follows: 2000: $554 million; 2001: $72 million; 2002: $80 million; 2003: $99 million and 2004: $145 million.

     Based on quoted market prices, the fair value of Liberty's debt at December 31, 1999 is as follows (amounts in millions):

Senior Notes...............................................   $  742
Senior Debentures..........................................      506
4% Senior Exchangeable Debentures..........................    1,088

     Liberty believes that the carrying amount of the remainder of its debt approximated its fair value at December 31, 1999.

(11) INCOME TAXES

     Subsequent to the AT&T Merger, Liberty is included in the consolidated federal income tax return of AT&T and party to a tax sharing agreement with AT&T (the "AT&T Tax Sharing Agreement"). Liberty calculates its respective tax liability on a separate return basis. The income tax provision for Liberty is calculated based on the increase or decrease in the tax liability of the AT&T consolidated group resulting from the inclusion of those items in the consolidated tax return of AT&T which are attributable to Liberty.

     Under the AT&T Tax Sharing Agreement, Liberty will receive a cash payment from AT&T in periods when it generates taxable losses and such taxable losses are utilized by AT&T to reduce the consolidated income tax liability. This utilization of taxable losses will be accounted for by Liberty as a current federal intercompany income tax benefit. To the extent such losses are not utilized by AT&T, such amounts will be available to reduce federal taxable income generated by Liberty in future periods, similar to a net operating loss carryforward, and will be accounted for as a deferred federal income tax benefit.

     In periods when Liberty generates federal taxable income, AT&T has agreed to satisfy such tax liability on Liberty's behalf up to a certain amount. The reduction of such computed tax liabilities will be accounted for by Liberty as an addition to additional paid-in-capital. The total amount of future federal tax liabilities of Liberty which AT&T will satisfy under the AT&T Tax Sharing Agreement is approximately $830 million, which represents the tax effect of the net operating loss carryforward reflected in TCI's final federal income tax return, subject to IRS adjustments. Thereafter, Liberty is required to make cash payments to AT&T for federal tax liabilities of Liberty.

     To the extent AT&T utilizes existing net operating losses of Liberty, such amounts will be accounted for by Liberty as a reduction of additional paid-in-capital. During the ten month period ending December 31, 1999, AT&T utilized net operating losses of Liberty with a tax effected carrying value of $88 million.

     Liberty will generally make cash payments to AT&T related to states where it generates taxable income and receive cash payments from AT&T in states where it generates taxable losses.

     Prior to the AT&T Merger, Liberty was included in TCI's consolidated tax return and was a party to the TCI tax sharing agreements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     Liberty's obligation under the 1995 TCI Tax Sharing Agreement of approximately $138 million (subject to adjustment), which is included in "due to related parties," shall be paid at the time, if ever, that Liberty deconsolidates from the AT&T income tax return. Liberty's receivable under the 1997 TCI Tax Sharing Agreement of approximately $220 million was forgiven in the AT&T Tax Sharing Agreement and recorded as an adjustment to additional paid-in-capital by Liberty in connection with the AT&T Merger.

     In connection with the Split-off Transaction, Liberty will also be deconsolidated from AT&T for federal income tax purposes. As a result, AT&T will be required to pay Liberty an amount equal to the tax effect of the net operating loss carryforward reflected in TCI's final federal income tax return that has been or is reasonably expected to be utilized by AT&T. The payment will be reduced by Liberty's obligation under the 1995 TCI Tax Sharing Agreement. The expected net payment from AT&T is approximately $692 million. In addition, certain deferred intercompany gains will be includible into taxable income as a result of the Split-off Transaction and the resulting tax obligation will be attributable to Liberty. The expected tax cost of such deferred intercompany gains is approximately $122 million.

     Income tax benefit (expense) consists of:

                                                              CURRENT   DEFERRED   TOTAL
                                                              -------   --------   ------
                                                                 (AMOUNTS IN MILLIONS)
Ten months ended December 31, 1999:
  State and local income tax (expense) benefit, including
     intercompany tax
     allocation.............................................   $ (3)     $  152    $  149
  Federal income tax benefit, including intercompany tax
     allocation.............................................     75         873       948
                                                               ----      ------    ------
                                                               $ 72      $1,025    $1,097
                                                               ====      ======    ======
-----------------------------------------------------------------------------------------
Two months ended February 28, 1999:
  State and local income tax expense, including intercompany tax
     allocation.............................................   $ --      $  (44)   $  (44)
  Federal income tax benefit (expense), including
     intercompany tax
     allocation.............................................      1        (168)     (167)
                                                               ----      ------    ------
                                                               $  1      $ (212)   $ (211)
                                                               ====      ======    ======
Year ended December 31, 1998:
  State and local income tax expense, including intercompany tax
     allocation.............................................   $ (4)     $ (109)   $ (113)
  Federal income tax benefit (expense), including
     intercompany tax
     allocation.............................................     89        (437)     (348)
                                                               ----      ------    ------
                                                               $ 85      $ (546)   $ (461)
                                                               ====      ======    ======
Year ended December 31, 1997:
  State and local income tax expense, including intercompany tax
     allocation.............................................   $ (3)     $  (25)   $  (28)
  Federal income tax benefit, including intercompany tax
     allocation.............................................    189          14       203
                                                               ----      ------    ------
                                                               $186      $  (11)   $  175
                                                               ====      ======    ======

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

                                                          NEW LIBERTY            OLD LIBERTY
                                                          ------------   ---------------------------
                                                           TEN MONTHS     TWO MONTHS    YEARS ENDED
                                                             ENDED          ENDED       DECEMBER 31,
                                                          DECEMBER 31,   FEBRUARY 28,   ------------
                                                              1999           1999       1998    1997
                                                          ------------   ------------   -----   ----
                                                                    (AMOUNTS IN MILLIONS)
Computed expected tax benefit (expense).................     $1,092         $ (49)      $(379)  $226
Dividends excluded for income tax purposes..............         11             2          13      8
Minority interest in equity of subsidiaries.............         16            --          (5)     4
Amortization not deductible for income tax purposes.....       (122)           (4)        (21)   (10)
State and local income taxes, net of federal income
  taxes.................................................        102           (29)        (74)   (18)
Recognition of difference in income tax basis of
  investments in subsidiaries...........................         --          (130)         --    (25)
Other, net..............................................         (2)           (1)          5    (10)
                                                             ------         -----       -----   ----
                                                             $1,097         $(211)      $(461)  $175
                                                             ======         =====       =====   ====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below:

                                                              NEW LIBERTY   OLD LIBERTY
                                                              -----------   -----------
                                                                    DECEMBER 31,
                                                                 1999          1998
                                                              -----------   -----------
                                                                (AMOUNTS IN MILLIONS)
Deferred tax assets:
  Net operating and capital loss carryforwards..............    $    43       $   99
  Future deductible amount attributable to accrued stock
     compensation and deferred compensation.................        749          218
  Other future deductible amounts due principally to
     non-deductible accruals................................         37           33
                                                                -------       ------
  Deferred tax assets.......................................        829          350
  Less valuation allowance..................................         50           42
                                                                -------       ------
  Net deferred tax assets...................................        779          308
                                                                -------       ------
Deferred tax liabilities:
  Investments in affiliates, due principally to the
     application of purchase accounting and losses of
     affiliates recognized for income tax purposes in excess
     of losses recognized for financial statement
     purposes...............................................     13,915        3,637
  Intangibles, principally due to differences in
     amortization...........................................        200            3
  Other, net................................................         20           34
                                                                -------       ------
  Deferred tax liabilities..................................     14,135        3,674
                                                                -------       ------
Net deferred tax liabilities................................    $13,356       $3,366
                                                                =======       ======

     At December 31, 1999, Liberty had net operating and capital loss carryforwards for income tax purposes aggregating approximately $94 million which, if not utilized to reduce taxable income in future periods, will expire as follows: 2004: $18 million; 2005: $14 million; 2006: $14 million; 2007: $13 million;

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

2008: $12 million; and $23 million between 2009 and 2010. These net operating losses are subject to certain rules limiting their usage.

(12) STOCKHOLDER'S EQUITY

  Preferred Stock

     The Preferred Stock is issuable, from time to time, with such designations, preferences and relative participating, option or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board.

  Common Stock

     The Class A Stock has one vote per share, and each of the Class B and Class C Stock has ten votes per share.

     As of December 31, 1999, all of the issued and outstanding common stock of Liberty was held by AT&T.

  Transactions with Officers and Directors

     In connection with the AT&T Merger, Liberty paid two of its directors and one other individual, all three of whom were directors of TCI, an aggregate of $12 million for services rendered in connection with the AT&T Merger. Such amount is included in operating, selling, general and administrative expenses for the two months ended February 28, 1999 in the accompanying consolidated statements of operations and comprehensive earnings.

     On February 9, 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness (the "Magness Estate"), the late founder and former Chairman of the Board of TCI, TCI entered into a call agreement with Dr. Malone and Dr. Malone's wife (together with Dr. Malone, the "Malones"), and a call agreement with the Estate of Bob Magness, the Estate of Betsy Magness, Gary Magness (individually and in certain representative capacities) and Kim Magness (individually and in certain representative capacities) (collectively, the "Magness Group"). Under these call agreements, each of the Magness Group and the Malones granted to TCI the right to acquire all of the shares of TCI's common stock owned by them that entitle the holder to cast more than one vote per share (the "High-Voting Shares") upon Dr. Malone's death or upon a contemplated sale of the High-Voting Shares (other than a minimal amount) to third parties. In either such event, TCI had the right to acquire such shares at a price equal to the then market price of shares of TCI's common stock of the corresponding series that entitled the holder to cast no more than one vote per share (the "Low-Voting Shares"), plus a 10% premium, or in the case of a sale, the lesser of such price and the price offered by the third party. In addition, each call agreement provides that if TCI were ever to be sold to a third party, then the maximum premium that the Magness Group or the Malones would receive for their High-Voting Shares would be the price paid for shares of the relevant series of Low-Voting Shares by the third party, plus a 10% premium. Each call agreement also prohibits any member of the Magness Group or the Malones from disposing of their High-Voting Shares, except for certain exempt transfers (such as transfers to related parties or to the other group or public sales of up to an aggregate of 5% of their High-Voting Shares after conversion to the respective series of Low-Voting Shares) and except for a transfer made in compliance with TCI's purchase right described above. TCI paid $150 million to the Malones and $124 million to the Magness Group in consideration of their entering into the call agreements, of which an aggregate of $140 million was allocated to and paid by Liberty.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  Transactions with AT&T (formerly transactions with TCI) and Other Related Parties

     Certain AT&T corporate general and administrative costs are charged to Liberty at rates set at the beginning of the year based on projected utilization for that year. Management believes this allocation method is reasonable. During the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997 Liberty was allocated less than $1 million, $2 million, $13 million and $13 million, respectively, in corporate general and administrative costs by AT&T. These costs are included in charges from related parties in the accompanying consolidated statements of operations and comprehensive earnings.

     Subsidiaries of Liberty lease satellite transponder facilities from a subsidiary of AT&T. Charges for such arrangements and other related operating expenses for the ten months ended December 31, 1999, two months ended February 28, 1999 and the years ended December 31, 1998 and 1997 aggregated $20 million, $4 million, $25 million and $65 million, respectively, and are included in charges from related parties in the accompanying consolidated statements of operations and comprehensive earnings.

     During 1999, 1998 and 1997, Liberty made marketing support payments to AT&T. Charges by AT&T for such arrangements for the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997 aggregated $4 million, less than $1 million, $5 million and $19 million, respectively, and are included in charges from related parties in the accompanying consolidated statements of operations and comprehensive earnings.

     The Puerto Rico Subsidiary purchases programming services from AT&T. The charges, which approximate AT&T's cost and are based on the aggregate number of subscribers served by the Puerto Rico Subsidiary, aggregated $6 million and $1 million during the ten months ended December 31, 1999, the two months ended February 28, 1999, respectively, and $6 million for each of the years ended December 31, 1998 and 1997, and are included in operating expenses in the accompanying consolidated statements of operations and comprehensive earnings.

     On April 8, 1999, Liberty redeemed all of its outstanding 4 1/2% convertible subordinated debentures due February 15, 2005. The debentures were convertible into shares of AT&T Class A Liberty Media Group common stock at a conversion price of $11.77 (as adjusted for a two-for-one stock split), or 84.96 shares per $1,000 principal amount. Certain holders of the debentures had exercised their rights to convert their debentures and 29.2 million shares (as adjusted for a two-for-one stock split) of AT&T Liberty Media Group tracking stock were issued to such holders. In connection with such issuance of AT&T Liberty Media Group tracking stock, Liberty recorded an increase to additional paid-in-capital of $354 million.

     During September 1998, TCI assigned its obligation under an option contract to Liberty. As a result of such assignment, Liberty recorded a $16 million reduction to the intercompany amount due to TCI and a corresponding increase to additional paid-in-capital.

     Cablevision purchases programming services from certain Liberty affiliates. The related charges generally are based upon the number of Cablevision's subscribers that receive the respective services. During the year ended December 31, 1997, such charges aggregated $12 million. Additionally, certain of Cablevision's general and administrative functions are provided by Liberty. The related charges, which generally are based upon the respective affiliate's cost of providing such functions, aggregated $2 million during the year ended December 31, 1997. The above-described programming and general and administrative charges were included in operating costs in the accompanying consolidated statements of operations and comprehensive earnings.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     During July 1997, AT&T entered into a 25 year affiliation agreement with Starz Encore Group (the "EMG Affiliation Agreement") pursuant to which AT&T will pay monthly fixed amounts in exchange for unlimited access to all of the existing Encore and STARZ! services.

     Liberty Digital and AT&T entered into an Amended and Restated Contribution Agreement to be effective as of July 11, 1997 which provides, among other things, for AT&T to deliver, or cause certain of its subsidiaries to deliver to Liberty Digital fixed monthly payments (subject to inflation and other adjustments) through 2017.

     During the third quarter of 1997, Liberty sold certain assets (the "SUMMITrak Assets") to CSG for cash consideration of $106 million, plus five-year warrants to purchase up to 1.5 million shares of CSG common stock at $24 per share and $12 million in cash, once certain numbers of TCI affiliated customers are being processed on a CSG billing system. In connection with the sale of the SUMMITrak Assets, TCI committed to purchase billing services from CSG through 2012. In light of such commitment, Liberty has reflected the $30 million excess (after deducting deferred income taxes of $17 million) of the cash received over the book value of the SUMMITrak Assets as an increase to additional paid-in-capital.

     During the fourth quarter of 1997, Liberty's remaining assets in TCI SUMMITrak of Texas, Inc. and TCI SUMMITrak L.L.C. were transferred to TCI in exchange for a $19 million reduction of the amount owed by Liberty to TCI. Such transfer was accounted for at historical cost due to the related party nature of the transaction.

  Due to Related Parties

     The components of "Due to related parties" are as follows:

                                                              NEW LIBERTY   OLD LIBERTY
                                                              -----------   -----------
                                                                    DECEMBER 31,
                                                                 1999          1998
                                                              -----------   -----------
                                                                (AMOUNTS IN MILLIONS)
Notes payable to TCI, including accrued interest............      $--          $141
Intercompany account........................................       27           269
                                                                  ---          ----
                                                                  $27          $410
                                                                  ===          ====

     The non-interest bearing intercompany account includes certain stock compensation allocations (in Old Liberty) and income tax allocations that are to be settled at some future date. Stock compensation liabilities of New Liberty are classified as a separate component of current liabilities. All other amounts included in the intercompany account are to be settled within thirty days following notification.

     Amounts outstanding at December 31, 1998 under notes payable to TCI had varying rates of interest. During the second quarter of 1998, TCI made a contribution to Liberty of $5 million, which was used to reduce the amount due under the Music Note.

(13) STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     Certain officers and other key employees of Liberty had been granted restricted stock awards and/or options with tandem stock appreciation rights ("SARs") to acquire certain series of TCI stock. In connection with the AT&T Merger, all series of TCI stock were converted to classes of AT&T stock. As a result of the AT&T Merger, each stock option and SAR to purchase TCI Group Series A tracking stock was converted into a stock option and SAR to purchase
0.7757 of a share of AT&T common stock at an exercise price divided by 0.7757, each stock option and SAR to purchase TCI Ventures Group Series A tracking stock was converted into a stock option and SAR to purchase 2.08 of a share of AT&T Class A

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Liberty Media Group common stock (as adjusted for a two-for-one stock split) at an exercise price divided by 2.08 and each option and SAR to purchase Liberty Media Group Series A common stock was converted into a stock option and SAR to purchase four shares of AT&T Class A Liberty Media Group common stock (as adjusted for a two-for-one stock split) at an unchanged exercise price. Certain officers and employees of Liberty hold options with tandem SARs to acquire AT&T common stock and AT&T Class A Liberty Media Group common stock as well as restricted stock awards of AT&T common stock and AT&T Class A Liberty Media Group common stock. Estimates of compensation relating to SARs granted to such employees of Liberty have been recorded in the accompanying consolidated financial statements pursuant to APB Opinion No. 25. Such estimates are subject to future adjustment based upon vesting of the related stock options and SARs and the market value of AT&T common stock and AT&T Class A Liberty Media Group common stock and, ultimately, on the final determination of market value when the rights are exercised. Had Liberty accounted for its stock based compensation pursuant to the fair value based accounting method in Statement 123, the amount of compensation would not have been significantly different from what has been reflected in the accompanying consolidated financial statements due to substantially all of Liberty's stock option plans having tandem SARs, which are treated as liabilities for financial statement purposes and require periodic remeasurement under both APB Opinion No. 25 and Statement 123. The following descriptions of stock options and/or SARs have been adjusted to reflect the AT&T Merger and any subsequent stock splits.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     The following table presents the number and weighted average exercise price ("WAEP") of certain options in tandem with SARs to purchase AT&T common stock and AT&T Liberty Media Group Class A common stock granted to certain officers and other key employees of the Company.

                                                  AT&T               AT&T LIBERTY
                                                 COMMON              MEDIA GROUP
                                                  STOCK     WAEP    CLASS A STOCK     WAEP
                                                 -------   ------   --------------   ------
                                                  (AMOUNTS IN THOUSANDS, EXCEPT FOR WAEP)
Outstanding at January 1, 1997.................   8,033    $9.14        37,672       $9.81
  Adjustment for TCI Ventures Exchange.........  (2,500)   12.27         8,940        3.72
  Adjustment for transfer of employees.........     265    10.38           (16)      23.37
  Granted......................................     692    12.93         4,990        4.48
  Exercised....................................  (2,827)    8.43        (2,938)       5.36
  Canceled.....................................     (35)    9.24           (92)      10.67
                                                 ------                 ------
Outstanding at December 31, 1997...............   3,628    10.38        48,556        8.42
  Granted......................................     137    22.10        33,362       43.11
  Exercised....................................  (1,549)    8.90        (9,538)       6.63
  Canceled.....................................     (27)   12.82           (46)       4.40
                                                 ------                 ------
Outstanding at December 31, 1998...............   2,189    12.06        72,334       24.66
  Granted......................................      --       --           138       16.36
  Exercised....................................    (316)   11.65        (7,510)       5.02
  Adjustment for transfer of employees.........  (1,140)    8.14        (1,158)       6.70
                                                 ------                 ------
Outstanding at December 31, 1999...............     733    13.23        63,804        6.95
                                                 ======                 ======
Exercisable at December 31, 1999...............     389                 28,682
                                                 ======                 ======
Vesting period.................................   5 yrs                  5 yrs

     On November 2, 1999, the Company granted 1,000,000 free-standing SARs (as adjusted for a two-for-one stock split) to an officer of the Company. The SARs vest and become exercisable ratably over a five-year term, commencing on each anniversary of the date of the grant. The SARs expire on November 2, 2009, subject to earlier termination in certain events. Upon the valid exercise of SARs, the officer shall be entitled to receive from Liberty cash equal to the excess of the fair value of each share of AT&T Class A Liberty Media Group common stock with respect to which such SARs have been exercised over $18.63 per share.

     On December 16, 1997, the Company granted options in tandem with SARs to acquire 5,824,000 shares of AT&T Class B Liberty Media Group common stock (as adjusted for a two-for-one stock split) to an officer and director of the Company. The options in tandem with SARs have an exercise price of $4.99 and vest ratably over five years with such vesting period beginning December 16, 1997, first became exercisable on December 16, 1998 and expire on December 16, 2007.

     Liberty Digital, Inc. Stock Incentive Plan. During 1997, 1998 and 1999, Liberty Digital granted stock options with tandem SARs to employees under the Liberty Digital 1997 Stock Inventive Plan ( the "Stock Plan") which is authorized to issue up to 4,000,000 shares. Options granted under the Stock Plan expire ten years from the date of grant. In addition, Liberty Digital granted stock options with tandem SARs to the board of directors and employees in connection with the DMX Merger. Options issued under the Stock Plan and in connection with the DMX Merger vest annually in 20% cumulative increments.

     On December 11, 1998, Liberty Digital re-priced the stock options with tandem SARs at $4.00 for all grants to executive officers and employees of Liberty Digital and its subsidiaries.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     The following table presents the number and WAEP of options in tandem with SARs to purchase Liberty Digital Series A Common Stock, for 1997, 1998 and 1999.

                                                              LIBERTY DIGITAL
                                                               STOCK OPTIONS
                                                                TANDEM SARS     WAEP
                                                              ---------------   -----
                                                               (AMOUNTS IN MILLIONS,
                                                                 EXCEPT FOR WAEP)
Outstanding at July 1, 1997
  Granted...................................................       3,609        $5.75
                                                                  ------
Outstanding at December 31, 1997............................       3,609         5.75
  Granted...................................................       1,771         4.00
  Exercised.................................................         (21)        4.00
  Canceled..................................................        (311)        4.00
                                                                  ------
Outstanding at December 31, 1998............................       5,048         5.25
  Granted...................................................       1,038        10.10
  Exercised.................................................      (2,708)        5.60
  Canceled..................................................        (864)        4.00
                                                                  ------
Outstanding at December 31, 1999............................       2,514         7.32
                                                                  ======
Exercisable at December 31, 1999............................         563
                                                                  ======

     Exercise prices for options outstanding at the end of year for 1999, 1998 and 1997 ranged from $4.00 to $22.13, $4.00 to $6.25, and $5.75, respectively.
The 1999, 1998, and 1997 year-end weighted average remaining contractual life of such options is 8.2 years, 8.7 years and 9.5 years, respectively.

     Deferred Compensation and Stock Option Plan. On September 8, 1999, the Deferred Compensation and Stock Appreciation Rights Plan was adopted for key executives. This plan is comprised of a deferred compensation component and SARs grants. The deferred compensation component provides participants with the right to receive an aggregate of nine and one half percent of the appreciation in the Liberty Digital Series A common stock market price over $2.46 subject to a maximum amount of $19.125. The SARs provide participants with the appreciation in the market price of the Liberty Digital Series A common stock above the maximum amount payable under the deferred compensation component.

     There are 19,295,193 shares subject to this plan all of which were granted in 1999 at an effective exercise price of $2.46 and a weighted average remaining life of 4 years at year end. The deferred compensation and SARs components vest 20% annually beginning with the first vesting date of December 15, 1999. Fully vested options total 3,859,038 at year-end. No options were exercised, cancelled or expired during 1999. This plan terminates on December 15, 2003.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(14) OTHER COMPREHENSIVE EARNINGS

     Accumulated other comprehensive earnings included in Liberty's consolidated balance sheets and consolidated statements of stockholder's equity reflect the aggregate of foreign currency translation adjustments and unrealized holding gains and losses on securities classified as available-for-sale. The change in the components of accumulated other comprehensive earnings, net of taxes, is summarized as follows:

                                                                                ACCUMULATED
                                                      FOREIGN                      OTHER
                                                     CURRENCY     UNREALIZED   COMPREHENSIVE
                                                    TRANSLATION    GAINS ON    EARNINGS, NET
                                                    ADJUSTMENTS   SECURITIES     OF TAXES
                                                    -----------   ----------   -------------
                                                             (AMOUNTS IN MILLIONS)
Balance at January 1, 1997........................     $ 26         $   17        $   43
Other comprehensive earnings (loss)...............      (23)           747           724
                                                       ----         ------        ------
Balance at December 31, 1997......................        3            764           767
Other comprehensive earnings......................        2          2,417         2,419
                                                       ----         ------        ------
Balance at December 31, 1998......................        5          3,181         3,186
Other comprehensive earnings (loss)...............      (15)           885           870
                                                       ----         ------        ------
Balance at February 28, 1999......................     $(10)        $4,066        $4,056
                                                       ====         ======        ======
--------------------------------------------------------------------------------------------
Balance at March 1, 1999..........................     $ --         $   --        $   --
Other comprehensive earnings......................       60          6,495         6,555
                                                       ----         ------        ------
Balance at December 31, 1999......................     $ 60         $6,495        $6,555
                                                       ====         ======        ======

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     The components of other comprehensive earnings are reflected in Liberty's consolidated statements of operations and comprehensive earnings, net of taxes and reclassification adjustments for gains realized in net earnings (loss). The following table summarizes the tax effects and reclassification adjustments related to each component of other comprehensive earnings.

                                                                              TAX
                                                              BEFORE-TAX   (EXPENSE)   NET-OF-TAX
                                                                AMOUNT      BENEFIT      AMOUNT
                                                              ----------   ---------   ----------
                                                                     (AMOUNTS IN MILLIONS)
Ten months ended December 31, 1999:
Foreign currency translation adjustments....................   $    99      $   (39)     $   60
                                                               -------      -------      ------
Unrealized gains on securities:
  Unrealized holding gains arising during period............    10,733       (4,245)      6,488
  Less: reclassification adjustment for losses realized in
     net loss...............................................        12           (5)          7
                                                               -------      -------      ------
  Net unrealized gains......................................    10,745       (4,250)      6,495
                                                               -------      -------      ------
Other comprehensive earnings................................   $10,844      $(4,289)     $6,555
                                                               =======      =======      ======
-------------------------------------------------------------------------------------------------
Two months ended February 28, 1999:
Foreign currency translation adjustments....................   $   (25)     $    10      $  (15)
Unrealized gains on securities:
  Unrealized holding gains arising during period............     1,464         (579)        885
                                                               -------      -------      ------
Other comprehensive earnings................................   $ 1,439      $  (569)     $  870
                                                               =======      =======      ======
Year ended December 31, 1998:
Foreign currency translation adjustments....................   $     3      $    (1)     $    2
Unrealized gains on securities:
  Unrealized holding gains arising during period............     3,998       (1,581)      2,417
                                                               -------      -------      ------
Other comprehensive earnings................................   $ 4,001      $(1,582)     $2,419
                                                               =======      =======      ======
Year ended December 31, 1997:
Foreign currency translation adjustments....................   $   (38)     $    15      $  (23)
Unrealized gains on securities:
  Unrealized holding gains arising during period............     1,236         (489)        747
                                                               -------      -------      ------
Other comprehensive earnings................................   $ 1,198      $  (474)     $  724
                                                               =======      =======      ======

(15) COMMITMENTS AND CONTINGENCIES

     Starz Encore Group, a wholly owned subsidiary of Liberty, provides premium programming distributed by cable, direct satellite, TVRO and other distributors throughout the United States. Starz Encore Group is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on customer levels at December 31, 1999, these agreements require minimum payments aggregating approximately $900 million. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, required aggregate payments under the Film Licensing Obligations could prove to be significant.

     Flextech has undertaken to finance the working capital requirements of a joint venture (the "Principal Joint Venture") formed with BBC Worldwide, and is obligated to provide the Principal Joint Venture with a primary credit facility of L88 million and, subject to certain restrictions, a standby credit facility of

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

L30 million. As of December 31, 1999, the Principal Joint Venture had borrowed L53 million under the primary credit facility. If Flextech defaults in its funding obligation to the Principal Joint Venture and fails to cure within 42 days after receipt of notice from BBC Worldwide, BBC Worldwide is entitled, within the following 90 days, to require that Liberty assume all of Flextech's funding obligations to the Principal Joint Venture.

     Liberty has guaranteed various loans, notes payable, letters of credit and other obligations (the "Guaranteed Obligations") of certain affiliates. At December 31, 1999, the Guaranteed Obligations aggregated approximately $655 million. Currently, Liberty is not certain of the likelihood of being required to perform under such guarantees.

     Liberty leases business offices, has entered into pole rental and transponder lease agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounts to $30 million, $9 million, $27 million and $20 million for the ten months ended December 31, 1999, the two months ended February 28, 1999 and the years ended December 31, 1998 and 1997, respectively.

     A summary of future minimum lease payments under noncancelable operating leases as of December 31, 1999 follows (amounts in millions):

Years ending December 31:
  2000......................................................  $21
  2001......................................................   18
  2002......................................................   16
  2003......................................................   16
  2004......................................................   13
  Thereafter................................................   21

     It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amount shown for 2000.

     Liberty has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Liberty may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

(16) INFORMATION ABOUT LIBERTY'S OPERATING SEGMENTS

     Liberty is a holding company with a variety of subsidiaries and investments operating in the media, communications and entertainment industries. Each of these businesses is separately managed. Liberty identifies its reportable segments as those consolidated subsidiaries that represent 10% or more of its combined revenue and those equity method affiliates whose share of earnings or losses represent 10% or more of its pre-tax earnings or loss. Subsidiaries and affiliates not meeting this threshold are aggregated together for segment reporting purposes.

     For the ten months ended December 31, 1999, Liberty had three operating segments: Starz Encore Group, Liberty Digital and Other. Starz Encore Group owns and operates cable and satellite-delivered premium movie networks in the United States. Starz Encore Group is wholly owned and consolidated by Liberty. Liberty Digital is primarily engaged in programming, distributing and marketing a digital music service delivered to homes and businesses. Liberty Digital is majority owned and consolidated by Liberty. Other includes Liberty's investments, primarily in cable television programming entities, corporate and other consolidated businesses not representing separately reportable segments.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     The accounting policies of the segments that are also consolidated subsidiaries are the same as those described in the summary of significant accounting policies. Liberty evaluates performance based on the measures of revenue and operating cash flow (as defined by Liberty), appreciation in stock price along with other non-financial measures such as average prime time rating, prime time audience delivery, subscriber growth and penetration, as appropriate. Liberty believes operating cash flow is a widely used financial indicator of companies similar to Liberty and its affiliates, which should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with generally accepted accounting principles. Liberty generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

     Liberty utilizes the following financial information for purposes of making decisions about allocating resources to a segment and assessing a segment's performance:

                                                   STARZ
                                                   ENCORE   LIBERTY
                                                   GROUP    DIGITAL    OTHER     TOTAL
                                                   ------   -------   -------   -------
                                                          (AMOUNTS IN MILLIONS)
Ten months ended December 31, 1999
  Segment revenue from external customers
     including intersegment revenue..............  $  539   $   66    $   124   $   729
  Segment operating cash flow....................     124        4          5       133
---------------------------------------------------------------------------------------
Two months ended February 28, 1999
  Segment revenue from external customers
     including intersegment revenue..............  $  101   $   15    $   119   $   235
  Segment operating cash flow....................      41        1          5        47
Year ended December 31, 1998
  Segment revenue from external customers
     including intersegment revenue..............     541       86        732     1,359
  Segment operating cash flow....................      96        1        119       216
Year ended December 31, 1997
  Segment revenue from external customers
     including intersegment revenue..............     350       23        852     1,225
  Segment operating cash flow (deficit)..........     (32)       9        182       159
As of December 31, 1999
  Segment assets.................................   2,636    1,728     54,294    58,658
  Investments in affiliates......................      --       --     15,922    15,922
As of December 31, 1998
  Segment assets.................................     355      200     15,228    15,783
  Investments in affiliates......................      --       --      3,079     3,079

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     The following table provides a reconciliation of segment operating cash flow to earnings before income taxes:

                                             NEW LIBERTY             OLD LIBERTY
                                             ------------   ------------------------------
                                              TEN MONTHS     TWO MONTHS      YEAR ENDED
                                                ENDED          ENDED        DECEMBER 31,
                                             DECEMBER 31,   FEBRUARY 28,   ---------------
                                                 1999           1999        1998     1997
                                             ------------   ------------   -------   -----
                                                         (AMOUNTS IN MILLIONS)
Segment operating cash flow................    $   133          $  47      $   216   $ 159
Stock compensation.........................     (1,785)          (183)        (518)   (296)
Depreciation and amortization..............       (562)           (22)        (129)   (123)
Interest expense, including amounts to
  related parties..........................       (288)           (26)        (113)    (55)
Segment equity in losses of affiliates.....       (904)           (66)      (1,002)   (785)
Gains on dispositions, net.................          4             14        2,449     406
Gain on issuance of equity by affiliates
  and subsidiaries.........................         --            372          105      --
Other, net.................................        284              5           75      49
                                               -------          -----      -------   -----
Earnings (loss) before income taxes........    $(3,118)         $ 141      $ 1,083   $(645)
                                               =======          =====      =======   =====

(17) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                      NEW LIBERTY                 OLD LIBERTY
                                      -----------   ---------------------------------------
                                      TWO MONTHS    ONE MONTH
                                         ENDED        ENDED       2ND       3RD       4TH
                                      FEBRUARY 28   MARCH 31    QUARTER   QUARTER   QUARTER
                                      -----------   ---------   -------   -------   -------
                                                      (AMOUNTS IN MILLIONS)
1999:
  Revenue...........................     $ 235        $ 71       $ 221     $ 214    $   223
                                         =====        ====       =====     =====    =======
  Operating income (loss)...........     $(158)       $  3       $(636)    $ (95)   $(1,486)
                                         =====        ====       =====     =====    =======
  Net loss..........................     $ (70)       $(58)      $(543)    $(216)   $(1,204)
                                         =====        ====       =====     =====    =======

                                                                   OLD LIBERTY
                                                      -------------------------------------
                                                        1ST       2ND       3RD       4TH
                                                      QUARTER   QUARTER   QUARTER   QUARTER
                                                      -------   -------   -------   -------
                                                              (AMOUNTS IN MILLIONS)
1998:
  Revenue...........................................   $ 313     $ 334     $ 358     $ 354
                                                       =====     =====     =====     =====
  Operating income (loss)...........................   $(135)    $ (92)    $  39     $(243)
                                                       =====     =====     =====     =====
  Net earnings (loss)...............................   $ 126     $(251)    $(135)    $ 882
                                                       =====     =====     =====     =====

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000*          1999*
                                                              -------------   ------------
                                                                 (AMOUNTS IN MILLIONS)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................     $ 1,223        $ 1,714
  Cash collateral under securities lending agreement (note
    8)......................................................         208             --
  Short-term investments....................................         461            378
  Trade and other receivables, net..........................         330            116
  Prepaid expenses and committed program rights.............         501            406
  Deferred income tax assets................................         496            750
  Other current assets......................................          22              5
                                                                 -------        -------
        Total current assets................................       3,241          3,369
                                                                 -------        -------
Investments in affiliates, accounted for under the equity
  method, and related receivables (notes 4 and 5)...........      20,679         15,922
Investments in available-for-sale securities and others
  (notes 6, 7 and 8)........................................      26,063         28,593
Property and equipment, at cost.............................         828            162
  Less accumulated depreciation.............................          91             19
                                                                 -------        -------
                                                                     737            143
                                                                 -------        -------
Intangible assets:
  Excess cost over acquired net assets (note 7).............      11,101          9,973
  Franchise costs...........................................         190            273
                                                                 -------        -------
                                                                  11,291         10,246
    Less accumulated amortization...........................         882            454
                                                                 -------        -------
                                                                  10,409          9,792
                                                                 -------        -------
Other assets, at cost, net of accumulated amortization......         719            839
                                                                 -------        -------
        Total assets........................................     $61,848        $58,658
                                                                 =======        =======

                           LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................     $   382        $   245
  Accrued stock compensation................................       1,706          2,405
  Program rights payable....................................         179            166
  Current portion of debt...................................         832            554
                                                                 -------        -------
        Total current liabilities...........................       3,099          3,370
                                                                 -------        -------
Long-term debt (note 8).....................................       5,037          2,723
Deferred income tax liabilities.............................      14,120         14,106
Other liabilities...........................................          74             23
                                                                 -------        -------
        Total liabilities...................................      22,330         20,222
                                                                 -------        -------
Minority interests in equity of subsidiaries................         252              1
Stockholder's equity (note 9):
  Preferred stock, $.0001 par value. Authorized 100,000
    shares; no shares issued and outstanding................          --             --
  Class A common stock $.0001 par value. Authorized
    1,000,000 shares; issued and outstanding 1,000 shares...          --             --
  Class B common stock $.0001 par value. Authorized
    1,000,000 shares; issued and outstanding 1,000 shares...          --             --
  Class C common stock, $.0001 par value. Authorized
    1,000,000 shares; issued and outstanding 1,000 shares...          --             --
  Additional paid-in capital................................      35,144         33,874
  Accumulated other comprehensive earnings, net of taxes....       3,060          6,555
  Retained earnings (accumulated deficit)...................         941         (2,021)
                                                                 -------        -------
                                                                  39,145         38,408
  Due to related parties....................................         121             27
                                                                 -------        -------
        Total stockholder's equity..........................      39,266         38,435
                                                                 -------        -------
Commitments and contingencies (note 10)
        Total liabilities and stockholder's equity..........     $61,848        $58,658
                                                                 =======        =======

---------------

* as restated, see note 2

          See accompanying notes to consolidated financial statements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE EARNINGS
                                  (UNAUDITED)

                                                                    NEW LIBERTY            OLD LIBERTY
                                                           -----------------------------   ------------
                                                                     (NOTE 1)                (NOTE 1)
                                                            NINE MONTHS    SEVEN MONTHS     TWO MONTHS
                                                               ENDED           ENDED          ENDED
                                                           SEPTEMBER 30,   SEPTEMBER 30,   FEBRUARY 28,
                                                               2000*           1999*           1999
                                                           -------------   -------------   ------------
                                                                      (AMOUNTS IN MILLIONS)
Revenue..................................................     $ 1,053         $   506         $ 235
Operating costs and expenses:
  Operating, selling, general and administrative.........         805             408           188
  Stock compensation.....................................        (487)            432           183
  Depreciation and amortization..........................         604             394            22
                                                              -------         -------         -----
                                                                  922           1,234           393
                                                              -------         -------         -----
          Operating income (loss)........................         131            (728)         (158)
Other income (expense):
  Interest expense.......................................        (276)            (87)          (26)
  Adjustment to interest expense for contingent portion
     of exchangeable debentures (note 8).................         153              --            --
  Dividend and interest income...........................         218             171            10
  Share of losses of affiliates, net (note 4)............      (1,284)           (597)          (66)
  Impairment of investments (note 5).....................      (1,350)             --            --
  Minority interests in losses of subsidiaries...........          45              15             4
  Gains on dispositions, net (notes 4, 6 and 7)..........       7,447              10            14
  Gains on issuance of equity by affiliates and
     subsidiaries (note 4)...............................          --              --           372
  Unrealized losses on financial instruments, net........         (77)             --            --
  Other, net.............................................           2              (6)           (9)
                                                              -------         -------         -----
                                                                4,878            (494)          299
                                                              -------         -------         -----
          Earnings (loss) before income taxes............       5,009          (1,222)          141
Income tax (expense) benefit.............................      (2,047)            405          (211)
                                                              -------         -------         -----
          Net earnings (loss)............................       2,962            (817)          (70)
                                                              -------         -------         -----
Other comprehensive (loss) earnings, net of taxes:
  Foreign currency translation adjustments...............        (193)             88           (15)
  Unrealized holding (losses) gains arising during the
     period, net of reclassification adjustments.........      (3,302)          2,320           885
                                                              -------         -------         -----
  Other comprehensive (loss) earnings....................      (3,495)          2,408           870
                                                              -------         -------         -----
Comprehensive earnings...................................     $  (533)        $ 1,591         $ 800
                                                              =======         =======         =====

---------------

* as restated, see note 2

          See accompanying notes to consolidated financial statements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                                  (UNAUDITED)

                                                                                              ACCUMULATED
                                                                                                 OTHER
                                                    COMMON STOCK                ADDITIONAL   COMPREHENSIVE
                                      PREFERRED   -----------------              PAID-IN       EARNINGS,
                                        STOCK     CLASS A   CLASS B   CLASS C    CAPITAL     NET OF TAXES
                                      ---------   -------   -------   -------   ----------   -------------
                                                              (AMOUNTS IN MILLIONS
                                                            AS RESTATED, SEE NOTE 2)
Balance at January 1, 2000..........   $    --    $   --    $   --    $   --     $33,874        $ 6,555
 Net earnings.......................        --        --        --        --          --             --
 Foreign currency translation
   adjustments......................        --        --        --        --          --           (193)
 Recognition of previously
   unrealized gains on
   available-for-sale securities,
   net..............................        --        --        --        --          --         (1,477)
 Unrealized losses on
   available-for-sale securities....        --        --        --        --          --         (1,825)
 Issuances of common stock by
   subsidiaries and affiliates, net
   of taxes.........................        --        --        --        --         322             --
 Issuance of AT&T Class A Liberty
   Media Group common stock for
   acquisitions, net (note 7).......        --        --        --        --       1,031             --
 Utilization of net operating losses
   of Liberty by AT&T...............        --        --        --        --          (4)            --
 Other transfers (to) from related
   parties, net.....................        --        --        --        --         (79)            --
                                       -------    -------   -------   -------    -------        -------
Balance at September 30, 2000.......   $    --    $   --    $   --    $   --     $35,144        $ 3,060
                                       =======    =======   =======   =======    =======        =======


                                      RETAINED    DUE TO        TOTAL
                                      EARNINGS    RELATED   STOCKHOLDER'S
                                      (DEFICIT)   PARTIES      EQUITY
                                      ---------   -------   -------------
                                             (AMOUNTS IN MILLIONS
                                           AS RESTATED, SEE NOTE 2)
Balance at January 1, 2000..........   $(2,021)    $ 27        $38,435
 Net earnings.......................     2,962       --          2,962
 Foreign currency translation
   adjustments......................        --       --           (193)
 Recognition of previously
   unrealized gains on
   available-for-sale securities,
   net..............................        --       --         (1,477)
 Unrealized losses on
   available-for-sale securities....        --       --         (1,825)
 Issuances of common stock by
   subsidiaries and affiliates, net
   of taxes.........................        --       --            322
 Issuance of AT&T Class A Liberty
   Media Group common stock for
   acquisitions, net (note 7).......        --       --          1,031
 Utilization of net operating losses
   of Liberty by AT&T...............        --       --             (4)
 Other transfers (to) from related
   parties, net.....................        --       94             15
                                       -------     ----        -------
Balance at September 30, 2000.......   $   941     $121        $39,266
                                       =======     ====        =======

          See accompanying notes to consolidated financial statements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                       NEW LIBERTY            OLD LIBERTY
                                                              -----------------------------   ------------
                                                                        (NOTE 1)  SEVEN         (NOTE 1)
                                                               NINE MONTHS       MONTHS        TWO MONTHS
                                                                  ENDED           ENDED          ENDED
                                                              SEPTEMBER 30,   SEPTEMBER 30,   FEBRUARY 28,
                                                                  2000*           1999*           1999
                                                              -------------   -------------   ------------
                                                                         (AMOUNTS IN MILLIONS)
                                                                                (NOTE 3)
Cash flows from operating activities:
  Net earnings (loss).......................................     $ 2,962         $  (817)        $ (70)
  Adjustments to reconcile net earnings (loss) to net cash
    used by operating activities:
    Depreciation and amortization...........................         604             394            22
    Stock compensation......................................        (487)            432           183
    Payments of stock compensation..........................        (292)            (42)         (126)
    Share of losses of affiliates, net......................       1,284             597            66
    Deferred income tax expense (benefit)...................       2,092            (356)          212
    Intergroup tax allocation...............................         (44)            (49)           (1)
    Cash receipts from AT&T pursuant to tax sharing
      agreement.............................................         138              19            --
    Minority interests in losses of subsidiaries............         (45)            (15)           (4)
    Gains on disposition of assets, net.....................      (7,447)            (10)          (14)
    Impairment of investments...............................       1,350              --            --
    Noncash interest........................................        (143)             --            --
    Gains on issuance of equity by affiliates and
      subsidiaries..........................................          --              --          (372)
    Other noncash charges...................................          --               5            18
    Changes in operating assets and liabilities, net of the
      effect of acquisitions and dispositions:
    Change in receivables...................................         (55)             (3)           33
    Change in prepaid expenses and committed program
      rights................................................        (109)           (120)          (23)
    Change in payables and accruals.........................          39              70           (31)
                                                                 -------         -------         -----
         Net cash (used) provided by operating activities...        (153)            105          (107)
                                                                 -------         -------         -----
Cash flows from investing activities:
  Cash paid for acquisitions................................        (669)             (3)           --
  Capital expended for property and equipment...............        (130)            (28)          (15)
  Investments in and loans to affiliates and others.........      (2,496)         (1,952)          (51)
  Purchases of marketable securities........................        (832)         (6,894)           (3)
  Sales and maturities of marketable securities.............       1,720           3,923             9
  Cash proceeds from dispositions...........................         364              90            43
  Cash balances of deconsolidated subsidiaries..............          --              --           (53)
  Other, net................................................           4               1            (9)
                                                                 -------         -------         -----
         Net cash used by investing activities..............      (2,039)         (4,863)          (79)
                                                                 -------         -------         -----
Cash flows from financing activities:
  Borrowings of debt........................................       3,620           2,216           155
  Repayments of debt........................................      (1,768)         (2,166)         (145)
  Cash transfers (to) from related parties, net.............        (156)           (156)           31
  Net proceeds from issuance of stock by subsidiaries.......          33              27            --
  Repurchase of stock of subsidiary.........................          --              --           (45)
  Other, net................................................         (28)             17            (7)
                                                                 -------         -------         -----
         Net cash provided (used) by financing activities...       1,701             (62)          (11)
                                                                 -------         -------         -----
         Net decrease in cash and cash equivalents..........        (491)         (4,820)         (197)
Cash and cash equivalents at beginning of year..............       1,714           5,319           228
                                                                 -------         -------         -----
Cash and cash equivalents at end of year....................     $ 1,223         $   499         $  31
                                                                 =======         =======         =====

---------------

* as restated, see note 2

          See accompanying notes to consolidated financial statements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of Liberty Media Corporation and its subsidiaries and the accounts of certain other subsidiaries and assets (the "Contributed Assets") of AT&T Corp. ("AT&T"), which are attributed to the Liberty Media Group, as defined below (together, "Liberty" or the "Company"). AT&T currently owns all the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock of Liberty Media Corporation and also owns the Contributed Assets. All significant intercompany accounts and transactions have been eliminated.

     The AT&T Class A Liberty Media Group common stock and the AT&T Class B Liberty Media Group common stock (together, the AT&T Liberty Media Group "tracking stock") are tracking stocks of AT&T designed to reflect the economic performance of the businesses and assets of AT&T attributed to the Liberty Media Group. The subsidiaries and assets of Liberty Media Corporation are attributed to the Liberty Media Group. The Contributed Assets were contributed to Liberty
Media Corporation on             , 2001, in contemplation of a split-off
transaction being affected by AT&T with the shareholders of AT&T's Liberty Media Group common stock (the "Split-Off Transaction"). See note 2.

     Liberty's domestic subsidiaries generally operate or hold interests in businesses which provide programming services including production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software. In addition, certain of Liberty's subsidiaries hold interests in technology and Internet businesses, as well as interests in businesses engaged in wireless telephony, electronic retailing, direct marketing and advertising sales relating to programming services, infomercials and transaction processing. Liberty also has significant interests in foreign affiliates which operate in cable television, programming and satellite distribution.

     On March 9, 1999, AT&T acquired Tele-Communications, Inc. ("TCI") in a merger transaction (the "AT&T Merger") whereby a wholly owned subsidiary of AT&T merged with and into TCI, and TCI thereby became a subsidiary of AT&T. The AT&T Merger has been accounted for using the purchase method. Accordingly, Liberty's assets and liabilities have been recorded at their respective fair values therefor, creating a new cost basis. For financial reporting purposes the AT&T Merger is deemed to have occurred on March 1, 1999. Accordingly, for periods prior to March 1, 1999 the assets and liabilities of Liberty and the related consolidated financial statements are sometimes referred to herein as "Old Liberty," and for periods subsequent to February 28, 1999 the assets and liabilities of Liberty and the related consolidated financial statements are sometimes referred to herein as "New Liberty." The "Company" and "Liberty" refers to both New Liberty and Old Liberty.

     The accompanying interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this information statement.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Certain prior period amounts have been reclassified for comparability with the 2000 presentation.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(2) SPLIT-OFF TRANSACTION

     AT&T currently owns all the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock of Liberty Media Corporation and also owns the Contributed Assets. Prior to the Split-Off Transaction, Liberty will recapitalize to increase the authorized number of shares. The Liberty Class A and Class B Common Stock will be converted to Series A Liberty Media Corporation Common Stock ("Series A common stock") and the Class C Common Stock will be converted to Series B Liberty Media Corporation common stock ("Series B common stock"). In the Split-Off Transaction, each share of Class A and Class B Liberty Media Group Common Stock will be exchanged for a like share of Series A common stock and Series B common stock, respectively. Upon completion of the Split-Off Transaction, Liberty Media Corporation will no longer be a subsidiary of AT&T and the Liberty Media Group tracking stock will be completely exchanged. The Split-Off Transaction will be accounted for at historical cost.

     Immediately prior to the Split-Off Transaction, AT&T contributed the Contributed Assets to Liberty Media Corporation. These assets had been attributed to the Liberty Media Group and include (i) a preferred stock interest and common stock warrants in ICG Communications, Inc. ("ICG Communications"), a competitive local exchange telephone company; (ii) an approximate 34% common equity interest in Teligent, Inc. ("Teligent"), a full service facilities based communications company and (iii) an approximate 8% indirect common equity interest in Liberty Digital, Inc., a consolidated subsidiary of Liberty Media Corporation. The contributions have been accounted for in a manner similar to a pooling of interests and, accordingly, the financial statements of Liberty Media Corporation for periods prior to the contributions have been restated to include the financial position and results of operations of the Contributed Assets.

     The results of operations previously reported by Liberty Media Corporation and the Contributed Assets and the combined amounts presented in the accompanying financial statements are presented below (amounts in millions):

                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 2000             1999
                                                             -------------    ------------
Net Assets:
  Liberty Media Corporation................................     $38,888         $38,408
  Contributed Assets.......................................         378              27
                                                                -------         -------
  Combined.................................................     $39,266         $38,435
                                                                =======         =======

                                                              NINE MONTHS     SEVEN MONTHS
                                                                 ENDED           ENDED
                                                             SEPTEMBER 30,   SEPTEMBER 30,
                                                                 2000             1999
                                                             -------------   --------------
Net Income (Loss):
  Liberty Media Corporation................................     $ 3,916         $  (814)
  Contributed Assets.......................................        (954)             (3)
                                                                -------         -------
     Combined..............................................     $ 2,962         $  (817)
                                                                =======         =======

(3) SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     Cash paid for interest was $262 million, $75 million and $32 million for the nine months ended September 30, 2000, the seven months ended September 30, 1999 and the two months ended February 28,

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

1999, respectively. Cash paid for income taxes during the nine months ended September 30, 2000, the seven months ended September 30, 1999 and the two months ended February 28, 1999 was not significant.

                                                            NEW LIBERTY            OLD LIBERTY
                                                   -----------------------------   ------------
                                                             (NOTE 1)                (NOTE 1)
                                                    NINE MONTHS    SEVEN MONTHS     TWO MONTHS
                                                       ENDED           ENDED          ENDED
                                                   SEPTEMBER 30,   SEPTEMBER 30,   FEBRUARY 28,
                                                       2000            1999            1999
                                                   -------------   -------------   ------------
                                                              (AMOUNTS IN MILLIONS)
Cash paid for acquisitions (note 6):
  Fair value of assets acquired..................     $ 3,612           $5              $--
  Net liabilities assumed........................      (1,120)          (2)             --
  Deferred tax asset recorded....................        (322)          --              --
  Minority interests in equity of acquired
     subsidiaries................................        (470)          --              --
  AT&T Class A Liberty Media Group common stock
     issued......................................      (1,031)          --              --
                                                      -------           --              --
  Cash paid for acquisitions.....................     $   669           $3              $--
                                                      =======           ==              ==

     The following table reflects the change in cash and cash equivalents resulting from the AT&T Merger and related restructuring transactions (amounts in millions):

Cash and cash equivalents prior to the AT&T Merger..........  $   31
  Cash contribution in connection with the AT&T Merger......   5,464
  Cash paid to TCI for certain warrants (note 6)............    (176)
                                                              ------
Cash and cash equivalents subsequent to the AT&T Merger.....  $5,319
                                                              ======

     Liberty ceased to include TV Guide, Inc. ("TV Guide") in its consolidated financial results and began to account for TV Guide using the equity method of accounting, effective March 1, 1999 (see note 4). The effect of changing the method of accounting for Liberty's ownership interest in TV Guide from the consolidation method to the equity method is summarized below (amounts in millions):

Assets (other than cash and cash equivalents) reclassified
  to investments in affiliates..............................  $(200)
Liabilities reclassified to investments in affiliates.......    190
Minority interests in equity of subsidiaries reclassified to
  investments in affiliates.................................     63
                                                              -----
Decrease in cash and cash equivalents.......................  $  53
                                                              =====

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(4) INVESTMENTS IN AFFILIATES ACCOUNTED FOR UNDER THE EQUITY METHOD

     Liberty has various investments accounted for under the equity method. The following table includes Liberty's carrying amount of the more significant investments in affiliates:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                                                 (AMOUNTS IN MILLIONS)
Gemstar-TV Guide International, Inc. ("Gemstar")............     $ 6,030        $    --
Discovery Communications, Inc. ("Discovery")................       3,222          3,441
Telewest Communications plc ("Telewest")....................       2,869          1,996
USA Networks, Inc. ("USAI") and related investments.........       2,847          2,699
QVC Inc. ("QVC")............................................       2,515          2,515
UnitedGlobalCom, Inc. ("UnitedGlobalCom")...................         402            505
Teligent, Inc. .............................................         249             --
TV Guide....................................................          --          1,732
Various foreign equity investments (other than Telewest)....       1,648          2,190
Other.......................................................         897            844
                                                                 -------        -------
                                                                 $20,679        $15,922
                                                                 =======        =======

     The following table reflects Liberty's share of (losses) earnings of affiliates:

                                                          NEW LIBERTY            OLD LIBERTY
                                                 -----------------------------   ------------
                                                           (NOTE 1)                (NOTE 1)
                                                  NINE MONTHS    SEVEN MONTHS     TWO MONTHS
                                                     ENDED           ENDED          ENDED
                                                 SEPTEMBER 30,   SEPTEMBER 30,   FEBRUARY 28,
                                                     2000            1999            1999
                                                 -------------   -------------   ------------
                                                            (AMOUNTS IN MILLIONS)
Gemstar........................................     $   (71)         $  --           $ --
Discovery......................................        (219)          (154)            (8)
Telewest.......................................        (262)          (154)           (38)
USAI and related investments...................         (18)           (13)            10
QVC............................................          --            (17)            13
UnitedGlobalCom................................        (132)            --             --
Teligent.......................................        (267)            --             --
TV Guide.......................................         (25)           (24)            --
Various foreign investments (other than
  Telewest)....................................        (219)          (123)           (27)
Other..........................................         (71)          (112)           (16)
                                                    -------          -----           ----
                                                    $(1,284)         $(597)          $(66)
                                                    =======          =====           ====

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     Summarized unaudited combined financial information for affiliates is as follows:

                                                  NINE MONTHS    SEVEN MONTHS     TWO MONTHS
                                                     ENDED           ENDED          ENDED
                                                 SEPTEMBER 30,   SEPTEMBER 30,   FEBRUARY 28,
                                                     2000            1999            1999
                                                 -------------   -------------   ------------
                                                            (AMOUNTS IN MILLIONS)
Revenue........................................    $ 11,557         $ 6,947         $ 2,341
Operating expenses.............................     (10,552)         (5,901)         (1,894)
Depreciation and amortization..................      (2,346)           (929)           (353)
                                                   --------         -------         -------
          Operating income (loss)..............      (1,341)            117              94
Interest expense...............................      (1,542)           (558)           (281)
Other, net.....................................         154            (322)           (127)
                                                   --------         -------         -------
          Net loss.............................    $ (2,729)        $  (763)        $  (314)
                                                   ========         =======         =======

     On March 1, 1999, United Video Satellite Group, Inc. ("UVSG") and The News Corporation Limited ("News Corp.") completed a transaction whereby UVSG acquired News Corp.'s TV Guide properties, creating a broader platform for offering television guide services to consumers and advertisers, and UVSG was renamed TV Guide. News Corp. received total consideration of $1.9 billion including $800 million in cash, 45 million shares of TV Guide's Class A common stock and 75 million shares of TV Guide's Class B common stock valued at an average of $9.325 per share. In addition, News Corp. purchased approximately 13 million additional shares of TV Guide's Class A common stock for $129 million in order to equalize its ownership with that of Liberty. As a result of these transactions, and another transaction completed on the same date, News Corp., Liberty and TV Guide's public stockholders own on an economic basis approximately 44%, 44% and 12%, respectively, of TV Guide. Following such transactions, News Corp. and Liberty each have approximately 49% of the voting power of TV Guide's outstanding stock. In connection with the increase in TV Guide's equity, net of dilution of Liberty's ownership interest in TV Guide, Liberty recognized a gain of $372 million (before deducting deferred income taxes of $147 million).

     On July 12, 2000, TV Guide and Gemstar completed a merger whereby Gemstar acquired TV Guide. TV Guide shareholders received .6573 shares of Gemstar common stock in exchange for each share of TV Guide. As a result of this transaction, 133 million shares of TV Guide held by Liberty were exchanged for 87.5 million shares of Gemstar common stock. Following the merger, Liberty owns approximately 21.4% of Gemstar. Liberty recognized a $4.4 billion gain (before deducting deferred income taxes of $1.7 billion) on such transaction during the third quarter of 2000 based on the difference between the carrying value of Liberty's interest in TV Guide and the fair value of the Gemstar securities received.

     Gemstar is a leading global technology and media company focused on consumer entertainment. The common stock of Gemstar is publicly traded. At September 30, 2000, Liberty held 87.5 million shares of Gemstar common stock. Gemstar's stock reported a closing price of $87 3/16 per share on September 30, 2000.

     Telewest currently operates and constructs cable television and telephone systems in the UK. Flextech p.l.c. ("Flextech") develops and sells a variety of television programming in the UK. In April 2000, Telewest acquired Flextech. As a result, each share of Flextech was exchanged for 3.78 new Telewest shares. Prior to the acquisition, Liberty owned an approximate 37% equity interest in Flextech and a 22% equity interest in Telewest. As a result of the acquisition, Liberty owns an approximate 24.6% equity interest in Telewest. Liberty recognized a $649 million gain (excluding related tax expense of $227 million) on the acquisition during the second quarter of 2000 based on the difference between the carrying value of Liberty's interest in Flextech and the fair value of the Telewest shares received. At

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

September 30, 2000 Liberty indirectly owned 724 million of the issued and outstanding Telewest ordinary shares. Telewest's ordinary shares reported a closing price of $1.95 per share on September 30, 2000.

     USAI owns and operates businesses in network and television production, television broadcasting, electronic retailing, ticketing operations, and internet services. At September 30, 2000, Liberty directly and indirectly held
74.4 million shares of USAI's common stock. Liberty also held shares directly in certain subsidiaries of USAI which are exchangeable into 79 million shares of USAI common stock. Liberty's direct ownership of USAI is currently restricted by Federal Communications Commission ("FCC") regulations. The exchange of the shares of subsidiaries can be accomplished only if there is a change to existing regulations or if Liberty obtains permission from the FCC. If the exchange of subsidiary stock into USAI common stock was completed at September 30, 2000, Liberty would own 153.4 million shares or approximately 21% (on a fully-diluted basis) of USAI common stock. USAI's common stock reported a closing price of $21 15/16 per share on September 30, 2000.

     UnitedGlobalCom is a global broadband communications provider of video, voice and data services with operations in over 20 countries throughout the world. At September 30, 2000, Liberty owned an approximate 10.9% economic ownership interest representing an approximate 36.8% voting interest in UnitedGlobalCom. Liberty owns 10.5 million shares of UnitedGlobalCom Class B common stock, which stock is convertible, on a one-for-one basis, into UnitedGlobalCom Class A common stock. UnitedGlobalCom's Class A common stock reported a closing price of $30.00 per share on September 30, 2000.

     Teligent is a full-service, facilities based communications company in which Liberty acquired an approximate 40% equity interest in its January 14, 2000 acquisition of The Associated Group, Inc. (the "Associated Group") (see note 7). At September 30, 2000, Liberty held 21.4 million shares of Teligent Class A common stock. Teligent's Class A common stock reported a closing price of $13.00 per share on September 30, 2000. During the third quarter of 2000, Liberty recognized an impairment charge on their investment in Teligent (see note 5).

     The $16 billion aggregate excess of Liberty's aggregate carrying amount in its affiliates over Liberty's proportionate share of its affiliates' net assets is being amortized principally over estimated useful lives of 20 years.

(5) IMPAIRMENT OF INVESTMENTS

     During the third quarter of 2000, Liberty determined that its investments in ICG Communications and Teligent experienced other than temporary declines in value. As a result, the carrying amounts of these investments were adjusted to their respective fair values at September 30, 2000 based on recent quoted market prices. These adjustments resulted in an impairment charge of approximately $1.35 billion, before deducting a deferred income tax benefit of $534 million.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(6) INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES AND OTHERS

     Investments in available-for-sale securities and others are summarized as follows:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                                                 (AMOUNTS IN MILLIONS)
Sprint Corporation ("Sprint PCS")...........................     $ 7,580        $10,186
Time Warner Inc. ("Time Warner")............................       8,842          8,202
News Corp...................................................       3,748          2,403
Motorola, Inc. ("Motorola").................................       2,146          3,430
Other available-for-sale securities.........................       2,951          3,765
Other investments, at cost, and related receivables.........       1,257            985
                                                                 -------        -------
                                                                  26,524         28,971
  Less short-term investments...............................         461            378
                                                                 -------        -------
                                                                 $26,063        $28,593
                                                                 =======        =======

     On January 5, 2000, Motorola completed the acquisition of General Instrument Corporation ("General Instrument") through a merger of General Instrument with a wholly owned subsidiary of Motorola. In connection with the merger Liberty received 54 million shares and warrants to purchase 37 million shares of Motorola common stock in exchange for its holdings in General Instrument. Liberty recognized a $2.2 billion gain (excluding related tax expense of $883 million) on such transaction during the first quarter of 2000 based on the difference between the carrying value of Liberty's interest in General Instrument and the fair value of the Motorola securities received.

     The right to exercise warrants to purchase 18.4 million shares of Motorola common stock is subject to AT&T satisfying the terms of a purchase commitment in 2000. AT&T has agreed to pay Liberty $4.78 for each warrant that does not vest as a result of the purchase commitment not being met.

     Investments in available-for-sale securities are summarized as follows:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                                                 (AMOUNTS IN MILLIONS)
Equity securities:
  Fair value................................................     $23,958        $24,472
  Gross unrealized holding gains............................       7,144         11,453
  Gross unrealized holding losses...........................      (2,013)          (646)
Debt securities:
  Fair value................................................       1,109          1,995
  Gross unrealized holding gains............................          --             --
  Gross unrealized holding losses...........................          (9)           (22)

     Management estimates the fair market value of all of its investments in available-for-sale securities and others aggregated $26.8 billion and $29.2 billion at September 30, 2000 and December 31, 1999, respectively. Management calculates market values using a variety of approaches including multiple of cash flow, per subscriber value, a value of comparable public or private businesses or publicly quoted market prices. No independent appraisals were conducted for those assets.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(7) ACQUISITIONS

     On January 14, 2000, Liberty completed its acquisition of Associated Group pursuant to a merger agreement among AT&T, Liberty and Associated Group. Under the merger agreement, each share of Associated Group's Class A common stock and Class B common stock was converted into 0.49634 shares of AT&T common stock and
2.41422 shares of AT&T Class A Liberty Media Group common stock. Prior to the merger, Associated Group's primary assets were (1) approximately 19.7 million shares of AT&T common stock, (2) approximately 46.8 million shares of AT&T Class A Liberty Media Group common stock, (3) approximately 10.6 million shares of AT&T Class B Liberty Media Group common stock, (4) approximately 21.4 million shares of common stock, representing approximately a 40% interest, of Teligent, and (5) all of the outstanding shares of common stock of TruePosition, Inc., which provides location services for wireless carriers and users designed to determine the location of any wireless transmitter, including cellular and PCS telephones. Immediately following the completion of the merger, all of the assets and businesses of Associated Group were transferred to Liberty. All of the shares of AT&T common stock, AT&T Class A Liberty Media Group common stock and AT&T Class B Liberty Media Group common stock previously held by Associated Group were retired by AT&T.

     The acquisition of Associated Group was accounted for as a purchase and the $17 million excess of the fair value of the net assets acquired over the purchase price is being amortized over ten years. As a result of the issuance of AT&T Class A Liberty Media Group common stock, net of the shares of AT&T Class A Liberty Media Group common stock acquired in this transaction, Liberty recorded a $778 million increase to paid-in-capital.

     On March 16, 2000, Liberty purchased shares of preferred stock in TCI Satellite Entertainment, Inc. in exchange for Liberty's economic interest in approximately 5 million shares of Sprint PCS Group Stock, valued at $300 million. During the third quarter of 2000, TCI Satellite Entertainment, Inc. changed its name to Liberty Satellite & Technology, Inc. ("LSAT"). Liberty received 150,000 shares of LSAT Series A 12% Cumulative Preferred Stock and 150,000 shares of LSAT Series B 8% Cumulative Convertible Voting Preferred Stock. The Series A preferred stock does not have voting rights, while the Series B preferred stock gives Liberty approximately 85% of the voting power of LSAT. In connection with this transaction, Liberty realized a $211 million gain (before related tax expense of $84 million) based on the difference between the cost basis and fair value of the economic interest in the Sprint PCS Group Stock exchanged.

     On March 28, 2000, Liberty announced that it had completed its cash tender offer for the outstanding common stock of Ascent Entertainment Group, Inc. ("Ascent") at a price of $15.25 per share. Approximately 85% of the outstanding shares of common stock of Ascent were tendered in the offer and Liberty paid approximately $385 million. On June 8, 2000, Liberty completed its acquisition of 100% of Ascent for an additional $67 million. Such transaction was accounted for as a purchase and the $252 million excess of the purchase price over the fair value of the net assets acquired is being amortized over 20 years.

     On April 10, 2000, Liberty acquired all of the outstanding common stock of Four Media Company ("Four Media") in exchange for approximately $123 million,
6.4 million shares of AT&T Class A Liberty Media Group common stock and a warrant to purchase approximately 700,000 shares of AT&T Class A Liberty Media Group common stock at an exercise price of $23 per share. The acquisition was accounted for as a purchase. In connection with the AT&T Class A Liberty Media Group common stock issued in this transaction, Liberty recorded a $145 million increase to paid-in-capital and the $276 million excess of the purchase price over the fair value of the net assets acquired is being amortized over 20 years. Four Media provides technical and creative services to owners, producers and distributors of television programming, feature films and other entertainment products both domestically and internationally.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     On June 9, 2000, Liberty acquired a controlling interest in The Todd-AO Corporation ("Todd-AO"), consisting of approximately 6.5 million shares of Class B Common Stock of Todd-AO, representing 60% of the equity and approximately 94% of the voting power of Todd-AO outstanding immediately prior to the closing, in exchange for approximately 5.4 million shares of AT&T Class A Liberty Media Group common stock. The acquisition was accounted for as a purchase. In connection with the AT&T Class A Liberty Media Group common stock issued in this transaction, Liberty recorded a $108 million increase to paid-in-capital and the $96 million excess of the purchase price over the fair value of the net assets acquired is being amortized over 20 years. Todd-AO provides sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe.

     Immediately following the closing of such transaction, Liberty contributed to Todd-AO 100% of the capital stock of Four Media, in exchange for approximately 16.6 million shares of the Class B Common Stock of Todd-AO increasing Liberty's ownership interest in Todd-AO to approximately 84% of the equity and approximately 98% of the voting power of Todd-AO outstanding immediately following the closing.

     Following Liberty's acquisition of Todd-AO, and the contribution by Liberty to Todd-AO of Liberty's ownership in Four Media, Todd-AO changed its name to Liberty Livewire Corporation ("Liberty Livewire").

     On July 19, 2000, Liberty purchased all of the assets relating to the post production, content and sound editorial businesses of SounDelux Entertainment Group ("SounDelux") for $90 million. Immediately following such transaction, the assets of SounDelux were contributed to Liberty Livewire in exchange for approximately 8.2 million additional shares of Liberty Livewire Class B Common Stock. Following this contribution, Liberty's ownership in Liberty Livewire increased to approximately 88% of the equity and approximately 99% of the voting power of Liberty Livewire outstanding immediately following the contribution.

(8) LONG-TERM DEBT

     Debt is summarized as follows:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                                                 (AMOUNTS IN MILLIONS)
Parent company debt:
  Senior notes(a)...........................................     $  741            741
  Senior debentures(a)......................................      1,486            494
  Senior exchangeable debentures(b).........................      1,679          1,022
  Securities lending agreement(c)...........................        595             --
  Bank credit facilities....................................        177            390
                                                                 ------          -----
                                                                  4,678          2,647
Debt of subsidiaries:
  Bank credit facilities....................................        924            573
  Senior notes..............................................        174             --
  Other debt, at varying rates..............................         93             57
                                                                 ------          -----
                                                                  1,191            630
                                                                 ------          -----
          Total debt........................................      5,869          3,277
Less current maturities.....................................        832            554
                                                                 ------          -----
          Total long-term debt..............................     $5,037          2,723
                                                                 ======          =====

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(a) On July 7, 1999, Liberty received net cash proceeds of approximately $741 million and $494 million from the issuance of 7 7/8% Senior Notes due 2009 (the "Senior Notes") and 8 1/2% Senior Debentures due 2029 (the "8 1/2% Senior Debentures"), respectively. The Senior Notes, which are stated net of an unamortized discount of $9 million, have an aggregate principal amount of $750 million and the 8 1/2% Senior Debentures, which are stated net of an unamortized discount of $6 million, have an aggregate principal amount of $500 million. Interest on the Senior Notes and the 8 1/2% Senior Debentures is payable on January 15 and July 15 of each year.

     On February 2, 2000, Liberty received net cash proceeds of approximately $983 million from the issuance of 8 1/4% Senior Debentures due 2030 (the
     "8 1/4% Senior Debentures"). The 8 1/4% Senior Debentures, which are stated net of an unamortized discount of $8 million, have an aggregate principal amount of $1 billion. Interest on the 8 1/4% Senior Debentures is payable on February 1 and August 1 of each year.

(b) On November 16, 1999, Liberty received net cash proceeds of $854 million from the issuance of 4% Senior Exchangeable Debentures due 2030 (the "4% Senior Exchangeable Debentures"). The 4% Senior Exchangeable Debentures have an aggregate principal amount of $869 million. Each debenture has a $1,000 face amount and is exchangeable at the holder's option for the value of 22.9486 shares of Sprint PCS Group Stock. This exchange value will be paid only in cash until the later of December 31, 2001 and the date the direct and indirect ownership level of Sprint PCS Group Stock owned by Liberty falls below a designated level, after which, at Liberty's election, Liberty may pay the exchange value in cash, Sprint PCS Group Stock or a combination thereof. Interest on the 4% Senior Exchangeable Debentures is payable on May 15 and November 15 of each year.

     On February 10, 2000, Liberty received net cash proceeds of $735 million from the issuance of $750 million principal amount of 3 3/4% Senior Exchangeable Debentures due 2030 (the "3 3/4% Senior Exchangeable Debentures"). On March 8, 2000, Liberty received net cash proceeds of $59 million from the issuance of an additional $60 million principal amount of 3 3/4% Senior Exchangeable Debentures. Each debenture has a $1,000 face amount and is exchangeable at the holder's option for the value of 16.7764 shares of Sprint PCS Group Stock. This exchange value will be paid only in cash until the later of February 15, 2002 and the date the direct and indirect ownership level of Sprint PCS Group Stock owned by Liberty falls below a designated level, after which, at Liberty's election, Liberty may pay the exchange value in cash, Sprint PCS Group Stock or a combination thereof. Interest on the 3 3/4% Senior Exchangeable Debentures is payable on February 15 and August 15 of each year.

     The carrying amount of the senior exchangeable debentures is adjusted based on the fair value of the underlying Sprint PCS Group Stock. Increases or decreases in the value of the underlying Sprint PCS Group Stock above the principal amount of the senior exchangeable debentures (the "Contingent Portion") is recorded as an adjustment to interest expense in the consolidated statements of operations and comprehensive earnings. If the value of the underlying Sprint PCS Group Stock decreases below the principal amount of the senior exchangeable debentures there is no effect on the principal amount of such debentures.

(c) On January 7, 2000, a trust, which holds Liberty's investment in Sprint, entered into agreements to loan 18 million shares of Sprint PCS Group Stock to a third party, as Agent. The obligation to return those shares is secured by cash collateral equal to 100% of the market value of that stock, which was $595 million at September 30, 2000. During the period of the loan, which is terminable by either party at any time, the cash collateral is to be marked-to-market daily. The trust, for the benefit of Liberty, has the use of 80% of the cash collateral plus any interest earned thereon during the term of the loan, and is required to pay a rebate fee equal to the Federal funds rate less 30 basis points to the borrower of the loaned shares. The unutilized cash collateral of $208 million at September 30, 2000

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES included $105 million of restricted cash. At September 30, 2000, Liberty had utilized $387 million of the cash collateral under the securities lending agreement.

     At September 30, 2000, Liberty had approximately $414 million in unused lines of credit under its bank credit facilities. The bank credit facilities generally contain restrictive covenants which require the borrowers and certain of their subsidiaries to maintain certain financial ratios, and include limitations on indebtedness, liens, encumbrances, acquisitions, dispositions, guarantees and dividends. Liberty was in compliance with its debt covenants at September 30, 2000. Additionally, Liberty pays fees ranging from .15% to .375% per annum on the average unborrowed portions of the total amounts available for borrowings under bank credit facilities.

     Based on quoted market prices, the fair value of Liberty's debt at September 30, 2000 is as follows (amounts in millions):

Senior notes of parent company.............................   $  738
Senior debentures of parent company........................    1,415
Senior exchangeable debentures of parent company...........    1,448
Senior notes of subsidiary.................................      188

     Liberty believes that the carrying amount of the remainder of its debt approximated its fair value at September 30, 2000.

(9) STOCKHOLDER'S EQUITY

  Preferred Stock

     The Preferred Stock is issuable, from time to time, with such designations, preferences and relative participating, option or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board. As of September 30, 2000, no shares of preferred stock were issued.

  Common Stock

     The Class A Stock has one vote per share, and each of the Class B and Class C Stock has ten votes per share.

     As of September 30, 2000, all of the issued and outstanding common stock of Liberty was held by AT&T.

  Stock Issuances of Subsidiaries and Equity Affiliates

     During the nine months ended September 30, 2000, consolidated subsidiaries and equity affiliates of Liberty issued shares of common stock in connection with certain acquisitions and the exercise of certain employee stock options. In connection with the increase in the issuers' equity, net of the dilution of Liberty's ownership interest that resulted from such stock issuances, Liberty recorded increases to additional paid-in-capital as follows (amounts in millions):

Stock issuances by consolidated subsidiaries................   $240
Stock issuances by equity affiliates (net of deferred tax
  expense of $42 million)...................................     82
                                                               ----
                                                               $322
                                                               ====

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  Transactions with Officers and Directors

     In connection with the AT&T Merger, Liberty paid two of its directors and one other individual, all three of whom were directors of TCI, an aggregate of $12 million for services rendered in connection with the AT&T Merger. Such amount is included in operating, selling, general and administrative expenses for the two months ended February 28, 1999 in the accompanying consolidated statements of operations and comprehensive earnings.

     In September 2000, certain officers of Liberty purchased a 6% common stock interest in a subsidiary for $1.3 million. Such subsidiary owns an indirect interest in an entity that holds certain of Liberty's investments in satellite and technology related assets. Liberty and the officers entered into a shareholders agreement in which the officers could require a subsidiary of Liberty to purchase, after five years, all or part of their common stock interest in exchange for AT&T Class A Liberty Media Group common stock at the then fair market value. In addition, Liberty has the right to repurchase the common stock interests held by the officers at fair market value at any time.

  Transactions with AT&T

     Certain subsidiaries of Liberty produce and/or distribute programming and other services to cable distribution operators (including AT&T) and others. Charges to AT&T are based upon customary rates charged to others. Amounts included in revenue for services provided to AT&T were $184 million, $125 million and $43 million for the nine months ended September 30, 2000, the seven months ending September 30, 1999 and the two month period ending February 28, 1999, respectively.

     AT&T allocates certain corporate general and administrative costs to Liberty pursuant to an intercompany agreement. Management believes such allocation methods are reasonable. In addition, there are arrangements between subsidiaries of Liberty and AT&T and its other subsidiaries for satellite transponder services, marketing support, programming, and hosting services. These expenses aggregated $26 million, $21 million and $3 million during the nine months ended September 30, 2000, the seven months ended September 30, 1999 and the two months ended February 28, 1999, respectively, and are included in operating, selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive earnings.

  Due to Related Parties

     The amounts included in "Due to related parties" represent a non-interest bearing intercompany account which includes income tax allocations that are to be settled at some future date. All other amounts included in the intercompany account are to be settled within thirty days following notification.

(10) COMMITMENTS AND CONTINGENCIES

     Starz Encore Group LLC ("Starz Encore Group"), a wholly owned subsidiary of Liberty, provides premium programming distributed by cable, direct satellite, TVRO and other distributors throughout the United States. Starz Encore Group is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2013 (the "Film Licensing Obligations"). Based on customer levels at September 30, 2000, these agreements require minimum payments aggregating approximately $1.3 billion. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, required aggregate payments under the Film Licensing Obligations could prove to be significant.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

     Liberty has guaranteed various loans, notes payable, letters of credit and other obligations (the "Guaranteed Obligations") of certain affiliates. At September 30, 2000, the Guaranteed Obligations aggregated approximately $583 million. Currently, Liberty is not certain of the likelihood of being required to perform under such guarantees.

     Pursuant to a final judgment (the "Final Judgment") agreed to by Liberty, AT&T and the United States Department of Justice (the "DOJ") on December 31, 1998, Liberty transferred all of its beneficially owned securities (the "Sprint PCS Securities") of Sprint PCS to a trustee (the "Trustee") prior to the AT&T Merger. The Final Judgment, which was entered by the United States District Court for the District of Columbia on August 23, 1999, requires the Trustee, on or before May 23, 2002, to dispose of a portion of the Sprint PCS Securities sufficient to cause Liberty to beneficially own no more than 10% of the outstanding Sprint PCS Group common stock-Series 1 on a fully diluted basis on such date. On or before May 23, 2004, the Trustee must divest the remainder of the Sprint PCS Securities beneficially owned by Liberty.

     The Final Judgment requires that the Trustee vote the Sprint PCS Securities beneficially owned by Liberty in the same proportion as other holders of Sprint's PCS Group Common Stock so long as such securities are held by the trust. The Final Judgment also prohibits the acquisition by Liberty of additional Sprint PCS Securities, with certain exceptions, without the prior written consent of the DOJ.

     Liberty leases business offices, has entered into pole rental and transponder lease agreements and uses certain equipment under lease arrangements. Liberty has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Liberty may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

(11) INFORMATION ABOUT LIBERTY'S OPERATING SEGMENTS

     Liberty is a holding company with a variety of subsidiaries and investments operating in the media, communications and entertainment industries. Each of these businesses is separately managed. Liberty identifies its reportable segments as those consolidated subsidiaries that represent 10% or more of its consolidated revenue and those equity method affiliates whose share of earnings or losses represent 10% or more of its pre-tax earnings or loss. Subsidiaries and affiliates not meeting this threshold are aggregated together for segment reporting purposes. The segment presentation for prior periods has been conformed to match the current period segment presentation.

     For the nine months ended September 30, 2000, Liberty had four operating segments: Starz Encore Group, Liberty Livewire, On Command Corporation ("On Command") and Other. Starz Encore Group owns and operates cable and satellite-delivered premium movie networks in the United States and is wholly owned and consolidated by Liberty. Liberty Livewire provides sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe and is majority owned and consolidated by Liberty. On Command, a majority owned subsidiary of Ascent, provides in-room on-demand video entertainment and information services to the domestic lodging industry and is majority owned and consolidated by Liberty. Other includes Liberty's non-consolidated investments, corporate and other consolidated businesses not representing separately reportable segments.

     The accounting policies of the segments that are also consolidated subsidiaries are the same as those described in Liberty's summary of significant accounting policies. Liberty evaluates performance based on the measures of revenue and operating cash flow (as defined by Liberty), appreciation in stock price along with other non-financial measures such as average prime time rating, prime time audience delivery,

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES subscriber growth and penetration, as appropriate. Liberty believes operating cash flow is a widely used financial indicator of companies similar to Liberty and its affiliates, which should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with generally accepted accounting principles. Liberty generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

     Liberty utilizes the following financial information for purposes of making decisions about allocating resources to a segment and assessing a segment's performance:

                                         STARZ
                                         ENCORE   LIBERTY      ON
                                         GROUP    LIVEWIRE   COMMAND    OTHER     TOTAL
                                         ------   --------   -------   -------   -------
                                                      (AMOUNTS IN MILLIONS)
Nine months ended September 30, 2000
  Segment revenue......................  $  542     $170      $135     $   206   $ 1,053
  Segment operating cash flow..........     182       21        37           8       248
As of September 30, 2000
  Segment assets.......................   2,620      958       321      57,949    61,848
  Investments in affiliates............      --       --        --      20,679    20,679
Seven months ended September 30, 1999
  Segment revenue......................     372       --        --         134       506
  Segment operating cash flow
     (deficit).........................      93       --        --           5        98
----------------------------------------------------------------------------------------
Two months ended February 28, 1999
  Segment revenue......................  $  101     $ --      $ --     $   134   $   235
  Segment operating cash flow..........      41       --        --           6        47

     The following table provides a reconciliation of segment operating cash flow to earnings before income taxes:

                                                                   NEW LIBERTY            OLD LIBERTY
                                                          -----------------------------   ------------
                                                                    (NOTE 1)                (NOTE 2)
                                                                              SEVEN           TWO
                                                           NINE MONTHS       MONTHS          MONTHS
                                                              ENDED           ENDED          ENDED
                                                          SEPTEMBER 30,   SEPTEMBER 30,   FEBRUARY 28,
                                                              2000            1999            1999
                                                          -------------   -------------   ------------
                                                                     (AMOUNTS IN MILLIONS)
     Segment operating cash flow........................     $   248         $    98         $  47
     Stock compensation.................................         487            (432)         (183)
     Depreciation and amortization......................        (604)           (394)          (22)
     Interest expense...................................        (276)            (87)          (26)
     Segment equity in losses of affiliates.............      (1,284)           (597)          (66)
     Impairment of investments..........................      (1,350)             --            --
     Gains on dispositions, net.........................       7,447              10            14
     Gain on issuance of equity by affiliates and
       subsidiaries.....................................          --              --           372
     Other, net.........................................         341             180             5
                                                             -------         -------         -----
     Earnings (loss) before income taxes................     $ 5,009         $(1,222)        $ 141
                                                             =======         =======         =====

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND REGISTRATION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the transaction being registered. All amounts are estimates except the registration fee and the [STOCK EXCHANGE] entry and application fee.

Registration fee......................................  $  10,501,171
Blue Sky fees and expenses............................  $           *
[STOCK EXCHANGE] entry and application fee............  $           *
Transfer agent and registrar fees.....................  $           *
Printing and engraving expenses.......................  $           *
Legal fees and expenses...............................  $           *
Accounting fees and expenses..........................  $           *
Miscellaneous.........................................  $           *
          Total.......................................  $

---------------

* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

     Article V, Section E of the Restated Certificate of Incorporation, as amended ("Liberty charter"), of Liberty Media Corporation, a Delaware corporation ("Liberty"), provides as follows:

          1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Liberty shall not be liable to Liberty or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of Liberty existing at the time of such repeal or modification.

          2. Indemnification.

             (a) Right to Indemnification. Liberty shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Liberty or is or was serving at the request of Liberty as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based upon matters which antedate the adoption of this Section E. Liberty shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of Liberty.

             (b) Prepayment of Expenses. Liberty shall pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

             (c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by Liberty, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, Liberty shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

             (d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Liberty Charter, Liberty's Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

             (e) Other Indemnification. Liberty's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

          3. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of this Section E shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On March 8, 1999, in connection with the merger of AT&T and TCI, we reclassified each share of our existing and outstanding common stock, $1.00 par value per share, held by TCI into one share of Class A Common Stock, $.0001 par value per share, one share of Class B Common Stock, $.0001 par value per share, and one share of Class C Common Stock, $.0001 par value per share. We believe this transaction was exempt from registration under the Securities Act either because it did not involve a "sale" of securities as defined in Section 2(3) of the Securities Act or, if it did involve a "sale," the transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act since it did not involve a public offering.

     On June 30, 1999, we sold to Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, BNY Capital Markets, Inc., Credit Lyonnais Securities, Donaldson, Lufkin & Jenrette, Morgan Stanley Dean Witter, Salomon Smith Barney, Schroder & Co. Inc. and TD Securities our 7 7/8% senior notes due 2009 at an aggregate offering price of $750 million (less a discount to the initial purchasers of $4.875 million) and our 8 1/2% senior debentures due 2029 at an aggregate offering price of $500 million (less a discount to the initial purchasers of $4.375 million).

     On November 16, 1999, we sold our 4% senior exchangeable debentures due 2029 to Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Salomon Smith Barney Inc. at an aggregate offering price of $868.789 million (less a discount to the initial purchasers of $15 million).

     On February 2, 2000, we sold to Lehman Brothers Inc. and Salomon Smith Barney Inc. our 8 1/4% senior debentures due 2030, at an aggregate offering price of $1 billion (less a discount to the initial purchasers of $8.8 million).

     On February 10, 2000, we sold to Salomon Smith Barney Inc. our 3 3/4% senior exchangeable debentures due 2030 at an aggregate offering price of $750 million (less a discount to the initial purchaser of $15 million). On March 8, 2000, we sold to Salomon Smith Barney Inc. an additional $60 million principal amount of our 3 3/4% senior exchangeable debentures due 2030 (less a discount to the initial purchaser of $1 million).

     On January 11, 2001, we sold to Lehman Brothers Inc. our 3 1/2% senior exchangeable debentures due 2031 at an aggregate offering price of $550 million (less a discount to the initial purchaser of $11 million). On January 17, 2001, we sold to Lehman Brothers Inc. an additional $50 million principal amount of our 3 1/2% senior exchangeable debentures due 2031 (less a discount to the initial purchaser of $1 million).

     We believe that the sales of our 7 7/8% senior notes, 8 1/2% senior debentures, 4% senior exchangeable debentures, 8 1/4% senior debentures, 3 3/4% senior exchangeable debentures and 3 1/2% senior exchangeable debentures were exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) of the Securities Act because none of these transactions involved a public offering.

     Immediately prior to the split off, we will reclassify each share of our existing and outstanding (i) Class A Common Stock, $.0001 par value per share, as one share of our Series A Common Stock, par value $1.00 per share, (ii) Class B Common Stock, $.0001 par value per share, as one share of our Series A Common Stock, par value $1.00 per share, and (iii) Class C Common Stock, $.0001 par value per share, as one share of our Series B Common Stock, par value $1.00 per share. We believe this transaction will be exempt from registration under the Securities Act either because it does not involve a "sale" of securities as defined in Section 2(3) of the Securities Act or, if it does involve a "sale," the transaction will be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act since it does not involve a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following is a complete list of Exhibits filed as part of this Registration Statement.

        EXHIBIT
          NO.                                       DOCUMENT
        -------                                     --------
          3.1             Restated Certificate of Incorporation of the Registrant, as
                          amended to date (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 of Liberty Media
                          Corporation (File No. 333-86491) as filed on September 3,
                          1999 (the "Liberty S-4 Registration Statement)).

        EXHIBIT
          NO.                                       DOCUMENT
        -------                                     --------
          3.2             Form of Restated Certificate of Incorporation of the
                          Registrant to be in effect upon the closing of the split
                          off.
          3.3             Bylaws of the Registrant, as amended to date (incorporated by reference to Exhibit 3.2 to the Liberty S-4 Registration
                          Statement).
          3.4             Form of Bylaws of the Registrant to be in effect upon the
                          closing of the split off.
          4.1             Specimen certificate for shares of Series A common stock,
                          par value $1.00 per share, of the Registrant.*
          4.2             Specimen certificate for shares of Series B common stock,
                          par value $1.00 per share, of the Registrant.*
          4.3             Liberty undertakes to furnish the Securities and Exchange
                          Commission, upon request, a copy of all instruments with
                          respect to long-term debt not filed herewith.
          5.1             Form of Opinion of Baker Botts L.L.P.
         10.1             Contribution Agreement dated March 9, 1999, by and among
                          Liberty Media Corporation, Liberty Media Management LLC,
                          Liberty Media Group LLC and Liberty Ventures Group LLC
                          (incorporated by reference to Exhibit 10.1 to the Liberty
                          S-4 Registration Statement).
         10.2             Inter-Group Agreement dated as of March 9, 1999, between
                          AT&T Corp. and Liberty Media Corporation, Liberty Media
                          Group LLC and each Covered Entity listed on the signature
                          pages thereof (incorporated by reference to Exhibit 10.2 to the Liberty S-4 Registration Statement).
         10.3             Intercompany Agreement dated as of March 9, 1999, between
                          Liberty and AT&T Corp. (incorporated by reference to Exhibit
                          10.3 to the Liberty S-4 Registration Statement).
         10.4             Tax Sharing Agreement dated as of March 9, 1999, by and
                          among AT&T Corp., Liberty Media Corporation,
                          Tele-Communications, Inc., Liberty Ventures Group LLC,
                          Liberty Media Group LLC, TCI Starz, Inc., TCI CT Holdings,
                          Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.4 to the
                          Liberty S-4 Registration Statement).
         10.5             First Amendment to Tax Sharing Agreement dated as of May 28,
                          1999, by and among AT&T Corp., Liberty Media Corporation,
                          Tele-Communications, Inc., Liberty Ventures Group LLC,
                          Liberty Media Group LLC, TCI Starz, Inc., TCI CT Holdings,
                          Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.5 to the
                          Liberty S-4 Registration Statement).
         10.6             Second Amendment to Tax Sharing Agreement dated as of
                          September 24, 1999, by and among AT&T Corp., Liberty Media
                          Corporation, Tele-Communications, Inc., Liberty Ventures
                          Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT
                          Holdings, Inc., and each Covered Entity listed on the
                          signature pages thereof (incorporated by reference to
                          Exhibit 10.6 to Registration Statement on Form S-1 of
                          Liberty Media Corporation (File No. 333-93917) as filed on
                          December 30, 1999 (the "Liberty S-1 Registration
                          Statement")).

        EXHIBIT
          NO.                                       DOCUMENT
        -------                                     --------
         10.7             Third Amendment to Tax Sharing Agreement dated as of October
                          20, 1999, by and among AT&T Corp., Liberty Media
                          Corporation, Tele-Communications, Inc., Liberty Ventures
                          Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT
                          Holdings, Inc. and each Covered Entity listed on the
                          signature pages thereof (incorporated by reference to
                          Exhibit 10.7 to the Liberty S-1 Registration Statement).
         10.8             Fourth Amendment to Tax Sharing Agreement dated as of
                          October 28, 1999, by and among AT&T Corp., Liberty Media
                          Corporation, Tele-Communications, Inc., Liberty Ventures
                          Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT
                          Holdings, Inc. and each Covered Entity listed on the
                          signature pages thereof (incorporated by reference to
                          Exhibit 10.8 to the Liberty S-1 Registration Statement).
         10.9             Fifth Amendment to Tax Sharing Agreement dated as of
                          December 6, 1999, by and among AT&T Corp., Liberty Media
                          Corporation, Tele-Communications, Inc., Liberty Ventures
                          Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT
                          Holdings, Inc. and each Covered Entity listed on the
                          signature pages thereof (incorporated by reference to
                          Exhibit 10.9 to the Liberty S-1 Registration Statement).
         10.10            Sixth Amendment to Tax Sharing Agreement dated as of
                          December 10, 1999, by and among AT&T Corp., Liberty Media
                          Corporation, Tele-Communications, Inc., Liberty Ventures
                          Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT
                          Holdings, Inc. and each Covered Entity listed on the
                          signature pages thereof (incorporated by reference to
                          Exhibit 10.10 to the Liberty S-1 Registration Statement).
         10.11            Seventh Amendment to Tax Sharing Agreement dated as of
                          December 30, 1999, by and among AT&T Corp., Liberty Media
                          Corporation, Tele-Communications, Inc., Liberty Ventures
                          Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT
                          Holdings, Inc. and each Covered Entity listed on the
                          signature pages thereof (incorporated by reference to
                          Exhibit 10.11 to the Liberty S-1 Registration Statement).
         10.12            Eighth Amendment to Tax Sharing Agreement dated as of July
                          25, 2000, by and among AT&T Corp., Liberty Media
                          Corporation, AT&T Broadband LLC, Liberty Ventures Group LLC,
                          Liberty Media Group LLC, TCI Starz, Inc., TCI CT Holdings,
                          Inc. and each Covered Entity listed on the signature pages thereof
         10.13            Instrument dated January 14, 2000, adding The Associated
                          Group, Inc. as a party to the Tax Sharing Agreement dated as of March 9, 1999, as amended, among The Associated Group,
                          Inc., AT&T Corp., Liberty Media Corporation, Tele-
                          Communications, Inc., Liberty Ventures Group LLC, Liberty
                          Media Group LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and
                          each Covered Entity listed on the signature pages thereof
                          (incorporated by reference to Exhibit 10.12 to the Liberty
                          S-1 Registration Statement).
         10.14            Amended and Restated Contribution Agreement dated January
                          14, 2000, by and among Liberty Media Corporation, Liberty
                          Media Management LLC, Liberty Media Group LLC, Liberty
                          Ventures Group LLC, The Associated Group, Inc. and Liberty
                          AGI, Inc. (incorporated by reference to Exhibit 10.13 to the
                          Liberty S-1 Registration Statement).

        EXHIBIT
          NO.                                       DOCUMENT
        -------                                     --------
         10.15            First Supplement to Inter-Group Agreement dated as of May
                          28, 1999, between and among AT&T Corp., on the one hand, and
                          Liberty Media Corporation, Liberty Media Group LLC and each
                          Covered Entity listed on the signature pages thereof, on the other hand (incorporated by reference to Exhibit 10.14 to
                          the Liberty S-1 Registration Statement).
         10.16            Second Supplement to Inter-Group Agreement dated as of
                          September 24, 1999, between and among AT&T Corp., on the one hand, and Liberty Media Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages
                          thereof, on the other hand (incorporated by reference to
                          Exhibit 10.15 to the Liberty S-1 Registration Statement).
         10.17            Third Supplement to Inter-Group Agreement dated as of
                          October 20, 1999, between and among AT&T Corp., on the one hand, and Liberty Media Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages
                          thereof, on the other hand (incorporated by reference to
                          Exhibit 10.16 to the Liberty S-1 Registration Statement).
         10.18            Fourth Supplement to Inter-Group Agreement dated as of
                          December 6, 1999, between and among AT&T Corp., on the one hand, and Liberty Media Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages
                          thereof, on the other hand (incorporated by reference to
                          Exhibit 10.17 to the Liberty S-1 Registration Statement).
         10.19            Fifth Supplement to Inter-Group Agreement dated as of
                          December 10, 1999, between and among AT&T Corp., on the one hand, and Liberty Media Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages
                          thereof, on the other hand (incorporated by reference to
                          Exhibit 10.18 to the Liberty S-1 Registration Statement).
         10.20            Sixth Supplement to Inter-Group Agreement dated as of
                          December 30, 1999, between and among AT&T Corp., on the one hand, and Liberty Media Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages
                          thereof, on the other hand (incorporated by reference to
                          Exhibit 10.19 to the Liberty S-1 Registration Statement).
         10.21            Seventh Supplement to Inter-Group Agreement dated as of July
                          25, 2000, between and among AT&T Corp., on the one hand, and
                          Liberty Media Corporation, Liberty Media Group LLC and each
                          Covered Entity listed on the signature pages thereof, on the other hand.
         10.22            Instrument dated January 14, 2000, adding The Associated
                          Group, Inc. as a party to the Inter-Group Agreement dated as of March 9, 1999, as supplemented, between and among AT&T
                          Corp., on the one hand, and Liberty Media Corporation,
                          Liberty Media Group LLC and each Covered Entity listed on
                          the signature pages thereof, on the other hand (incorporated by reference to Exhibit 10.20 to the Liberty S-1
                          Registration Statement).
         10.23            Restated and Amended Employment Agreement dated November 1,
                          1992, between Tele-Communications, Inc. and John C. Malone
                          (assumed by Liberty as of March 9, 1999) and the amendment, thereto dated June 30, 1999 and effective as of March 9,
                          1999, between Liberty and John C. Malone (incorporated by
                          reference to Exhibit 10.6 to the Liberty S-4 Registration
                          Statement).
         21.1             Subsidiaries of the Registrant.

        EXHIBIT
          NO.                                       DOCUMENT
        -------                                     --------
         23.1             Consent of KPMG LLP.
         23.2             Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
         24.1             Power of Attorney (included on page II-8).
         99.1             Form of Letter of Transmittal.*

---------------
* To be filed by amendment.

     (b) Financial Statement Schedules. Schedules not listed above have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Liberty pursuant to the foregoing provisions, or otherwise, Liberty has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Liberty of expenses incurred or paid by a director, officer or controlling person of Liberty in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Liberty will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on February 21, 2001.

                                            LIBERTY MEDIA CORPORATION

                                            By:    /s/ CHARLES Y. TANABE
                                              ----------------------------------
                                                Name: Charles Y. Tanabe
                                                Title: Senior Vice President
                                                       and General Counsel

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Y. Tanabe and Robert W. Murray Jr., and each of them his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign and file (1) any or all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (2) a registration statement, and any and all exhibits thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                 /s/ JOHN C. MALONE                    Chairman of the Board and      February 21, 2001
-----------------------------------------------------    Director
                   John C. Malone

                /s/ ROBERT R. BENNETT                  President, Chief Executive     February 21, 2001
-----------------------------------------------------    Officer (Principal
                  Robert R. Bennett                      Executive Officer) and
                                                         Director

                 /s/ GARY S. HOWARD                    Executive Vice President,      February 21, 2001
-----------------------------------------------------    Chief Operating Officer
                   Gary S. Howard                        and Director

               /s/ DAVID J.A. FLOWERS                  Senior Vice President and      February 21, 2001
-----------------------------------------------------    Treasurer (Principal
                 David J.A. Flowers                      Financial Officer)

              /s/ CHRISTOPHER W. SHEAN                 Vice President and             February 21, 2001
-----------------------------------------------------    Controller (Principal
                Christopher W. Shean                     Accounting Officer)

                  /s/ PAUL A. GOULD                    Director                       February 21, 2001
-----------------------------------------------------
                    Paul A. Gould

                                                       Director
-----------------------------------------------------
                  Harold R. Handler

                 /s/ JEROME H. KERN                    Director                       February 21, 2001
-----------------------------------------------------
                   Jerome H. Kern

                                                       Director
-----------------------------------------------------
                Frank J. Macchiarola

                                                       Director
-----------------------------------------------------
                  Michael T. Ricks

                /s/ LARRY E. ROMRELL                   Director                       February 21, 2001
-----------------------------------------------------
                  Larry E. Romrell

                                 EXHIBIT INDEX

        EXHIBIT
          NO.                                      DOCUMENT
        -------                                    --------
          3.1            Restated Certificate of Incorporation of the Registrant, as
                         amended to date (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 of Liberty Media
                         Corporation (File No. 333-86491) as filed on September 3,
                         1999 (the "Liberty S-4 Registration Statement)).
          3.2            Form of Restated Certificate of Incorporation of the
                         Registrant to be in effect upon the closing of the split
                         off.
          3.3            Bylaws of the Registrant, as amended to date (incorporated by reference to Exhibit 3.2 to the Liberty S-4 Registration
                         Statement).
          3.4            Form of Bylaws of the Registrant to be in effect upon the
                         closing of the split off.
          4.1            Specimen certificate for shares of Series A common stock,
                         par value $1.00 per share, of the Registrant.*
          4.2            Specimen certificate for shares of Series B common stock,
                         par value $1.00 per share, of the Registrant.*
          4.3            Liberty undertakes to furnish the Securities and Exchange
                         Commission, upon request, a copy of all instruments with
                         respect to long-term debt not filed herewith.
          5.1            Form of Opinion of Baker Botts L.L.P.
         10.1            Contribution Agreement dated March 9, 1999, by and among
                         Liberty Media Corporation, Liberty Media Management LLC,
                         Liberty Media Group LLC and Liberty Ventures Group LLC
                         (incorporated by reference to Exhibit 10.1 to the Liberty
                         S-4 Registration Statement).
         10.2            Inter-Group Agreement dated as of March 9, 1999, between
                         AT&T Corp. and Liberty Media Corporation, Liberty Media
                         Group LLC and each Covered Entity listed on the signature
                         pages thereof (incorporated by reference to Exhibit 10.2 to the Liberty S-4 Registration Statement).
         10.3            Intercompany Agreement dated as of March 9, 1999, between
                         Liberty and AT&T Corp. (incorporated by reference to Exhibit
                         10.3 to the Liberty S-4 Registration Statement).
         10.4            Tax Sharing Agreement dated as of March 9, 1999, by and
                         among AT&T Corp., Liberty Media Corporation,
                         Tele-Communications, Inc., Liberty Ventures Group LLC,
                         Liberty Media Group LLC, TCI Starz, Inc., TCI CT Holdings,
                         Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.4 to the
                         Liberty S-4 Registration Statement).
         10.5            First Amendment to Tax Sharing Agreement dated as of May 28,
                         1999, by and among AT&T Corp., Liberty Media Corporation,
                         Tele-Communications, Inc., Liberty Ventures Group LLC,
                         Liberty Media Group LLC, TCI Starz, Inc., TCI CT Holdings,
                         Inc. and each Covered Entity listed on the signature pages thereof (incorporated by reference to Exhibit 10.5 to the
                         Liberty S-4 Registration Statement).
         10.6            Second Amendment to Tax Sharing Agreement dated as of
                         September 24, 1999, by and among AT&T Corp., Liberty Media
                         Corporation, Tele-Communications, Inc., Liberty Ventures
                         Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT
                         Holdings, Inc., and each Covered Entity listed on the
                         signature pages thereof (incorporated by reference to
                         Exhibit 10.6 to Registration Statement on Form S-1 of
                         Liberty Media Corporation (File No. 333-93917) as filed on
                         December 30, 1999 (the "Liberty S-1 Registration
                         Statement")).

        EXHIBIT
          NO.                                      DOCUMENT
        -------                                    --------
         10.7            Third Amendment to Tax Sharing Agreement dated as of October
                         20, 1999, by and among AT&T Corp., Liberty Media
                         Corporation, Tele-Communications, Inc., Liberty Ventures
                         Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT
                         Holdings, Inc. and each Covered Entity listed on the
                         signature pages thereof (incorporated by reference to
                         Exhibit 10.7 to the Liberty S-1 Registration Statement).
         10.8            Fourth Amendment to Tax Sharing Agreement dated as of
                         October 28, 1999, by and among AT&T Corp., Liberty Media
                         Corporation, Tele-Communications, Inc., Liberty Ventures
                         Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT
                         Holdings, Inc. and each Covered Entity listed on the
                         signature pages thereof (incorporated by reference to
                         Exhibit 10.8 to the Liberty S-1 Registration Statement).
         10.9            Fifth Amendment to Tax Sharing Agreement dated as of
                         December 6, 1999, by and among AT&T Corp., Liberty Media
                         Corporation, Tele-Communications, Inc., Liberty Ventures
                         Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT
                         Holdings, Inc. and each Covered Entity listed on the
                         signature pages thereof (incorporated by reference to
                         Exhibit 10.9 to the Liberty S-1 Registration Statement).
         10.10           Sixth Amendment to Tax Sharing Agreement dated as of
                         December 10, 1999, by and among AT&T Corp., Liberty Media
                         Corporation, Tele-Communications, Inc., Liberty Ventures
                         Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT
                         Holdings, Inc. and each Covered Entity listed on the
                         signature pages thereof (incorporated by reference to
                         Exhibit 10.10 to the Liberty S-1 Registration Statement).
         10.11           Seventh Amendment to Tax Sharing Agreement dated as of
                         December 30, 1999, by and among AT&T Corp., Liberty Media
                         Corporation, Tele-Communications, Inc., Liberty Ventures
                         Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT
                         Holdings, Inc. and each Covered Entity listed on the
                         signature pages thereof (incorporated by reference to
                         Exhibit 10.11 to the Liberty S-1 Registration Statement).
         10.12           Eighth Amendment to Tax Sharing Agreement dated as of July
                         25, 2000, by and among AT&T Corp., Liberty Media
                         Corporation, AT&T Broadband LLC, Liberty Ventures Group LLC,
                         Liberty Media Group LLC, TCI Starz, Inc., TCI CT Holdings,
                         Inc. and each Covered Entity listed on the signature pages thereof
         10.13           Instrument dated January 14, 2000, adding The Associated
                         Group, Inc. as a party to the Tax Sharing Agreement dated as of March 9, 1999, as amended, among The Associated Group,
                         Inc., AT&T Corp., Liberty Media Corporation, Tele-
                         Communications, Inc., Liberty Ventures Group LLC, Liberty
                         Media Group LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and
                         each Covered Entity listed on the signature pages thereof
                         (incorporated by reference to Exhibit 10.12 to the Liberty
                         S-1 Registration Statement).
         10.14           Amended and Restated Contribution Agreement dated January
                         14, 2000, by and among Liberty Media Corporation, Liberty
                         Media Management LLC, Liberty Media Group LLC, Liberty
                         Ventures Group LLC, The Associated Group, Inc. and Liberty
                         AGI, Inc. (incorporated by reference to Exhibit 10.13 to the
                         Liberty S-1 Registration Statement).

        EXHIBIT
          NO.                                      DOCUMENT
        -------                                    --------
         10.15           First Supplement to Inter-Group Agreement dated as of May
                         28, 1999, between and among AT&T Corp., on the one hand, and
                         Liberty Media Corporation, Liberty Media Group LLC and each
                         Covered Entity listed on the signature pages thereof, on the other hand (incorporated by reference to Exhibit 10.14 to
                         the Liberty S-1 Registration Statement).
         10.16           Second Supplement to Inter-Group Agreement dated as of
                         September 24, 1999, between and among AT&T Corp., on the one hand, and Liberty Media Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages
                         thereof, on the other hand (incorporated by reference to
                         Exhibit 10.15 to the Liberty S-1 Registration Statement).
         10.17           Third Supplement to Inter-Group Agreement dated as of
                         October 20, 1999, between and among AT&T Corp., on the one hand, and Liberty Media Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages
                         thereof, on the other hand (incorporated by reference to
                         Exhibit 10.16 to the Liberty S-1 Registration Statement).
         10.18           Fourth Supplement to Inter-Group Agreement dated as of
                         December 6, 1999, between and among AT&T Corp., on the one hand, and Liberty Media Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages
                         thereof, on the other hand (incorporated by reference to
                         Exhibit 10.17 to the Liberty S-1 Registration Statement).
         10.19           Fifth Supplement to Inter-Group Agreement dated as of
                         December 10, 1999, between and among AT&T Corp., on the one hand, and Liberty Media Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages
                         thereof, on the other hand (incorporated by reference to
                         Exhibit 10.18 to the Liberty S-1 Registration Statement).
         10.20           Sixth Supplement to Inter-Group Agreement dated as of
                         December 30, 1999, between and among AT&T Corp., on the one hand, and Liberty Media Corporation, Liberty Media Group LLC and each Covered Entity listed on the signature pages
                         thereof, on the other hand (incorporated by reference to
                         Exhibit 10.19 to the Liberty S-1 Registration Statement).
         10.21           Seventh Supplement to Inter-Group Agreement dated as of July
                         25, 2000, between and among AT&T Corp., on the one hand, and
                         Liberty Media Corporation, Liberty Media Group LLC and each
                         Covered Entity listed on the signature pages thereof, on the other hand.
         10.22           Instrument dated January 14, 2000, adding The Associated
                         Group, Inc. as a party to the Inter-Group Agreement dated as of March 9, 1999, as supplemented, between and among AT&T
                         Corp., on the one hand, and Liberty Media Corporation,
                         Liberty Media Group LLC and each Covered Entity listed on
                         the signature pages thereof, on the other hand (incorporated by reference to Exhibit 10.20 to the Liberty S-1
                         Registration Statement).
         10.23           Restated and Amended Employment Agreement dated November 1,
                         1992, between Tele-Communications, Inc. and John C. Malone
                         (assumed by Liberty as of March 9, 1999) and the amendment, thereto dated June 30, 1999 and effective as of March 9,
                         1999, between Liberty and John C. Malone (incorporated by
                         reference to Exhibit 10.6 to the Liberty S-4 Registration
                         Statement).
         21.1            Subsidiaries of the Registrant.
         23.1            Consent of KPMG LLP.

        EXHIBIT
          NO.                                      DOCUMENT
        -------                                    --------
         23.2            Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
         24.1            Power of Attorney (included on page II-8).
         99.1            Form of Letter of Transmittal.*

---------------
* To be filed by amendment.